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As filed with the Securities and Exchange Commission on June 21, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISANT CORPORATION
(Exact name of registrant as specified in its charter)
(see table of additional registrants)

Delaware (State or other jurisdiction of incorporation or organization)	3911 (Primary Standard Industrial Classification Code Number)	90-0207604 (I.R.S. Employer Identification Number)

One Byram Brook Place, Suite 202 Armonk, New York 10504 (914) 595-8200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Marie D. Hlavaty, Esq.
Visant Corporation
One Byram Brook Place, Suite 202
Armonk, New York 10504
(914) 595-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Risë B. Norman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

7 5/8% Senior Subordinated Notes due 2012	$500,000,000	100%	$500,000,000	(1)

Guarantees of 7 5/8% Senior Subordinated Notes due 2012(2)	N/A(3)	(3)	(3)	(3)

(1)
Pursuant to Rule 457(q) under the Securities Act of 1933, as amended (the "Securities Act"), no filing fee is required.
(2)
See inside facing page for additional registrant guarantors.
(3)
Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

        The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service, of Registrant's Principal Executive Offices
Jostens, Inc.	Minnesota	3911	41-0343440	5501 American Boulevard West Minneapolis, MN 55437
Von Hoffmann Holdings Inc.	Delaware	2732	22-1661746	1000 Camera Avenue St. Louis, MO 63126
Von Hoffmann Corporation	Delaware	2732	43-0633003	1000 Camera Avenue St. Louis, MO 63126
The Lehigh Press, Inc.	Pennsylvania	2750	23-1417330	7001 North Park Drive Pennsauken, NJ 08109 (856) 665-5200
Precision Offset Printing Company, Inc.	Delaware	2732	23-1354890	1000 Camera Avenue St. Louis, MO 63126
Anthology, Inc.	Delaware	2732	36-4228578	3640 Edison Place Rolling Meadows, IL 60008 (847) 506-9800
AHC I Acquisition Corp.	Delaware	2844	13-3979203	1815 East Main Street Chattanooga, TN 37404 (423) 624-3301
AKI Holding Corp.	Delaware	2844	74-2883163	1815 East Main Street Chattanooga, TN 37404 (423) 624-3301
AKI, Inc.	Delaware	2844	13-3785856	1815 East Main Street Chattanooga, TN 37404 (423) 624-3301
IST, Corp.	Delaware	2844	31-1812966	5600 Energy Parkway Baltimore, MD 21226 (410) 360-3000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, dated June 21, 2005

VISANT CORPORATION

7 5/8% Senior Subordinated Notes due 2012

        The Company:

    •
    We are a leading North American specialty printing, marketing and school-related affinity products and services enterprise.

        The notes:

    •
    Maturity: October 1, 2012.

    •
    Interest Payment Dates: April 1 and October 1 of each year, beginning April 1, 2005.

    •
    Optional Redemption: Prior to October 1, 2008, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under "Description of the Notes—Optional Redemption". We may redeem some or all of the notes at any time and from time to time on or after October 1, 2008, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption. In addition, until October 1, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings. See "Description of the Notes—Optional Redemption."

    •
    Ranking: The notes and the guarantees are our and our subsidiary guarantors' senior subordinated obligations and rank:

    •
    junior to all of our and the guarantors' existing and future senior indebtedness, including any borrowings under our senior secured credit facilities;

    •
    equally with any of our and the guarantors' future senior subordinated indebtedness and trade payables;

    •
    senior to any of our and the guarantors' future indebtedness that is expressly subordinated in right of payment to the notes;

    •
    effectively senior to the 10 1/4% Senior Discount Notes Due 2013 of Visant Holding Corp., which are not guaranteed by us; and

    •
    effectively junior to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes.

        You should consider carefully the "Risk Factors" beginning on page 13 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus will be used by Credit Suisse First Boston LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the securities. We do not intend to list the securities on any securities exchange. Credit Suisse First Boston LLC has advised us that it is currently making a market in the securities; however, it is not obligated to do so and may stop at any time. Credit Suisse First Boston LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the securities but will bear the expenses of registration. See "Plan of Distribution."

Credit Suisse First Boston

The date of this prospectus is                , 2005.

WHERE YOU CAN FIND MORE INFORMATION

        We and our guarantor subsidiaries have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 under the Securities Act with respect to the notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and our guarantor subsidiaries are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports and other information with the SEC. The registration statement, such reports and other information can be read and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

        So long as we and our guarantor subsidiaries are subject to the periodic reporting requirements of the Exchange Act, we and our guarantor subsidiaries are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We and our guarantor subsidiaries have agreed that, even if we and our guarantor subsidiaries are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us and our guarantor subsidiaries by Sections 13 or 15(d) of the Exchange Act.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements, including, without limitation, statements concerning the conditions in our industry, expected cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. The words "may", "might", "will", "should", "estimate", "project", "plan", "anticipate", "expect", "intend", "outlook", "believe" and other similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under "Risk Factors" and elsewhere in this prospectus.

        The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

  •
  our substantial indebtedness following the consummation of the Transactions (as defined);

  •
  our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner;

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  competition from other companies;

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  the seasonality of our businesses;

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  the loss of significant customers or customer relationships;

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  fluctuations in raw material prices;

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  our reliance on a limited number of suppliers;

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  our reliance on numerous complex information systems;

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  the reliance of our businesses on limited production facilities;

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  the amount of capital expenditures required at our businesses;

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  labor disturbances;

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  environmental regulations;

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  foreign currency fluctuations and foreign exchange rates;

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  the outcome of litigation;

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  control by our controlling shareholders;

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  the dependency on the sale of school textbooks, the textbook adoption cycle and levels of government funding for education spending;

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  Jostens' (as defined) reliance on independent sales representatives; and

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  the failure of Arcade's (as defined) sampling systems to comply with U.S. postal regulations.

        We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

ii

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data referenced throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties, including Veronis Suhler Communications, the National Center for Educational Statistics and the U.S. Department of Education. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified market and industry data from third party sources. While we believe our internal company research is reliable, such research has not been verified by any independent source.

iii

SUMMARY

        This summary highlights information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in the notes. You should read the entire prospectus carefully. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. Except where otherwise indicated in this prospectus, all references to (1) "we", "us" and "our" refer to Visant Corporation (formerly known as Jostens IH Corp.) and its subsidiaries, the corporation that operates Jostens, Von Hoffmann and Arcade, (2) "Visant Holding", "our parent" and "our parent company" refer to our indirect parent, Visant Holding Corp. (formerly known as Jostens Holding Corp.), (3) "Jostens" refers to Jostens, Inc. and its subsidiaries, (4) "Von Hoffmann" refers to Von Hoffmann Holdings Inc. and its subsidiaries, (5) "Arcade" refers to AHC I Acquisition Corp. and its subsidiaries and (6) "our companies" and "our businesses" refer to Jostens, Von Hoffmann and Arcade after giving effect to the Transactions. All references to a particular fiscal year of Visant Corporation, or Visant, are to the four fiscal quarters ended the Saturday nearest to December 31. All references to a particular Von Hoffmann fiscal year are to the four fiscal quarters ended December 31. All references to a particular Arcade fiscal year are to the four fiscal quarters ended June 30. Unless otherwise indicated, financial information identified in this prospectus as "pro forma" gives effect to the consummation of the Transactions (as defined) and certain other events as described under "Unaudited Pro Forma Condensed Consolidated Financial Information".

Our Company

        We are a leading North American specialty printing, marketing and school-related affinity products and services enterprise that was formed through the combination of Jostens, Von Hoffmann and Arcade. We generated approximately 81% of our net sales for fiscal 2004 from printing and marketing products, which include, among others, yearbooks, educational materials, diplomas, announcements, direct marketing materials and commercial printing. We also manufacture and distribute other non-print based school-related affinity products and services such as class rings, caps and gowns and school photography. More than 80% of our net sales for fiscal 2004 were generated for products and services for which we believe we have the #1 or #2 market position in North America.

        On October 4, 2004, we completed a series of transactions, pursuant to which Arcade and Von Hoffmann became our direct, wholly-owned subsidiaries. As a result of these transactions, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, own approximately 49.6% of our voting interests and 45% of our economic interest, and affiliates of DLJ Merchant Banking Partners III, L.P., or DLJMBP III, own approximately 41% of our voting interests and 45% of our economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of June 1, 2005, affiliates of KKR and DLJMBP III hold approximately 49.1% and 41.0%, respectively, of the voting interests of our parent, while each continues to hold approximately 45% of our parent's economic interests. See "The Transactions".

        Our primary end market is the North American educational sector, which generated approximately 76% of our net sales for fiscal 2004. The North American educational sector includes high schools, colleges, middle and elementary schools and the educational publishers that service them. Over the last 100 years, we have developed long-standing relationships with administrators in over 25,000 schools in North America and major publishers of educational textbooks such as Harcourt Inc., Houghton Mifflin Company, The McGraw-Hill Companies and Pearson Plc.

        We believe Jostens, Von Hoffmann and Arcade all have attractive and growing niche end markets. We believe that the combination of these businesses will diversify our revenue base as well as allow us to realize substantial cost savings over time.

        We manufacture and provide our products and services through three operating companies: Jostens, Von Hoffmann and Arcade. The following chart sets forth a list of key products and services and our belief as to our respective market positions for each of our operating companies:

	Jostens		Von Hoffmann		Arcade
Key products and services:	• • • •	Yearbooks Class and affiliation rings Graduation products Photography	• • • •	Textbooks Textbook covers Standardized tests Textbook components	• •	ScentStrip® Patented products, including BeautiSeal®
Estimated North American market position:	• • • •	#1 Yearbooks #1 Class rings #1 Graduation products #1 School photography (Canada)	• •	#1 Textbook covers #2 Elementary and high school case-bound textbooks	•	#1 Scent strip samplers

Jostens

        Jostens is the nation's leading provider of school-related affinity products and services including yearbooks, class rings and graduation products. Our 107-year history of providing quality products has enabled us to develop long-standing relationships with school administrators throughout the country. Jostens' high degree of customer satisfaction translates into significant annual retention rates in its major product lines. We believe Jostens has an estimated 40% to 50% market share across its major product lines.

        Jostens sells its products and services predominantly to North American high school and college students, primarily through a network of approximately 1,000 sales representatives and associates. Most of these sales representatives and associates are independent. Jostens' sales representatives and technical support employees assist students and faculty advisors with the planning and layout of yearbooks. With a new class of students each year and periodic faculty advisor turnover, Jostens' sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. In most schools with which it has a relationship, Jostens sells class rings to students as the designated supplier of the school's official class ring. Class rings are also sold through college bookstores, other campus stores, retail jewelry stores and via the Internet. Jostens also sells caps, gowns, diplomas and announcements, as well as graduation-related accessories, to students and administrators through the same sales representatives who sell class rings.

        In addition to its other product lines, Jostens is the leading provider of school photography products and services in Canada and has a small but growing presence in the United States. Through Jostens' network of sales representatives and independent dealers, Jostens provides photography services for special events and class and individual school pictures of high school, middle and elementary school students.

        We estimate that the school-related affinity products market, which consists of sales of yearbooks, class rings and graduation products to 16,500 U.S. high schools and 5,300 U.S. colleges, represents $1.5 billion in annual revenues. Jostens also participates in the estimated $2.7 billion North American school photography industry. Historically, Jostens has benefited from growth in the number of total graduates and the total school population, unlike other businesses whose growth is correlated with economic cycles. According to the National Center for Educational Statistics, the number of U.S. high school graduates increased from 2.5 million in 1992 to a projected 3.0 million in 2004. The U.S. Department of Education expects continued growth for the remainder of the decade.

The Print Group

        The Print Group is comprised of the operations of Von Hoffmann, Lehigh Lithographers, Arcade and Lehigh Direct. Lehigh Lithographers and Lehigh Direct were acquired by Von Hoffmann through its acquisition of The Lehigh Press, Inc., or Lehigh Press, in October 2003.

Von Hoffmann

        Von Hoffmann is a leading manufacturer of four-color case-bound and soft-cover educational textbooks, textbook covers, standardized test materials and related components for major educational publishers in the United States. The educational publishers, in turn, sell them to elementary schools, middle schools, high schools and colleges. Von Hoffmann also provides commercial printing services to non-educational customers, including business-to-business catalog publishers, the federal government, trade publishers and the health-care and financial services industries. Its Lehigh Direct business provides a range of innovative printing products and services to the direct marketing sector. Over its 100-year history, Von Hoffmann has established itself as a trusted provider of quality products with a reputation for on-time delivery and innovation.

        Von Hoffmann's primary customers in the instructional materials market include Harcourt, Inc., Houghton Mifflin Company, The McGraw-Hill Companies and Pearson Plc. Von Hoffmann competes in the educational textbook market by leveraging its reputation for quality and full service and by providing competitive pricing and rapid turnaround. We believe that Von Hoffmann has approximately a 50% market share of the textbook cover market and approximately a 35% market share of the elementary through high school, or ELHI, four-color case-bound textbook market.

        The 2004 Veronis Suhler Forecast estimates that the end-market for ELHI and college instructional materials will grow from $8.7 billion in 2003 to $11.6 billion in 2008 driven by increases in: (1) prospective textbook adoptions in the coming years; (2) standardized testing; (3) state funding for public elementary and secondary schools; (4) the importance of supplemental materials; and (5) levels of student enrollment. We believe that expected positive trends in the planned textbook adoption cycle in key states over the next several years and the respective curricula to be adopted will contribute significantly to growth in our business. We believe that the market for ELHI and college instructional materials has attractive characteristics and remains one of the strongest sectors within the book publishing industry.

Arcade

        Arcade is a leading global marketer and manufacturer of multi-sensory and interactive advertising sampling systems that utilize various technologies to engage the senses of touch, sight and smell. Arcade has over a 100 year history and introduced its ScentStrip® product in 1980. Arcade offers an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, such as magazine inserts, catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs.

        Arcade sells its products to fragrance companies (such as Estée Lauder, Inc. and L'Oréal Group), prestige and mass cosmetic companies (such as Mary Kay Inc.), consumer products companies (such as The Procter & Gamble Company), department stores, home shopping retailers and specialty retailers.

ScentStrip® sales represented 41% of Arcade's net sales for its fiscal 2004. We estimate that Arcade has approximately a 50% market share of the scent strip segment of the fragrance sampling market.

Business Strengths

        We believe that we are distinguished by the following business strengths:

Leading market positions and competitive advantages

        More than 80% of our net sales for fiscal 2004 were generated from products and services in which we believe we have the #1 or #2 market position in North America. We believe that Jostens has an approximately 40% to 50% market share across its major product lines, Von Hoffmann has approximately a 50% market share of the textbook cover market and approximately a 35% market share of the four-color case-bound textbook market, and Arcade has approximately a 50% market share of the scent strip sampler market.

        The majority of Jostens' sales are "in the schoolhouse", to school administrators and students, with whom long-standing relationships and the trust that an individualized, quality product will be delivered on-time are important. Von Hoffmann's manufacturing operations, particularly its bookbinding capabilities, and dedication to the educational end market provide a competitive advantage over other printers that would have to dedicate significant resources to establish similar production capabilities. We believe that Arcade is the industry leader in the introduction of innovative products with nearly one half of Arcade's revenues generated from products for which Arcade holds patents.

Attractive and growing industry dynamics

        The markets for our products and services exhibit attractive characteristics that we believe will contribute to the growth of our businesses. We believe that continued growth in the number of high school graduates will benefit Jostens. Jostens' core products are generally purchases that are made through various economic cycles. Additionally, we believe that the expected upturn in the textbook adoption cycle over the next several years will be a primary contributor to growth for Von Hoffmann. Similarly, we believe that Arcade is well positioned to benefit from any rebound in the advertising market.

Reputation for superior quality and customer service

        We have successfully leveraged the quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve 25,000 schools, every major textbook publisher and a variety of leading fragrance, cosmetic and consumer products customers. We believe our businesses are well regarded in the markets in which they operate, where reliable service, product quality and the ability to solve complex production and distribution problems are important competitive attributes. Jostens has maintained long-standing customer relationships through its ability to provide highly customized and personalized products. Jostens' high degree of customer satisfaction translates into significant annual retention rates of its customers in its major product lines. Von Hoffmann maintains long-standing relationships with the major educational publishers, and each of its top five customers has been a customer of Von Hoffmann for over 30 years. Arcade's technical expertise, manufacturing reliability and customer capabilities have enabled it to develop strong relationships with its customers. Arcade's top five customers have been Arcade customers for over 10 years.

Experienced management team

        Our executive management team has considerable industry experience. Marc Reisch, who joined our company in October 2004 as Chairman, President and Chief Executive Officer, has over 20 years experience in the printing and publishing industries and formerly served as the Chairman and Chief Executive Officer of Quebecor World North America. He also has a proven track record of successfully acquiring and integrating companies. Our senior management team has substantial industry experience and an average of 22 years of experience in the industries in which our companies operate. Our management will also be highly motivated stakeholders through our new equity and option plan, which includes substantial management investment in our equity.

Business Strategy

        The principal features of our business strategy include the following:

Improve customer service and selling strategy to drive growth

        We expect to enhance our relationships with our customers through a focus on customer service and sales force effectiveness across our businesses. Each of the businesses maintains separate sales forces to sell their products, which help to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our selling strategy. At Jostens, our sales strategy is focused on improving account retention and buy rates through enhanced customer service and new product offerings, increasing the cross-selling of additional Jostens products to existing customers and adding new customers. At Von Hoffmann, our efforts are directed at increasing our sales to existing educational customers through a focus on product quality, customer service and the breadth of our product offering following the acquisition of Lehigh Lithographers. We are also making efforts to expand our commercial printing business during our off-peak seasons through a targeted sales effort to non-educational customers. At Arcade and Lehigh Direct, we intend to grow our market share with our core customers through a continued emphasis on customer service and product innovation. We are also making efforts to expand our customer base by emphasizing the effectiveness of Arcade's advertising solutions in less traditional markets such as consumer-packaged goods.

Enhance core product and service offerings

        We have continually invested in our businesses to position ourselves as a leader in innovation and breadth of products and services in each market we serve. Through new product development and services and the addition of new features, add-ons and customization, we believe we will further stimulate the demand for our products, improve account retention and relationships and generate additional revenue. For instance, Jostens continues to be an industry leader in introducing the electronic manufacturing of yearbooks. Similarly, Von Hoffmann has selectively added service offerings, such as design, art procurement, editorial, color separation and printing plastic transparencies and decorative covers in the instructional materials and commercial printing markets. Arcade has expanded its sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories. Lehigh Direct continues to develop innovative in-line manufacturing solutions for its direct marketing customers. We continue to invest time and resources to maintain our leading positions in our two operating segments. Since the closing of the Transactions, we have invested in new equipment, including new press equipment at Lehigh Direct and Jostens' Clarksville, Tennessee facility and new press and binding equipment at Von Hoffmann's Jefferson City facility.

Implement near-term cost savings initiatives

        By combining our three businesses in connection with the Transactions, we believe that significant, near-term cost saving opportunities exist. These cost savings are being primarily achieved through procurement initiatives aimed at reducing the costs of materials and services, such as logistics and energy, used in our operations and reducing corporate and administrative expenses. We have taken and will continue to take steps to reduce our corporate and administrative expenses through selected rationalization of certain overhead costs across our businesses. A variety of factors could cause us not to achieve the benefits of the savings plan in a timely manner or at all, or could result in harm to our businesses and could adversely affect our results of operations.

Improve operating efficiencies and asset utilization

        The combination of Jostens and the businesses comprising the Print Group provides opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. The seasonality present in our businesses allows us the opportunity to capture selected commercial printing business. We also intend to leverage Von Hoffmann's facilities, our reputation in the commercial market and our management team's experience in the commercial printing industry to increase our presence in the commercial printing market.

Selectively pursue complementary acquisitions

        We intend to pursue opportunistic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings.

The Transactions

        We are indirectly owned by affiliates of DLJMBP III, affiliates of KKR (together with DLJMBP III, the "Sponsors"), other co-investors and certain members of management. On July 21, 2004, our parent entered into a contribution agreement with Fusion Acquisition LLC, or Fusion, an affiliate of KKR, pursuant to which Fusion contributed to our parent (the "Contribution") all of the stock of Von Hoffmann and Arcade that Fusion acquired immediately prior to such Contribution pursuant to two separate mergers, or the Merger, in exchange for shares of our parent's common stock. Subsequent to the Contribution, our parent caused all of the equity interests of Von Hoffmann and Arcade held by it to be contributed to us, which resulted in Von Hoffmann and Arcade becoming our wholly-owned subsidiaries.

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P., or DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR was issued equity interests representing approximately 49.6% of our parent's voting interest and 45% of our parent's economic interest. Immediately following the Transactions, affiliates of DLJMBP III held equity interests representing approximately 41% of our parent's voting interest and 45% of our parent's economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of June 1, 2005, affiliates of KKR and DLJMBP III hold approximately 49.1% and 41.0%, respectively, of the voting interests of our parent, while each continues to hold approximately 45% of our parent's economic interest.

        In connection with the Transactions, we concluded tender offers to repurchase any and all of the outstanding 12 3/4% Senior Subordinated Notes Due 2010 of Jostens, 10 1/4% Senior Notes Due 2009 and 10 3/8% Senior Subordinated Notes Due 2007 of Von Hoffmann Corporation, 13 1/2% Subordinated Exchange Debentures Due 2009 of Von Hoffmann Holdings Inc. and 10 1/2% Senior Notes Due 2008 of AKI, Inc. and received the requisite consents from the respective holders of those notes to amend the indentures governing each respective series of notes to eliminate substantially all of the restrictive covenants and effect certain other amendments to those indentures. In accordance with the contribution agreement, we discharged the indentures governing the 12 3/4% Senior Subordinated Notes due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all such other notes not tendered in connection with the tender offers.

        In connection with the Transactions:

  •
  Visant entered into new senior secured credit facilities, consisting of a $150 million Term Loan A Facility, an $870 million Term Loan C Facility and a $250 million revolving credit facility, primarily to cover seasonal working capital requirements;

  •
  Visant issued $500 million aggregate principal amount of 7 5/8% senior subordinated notes due 2012;

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  Von Hoffmann equity holders were paid approximately $183.8 million;

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  Holders of Arcade's Amended and Restated Notes were paid $76.5 million and holders of Arcade's Mandatorily Redeemable Preferred Stock were paid $65.2 million;

  •
  Jostens repaid approximately $77.1 million of indebtedness under its previous revolving credit facility;

  •
  we used approximately $1,384.6 million to redeem Jostens' 14% Senior Redeemable Payment-in-Kind Preferred Stock and to refinance other outstanding indebtedness of Jostens, Von Hoffmann and Arcade (including accrued interest, tender premiums and prepayment penalties);

  •
  we paid approximately $95.6 million of transaction fees and expenses; and

  •
  we issued shares of our parent's common stock and options to purchase shares of our parent's common stock to Marc Reisch, our new Chairman, President and Chief Executive Officer.

        The Contribution, Mergers and related financing transactions are referred to collectively in this prospectus as the "Transactions".

Ownership and Corporate Structure

        The chart below illustrates our ownership and corporate structure.

(1)
As of June 1, 2005, an affiliate of KKR owns equity interests representing approximately 49.1% of the voting interest and 45% of the economic interest of Visant Holding, and affiliates of DLJMBP III own equity interests representing approximately 41.0% of the voting interest and 45% of the economic interest of Visant Holding, with the remainder held by other co-investors and certain members of management.

(2)
Consists of 10 1/4% Senior Discount Notes Due 2013 of Visant Holding that remain outstanding. These notes are not guaranteed by us and therefore are effectively subordinated to our notes.

(3)
Visant Secondary Holdings Corp. pledged the stock of Visant as security for the benefit of the lenders under our new senior secured credit facilities and is a guarantor of our new senior secured credit facilities.

(4)
Currently consists of a six-year $150 million Term Loan A Facility, a seven-year $870 million Term Loan C Facility and a $250 million five-year revolving credit facility. We drew approximately $80 million under our revolving credit facility at closing of the Transactions. Except for approximately $15 million of outstanding indebtedness under the Canadian portion of Visant's new revolving credit facility, we repaid the entire outstanding portion of our new revolving credit facility during the fourth quarter of 2004 with cash flows from operations. On December 21, 2004, we entered into an amendment to the new senior secured credit agreement to borrow $870 million of new Term C loans, the proceeds of which were used to repay in full the outstanding borrowings under the Term Loan B Facility. Accordingly, we refer to the Term Loan B Facility that we entered into in connection with the Transactions as the Term Loan C Facility throughout this prospectus. Our new senior secured credit facilities are secured by substantially all of our assets and substantially all of the assets of our material current and future domestic subsidiaries, including all of our capital stock and the capital stock of each of our direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries, and substantially all of our and certain of our domestic subsidiaries' tangible and intangible assets.

Summary of Terms of the Notes

Issuer	Visant Corporation
Notes Offered	$500,000,000 aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2012.
Maturity Date	October 1, 2012.
Interest Payment Dates	April 1 and October 1 of each year, beginning April 1, 2005.
Guarantees
The notes will be guaranteed, jointly and severally, on a senior subordinated unsecured basis, by each of our subsidiaries that guarantees our obligations under our new senior secured credit facilities and certain of our future subsidiaries.
Ranking	The notes and the guarantees are our and our subsidiary guarantors' senior subordinated obligations and rank:
• junior to all of our and the guarantors' existing and future senior indebtedness, including any borrowings under our new senior secured credit facilities;
• equally with any of our and the guarantors' future senior subordinated indebtedness and trade payables;
• senior to any of our and the guarantors' future indebtedness that is expressly subordinated in right of payment to the notes;
• effectively senior to the 10 1/4% Senior Discount Notes Due 2013 of Visant Holding, which are not guaranteed by us; and
• effectively junior to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes.
As of April 2, 2005, the notes and the subsidiary guarantees would have ranked junior to:
• approximately $965.5 million of senior indebtedness; and
• $36.1 million of total liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.

As of April 2, 2005, our non-guarantor subsidiaries had approximately 4.8% of our assets. Our non-guarantor subsidiaries generated approximately 4.5% of our revenues for the quarter ended April 2, 2005.
Optional Redemption
Prior to October 1, 2008, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under "Description of the Notes—Optional Redemption".

We may redeem some or all of the notes at any time and from time to time on or after October 1, 2008, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, until October 1, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings.
Change of Control
If a change of control occurs, each holder of the notes may require us to repurchase all or a portion of such holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.
Restrictive Covenants	The terms of the notes place certain limitations on our ability and the ability of our restricted subsidiaries to, among other things:
	•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;
	•	pay dividends or make other equity distributions;
	•	repurchase or redeem capital stock;
	•	make investments;
	•	sell assets or consolidate or merge with or into other companies;
	•	create limitations on the ability of our restricted subsidiaries to make dividends or distributions;
	•	engage in transactions with affiliates; and
	•	create liens.
These covenants are subject to important exceptions and qualifications, which are described under "Description of the Notes—Certain Covenants".
No Prior Market; PORTAL Market Listing
The notes are new securities for which there is no market. Although the initial purchasers have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. The notes have been made eligible for trading on PORTALSM.

Risk Factors

        See "Risk Factors" immediately following this summary for a discussion of certain risks relating to an investment in the notes.

        Our principal executive offices are located at One Byram Brook Place, Suite 202, Armonk, New York 10504 and our telephone number there is (914) 595-8200. We were incorporated in the State of Delaware on July 21, 2003. We maintain a website at www.visant.net. Information contained on our websites does not constitute a part of this prospectus and is not being incorporated by reference herein.

Summary Historical and Pro Forma Consolidated Financial Data

        The tables below set forth a summary of our historical and pro forma consolidated financial data at the dates and for the periods indicated. The summary historical and pro forma consolidated financial data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information", "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

Historical Financial Presentation

        As a result of our parent's merger with a subsidiary established by DLJMBP III on July 29, 2003 (the "2003 Jostens Merger"), Jostens applied purchase accounting, which resulted in a new valuation for the assets and liabilities of Jostens to their fair values. In addition, as a result of the 2003 Jostens Merger, we have accounted for the combination of Visant, Von Hoffmann and Arcade as entities under common control. The financial data of Consolidated Visant set forth below consolidate the historical consolidated financial data of Jostens, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of Jostens, Von Hoffmann and Arcade by affiliates of DLJMBP III on such date. The summary consolidated financial data of Visant prior to July 29, 2003 are those of Jostens, as the predecessor of Visant, and have been prepared using Jostens' historical basis of accounting. The summary consolidated financial data of Visant for the period from December 29, 2002 through July 29, 2003 (predecessor) and the summary consolidated financial data for the period from July 30, 2003 through January 3, 2004 have been derived from the audited consolidated financial statements and related notes included elsewhere in this prospectus.

Pro Forma Financial Presentation

        The summary unaudited pro forma condensed consolidated statement of income gives effect to the Transactions as if they all had occurred on January 1, 2004.

        The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma financial information is provided for informational purposes only. The pro forma financial data do not purport to represent what our results of operations or financial position actually would have been if the Transactions had occurred at any date, nor do such data purport to project the results of operations for any future period.

					Jostens		Consolidated Visant	Historical
	Fiscal Year Ended				Fiscal Year Ended 2003
	Predecessor
							Successor Five Months Ended January 3, 2004
	2001		2002		Seven Months Ended July 29, 2003			Fiscal Year 2003		Fiscal Year 2004	Pro Forma 2004	Three Months Ended April 3, 2004	Three Months Ended April 2, 2005
	(In millions, other than ratios)
Statement of Operations Data(1):
Net sales	$736.6		$756.0		$504.1		$502.7	$1,409.5		$1,462.2	$1,462.2	$310.1	$309.1
Cost of products sold	311.3		316.0		218.6		335.9	868.4		915.0	915.0	192.3	189.5

Gross profit	425.3		440.0		285.5		166.8	541.2		547.2	547.2	117.8	119.6
Selling and administrative expenses	300.9		306.4		196.5		166.6	431.4		434.2	434.2	107.2	103.1
Transaction costs(2)	—		—		31.0		0.2	—		15.9	15.9	—	0.9
Special charges	2.5		—		—		1.5	1.9		15.7	15.7	0.7	3.0

Operating income (loss)	121.9		133.6		58.0		(1.5)	107.9		81.4	81.4	9.9	12.6
Loss on redemption of debt(3)	—		1.8		13.9		0.5	—		75.9	—	0.4	—
Interest expense, net	76.8		67.3		(32.4)		66.7	95.0		143.8	103.4	38.6	26.2
Other	—		—		—		0.3	1.1		(1.1)	(1.1)	—	—

Income (loss) before income taxes	45.1		64.5		11.7		(69.0)	11.8		(137.1)	(20.9)	(29.1)	(13.6)
Provision (benefit) for income taxes	18.6		36.2		8.7		(18.8)	8.0		(46.7)	(3.4)	(1.5)	(5.5)

Income (loss) from continuing operations	$26.5		$28.3		$3.0		$(50.2)	$3.8		$(90.4)	$(17.5)	$(27.6)	$(8.1)

Other Financial Data:
Ratio of earnings to fixed charges(4)	1.6	x	1.9	x	1.4	x	—	1.1	x	—	—	—	—
Depreciation and amortization	$28.6		$26.9		$14.6		$47.3	$152.4		$164.2	$164.2	$28.6	$27.1
Capital expenditures	$22.2		$22.8		$6.1		$20.7	$40.1		$49.3	$49.3	$12.1	$15.4
Balance Sheet Data:	At April 2, 2005
Cash and cash equivalents	$18.2
Working capital(5)	30.1
Total assets	2,482.7
Total debt	1,465.5
Shareholders' equity	355.5

(1)
Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of the exit from our Recognition business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(2)
For the predecessor period in 2003, transaction costs represent $31.0 million of transaction expenses incurred in connection with the 2003 Jostens Merger. For the successor period for the five months ended December 31, 2003, transaction costs represent $0.2 million of expenses incurred in connection with the 2003 Jostens Merger.

(3)
For the fiscal year ended December 28, 2002, loss on redemption of debt represents a loss of $1.8 million in connection with Jostens' repurchase of $7.5 million principal amount of its 12 3/4% Senior Subordinated Notes. For the predecessor seven month period from December 29, 2002 through July 29, 2003, loss on redemption of debt represents a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens' old senior secured credit facility. For the successor five month period from July 30, 2003 through January 3, 2004, loss on redemption of debt represents a loss of $0.5 million in connection with Jostens' repurchase of $8.5 million principal amount of its 12 3/4% Senior Subordinated Notes.

(4)
For the purposes of calculating the ratio of earnings to fixed charges (and for any period subsequent to the adoption of SFAS 150, preferred stock dividends), earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of SFAS 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expenses. For the five months ended January 3, 2004, our earnings were insufficient to cover fixed charges by $71.3 million.

(5)
Working capital represents current assets (excluding cash and cash equivalents, income tax receivable, deferred taxes and assets held for sale, as applicable) less current liabilities (excluding short-term borrowings, current maturities of long-term debt, deferred taxes, income taxes payable and interest payable, as applicable).

RISK FACTORS

        Your investment in the notes will involve substantial risks. You should carefully consider the following factors in addition to the other information set forth in this prospectus before you decide to purchase the notes offered hereby. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition, results of operations and our ability to make payments on the notes would likely suffer. In such case the trading price of the notes could fall, and you may lose all or part of your original investment.

Risks Relating to Our Indebtedness and the Notes

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the notes.

        As of April 2, 2005, we had outstanding indebtedness of $1,465.5 million, which represented 80.5% of our total capitalization. As of April 2, 2005, we had availability of $225.1 million (net of standby letters of credit and short-term borrowings of $24.9 million) under our new revolving credit facility. We drew approximately $80 million under our new revolving credit facility upon the closing of the Transactions, due primarily to seasonal working capital requirements.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for and reacting to changes in our businesses and in the industries in which we operate;

  •
  make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

  •
  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes; and

  •
  place us at a disadvantage compared to our competitors who have less debt.

        Any of the above listed factors could materially adversely affect our business, financial condition and results of operations. Furthermore, our interest expense could increase if interest rates increase because the entire amount of our debt under our new senior secured credit facilities bears interest at floating rates, initially, at our option, at either adjusted LIBOR plus 2.50% per annum for the Term Loan A Facility and LIBOR plus 2.25% per annum for the Term Loan C Facility or the alternate base rate plus 1.50% for the Term Loan A Facility and base rate plus 1.25% for the Term Loan C Facility (or, in the case of Canadian dollar denominated loans under the revolving credit facility, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum). See "Description of Certain Indebtedness—New Senior Secured Credit Facilities". If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

        We will be able to incur significant additional indebtedness in the future. Although the indentures governing the notes and the existing parent notes and the credit agreement governing our new senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. As of April 2, 2005, our new senior secured credit facilities and the notes permitted additional borrowings of up to $225.1 million (net of standby letters of credit and short-term borrowings of approximately $24.9 million) under our new revolving credit facility. We drew approximately $80 million under our new revolving credit facility upon the closing of the Transactions, due primarily to seasonal working capital requirements, which we have subsequently repaid. Our new senior secured credit facilities allow us, subject to certain conditions, to incur term loans under the Term Loan C Facility, or under a new term loan facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C Facilities. One-half of this amount may be incurred under the indenture governing the notes as permitted debt. All of those borrowings would rank senior to the notes and subsidiary guarantees thereof. If new debt is added to our anticipated debt levels, the related risks that we now face, including those described above, could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

        During the three months ended April 2, 2005, Visant voluntarily prepaid $63.6 million of principal due under its term loans, including all principal payments due in 2005 through 2007. Our estimated annual payment obligations for 2005 with respect to our indebtedness are comprised of approximately $97.1 million of interest payments. For the year ended January 1, 2005, our earnings were insufficient to cover our fixed charges by $137.1 million. After giving pro forma effect to the Transactions, our earnings were insufficient to cover our fixed charges by $20.9 million for the year ended January 1, 2005. Our ability to pay interest on and principal of the notes and to satisfy our other debt obligations principally will depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

        If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the new senior secured credit facilities, the indenture governing the existing parent notes and the indenture governing the notes, may restrict us from adopting some of these alternatives. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the notes.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

        We are a holding company, and all of our assets are owned by our subsidiaries. Repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes and existing discount notes.

Only certain of our subsidiaries guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

        Certain of our subsidiaries, including our existing and future foreign subsidiaries, are not required to guarantee the notes. As of April 2, 2005, our non-guarantor subsidiaries had approximately 4.0% of our assets. Our non-guarantor subsidiaries generated approximately 4.5% of our revenues for the quarter ended April 2, 2005. However, the indenture permits these subsidiaries to incur significant amounts of indebtedness in the future. In the event that any non-guarantor subsidiary (including any foreign subsidiary) becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and the claims (if any) of third party holders of preferred equity interests in our non-guarantor subsidiaries.

The terms of our new senior secured credit facilities and the indentures governing the notes and the existing parent notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

        Our new senior secured credit facilities and the indentures governing the notes and the existing parent notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to engage in acts that may be in our best long-term interests. Our new senior secured credit facilities include financial covenants, including requirements that we:

  •
  maintain a minimum interest coverage ratio; and

  •
  not exceed a maximum total leverage ratio.

The financial covenants contained in our new senior secured credit facilities become more restrictive over time. In addition, our new senior secured credit facilities limit our ability to make capital expenditures and require that we use a portion of excess cash flow and proceeds of certain asset sales that are not reinvested in our business to repay indebtedness under them.

        Our new senior secured credit facilities also include covenants restricting, among other things, our ability to:

  •
  incur liens;

  •
  incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases of, subordinated debt;

  •
  make loans and investments;

  •
  make capital expenditures;

  •
  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

  •
  change the business conducted by Visant Secondary Holdings Corp., us or our subsidiaries; and

  •
  amend the terms of subordinated debt.

        The indentures relating to the notes and the existing parent notes also contain numerous covenants including, among other things, restrictions on our ability to:

  •
  incur or guarantee additional indebtedness or issue disqualified or preferred stock;

  •
  create liens;

  •
  pay dividends or make other equity distributions;

  •
  repurchase or redeem capital stock;

  •
  make investments or other restricted payments;

  •
  sell assets or consolidate or merge with or into other companies;

  •
  create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; and

  •
  engage in transactions with affiliates.

        The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in the new senior secured credit facilities would result in a default under the new senior secured credit facilities. If any such default occurs, the lenders under the new senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require us to apply all of our available cash to repay these borrowings, any of which would result in an event of default under the notes. The lenders also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

Your right to receive payments on the notes and the guarantees is junior to the rights of the lenders under our new senior secured credit facilities and to all of our and the guarantors' other senior indebtedness, including any of our or the guarantors' future senior debt.

        The notes and the guarantees rank in right of payment behind all of our and the guarantors' existing senior indebtedness, including borrowings under our new senior secured credit facilities, and rank in right of payment behind all of our and the guarantors' future borrowings, except for any future indebtedness that expressly provides that it ranks equal or junior in right of payment to the notes and the related guarantees. See "Description of the Notes". As of April 2, 2005, we had approximately $965.5 million of senior indebtedness, and the revolving credit portion (net of standby letters of credit and short-term borrowings of approximately $24.9 million) of our new senior secured credit facilities provided for additional borrowings of up to $225.1 million, all of which would be senior indebtedness when drawn. At the closing of the Transactions, we drew approximately $80 million under our new revolving credit facility, which we have subsequently repaid. Our new senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C Facilities. As of April 2, 2005, the subsidiary guarantors had approximately $956.4 million of senior indebtedness which would have represented guarantees of borrowings under our new senior secured credit facilities. We are also permitted to incur substantial additional indebtedness, including senior indebtedness, in the future.

        We and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the notes or the guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the new senior secured credit facilities, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the notes or the guarantees for a designated period of time. See "Description of the Notes—Payment of Notes".

        Because of the subordination provisions in the notes and the guarantees, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or a guarantor, our or the guarantor's assets will not be available to pay obligations under the notes or the applicable guarantee until we or the guarantor has made all payments in cash on its senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the notes or the applicable guarantee, including payments of principal or interest when due. In addition, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' senior subordinated indebtedness, as the case may be, in the assets remaining after we and the guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness. See "Description of the Notes—Ranking".

The notes are not secured by our assets, and the lenders under our new senior credit facilities are entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

        In addition to being contractually subordinated to all existing and future senior indebtedness, the notes and the guarantees are not secured by any of our assets. In contrast, our obligations under the new senior secured credit facilities are secured by substantially all of our assets and substantially all of the assets of our material current domestic and future subsidiaries, including all of our capital stock and the capital stock of each of our existing and future direct and indirect subsidiaries (except that with respect to foreign subsidiaries such lien and pledge will be limited to 65% of the capital stock of "first-tier" foreign subsidiaries), and substantially all of our material existing domestic subsidiaries and future domestic subsidiaries' tangible and intangible assets. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in certain circumstances, be secured. As of April 2, 2005, we had $965.5 million of senior secured indebtedness. At the closing of the Transactions, we drew approximately $80 million under our new $250 million senior secured revolving credit facility. Except for approximately $8.3 million of outstanding indebtedness under the Canadian portion of Visant's new revolving credit facility, we repaid the entire outstanding portion of our new revolving credit facility during the fourth quarter of 2004 with cash flows from operations. Our new senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C Facilities.

        Because the notes and the guarantees are unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

  •
  we enter into bankruptcy, liquidation, reorganization, or other winding-up proceedings;

  •
  there is a default in payment under the new senior secured credit facilities or other secured indebtedness; or

  •
  there is an acceleration of any indebtedness under the new senior secured credit facilities or other secured indebtedness.

        If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes and the guarantees.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.

        Our existing and certain of our future subsidiaries guarantee our obligations under the notes. The issuance of the guarantees by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce a guarantor's guaranty, or subordinate such guaranty to the applicable guarantor's existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the applicable guarantor entered into its guaranty or, in some states, when payments became due under such guaranty, the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

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  was engaged in a business or transaction for which such guarantor's remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that such guarantor would incur, debts beyond such guarantor's ability to pay such debts as they mature.

The court might also void a guaranty, without regard to the above factors, if the court found that the applicable guarantor entered into its guaranty with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a guarantor pursuant to its guarantees could be voided and required to be returned to such guarantor or to a fund for the benefit of such guarantor's creditors.

        A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for such guaranty if such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. Our anticipated use of proceeds, which includes the distribution of a substantial portion of the proceeds of the notes to our shareholders, could increase the risk of such a finding. If a court were to void a guaranty, you would no longer have a claim against the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from any guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

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  the sum of such guarantor's debts, including contingent liabilities, was greater than the fair saleable value of such guarantor's assets; or

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  the present fair saleable value of such guarantor's assets were less than the amount that would be required to pay such guarantor's probable liability on such guarantor's existing debts, including contingent liabilities, as they become absolute and mature; or

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  such guarantor could not pay such guarantor's debts as they become due.

        To the extent a court voids any of the guarantees as fraudulent transfers or holds any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against the applicable guarantor. If a court were to take this action, the applicable guarantor's assets would be applied first to satisfy the applicable guarantor's liabilities, if any, before any portion of its assets could be applied to the payment of the notes.

        Each guaranty contains a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor's obligation to an amount that effectively makes the guaranty worthless.

We may not be able to repurchase notes upon a change of control.

        Certain events constitute a change of control under the indenture governing the notes. The indenture governing the senior discount notes of our parent contains similar provisions. Upon the occurrence of such events, you will have the right to require us to repurchase your notes, and the holders of senior discount notes will have the right to require our parent to repurchase their notes at a purchase price in cash equal to 101% of the principal amount or accreted value, as applicable, of the applicable notes plus accrued and unpaid interest, if any, to the extent applicable. The new senior secured credit facilities provide that certain change of control events (including a Change of Control as defined in the indenture relating to the notes) constitute a default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. If we experience a change of control that triggers a default under our new senior secured credit facilities, we could seek a waiver of such default or seek to refinance our new senior secured credit facilities. In the event we do not obtain such a waiver or refinance the new senior secured credit facilities, such default could result in amounts outstanding under our new senior secured credit facilities being declared due and payable. In the event we experience a change of control that results in our having to repurchase your notes and/or our parent having to repurchase the senior discount notes, we may not have sufficient financial resources to satisfy all of our obligations under our new senior secured credit facilities and/or the notes, and our parent may not have sufficient financial resources to satisfy its obligations under the senior discount notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the relevant indenture. In addition, the change of control covenant in the indenture governing the notes and our parent's senior discount notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See "Description of the Notes—Certain Covenants".

Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid.

        The notes were offered and sold in October 2004 to a small number of institutional investors and are eligible for trading in the PORTAL market. However, we do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. There is currently no established market for the notes, and we cannot assure you as to the liquidity of markets that may develop for the notes, your ability to sell the notes or the price at which you would be able to sell the notes. If such markets were to exist, the notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The initial purchasers have advised us that they intend to make a market in the notes, but they are not obligated to do so. Each initial purchaser may discontinue any market making in the notes at any time, in its sole discretion. As a result, any trading market for the notes may not be liquid. You may not be able to sell your notes at a particular time or at favorable prices or at all.

        The liquidity of any market for the notes and the future trading prices of the notes will depend on many factors, including:

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  our operating performance and financial condition;

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  the interest of securities dealers in making a market in the notes; and

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  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

Risks Relating to Our Business

If we fail to implement our business strategy, our business, financial condition and results of operations could be materially and adversely affected.

        Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including improving customer service and selling strategies to drive growth, enhancing our core product and service offerings and improving operating efficiencies and asset utilization. We may not be able to successfully implement our business strategy or achieve the benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to successfully implement some or all of the initiatives of our business plan, our operating results may not improve to the extent we expect, or at all.

        Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty in achieving our strategic objectives. Any failure to successfully implement our business strategy may adversely affect our business, financial condition and results of operations and thus our ability to service our indebtedness, including our ability to make principal and interest payments on the notes. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

The combination of Jostens, Von Hoffmann and Arcade may prove disruptive and could result in the combined businesses failing to meet our expectations.

        Our future operations and cash flow will depend largely upon our ability to operate Jostens, Von Hoffmann and Arcade efficiently, achieve the strategic operating objectives for our businesses and realize significant synergies and cost savings. Our new management team may encounter unforeseen difficulties in managing the integration of our three businesses. In order to successfully combine and operate our businesses, our management team will need to focus on realizing projected synergies and cost savings on a timely basis while maintaining the efficiency of our operations. Any substantial diversion of management attention or difficulties in operating three distinct businesses could affect our sales and ability to achieve operational, financial and strategic objectives.

We may not be able to achieve all of our expected cost savings and benefits from the Transactions.

        Our business plan anticipates net potential annualized cost savings of between $22 and $30 million, with approximately $20 million achievable in 2005. The scope of our cost savings plan is broad and significant and may cause losses to our business that we cannot predict. The costs to implement our cost savings plan are approximately $10 million. However, a variety of factors could cause us not to achieve the benefits of the savings plan in a timely manner or at all, or could result in harm to our business, including, among others, the following:

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  delays in the anticipated timing of activities related to our cost savings plan;

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  higher than expected or unanticipated costs to implement the plan and to operate the business;

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  our inability to obtain lower raw material prices;

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  our inability to replace suppliers with less expensive alternative sources; and

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  our inability to reduce corporate and administrative expenses.

The occurrence of any of these or other factors could affect our ability to achieve cost savings in a timely manner and could adversely affect our business, financial condition and results of operations.

We may not be able to consummate acquisitions on acceptable terms, and future acquisitions may be disruptive.

        As part of our business strategy, we may selectively pursue strategic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings. Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

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  diversion of management attention from existing businesses;

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  difficulty with integration of personnel and financial and other systems;

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  increased expenses, including compensation expenses resulting from newly hired employees; and

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  potential disputes with the sellers of acquired businesses, technologies, services or products.

        Our ability to consummate acquisitions will be limited by our ability to identify appropriate acquisition candidates on acceptable terms and our financial resources, including available cash and borrowing capacity. In addition, we could experience financial or other setbacks if any of the businesses that we have acquired or invested in have problems of which we are not aware.

We are subject to competition.

        We face competition in our businesses from a number of companies, some of which have substantial financial and other resources. Our future financial performance will depend, in large part, on our ability to establish and maintain an advantageous market position. Because of substantial resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer preferences or to devote greater resources to the promotion and sale of their products than we can. We expect to meet significant competition from existing competitors with entrenched positions, and may face additional competition from new competitors, with respect to our existing product lines and new products we might introduce. Further, competitors might expand their product offerings, either through internal product development or acquisitions of our direct competitors. These competitors could introduce products or establish prices for their products in a manner that could adversely affect our ability to compete. For example, in recent years competitive pressures have resulted in lower prices for some of Arcade's fragrance products. Additional increases in competition could have an adverse effect on our business, financial condition and results of operations, as could similar increases in competition and the supply of the products that we produce. To maintain a competitive advantage, we may need to invest in product development, manufacturing capabilities and sales and marketing. We may not have sufficient resources to make the necessary investments to compete successfully against competitors.

The seasonality of our industries could have a material adverse effect on our business, financial condition and results of operations.

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 38% of our annual net sales for fiscal 2004 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of Von Hoffmann and Lehigh Lithographers are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. The net sales of Arcade and Lehigh Direct have also historically reflected seasonal variations, and we expect these businesses to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

        The majority of our pro forma cash flows historically would have been generated in the fourth quarter of our fiscal year. The seasonality of our businesses requires us to manage our cash flows carefully over the course of the year. If we fail to manage our cash flows effectively in response to seasonal fluctuations, we may be unable to offset the results from any such period with results from other periods, which could impair our ability to service our debt. These seasonal fluctuations also require us to allocate our resources accurately in order to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demand periods. If we fail to monitor production and distribution accurately during these peak seasonal periods and are unable to satisfy our customers' delivery requirements, we could jeopardize our relationships with our customers.

A substantial decrease or interruption in business from our significant customers could adversely affect our business, financial condition or results of operations.

        Our top ten customers represented approximately 23% of our net sales for 2004. Von Hoffmann and Arcade are particularly dependent on a limited number of customers. Many of our customer arrangements are by purchase order or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in write-offs or in the loss of future business and could have a material adverse effect on our business, financial condition and results of operations.

        Jostens relies on relationships with schools, school administrators and students for the sale of its products. Jostens' failure to deliver high quality products in a timely manner or failure to respond to changing consumer preferences could jeopardize its customer relationships. Significant customer losses at our Jostens business could have a material adverse effect on our business, financial condition and results of operations.

        Von Hoffmann's customers include, among others, approximately 50 autonomous divisions of the four major educational textbook publishers. Each of these divisions maintains its own manufacturing relationships and generally makes textbook manufacturing decisions independently of other divisions.

Combining division sales, these four publishers accounted for approximately 40% of Von Hoffmann's net sales for 2004. Von Hoffmann does not have long-term contracts for committed volume with any of these customers. Accordingly, Von Hoffmann's ability to retain or increase its business with these customers depends upon its relationships with each customer's divisional managers and senior executives. Any cancellation, deferral or significant reduction in manufacturing sold to these principal customers or a significant number of smaller customers could seriously harm our business, financial condition and results of operations.

        Arcade's top three customers accounted for 41.9% of Arcade's net sales for fiscal 2004. Arcade does not generally have long-term contracts with any of its customers. Arcade may be required by some customers to qualify its manufacturing operations under specified supplier standards. If Arcade is unable to qualify under any supplier standards, Arcade's customers may not continue to purchase sampling systems from Arcade. An adverse change in Arcade's relationship with any of its significant customers could have a material adverse effect on our business, financial condition and results of operations.

We are subject to fluctuations in the cost and availability of raw materials and the possible loss of suppliers.

        We are dependent upon the availability of raw materials to manufacture our products. The principal raw materials that Jostens purchases are gold and other precious metals, paper products and precious, semiprecious and synthetic stones. Von Hoffmann primarily uses paper, ink, bindery materials and adhesives. Similarly, Arcade utilizes paper and foil in producing its sampling products. The price and availability of these raw materials is affected by numerous factors beyond our control. These factors include:

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  the level of consumer demand for these materials;

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  the supply of these materials;

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  foreign government regulation and taxes;

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  market uncertainty;

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  environmental conditions in the case of paper; and

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  political and worldwide economic conditions.

        Any material increase in the price of these raw materials could adversely impact our cost of sales. When these fluctuations result in significantly higher raw material costs, our operating results are adversely affected to the extent we are unable to pass on these increased costs to our customers. Therefore, significant fluctuations in gold, paper products or precious, semiprecious and synthetic stone prices and other materials could have a material adverse effect on our business, financial condition and results of operations.

        We rely on a limited number of suppliers for some of our raw materials. For example, Jostens purchases substantially all of its precious, semiprecious and synthetic stones from a single supplier located in Germany with manufacturing sites in Germany and Sri Lanka. We believe this supplier provides stones to almost all of the class ring manufacturers in the United States. If access to this supplier were lost or curtailed to any significant extent, particularly during periods of peak demand for rings, Jostens' business would suffer. We may not be able to secure alternative supply arrangements in a timely and cost-efficient fashion. Similarly, all of Arcade's ScentStrip® sampling systems, which accounted for approximately 39% of Arcade's net sales for fiscal 2004, utilize specific grades of paper for which Arcade currently relies predominantly on one domestic supplier. Until alternative suppliers arise, however, a loss of Arcade's supply of paper and the resulting competitive advantage could have a material adverse effect on Arcade's business, financial condition and results of operations to the extent that Arcade is unable to obtain sufficient paper from its other suppliers or elsewhere. Moreover, certain of Arcade's label sampling systems, including Arcade's ScentSeal®, LiquaTouch®, BeautiSeal® and BeautiTouch® products, which accounted for approximately 27% of Arcade's net sales for fiscal 2004, utilize certain foil laminates that are sourced from one qualified vendor, with whom we do not have a supply agreement in place. We may not be successful in locating another vendor should our current vendor cease to supply component materials to us. A loss of supply of these raw materials could have a material adverse effect on our business, financial condition and results of operations.

        Von Hoffmann does not have long-term contracts with any of its raw material suppliers. Therefore, these suppliers may not continue to provide raw materials to Von Hoffmann at attractive prices, or at all, or Von Hoffmann may not be able to obtain raw materials in the future from these or other providers on the scale and within the time frames required.

        Global and U.S. aluminum supply has shown increasing tightness. Aluminum is a key component of lithographic plates used in the printing process. While our suppliers are working to minimize the impact of this tightness in supply by managing product demand and sourcing alternative aluminum vendors, the tightness of supply of aluminum may affect our ability to get plates and may result in increases in the price for plates.

        Any failure to obtain raw materials for our business on a timely basis at an affordable cost, or any significant delays or interruptions of supply could have a material adverse effect on our business, financial condition and results of operations.

Changes in Jostens' relationships with its independent sales representatives may adversely affect our business, financial condition and results of operations.

        The success of our Jostens business is highly dependent upon the efforts and abilities of Jostens' network of independent sales representatives. Many of Jostens' relationships with customers and schools are cultivated and maintained by its sales representatives. Jostens' independent sales representatives typically operate under one to three year contracts for the sale of Jostens products. These contracts are generally terminable upon 90 days notice from the end of the current year. Jostens' sales representatives could terminate or fail to renew their contracts with Jostens due to factors outside of our control. If Jostens were to experience a significant loss of its independent sales representatives, it could have a material adverse effect upon our business, financial condition and results of operations.

Our businesses depend on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

        Our businesses depend upon numerous information systems for operational and financial information and our billing operations. Jostens, for example, currently has a major information technology initiative underway. We may not be able to enhance existing information systems or implement new information systems that can integrate successfully our disparate operational and financial information systems. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. In addition, our information systems may require modifications, improvements or replacements that may require substantial expenditures and may require interruptions in operations during periods of implementation. Implementation of these systems is further subject to the availability of information technology and skilled personnel to assist us in creating and implementing the systems. The failure to successfully implement and maintain operational, financial and billing information systems at our businesses could have an adverse effect on our business, financial condition and results of operations.

We may be required to make significant capital expenditures for our businesses in order to remain technologically and economically competitive.

        Our capital expenditure requirements primarily relate to our Von Hoffmann and Jostens businesses. Von Hoffmann's capital expenditure requirements primarily relate to capacity increases and technological improvements to remain competitive. Changing competitive conditions or the emergence of any significant technological advances utilized by competitors could require us to invest significant capital in additional production technology or capacity in order to remain competitive. Jostens' capital expenditure requirements primarily relate to information technology and capital improvements throughout its business. Jostens may be required to incur additional capital expenditures to remain competitive in its industry. If we are unable to fund any such investment or otherwise fail to invest in new technologies, our business, financial condition or results of operations could be materially and adversely affected.

Our businesses are subject to changes arising from developments in technology that could render our products obsolete or reduce product consumption.

        New emerging technologies, including those involving the Internet, could result in new products and services being provided that could compete with our products and services. As a result of these factors, our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to incorporate the latest technological advances and accommodate changing customer preferences, including the use of the Internet. Jostens' Internet-based efforts may not be successful and may erode its relationships with its current customers. Similarly, Von Hoffmann derives a significant portion of its net sales from customers in the business of publishing textbooks intended for the ELHI and college markets and is thereby dependent upon the sale of books to these markets. Von Hoffmann's business would suffer if consumption of these products decreased or if these products became obsolete, e.g., if there were a shift to use of online materials. If we fail to anticipate or respond adequately to changes in technology and user preferences or are unable to finance the capital expenditures necessary to respond to such changes, our business, financial condition or results of operations could be materially and adversely affected.

Von Hoffmann's results of operations are subject to variations due to the textbook adoption cycle and government funding for education spending.

        Von Hoffmann experiences fluctuations in its results of operations due to the textbook adoption cycle and government funding for education spending. The cyclicality of the elementary and high school market is primarily attributable to the textbook adoption cycle. Von Hoffmann's results of operations are also affected by reductions in local, state and/or federal school funding for textbook purchasing. In school districts in states that primarily rely on local tax proceeds, significant reductions in those proceeds can severely restrict district purchases of instructional materials. In districts and states that primarily rely on state funding for instructional materials, a reduction in state allocations, changes in announced school funding or additional restrictions on the use of those funds may affect our results of operations. Lower than expected sales by us during the adoption period or a reduction in government funding for education spending could have a material adverse effect on Von Hoffmann's cash flows and, therefore, on our ability to service our obligations with respect to the notes and our other indebtedness. Von Hoffmann has experienced pricing pressures due to these factors and general economic conditions. If these conditions were to persist, our business, financial condition and results of operations could be adversely affected.

The results of operations of Von Hoffmann and Arcade are dependent on their respective principal production facilities.

        Approximately 38% of Von Hoffmann's net sales for 2004 were generated from its Jefferson City, Missouri production facility where it manufactures, among other products, its four-color educational textbooks. Any disruption of production capabilities at this facility for a significant term could lead to the loss of customers during any period during which production is interrupted and adversely affect our business, financial condition and results of operations. Similarly, Arcade produces each of its product lines in a different facility. Any disruption of production capabilities at any of Arcade's facilities could adversely affect its business, financial condition and results of operations.

Actions taken by the U.S. Postal Service could have a material adverse effect on our Arcade business.

        Arcade's sampling products are approved by the U.S. Postal Service, or USPS, for inclusion in subscription magazines mailed at periodical postage rates. USPS approved sampling systems have a significant cost advantage over other competing sampling products, such as miniatures, vials, packettes, sachets and blisterpacks, because these competing products cause an increase from periodical postage rates to the higher third-class rates for the magazine's entire circulation. Subscription magazine sampling inserts delivered to consumers through the USPS accounted for approximately 22% of Arcade's net sales for its fiscal 2004. If the USPS approves other competing types of sampling products for use in subscription magazines without requiring a postal surcharge, or reclassifies Arcade's sampling products such that they would incur a postal surcharge, it could have a material adverse effect on Arcade's business, financial condition and results of operations.

A deterioration in labor relations or labor availability could have an adverse impact on our operations.

        As of March 1, 2005, we had approximately 8,300 full-time employees. As of March 1, 2005, approximately 900 of Jostens' employees were represented under two collective bargaining agreements that expire in June and August of 2007, and approximately 600 employees of our businesses comprising the Print Group were represented under five collective bargaining agreements that expire at various times between April 2005 and March 2008. The collective bargaining agreement that covers certain employees of Lehigh Direct, which was due to expire in April 2005, is currently extended pending completion of the negotiation of a new agreement or the earlier termination of the extension by either party upon notice. We may not be able to negotiate subsequent labor agreements on satisfactory terms. If any of the employees covered by the collective bargaining agreements were to engage in a strike, work stoppage or other slowdown, we could experience a disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. In addition, if our other employees were to become unionized, we could experience a further disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. Given the seasonality of its business, Jostens utilizes a high percentage of seasonal employees to maximize efficiency and manage its costs. If these seasonal employees were to find alternative forms of employment, we may not be able to find replacements in a timely or cost effective manner.

We are subject to environmental obligations and liabilities that could impose substantial costs upon us and may adversely affect our financial results and our ability to service our debt.

        Our operations are subject to a wide variety of federal, state and local laws and regulations governing emissions to air, discharge to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Our costs include compliance with such laws and regulations, which generally have become more stringent over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

        As part of our environmental management program, we are currently involved in environmental remediation at several properties. Principal among them is a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens continues to manage the remediation project, which began in 2000. As of April 2, 2005, Jostens had made payments totaling $7.6 million for remediation at this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. Based on findings included in remediation reports and discussions with our advisors, we estimate that less than $1 million will be needed to finish addressing environmental conditions there, of which the balance is included in "other accrued liabilities" in our consolidated balance sheet as of April 2, 2005. Jostens will have certain ongoing monitoring obligations following the completion of remediation. However, our estimates of the potential liability associated with this site may be exceeded by, or our reserve may be insufficient to cover, the actual costs of remediation. Also, environmental conditions may be identified at other sites, including current and former facilities that conduct or have conducted operations similar to those at our facilities that are or have been the subject of environmental investigation and remediation, resulting in additional liabilities to us. Any such liabilities could have a material adverse effect on our results of operations and could adversely affect our ability to make payments on the notes.

We are subject to risks that our intellectual property may not be adequately protected, and we may be adversely affected by the intellectual property rights of others.

        We rely on a combination of patents and trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights, particularly those of Arcade, which derives a majority of its revenues from products with some proprietary protections. We enter into confidentiality agreements with customers, vendors, employees, consultants and potential acquisition candidates to protect our know-how, trade secrets and other proprietary information. However, these measures and our patents and trademarks may not afford complete protection of our intellectual property, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or otherwise infringe, impair, misappropriate, dilute or violate our intellectual property rights. In addition, a portion of Arcade's manufacturing processes is not covered by any patent or patent application. Our competitors may independently develop equivalent or superior know-how, trade secrets or production methods.

        We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights. Third parties from time to time may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights. Our intellectual property rights may not have the value that we believe them to have, and our products or processes may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. Further, we may not prevail in any such litigation, and the results or costs of any such litigation may have a material adverse effect on our business, financial condition or results of operations. The expense involved in Arcade intellectual property litigation, for example, has been and could continue to be significant. Any litigation concerning intellectual property could be protracted and costly, is inherently unpredictable and could have a material adverse effect on our business, financial condition and results of operations regardless of its outcome.

Our controlling shareholders may have interests that conflict with yours.

        As a result of the Transactions, we are controlled by the Sponsors. These investors collectively control our affairs and policies. Circumstances may occur in which the interests of these shareholders could be in conflict with the interests of the holders of the notes. In addition, these shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the notes if the transactions resulted in our being more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our shareholders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from the Sponsors or other investors to reduce our leverage and pay our debts, while the Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. For instance, certain of the Sponsors currently have investments in Merrill Corp. and Primedia Inc. Further, if they pursue such acquisitions or make further investments in our industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence or effectively control our decisions.

We are dependent upon certain members of our senior management.

        We are substantially dependent on the personal efforts, relationships and abilities of certain members of our senior management, particularly Marc Reisch, our Chairman, President and Chief Executive Officer. The loss of Mr. Reisch's services or the services of any other member of senior management could have a material adverse effect on our company.

USE OF PROCEEDS

        This prospectus is being delivered in connection with the sale of notes by Credit Suisse First Boston LLC in market-making transactions. We will not receive any of the proceeds from such transactions.

CAPITALIZATION

        The following table sets forth our capitalization as of April 2, 2005. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Condensed Consolidated Financial Information" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of April 2, 2005
(In thousands)
Debt (including current maturities)
Senior secured credit facilities(1):
Revolving credit facility	$9,130
Term Loan A Facility	112,500
Term Loan C Facility	843,900
7 5/8% Senior Subordinated Notes of Visant	500,000

Total debt	1,465,530
Total shareholders' equity	355,475

Total capitalization	$1,821,005

(1)
Consists of a $150 million six-year Term Loan A Facility, an $870 million seven-year Term Loan C Facility and a $250 million five-year revolving credit facility. In the first quarter of 2005, we voluntarily prepaid $37.5 million and $26.1 million of our Term Loan A and Term Loan C Facility indebtedness, respectively.

THE TRANSACTIONS

        On July 21, 2004, our parent entered into a contribution agreement with Fusion providing for the contribution by Fusion of all of the stock of Von Hoffmann and Arcade held by it to our parent in exchange for shares of common stock of our parent. Fusion is controlled by investment funds affiliated with KKR.

        Immediately prior to the Contribution, Fusion acquired all of the stock of Von Hoffmann and Arcade through two separate mergers. A wholly-owned subsidiary of Fusion merged with and into Von Hoffmann with Von Hoffmann surviving the merger. As a result of the merger, Von Hoffmann became a wholly-owned subsidiary of Fusion. At the effective time of the Von Hoffmann merger, holders of equity interests in Von Hoffmann exchanged their interests in Von Hoffmann for the right to receive an aggregate amount of $650 million less the aggregate amount of Von Hoffmann's net debt and certain transaction advisory fees, subject to closing adjustments (including a working capital adjustment).

        Contemporaneous with the Von Hoffmann merger, a wholly-owned subsidiary of Fusion merged with and into Arcade with Arcade surviving the merger. As a result of the merger, Arcade became a wholly-owned subsidiary of Fusion. As of the effective time of the Arcade merger, Arcade's outstanding common stock was cancelled in exchange for no consideration. Holders of the Mandatorily Redeemable Preferred Stock of Arcade received an aggregate of $250 million less the aggregate amount of Arcade's net debt and certain transaction expenses, subject to closing adjustments (including a working capital adjustment).

        After the acquisition by Fusion of the outstanding equity interests of Von Hoffmann and Arcade and the subsequent Contribution, our parent contributed the equity interests of Von Hoffmann and Arcade to Visant Secondary Holdings Corp. and then to us, which resulted in Von Hoffmann and Arcade becoming our wholly-owned subsidiaries.

        Prior to consummation of the Transactions, affiliates of DLJMBP II controlled Von Hoffmann and Arcade, and DLJMBP III owned approximately 82.5% of our parent's outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR was issued equity interests representing approximately 49.6% of the voting interest and 45% of the economic interest of our parent, and affiliates of DLJMBP III hold equity interests representing approximately 41% of the voting interest and 45% of the economic interest of our parent, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of June 1, 2005, affiliates of KKR and DLJMBP III hold approximately 49.1% and 41.0%, respectively, of the voting interests of our parent, while each continues to hold approximately 45% of our parent's economic interests.

        In connection with the Transactions, Visant entered into new senior secured credit facilities, consisting of a $150 million Term Loan A Facility, an $870 million Term Loan C Facility and a $250 million revolving credit facility and issued $500 million aggregate principal amount of notes.

        In connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness and remaining preferred stock. Each of the companies has concluded tender offers for their existing notes. In connection with these tender offers, each company received the requisite consents of the holders of these notes to amend the respective indentures governing these notes to eliminate substantially all of the restrictive covenants contained in these indentures. In accordance with the contribution agreement entered into in connection with the Transactions, we discharged the indentures governing the 12 3/4% Senior Subordinated Notes Due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all other notes not tendered in connection with the tender offers.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated statement of income for the year ended January 1, 2005 gives effect to the Transactions as if they had occurred on January 1, 2004. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated statement of income.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information is presented for informational purposes only. The unaudited pro forma financial information does not purport to represent what our results of operations or financial condition would actually have been had all of the events described above, including the Transactions, occurred on the date indicated, nor does it purport to project the results of operations of Visant for any future period or as of any future date. The unaudited pro forma condensed consolidated statement of income should be read in conjunction with the information contained in "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

Visant Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands)

	Year ended January 1, 2005
	Consolidated Visant Historical	Pro Forma Adjustments		Pro Forma
Net sales	$1,462,161	$—		$1,462,161
Cost of products sold	914,964	—		914,964

Gross profit	547,197	—		547,197
Selling and administrative expenses	434,197	—		434,197
Transaction costs	15,899			15,899
Special charges	15,663	—		15,663

Operating income	81,438	—		81,438
Loss on redemption of debt	75,849	(75,849	)(a)	—
Interest expense, net	143,817	(40,437	)(b)	103,380
Other expense	(1,092)	—		(1,092)

Income (loss) from continuing operations before taxes	(137,136)	116,286		(20,850)
Provision (benefit) for income taxes	(46,728)	43,375	(c)	(3,353)

Net loss (income)	$(90,408)	$72,911		$(17,497)

Other Financial Data:
Ratio of earnings to fixed charges				— (d)

(a)
Represents elimination of the historical loss related to redemption of existing notes and credit facilities that was recorded during the period as a result of redemptions recorded during the period. The existing notes and existing credit facilities were repaid in connection with the Transactions.

(b)
Reflects pro forma interest expense resulting from our new capital structure based on an assumed London Interbank Offered Rate, or LIBOR, of 2.94% as follows:

Fiscal Year
2004
Revolving credit facility(1)	$2,107
Term Loan A Facility(2)	8,084
Term Loan C Facility(3)	45,153
7 5/8% Senior Subordinated Notes of Visant(4)	38,125
Commitment fees(5)	1,056
Gold contract fees(6)	358
Other miscellaneous interest expense and fees(7)	1,313

Total cash interest expense	96,196
Amortization of capitalized debt issuance costs(8)	7,184

Total pro forma net interest expense	103,380

Less historical net interest expense	(143,817)

Net adjustment to net interest expense	$(40,437)

  (1)
  Reflects pro forma interest expense on our new revolving credit facility assuming outstanding balances ranging from $0 to $63,000 and using an effective interest rate of LIBOR plus 2.50%.

  (2)
  Reflects pro forma interest expense on our new Term Loan A Facility assuming an initial outstanding balance of $150,000 and scheduled semi-annual amortization and using an effective interest rate of LIBOR plus 2.50%.

  (3)
  Reflects pro forma interest expense on our new Term Loan C Facility assuming an initial outstanding balance of $870,000 and scheduled semi-annual amortization and using an effective interest rate of LIBOR plus 2.25%.

  (4)
  Reflects pro forma interest expense on $500,000 of 7 5/8% Senior Subordinated Notes of Visant.

  (5)
  Reflects commitment fees of 0.50% on the undrawn balance of the $250,000 revolving credit facility.

  (6)
  Represents fees paid under our precious metals consignment arrangement in order to finance our gold inventory.

  (7)
  Reflects miscellaneous interest expense related to payments of tax liabilities and deferred compensation arrangements as well as fees incurred to maintain operating bank accounts.

  (8)
  Reflects non-cash amortization of capitalized debt issuance costs over the terms of our senior secured credit facilities and senior subordinated notes.

A 1/8% change in the interest rate on our new indebtedness would have the following effect on pro forma interest expense:

Fiscal Year
2004
New senior secured credit facilities	$1,324
(c)
Reflects a statutory tax rate of approximately 37%.

(d)
For the purposes of calculating the ratio of earnings to fixed charges (and for any period subsequent to the adoption of SFAS 150, preferred stock dividends), earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of SFAS 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expenses. For the pro forma 2004 period, earnings did not cover fixed charges by $20.9 million.

SELECTED FINANCIAL DATA

        The selected financial data of Visant set forth below presents the consolidated financial data of Visant, including Jostens, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of these entities by affiliates of DLJMBP III on such date. The selected historical financial data for the fiscal year ended January 1, 2005 (successor), the period from July 30, 2003 to January 4, 2004 (five months, successor), the period from December 29, 2002 to July 29, 2003 (seven months, predecessor) and for each of the three fiscal years in the period ended December 28, 2002 (predecessor) have been derived from our audited historical consolidated financial statements. The data presented below should be read in conjunction with the consolidated financial statements and related notes included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(Successor)	Jostens, Inc. (Predecessor)
In millions, except for percentages	April 2, 2005	April 3, 2004	2004	Five Months 2003	Seven Months 2003	2002	2001	2000
Statement of Operations Data(1):
Net sales	$309.1	$310.1	$1,462.2	$502.7	$504.1	$756.0	$736.6	$724.6
Cost of products sold	189.5	192.3	915.0	335.9	218.6	316.0	311.3	305.1

Gross profit	119.6	117.8	547.2	166.8	285.5	440.0	425.3	419.5
Selling and administrative expenses	103.1	107.2	434.0	168.5	196.4	306.4	300.9	301.7
Transaction costs(2)	0.9	—	15.9	0.2	31.0	—	—	46.4
Special charges(3)	3.0	0.7	15.7	—	—	—	2.5	0.3

Operating income (loss)	12.6	9.9	81.6	(1.9)	58.1	133.6	121.9	71.1
Loss on redemption of debt(4)	—	0.4	75.8	0.5	13.9	1.8	—	—
Interest expense, net	26.2	38.6	143.9	66.7	32.5	67.3	76.8	58.9
Other income	—	—	(1.0)	—	—	—	—	—
Equity losses and write-down of investment(3)	—	—	—	—	—	—	—	6.7

(Loss) income from continuing operations before income taxes	(13.6)	(29.1)	(137.1)	(69.1)	11.7	64.5	45.1	5.5
(Benefit from) provision for income taxes	(5.5)	(1.5)	(46.7)	(18.8)	8.7	36.2	18.6	16.0

(Loss) income from continuing operations	(8.1)	(27.6)	(90.4)	(50.3)	3.0	28.3	26.5	(10.5)
Gain (loss) on discontinued operations, net of tax	—	—	—	—	—	1.6	(22.4)	(2.3)
Cumulative effect of accounting change, net of tax	—	—	—	—	4.6	—	—	(5.9)

Net (loss) income	(8.1)	(27.6)	(90.4)	(50.3)	7.6	29.9	4.1	(18.7)
Dividends and accretion on redeemable preferred shares	—	—	—	—	(6.5)	(11.7)	(10.2)	(5.8)

Net (loss) income available to common shareholders	(8.1)	(27.6)	$(90.4)	$(50.3)	$1.1	$18.2	$(6.1)	$(24.5)

Statement of Cash Flows:
Net cash provided by (used in) operating activities	$15.1	$12.1	$115.8	$102.3	$(6.8)	$55.5	$71.6	$35.5
Net cash used in investing activities	(16.2)	(5.5)	(38.0)	(552.3)	(11.9)	(22.8)	(15.8)	(18.2)
Net cash (used in) provided by financing activities	(62.9)	3.2	(39.3)	477.4	12.9	(64.8)	(39.3)	(29.3)

Other Financial Data(1):
Ratio of earnings to fixed charges and preferred stock dividends(5)	—	—	—	—	1.3	x	1.9	x	1.6	x	1.1	x
Depreciation and amortization	$27.1	$28.6	$164.0	$47.8	$14.6	$26.9	$28.6	$26.8
Capital expenditures	15.4	12.1	44.4	20.7	6.1	22.8	22.2	21.2

Balance Sheet Data:
Cash and cash equivalents	$18.2	$53.6	$82.3	$43.7	—	$10.9	$43.1	$26.6
Working capital(6)	30.1	23.6	35.7	23.5	—	(51.5)	(55.0)	(12.8)
Property and equipment, net	536.0	497.9	241.1	272.1	—	65.4	68.2	79.3
Total assets	2,482.7	2,533.7	2,503.3	2,511.6	—	327.5	374.6	388.3
Total debt	1,465.5	1,331.8	1,528.3	1,325.1	—	589.4	647.0	684.8
Redeemable preferred stock(7)	—	247.1	—	258.8	—	70.8	59.0	48.8
Shareholders' equity (deficit)	355.5	286.7	363.8	314.1	—	(582.5)	(599.1)	(586.3)

(1)
Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of the exit of our Recognition business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(2)
For 2005 and 2004, transaction costs represent $0.9 million and $15.9 million, respectively, of expenses incurred in connection with the Transactions. For the successor period in 2003, transaction costs represent $0.2 million of expenses incurred in connection with the 2003 Jostens Merger. For the predecessor period in 2003, transaction costs represent $31.0 million of expenses incurred in connection with the 2003 Jostens merger. For 2000, transaction costs represent $46.4 of million of expenses incurred in connection with the merger and recapitalization of Jostens.

(3)
For 2005, special charges consisted of $2.2 million related to employee severance at Jostens, $0.4 million related to Print Group personnnel as well as $0.3 million relating to a withdrawal liability under a union contract retirement plan that is payable in connection with the consolidation of certain operations. For 2004, special charges consist of restructuring charges of $3.9 million for employee severance and equipment relocation related to closure of the Frederick, Maryland and Precision Offset Printing, Inc. facilities and $11.8 million of restructuring charges consisting primarily of severance costs for the termination of senior executives and other employees associated with reorganization activity as a result of the Transactions. For 2001, special charges represent $2.1 million of severance costs in conjunction with the termination of three senior executives and $0.4 million to write off an investment in a joint venture in Mexico. For 2000, special charges represent $0.3 million of additional restructuring costs related to exiting Jostens' direct marketing sales channel to college alumni in 1999, and equity losses and write-downs of $6.7 million in connection with two equity investments.

(4)
For 2004, loss on redemption of debt represents a loss of $75.4 million in connection with repayment of all existing indebtedness and remaining preferred stock of Jostens, Von Hoffmann and Arcade in conjunction with the Transactions and a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens' 12 3/4% senior subordinated notes prior to the Transactions. For the successor period in 2003, loss on redemption of debt represents a loss of $0.5 million in connection with the repurchase of $8.5 million principal amount of Jostens' 12 3/4% senior subordinated notes. For the predecessor period in 2003, loss on redemption of debt represents a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens' senior secured credit facility. For 2002, loss on redemption of debt represents a loss of $1.8 million in connection with the repurchase of $7.5 million principal amount of Jostens' 12 3/4% senior subordinated notes.

(5)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of SFAS 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expense. For the periods ending April 2, 2005 and April 3, 2004, respectively, we did not cover our fixed charges by $18.0 million and $33.2 million, respectively. For 2004 and the successor period in 2003, we did not cover fixed charges by $137.1 million and $69.1 million, respectively.

(6)
Working capital represents current assets (excluding cash and cash equivalents and deferred income taxes) less current liabilities (excluding short-term borrowings and current maturities of long-term debt, deferred income taxes, income taxes payable and interest payable, as applicable).

(7)
Liquidation preference of redeemable preferred stock as of the end of 2003, 2002, 2001 and 2000 was $222.6 million, $86.3 million, $75.2 million and $65.6 million, respectively, including accrued dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under "Special Note Regarding Forward-Looking Statements" and under "Risk Factors". You should read the following discussion in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information", "Selected Financial Data" and the consolidated financial statements and notes appearing elsewhere in this prospectus.

Presentation

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations relates to the financial results of both Visant and its parent, Visant Holding. Other than Visant Holding's 10 1/4% senior discount notes, which had an accreted value of $171.4 million and $167.2 million as of April 2, 2005 and January 1, 2005, respectively, including interest thereon, there are no significant differences between the results of operations and financial condition of Visant and those of Visant Holding.

Management Overview

        Our businesses generate a significant portion of their net sales through the sale of specialty printing and marketing products to the North American education sector. Our printing and marketing products include, among others, yearbooks, educational materials, diplomas, announcements, direct marketing materials and commercial printing. We also manufacture and distribute school-related affinity products and services, such as class rings, graduation products and school photography. We sell our products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by general economic conditions, seasonality, cost of raw materials, school population trends, product quality and service and price.

        In connection with the Transactions, during the fourth quarter of 2004, we changed the Company's reportable segments to reflect the impact of the Transactions, including the addition of the results of operations of Von Hoffmann, Lehigh Lithographers, Arcade and Lehigh Direct to our consolidated reported results. The segments were identified based on factors including the nature of products and services, the availability of discrete financial information, and the manner in which the chief operating decision maker regularly assesses the information for decision-making purposes. Our reportable segments consist of Jostens and our Print Group.

        Jostens is the nation's leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Jostens' products include class rings and graduation products (together "scholastic products"), yearbooks and school photography. Graduation products include diplomas, graduation regalia such as caps and gowns, accessories and fine paper announcements. This business is affected by seasonality of sales, buy rates, the prices of its products and services, the maintenance and addition of accounts and trends in consumer purchasing demands or consumer preferences. We believe that our success in the school-related affinity products and services industry depends on our ability to effectively address the degree of seasonality in our industry and the highly specific needs of our customers, who require personalized, timely service.

        The Print Group includes the operations of Von Hoffmann, Lehigh Lithographers, Arcade and Lehigh Direct. Effective immediately upon the close of the Transactions, we initiated actions to operate and manage these operations as an integrated business specializing in the production of printed materials. Von Hoffmann is a leading manufacturer of four-color case bound and soft-cover educational textbooks, standardized test materials and related components for major educational publishers in the United States. Von Hoffmann also provides commercial printing services to non-educational customers, including business-to-business catalogers. Lehigh Lithographers is a leading provider of textbook covers. Arcade is a leading global marketer and manufacturer of multi-sensory and interactive advertising sampling systems for the fragrance, cosmetics and personal care markets as well as other consumer product markets, including household products and the food and beverage industries. Lehigh Direct provides a range of innovative printing products and services to the direct marketing sector. The sale of products by Von Hoffmann and Lehigh Lithographers is affected by a number of factors including competition, the ELHI textbook adoption process, general economic conditions and market seasonality. The sale of instructional materials is also affected over the long term by demographic trends in ELHI and college populations. Arcade sells its products to fragrance companies, prestige and mass cosmetic companies, consumer products companies, department stores, home shopping retailers and specialty retailers. Lehigh Direct provides products and services primarily to direct marketers. The advertising and marketing budgets of these customers are affected by prevailing economic cycles and market conditions.

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. For 2004, we recorded approximately 38% of our annual net sales during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of Von Hoffmann and Lehigh Lithographers are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. In connection with the relocation of Jostens' diploma operations out of its Red Wing, Minnesota manufacturing facility to certain of its other facilities, Jostens has experienced manufacturing inefficiencies. Jostens is committed to minimizing the impact to its customers, and, accordingly, Jostens has incurred, and will continue to incur into the third quarter, significant incremental costs in an effort to address these manufacturing inefficiencies. These costs include, in certain cases, providing at Jostens' cost, temporary diploma covers to meet spring graduation deliveries, which will later be replaced with permanent diploma covers, significant expedited freight charges, and efforts to address customer issues to minimize the long-term impact on customer relationships. The net sales of Arcade and Lehigh Direct have also historically reflected seasonal variations, and we expect these businesses to generate a majority of their annual net sales during our third and fourth quarters. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

        Excess capacity in the commercial printing industry in which we operate coupled with recent weaker economic conditions have resulted in continued downward pricing pressures in an already competitive industry environment. Our net sales include sales to certain customers of paper we purchase. The price of paper, a primary material across most of our products and services, is volatile over time and may cause swings in net sales and cost of sales. We generally are able to pass on increases in the cost of paper to our customers across most product lines as such increases are realized by us. Increases in paper prices that began in the second quarter of 2004 are expected to continue through 2005. In addition, global and U.S. aluminum supply has shown increasing tightness. Aluminum is a key component of lithographic plates used in the printing process. While our vendors are working to minimize the impact by managing product demand and sourcing alternative aluminum vendors, this tightness in supply may affect our ability to obtain plates and could result in increases in the price for plates.

Acquisitions

        2003 Jostens Merger.    On July 29, 2003, DLJMBP III acquired Jostens through a merger in which Jostens became the surviving company and our wholly-owned subsidiary. Jostens paid $471.0 million to holders of its common stock, warrants and options representing a cash payment of $48.25 per share. Jostens accounted for the merger using the purchase method of accounting. The aggregate purchase price of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the merger. As a result of the merger, Jostens reflected a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 3, 2004 (five months) in its consolidated financial statements for fiscal 2003.

        Lehigh Press Acquisition.    On October 22, 2003, Von Hoffmann acquired all of the outstanding shares of Lehigh Press for approximately $108.3 million, which we refer to as the Lehigh Press Acquisition. The Lehigh Press Acquisition was financed by the borrowing of funds under Von Hoffmann's former senior secured credit facilities and cash on hand. The acquisition was accounted for under the purchase method of accounting. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition. The allocation of purchase price resulted in value being assigned to intangible assets and goodwill of $45.3 million and $49.8 million, respectively. In addition, approximately $3.0 million was escrowed for certain potential indemnification obligations pursuant to the related stock purchase agreement. The escrow provisions expired in April 2005.

        The Transactions.    On July 21, 2004, Visant Holding entered into a contribution agreement with Fusion Acquisition LLC ("Fusion"), an affiliate of KKR, pursuant to which Fusion contributed (the "Contribution") all of the stock of Von Hoffmann and Arcade that Fusion acquired immediately prior to such Contribution pursuant to two separate mergers in exchange for shares of our parent's common stock. Subsequent to the Contribution, our parent caused all of the equity interests of Von Hoffmann and Arcade held by it to be contributed to Visant, which resulted in Von Hoffmann and Arcade becoming wholly-owned subsidiaries of Visant. The Contribution, mergers and related financing transactions are referred to collectively as the "Transactions".

Restructuring Activity

        On March 16, 2005, Jostens announced a reorganization of operational, sales and administrative functions that altered the existing management structure and resulted in a reduction of staff. We do not expect the severance and related costs incurred as a result of this initiative to be material.

        On November 10, 2004, Von Hoffmann announced the closure of its Frederick, Maryland facility. The decision to close the Frederick facility was made in an effort to rationalize its one- and two-color capacity by consolidating the one- and two-color print operations primarily into the Eldridge, Iowa and Owensville, Missouri facilities, which can offer greater scale efficiencies and state-of-the-art equipment. We expect to incur a total pre-tax charge of approximately $5.5 million to $6.0 million related to severance payments, equipment relocation costs and the write-down of certain fixed assets that will not be relocated. The cash portion of this charge is estimated to be approximately $3.0 million to $3.5 million. During 2004, we incurred approximately $2.7 million of pre-tax expenses included in "special charges" and $1.9 million of pre-tax expenses included in "cost of products sold" associated with this closure. A liability of $2.6 million related to these charges is classified in "other accrued liabilities" in our consolidated balance sheet as of January 1, 2005. We anticipate the closure of the facility to be completed during the first half of fiscal 2005 and will incur the remaining charges during that time period.

        On June 22, 2004, Jostens announced its decision to close its graduation diploma customer service and production operations at its Red Wing, Minnesota manufacturing facility, and to relocate these operations to facilities in Owatonna, Minnesota, Shelbyville, Tennessee and Topeka, Kansas. During 2004, we recorded a $2.9 million purchase accounting adjustment to recognize a liability for severance and other personnel costs related to the involuntary termination or relocation of approximately 180 full-time and seasonal plant and administrative employees associated with the closure. The decision to close the Red Wing facility was made in order to improve customer service and the overall efficiency of Jostens. In addition to the exit costs, during 2004, Jostens incurred $1.0 million of capital expenditures, as well as approximately $3.7 million of pre-tax expenses included in "cost of goods sold" and "selling and administrative expenses" to transfer equipment, develop information systems and train employees.

        On June 18, 2004, Von Hoffmann announced plans to integrate the skills and capabilities of its three premedia operations: Preface, H & S Graphics and Lehigh Digital, to form one full-service business known as Anthology, Inc., which performs services from creative through premedia. The integration of these operations into one facility located in Arlington Heights, Illinois is expected to be completed during the first half of 2005. The cost impact to our ongoing operations and financial position is not expected to be material.

        On December 11, 2003, Von Hoffmann announced the closure of two manufacturing facilities under the Precision Offset Printing Company Inc., or Precision, subsidiary. The remaining operations of this subsidiary have been combined into the Pennsauken, New Jersey-based Lehigh Lithographers division of Lehigh Press. The purpose of the closure was to reduce the cost structure as well as to consolidate Von Hoffmann's service offerings to the educational customers who print products on plastics and other synthetic substrates. During 2004, we incurred approximately $1.2 million of pre-tax expenses included in "special charges" and $1.0 million of pre-tax expenses included in "cost of products sold" associated with this closure.

Other Factors Affecting Comparability

        On July 29, 2003, Jostens was acquired by DLJMBP III through a merger in which Jostens became the surviving company and our wholly-owned subsidiary. As a result of the 2003 Jostens merger, Jostens applied purchase accounting, and a new basis of accounting began on July 29, 2003. Accordingly, the results of operations of Jostens for periods prior to the acquisition are not comparable to results for subsequent periods. In the discussion below, we have isolated the impact of purchase accounting on Jostens' results of operations.

        As a result of the merger, we have reflected a Jostens predecessor period from December 29, 2002 to July 29, 2003 and a successor period from July 30, 2003 to January 3, 2004 (together, the "Twelve Month 2003" period) in the management's discussion and analysis of financial condition and results of operations for fiscal 2003. The financial information for the predecessor periods prior to July 29, 2003 is that of Jostens and its wholly-owned subsidiaries and was prepared using Jostens' historical basis of accounting.

        As further disclosed in the Notes to Consolidated Financial Statements, the assets and liabilities pertaining to the Lehigh Direct division of Lehigh Press have been reclassified within their respective individual financial statement line items rather than as an asset held for sale as previously reported. Furthermore, the statement of operations for the successor period in 2003 includes the reclassification of the Lehigh Direct division's results of operations previously reported as a discontinued operation.

Critical Accounting Policies and Estimates

        In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates and assumptions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management's judgment about the effect of matters that are uncertain.

        On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, recoverability of long-lived assets, continued value of goodwill and intangibles and pension and other postretirement benefits. Management bases its estimates and assumptions on historical experience, the use of independent third-party specialists and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

Goodwill and Indefinite-Lived Intangible Assets

        Under Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, we are required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of our fourth quarter and we believe that there are no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which totaled approximately $1.7 billion at the end of 2004.

Pension and Other Postretirement Benefits

        Jostens sponsors several defined-benefit pension plans that cover nearly all of its employees. Jostens also provides certain medical and life insurance benefits for eligible retirees. Von Hoffmann maintains a trusteed, noncontributory defined benefit pension plan for eligible employees of the Lehigh Press not otherwise covered by collective bargaining agreements (the "Lehigh Pension"). On December 31, 2004, the Lehigh Pension plan was merged into one of Jostens' defined benefit pension plans. Jostens and Von Hoffmann account for their respective plans under SFAS No. 87, Employer's Accounting for Pensions, which requires management to use three key assumptions when computing estimated annual pension expense. These assumptions are the discount rate applied to the projected benefit obligation, expected return on plan assets and the rate of compensation increases.

        Of the three key assumptions, only the discount rate is based on external market indicators, such as the yield on currently available high-quality, fixed income investments or annuity settlement rates. The discount rate used to value the pension obligation at any year-end is used for expense calculations the next year. For the rates of expected return on assets and compensation increases, management uses estimates based on experience as well as future expectations. Due to the long-term nature of pension liabilities, management attempts to choose rates for these assumptions that will have long-term applicability.

        The following is a summary of the three key assumptions that were used in determining 2004 pension expense for Jostens and Von Hoffmann, along with the impact of a 1% change in each assumed rate. Brackets indicate annual pension expense would be reduced. Modification of these assumptions does not impact Jostens' and Von Hoffmann's respective pension funding requirements.

Assumption	Rate	Impact of 1% increase	Impact of 1% decrease
		(In thousands)
Jostens
Discount rate	6.00%	$(556)	$1,799
Expected return on plan assets	9.50%	(1,893)	1,893
Rate of compensation increases	6.30%	526	(456)
Von Hoffmann
Discount rate	6.25%	(456)	234
Expected return on plan assets	7.50%	(222)	222
Rate of compensation increases	3.00%	124	(111)

Income Taxes

        As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax liability together with assessing temporary differences resulting from differing treatment of items such as capital assets for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheets. We must then assess the likelihood that any deferred tax assets will be recovered from taxable income of the appropriate character within the carryback or carryforward period and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. On a consolidated basis, we have established a tax valuation allowance of $16.9 million as of the end of fiscal 2004 related to capital loss carryforwards and foreign tax credit carryforwards, because we believe the tax benefits are not likely to be fully realized. As a result of the Transactions, the valuation allowance attributable to accrued interest was reduced by approximately $12.5 million because the related tax benefit is likely to be fully realized. The valuation allowance was also reduced by approximately $10.7 million because a capital loss carryforward expired at the end of 2004.

Revenue Recognition

        The SEC's Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition, provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 101, we recognize revenue when products are shipped (if shipped FOB shipping point), delivered (if shipped FOB destination), risk of loss transfers or as services are performed as determined by contractual agreement and collectibility is reasonably assured. The policies are consistent with industry practices.

Results of Operations

        The following table sets forth selected information derived from our consolidated statements of operations for the three month period from January 2, 2005 to April 2, 2005, the three month period from January 4, 2004 to April 3, 2004, fiscal year 2004 (successor), the Twelve Month 2003 period, the successor period from July 30, 2003 to January 3, 2004, the predecessor period from December 29, 2002 to July 29, 2003 and fiscal year 2002 (predecessor). In the text below, amounts and percentages have been rounded and are based on the financial statement amounts.

	Visant Holding (Successor)				Visant Holding (Successor)	Jostens, Inc. (Predecessor)		% Change between Three Months 2005 and 2004	% Change between Twelve Months 2003 and 2004	% Change between 2002 and Twelve Months 2003
In thousands	Three Months 2005	Three Months 2004	2004	Twelve Months 2003	Five Months 2003	Seven Months 2003	2002
Net sales	$309,120	$310,084	$1,462,161	$1,006,722	$502,664	$504,058	$755,984	(0.3)%	45.2%	33.2%
Gross profit	119,606	117,762	547,197	452,302	166,838	285,464	440,023	1.6%	21.0%	2.8%
% of net sales	38.6%	38.0%	37.4%	44.9%			58.2%
Selling and administrative expenses	103,177	107,273	434,068	364,900	168,470	196,430	306,449	(3.8)%	19.0%	19.1%
% of net sales	33.4%	34.6%	29.7%	36.2%			40.5%
Transaction costs	884	—	15,899	31,186	226	30,960	—	NM	(49.0)%	NM
Special charges	2,952	690	15,663	—	—	—	—	327.8%	NM	NM
Operating income (loss)	12,593	9,799	81,567	56,216	(1,858)	58,074	133,574	128.5%	45.1%	(57.9)%
% of net sales	4.1%	3.2%	5.6%	5.6%			17.7%
Interest expense, net	30,568	42,537	160,279	100,436	67,990	32,446	67,326	(28.1)%	59.6%	49.2%
Loss on redemption of debt	—	420	75,849	14,381	503	13,878	1,765	NM	427.4%	714.8%
(Benefit from) provision for income taxes	(7,446)	(5,612)	(52,771)	(10,541)	(19,236)	8,695	36,214	(32.7)%	(400.6)%	NM
Cumulative effect of accounting change	—	—	—	4,585	—	4,585	—	NM	NM	NM
Net (loss) income	(10,529)	(27,546)	(100,698)	(43,475)	(51,115)	7,640	29,906	61.8%	(131.6)%	NM

NM Not meaningful

        We consider our business to be managed on the basis of two reportable segments: Jostens and our Print Group. The following table sets forth selected segment information derived from our consolidated statements of operations for fiscal year 2004 and the successor period from July 30, 2003 to January 3, 2004. As a result of the 2003 Jostens merger, we have accounted for the consolidation of Jostens, Von Hoffmann and Arcade as entities under common control as of July 30, 2003. Since our Print Group consists of the operations of Von Hoffmann, including its subsidiary, Lehigh Press, as well as Arcade, our consolidated results of operations prior to July 30, 2003 do not include the operations of the Print Group. For additional financial information about our operating segments, see Note 18 of the Notes to Consolidated Financial Statements.

	Visant Holding (Successor)		Visant Holding (Successor)	Jostens, Inc. (Predecessor)
					% Change between Twelve Months 2003 and 2004
In thousands	2004	Twelve Months 2003	Five Months 2003	Seven Months 2003
Net sales
Jostens	$807,239	$788,229	$284,171	$504,058	2.4%
Print Group	654,922	218,493	218,493	—	NM

	$1,462,161	$1,006,722	$502,664	$504,058	45.2%

Operating income (loss)
Jostens	$36,848	$35,518	$(22,556)	$58,074	3.7%
Print Group	44,969	20,698	20,698	—	NM
Other	(250)	—	—	—	NM

	$81,567	$56,216	$(1,858)	$58,074	45.1%

NM Not meaningful

Three Months Ended April 2, 2005 Compared to the Three Months Ended April 3, 2004

        The following table sets forth selected information derived from Visant Holding's condensed consolidated statements of operations for the three-month periods ended April 2, 2005 and April 3, 2004. In the text below, amounts and percentages have been rounded and are based on the financial statement amounts.

	Three months ended
In thousands	April 2, 2005	April 3, 2004	$ Change	% Change
Net sales	$309,120	$310,084	$(964)	(0.3)%
Cost of products sold	189,514	192,322	(2,808)	(1.5)%

Gross profit	119,606	117,762	1,844	1.6%
% of net sales	38.7%	38.0%
Selling and administrative expenses	103,177	107,273	(4,096)	(3.8)%
% of net sales	33.4%	34.6%
Transaction costs	884	—	884	NM
Special charges	2,952	690	2,262	NM

Operating income	12,593	9,799	2,794	28.5%
% of net sales	4.1%	3.2%
Loss on redemption of debt	—	420	(420)	NM
Interest expense, net	30,568	42,537	(11,969)	(28.1)%

Loss before income taxes	(17,975)	(33,158)	15,183
Benefit from income taxes	(7,446)	(5,612)	(1,834)	32.7%

Net loss	$(10,529)	$(27,546)	$17,017	(61.8)%

NM Not meaningful

        The following table sets forth selected segment information derived from Visant Holding's condensed consolidated statements of operations for the three-month periods ended April 2, 2005 and

April 3, 2004. For additional financial information about our operating segments, see Note 13 of the Notes to Condensed Consolidated Financial Statements.

	Three months ended
In thousands	April 2, 2005	April 3, 2004	$ Change	% Change
Net sales
Jostens	$139,738	$143,085	$(3,347)	(2.3)%
Print Group	169,382	166,999	2,383	1.4%

	$309,120	$310,084	$(964)	(0.3)%

Operating income (loss)
Jostens	$(9,930)	$(5,956)	$(3,974)	66.7%
Print Group	22,523	15,755	6,768	43.0%

	$12,593	$9,799	$2,794	28.5%

        Net sales.    Consolidated net sales decreased $1.0 million, or 0.3%, to $309.1 million for the three months ended April 2, 2005 from $310.1 million for the same prior year period.

        Jostens' net sales decreased $3.3 million, or 2.3%, to $139.7 million in 2005 compared to $143.1 million for the same prior year period. The decrease in Jostens' net sales was primarily attributable to lower volume associated with the timing of deliveries of graduation announcements and diplomas from the first quarter to the second quarter relative to last year. A significant portion of annual sales related to graduation products typically occurs over the first half of our fiscal year. However, it is common for us to experience delivery shifts between the first and second quarters. Part of the timing difference for 2005, however, was due to manufacturing inefficiencies that occurred in connection with the relocation of Jostens' diploma production operations. Jostens is committed to minimizing the impact to our customers and, as a result, Jostens will incur additional costs this season to assure customer satisfaction and to address diploma manufacturing issues. This volume decline was partially offset by general price increases across the product lines and growth in graduation regalia accounts.

        Print Group net sales increased $2.4 million, or 1.4%, to $169.4 million in 2005 compared to $167.0 million for the same prior year period. The increase in Print Group net sales was the result of growth in sampling and direct marketing production as well as increased volume in educational printing partially offset by a reduction in paper sales to customers.

        Gross profit.    Gross profit increased $1.8 million, or 1.6%, to $119.6 million for the three months ended April 2, 2005 from $117.8 million for the same prior year period. As a percentage of net sales, gross profit margin increased 70 basis points to 38.7% for the current three-month period from 38.0% for the same period last year.

        Gross profit margin in 2005 was impacted by a favorable mix of sales within the Print Group as a result of increased volume from higher margin markets and decreased volume from lower margin paper sales. Partially offsetting this increase, gross profit margin was negatively impacted by an unfavorable mix of sales within Jostens as a result of the volume shift between first quarter and second quarter for higher margin graduation products as well as increased costs for precious metals compared to 2004 and manufacturing inefficiencies related to Jostens' diploma production operations discussed above.

        Selling and administrative expenses.    Selling and administrative expenses decreased $4.1 million, or 3.8%, to $103.2 million for the three months ended April 2, 2005 from $107.3 million for the same prior year period. As a percentage of net sales, selling and administrative expenses decreased 1.2 percentage points to 33.4% for the 2005 three-month period from 34.6% for the same period last year. The $4.1 million decrease was primarily due to lower commission expense related to the timing of Jostens sales and the impact of cost reduction initiatives.

        Special charges.    During the first quarter of 2005, we recorded $3.0 million of special charges, including $2.2 million related to severance payments and related benefits associated with the reduction in headcount of 25 Jostens employees. We also recorded severance of $0.4 million related to Print Group personnel as well as $0.3 million of costs related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations.

        Operating income.    Consolidated operating income increased $2.8 million, or 28.5%, to $12.6 million for the three months ended April 2, 2005 from $9.8 million for the same prior year period. As a percentage of net sales, operating income increased 90 basis points to 4.1% for the 2005 three-month period from 3.2% for the same period last year.

        Jostens incurred an operating loss in both periods, which increased $4.0 million, or 66.7%, to $9.9 million for the 2005 three-month period compared to $6.0 million for the same period last year. The increase in Jostens' operating loss was the result of a volume shift between first quarter and second quarter for higher margin graduation products relative to last year, the unfavorable effect of manufacturing inefficiencies related to its diploma production operations and a $2.2 million increase in restructuring charges related to this segment.

        Print Group operating income increased $6.8 million, or 43.0%, to $22.5 million for the three months ended April 2, 2005 from $15.8 million for the same prior year period primarily as a result of increased sales and favorable product mix.

        Net interest expense.    Net interest expense is comprised of the following:

	Three months ended
In thousands	April 2, 2005	April 3, 2004	$ Change	% Change
Visant:
Interest expense	$22,857	$25,358	$(2,501)	(9.9)%
Accrued interest on mandatorily redeemable preferred stock and subordinated exchange debentures	—	11,922	(11,922)	NM
Amortization of debt discount, premium and deferred financing costs	3,951	1,412	2,539	179.8%
Interest income	(575)	(89)	(486)	NM

	26,233	38,603	(12,370)	(32.0)%

Visant Holding:
Interest expense	—	167	(167)	NM
Amortization of debt discount, premium and deferred financing costs	4,354	3,775	579	15.3%
Interest income	(19)	(8)	(11)	NM

	4,335	3,934	401	10.2%

	$30,568	$42,537	$(11,969)	(28.1)%

NM Not meaningful

        Net interest expense decreased $12.0 million, or 28.1%, to $30.6 million for the three months ended April 2, 2005 as compared to $42.5 million for the same prior year period. The decrease was the result of our new debt structure at lower interest rates upon the consummation of the 2004 Transactions.

        Benefit from income taxes.    Consistent with the provisions of APB 28, Interim Financial Reporting, we have provided an income tax benefit based on our best estimate of the consolidated effective tax rate applicable for the entire year. Based on those estimates, for the three months ended April 2, 2005, we provided an income tax benefit at a consolidated effective rate of 41.4% and 40.5% for Visant Holding and Visant, respectively. The annual effective tax rate does not include any anticipated benefit attributable to the dividend repatriation provisions under the American Jobs Creation Act of 2004. Our preliminary evaluation indicates that the benefit of the repatriation would result in an effective tax rate for the year between 39% and 40%.

        For the comparable three-month period ended April 3, 2004, the effective rate of income tax benefit for Visant Holding and Visant was 16.9% and 5.3%, respectively. These tax rates reflect the combined effect of separately reported effective tax rates for Visant Holding and our acquired companies prior to the 2004 Transactions. Accordingly, these tax rates are not intended to reflect a combined effective tax rate that would have been reported if the 2004 Transactions had occurred at the beginning of the 2004 fiscal period. The combined effective annual tax rates are less than the Federal statutory tax rate primarily due to the unfavorable effect of non-deductible interest expense.

        Net loss.    As a result of the aforementioned items, net loss decreased $17.0 million, or 61.8%, to $10.5 million for the three months ended April 2, 2005 from $27.5 million for the same prior year period.

Year Ended January 1, 2005 Compared to the Twelve Month 2003 Period

        Net sales.    Net sales increased $455.4 million, or 45.2%, to $1,462.2 million for 2004 from $1,006.7 million for the Twelve Month 2003 period. The consolidation of the Print Group with Visant accounted for $436.4 million of the increased net sales, while Jostens' net sales increased $19.0 million, or 2.4%, compared to the same prior year period.

        The 2.4% increase in Jostens' net sales resulted primarily from price increases across all product lines partially offset by a reduction in overall volume. This lower overall sales volume was largely a result of decreased sales orders primarily associated with a modest decline in net accounts and buy rates. This decline was partially offset by increased sales volume for graduation regalia products, increased sales volume for yearbooks associated with our acquisition of a yearbook business in the latter part of 2003 and an increase in the number of color yearbook pages printed.

        Gross profit.    Gross profit increased $94.9 million, or 21.0%, to $547.2 million for 2004 from $452.3 million for the Twelve Month 2003 period. As a percentage of net sales, gross profit margin decreased 7.5 percentage points to 37.4% for 2004 from 44.9% for the Twelve Month 2003 period. The consolidation of the Print Group with Visant contributed $97.2 million of the gross profit increase, but negatively impacted gross profit margin by 6.0 percentage points, since the Print Group is characterized by typically lower gross margins than Jostens. Jostens' gross profit decreased $2.3 million, or 0.6%, compared to the same prior year period. Excluding costs associated with purchase accounting related to the 2003 merger ($54.6 million of depreciation and amortization expense in 2004 and $43.3 million of inventory costs and depreciation and amortization expense in 2003), Jostens' gross profit increased $8.9 million resulting in a 0.2 percentage point increase in gross profit margin.

        Jostens' gross profit was favorably impacted in 2004 by the sales fluctuations discussed above as well as the absence of prior year costs associated with difficulties we encountered in connection with an ERP system implementation. In 2003, we incurred additional production costs, as well as certain selling and administrative expenses, in order to resolve those difficulties while continuing to provide timely delivery of our products. Although our efforts minimized the impact to our customers, the associated costs negatively impacted our margins in 2003. We have since resolved our production issues related to the ERP system installation. Conversely, Jostens' gross profit in 2004 was negatively impacted by increased costs for precious raw materials compared to 2003 as well as period costs associated with the facility closure and relocation of our graduation diploma production and customer service operations.

        Selling and administrative expenses.    Selling and administrative expenses increased $69.2 million, or 19.0%, to $434.1 million for 2004 from $364.9 million for the Twelve Month 2003 period. As a percentage of net sales, selling and administrative expenses decreased 6.5 percentage points to 29.7% for 2004 from 36.2% for the Twelve Month 2003 period. The consolidation of the Print Group with Visant contributed $50.4 million of the increased expense, but favorably impacted selling and administrative expenses as a percentage of net sales by 7.9 percentage points. Jostens' selling and administrative expenses increased $19.2 million, or 5.6%, compared to the same prior year period. Excluding costs associated with purchase accounting related to the 2003 Jostens merger ($40.9 million and $17.3 million of depreciation and amortization expense in 2004 and 2003, respectively), Jostens' selling and administrative expenses decreased $4.3 million and selling and administrative expenses as a percentage of net sales declined 1.3 percentage points.

        Jostens' $4.3 million decrease in selling and administrative expenses was primarily due to the absence of prior year costs associated with the difficulties encountered with the ERP system implementation, lower information systems expense due to reduced depreciation expense in connection with fully amortized software and overall cost controls. The decrease was partially offset by higher commission expense as a result of increased sales and additional investment in customer service.

        Transaction costs.    During 2004, we incurred $15.9 million of expenses in connection with the Transactions, including $5.4 million of compensation expense primarily representing the excess of the fair market value over the exercise price of outstanding Von Hoffmann stock options and $10.5 million consisting primarily of investment banking, legal and accounting fees. During the Twelve Month 2003 period, Jostens incurred $31.2 million of transaction expenses in connection with the 2003 Jostens merger.

        Special charges.    During 2004, we incurred special charges totaling $15.7 million including $3.9 million in connection with restructuring activity related to Von Hoffmann's Frederick, Maryland facility, as well as the consolidation of its Precision business. The remaining $11.8 million of additional charges consisted primarily of severance and related separation benefits for the departure of senior executives and other employees associated with reorganization activity as a result of the Transactions.

        Operating income.    Operating income increased $25.4 million, or 45.1%, to $81.6 million for 2004 from $56.2 million for the Twelve Month 2003 period. As a percentage of net sales, operating income was 5.6% for both 2004 and the Twelve Month 2003 period. The consolidation of the Print Group with Visant contributed $24.3 million of the increased operating income while Jostens' operating income increased $1.3 million compared to the same prior year period. Excluding costs associated with purchase accounting related to the 2003 Jostens merger ($95.6 million of depreciation and amortization expense in 2004 and $60.7 million of inventory costs and depreciation and amortization expense in 2003) and excluding the fluctuation of transaction costs and special charges, Jostens' operating income increased $13.3 million primarily as a result of the absence of prior year costs associated with the difficulties encountered with the ERP system implementation and overall cost controls.

        Net interest expense.    Net interest expense is comprised of the following:

	Visant Holding (Successor)		Visant Holding (Successor)	Jostens, Inc. (Predecessor)
In thousands	2004	Twelve Months 2003	Five Months 2003	Seven Months 2003
Visant:
Interest expense	$98,559	$70,349	$41,775	$28,574
Accrued interest on mandatorily redeemable preferred stock and subordinated exchange debentures	38,816	23,322	22,480	842
Amortization of debt discount, premium and deferred financing costs	7,120	5,965	2,853	3,112
Interest income	(678)	(499)	(417)	(82)

	143,817	99,137	66,691	32,446

Visant Holding:
Interest expense	193	—	—	—
Amortization of debt discount, premium and deferred financing costs	16,297	1,315	1,315	—
Interest income	(28)	(16)	(16)	—

	16,462	1,299	1,299	—

	$160,279	$100,436	$67,990	$32,446

        Net interest expense increased $59.8 million, or 59.6%, to $160.3 million for 2004 as compared to $100.4 million for the Twelve Month 2003 period. The increase was primarily due to the impact of the Transactions and the resulting consolidation of the Print Group with Visant, which contributed $46.0 million of the increased expense. Amortized interest related to our parent's 10 1/4% senior discount notes contributed another $15.0 million.

        Loss on redemption of debt.    In connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness and remaining redeemable preferred stock and recognized related losses of $75.4 million. The losses included $81.0 million of aggregate redemption premium paid and an aggregate net credit balance of $5.6 million for unamortized deferred financing costs, discounts and premiums related to the debt instruments.

        Also during 2004, we voluntarily redeemed $5.0 million principal amount of Jostens' senior subordinated notes, recognizing a loss of $0.4 million, which consisted of redemption premium paid plus unamortized premium, original issuance discount and deferred financing costs related to the notes.

        Benefit from income taxes.    Our consolidated effective tax rate was 34.4% for 2004 compared with 18.0% for the Twelve Month 2003 period. The rate of tax benefit for both periods was less than the statutory federal rate due to the unfavorable effect of nondeductible expenses. For 2004, the unfavorable effect of nondeductible interest expense was largely offset by the reduction of our valuation allowance for accrued high-yield interest, as further described in Note 15 of the Notes to Consolidated Financial Statements. The 2004 effective rate of tax benefit was also unfavorably affected by nondeductible transaction costs. The rate of tax benefit for the Twelve Month 2003 period was significantly less than the federal statutory rate due to the unfavorable effect of nondeductible interest and transaction costs applied to a pre-tax loss amount that was significantly smaller than the loss for 2004. In addition, the Twelve Month 2003 period did not include any tax benefit recognized for the repayment of high-yield debt obligations. For 2005, we anticipate a consolidated effective tax rate between 38% and 40%.

        Net loss.    As a result of the foregoing discussion, net loss increased $57.2 million to $100.7 million from $43.5 million for the Twelve Month 2003 period.

Twelve Month 2003 Period Compared to the Year Ended December 28, 2002

        Net sales.    Net sales increased $250.7 million, or 33.2%, to $1,006.7 million for the Twelve Month 2003 period from $756.0 million for 2002. The consolidation of the Print Group with Visant accounted for $218.5 million of the increased net sales, while Jostens' net sales increased $32.2 million, or 4.3%, compared to the same prior year period.

        Of the 4.3% increase in Jostens' net sales, approximately 2.2% resulted from price increases across all product lines, approximately 1.3% resulted from volume/mix increases and approximately 0.8% was due to the strengthening of the Canadian dollar against the U.S. dollar. The fluctuation attributable to price increases included the effect of a slight recovery in jewelry product mix toward more precious metals with higher price points. Specific factors contributing to the increase in volume from 2002 to the Twelve Month 2003 period included:

  •
  net account growth across most of our product lines;

  •
  an increase in the number of individual orders for graduation products and higher average purchases per student;

  •
  volume associated with our acquisition of a photography business early in the year;

  •
  an increase in the number of color yearbook pages printed; and

  •
  incremental jewelry volume from the affinity market.

        The increase was partially offset by a modest decline in net accounts for yearbooks compounded by a slight shift in mix of orders to smaller yearbooks, slightly lower same school buy rates for high school class rings and lower commercial printing volume.

        Gross profit.    Gross profit increased $12.3 million, or 2.8%, to $452.3 million for the Twelve Month 2003 period from $440.0 million for 2002. As a percentage of net sales, gross profit margin decreased 13.3 percentage points to 44.9% for the Twelve Month 2003 period from 58.2% for 2002. The consolidation of the Print Group with Visant contributed $45.3 million, or 10.3%, of the gross profit increase, but negatively impacted gross profit margin by 6.7 percentage points. Jostens' gross profit decreased $33.0 million, or 7.5%, compared to the same prior year period. Excluding $43.3 million of inventory costs and depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens merger, Jostens' gross profit increased $10.3 million resulting in a 1.1 percentage point decrease in gross profit margin.

        The decrease in Jostens' gross profit margin was primarily due to additional production costs and production inefficiencies incurred in connection with the installation of an ERP system in Jostens' graduation products line. The decline in gross profit margin was due, to a lesser extent, to an increase in the price of gold, higher pension and employee benefit costs, the effect of sales growth on lower margin products and an unfavorable currency fluctuation against the euro associated with our purchases of precious, semiprecious and synthetic stones. Gross profit results were favorably impacted by the general price increases and incremental volume discussed above combined with the strengthening of the Canadian dollar against the U.S. dollar.

        Selling and administrative expenses.    Selling and administrative expenses increased $58.5 million, or 19.1%, to $364.9 million for the Twelve Month 2003 period from $306.4 million for 2002. As a percentage of net sales, selling and administrative expenses decreased 4.3 percentage points to 36.2% for the Twelve Month 2003 period from 40.5% for 2002. The consolidation of the Print Group with Visant contributed $24.6 million, or 8.1%, of the increased expense, but favorably impacted selling and administrative expenses as a percentage of net sales by 6.9 percentage points. Jostens' selling and administrative expenses increased $33.8 million, or 11.0%, compared to the same prior year period. Excluding $17.3 million of depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens merger, Jostens' selling and administrative expenses increased $16.5 million, resulting in a 5.4 percentage point increase in selling and administrative expenses as a percentage of net sales. The $16.5 million increase was primarily due to the following:

  •
  higher commission expense as a result of increased sales;

  •
  incremental spending on information systems, customer service support and selling activities to address the difficulties encountered with the installation of the ERP system;

  •
  higher pension and employee benefit costs;

  •
  additional investment in customer service and support; and

  •
  incremental spending on a combination of severance costs, a legal settlement and acquisition related expenses.

        The increase was partially offset by lower general and administrative expense compared to 2002.

        Transaction costs.    During the Twelve Month 2003 period, Jostens incurred $31.2 million of transaction expenses in connection with the 2003 Jostens merger, consisting of investment banking fees, legal and accounting fees, compensation expense related to stock option payments and a charge to write off prepaid management fees.

        Operating income.    Operating income decreased $77.4 million, or 57.9%, to $56.2 million for the Twelve Month 2003 period from $133.6 million for 2002. As a percentage of net sales, operating income decreased 12.1 percentage points to 5.6% for the Twelve Month 2003 period from 17.7% for 2002. The consolidation of the Print Group with Visant contributed $20.7 million of increased operating income while Jostens' operating income decreased $98.1 million compared to the same prior year period. Excluding $60.7 million of inventory costs and depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens merger and $31.2 million of related transaction costs, Jostens' operating income decreased $6.2 million primarily as a result of the incremental costs incurred to address the difficulties encountered with the ERP system implementation.

        Net interest expense.    Net interest expense increased $33.1 million, or 49.2%, to $100.4 million for the Twelve Month 2003 period as compared to $67.3 million for 2002. The consolidation of the Print Group with Visant contributed $35.6 million of the increased expense. The remaining overall decrease of $2.5 million was primarily due to a lower average outstanding debt balance during the predecessor period of 2003 compared to 2002 and lower average interest rates offset by $6.4 million of additional interest expense as a result of the reclassification of dividends on Jostens' redeemable preferred stock in connection with the change in accounting principle, $1.3 million of additional amortized interest related to our parent's 10 1/4% senior discount notes and $2.8 million of dividends on the 8% Visant redeemable preferred stock.

        Loss on redemption of debt.    As a result of refinancing the senior secured credit facility in connection with the 2003 Jostens merger, we recognized a loss of $13.9 million consisting of unamortized deferred financing costs. In addition, during the successor period of 2003, we redeemed $8.5 million principal amount of Jostens' senior subordinated notes, recognizing a loss of $0.5 million, which consisted of redemption premium paid plus unamortized premium, original issuance discount and deferred financing costs related to the notes.

        (Benefit from) provision for income taxes.    The effective rate of tax presented for the results of operations for the Twelve Month 2003 period was based on the total income tax expense (benefit) recorded on each of our companies' separately reported financial statements. Jostens and its holding companies applied a 22.3% rate of tax benefit to its 12-month pre-tax loss of $43,726. The rate of tax benefit was less than the statutory rate of 35% due to the unfavorable effect of nondeductible interest expense on redeemable preferred stock and nondeductible transaction costs. The rate of tax expense (benefit) provided by Von Hoffmann and Arcade on pre-tax results for the five month successor period in 2003 was (33.4)% and 30.4%, respectively. Von Hoffmann's effective tax rate was negatively impacted by the effect of nondeductible interest expense on its subordinated exchange debentures. Arcade's effective tax rate was negatively impacted by the effect of nondeductible interest expense on its redeemable preferred stock and an increase in the valuation allowance on certain of its deferred tax assets.

        The 18.0% effective rate of tax for the Twelve Month 2003 period is not intended to reflect the rate that would have applied had the transaction occurred at the beginning of the period.

        For 2002, Jostens' effective tax rate was 56.2%. The rate was greater than the statutory rate due primarily to the negative effect of Jostens' foreign earnings repatriation.

        Cumulative effect of accounting change.    We recognized a cumulative effect of a change in accounting principle upon adoption of SFAS 150 at the beginning of our third quarter in 2003. Jostens assessed the value of its 14% redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, resulting in an adjustment of $4.6 million. Jostens did not provide any tax provision in connection with the adoption of SFAS 150 because the payment of the related preferred dividend and discount amortization were not tax deductible. The assessment performed by Arcade of its redeemable senior preferred stock did not result in an adjustment.

        Net (loss) income.    As a result of the foregoing discussion, net income decreased $73.4 million to a loss of $43.5 million for the Twelve Month 2003 period from $29.9 million for 2002.

Discontinued Operations

        In December 2001, the Board of Directors of Jostens approved a plan to exit its former Recognition business in order to focus its resources on its core school-related affinity products business. During 2002, Jostens reversed $2.3 million of the original $16.3 million of charges based on revised estimates for employee separation costs and phase-out costs. Of the total adjustment, $0.5 million resulted from modifying the anticipated workforce reduction from 150 to 130 full-time positions and $1.8 million resulted from lower information systems, customer service and internal support costs and lower receivable write-offs than originally anticipated. In addition, Jostens reversed $0.4 million in other liabilities for a total pre-tax gain on discontinued operations of $2.7 million ($1.6 million net of tax).

        As of the end of 2004, accrued disposal costs, consisting of $1.8 million of transition benefits, were included in "current liabilities of discontinued operations" in the consolidated balance sheet. Transition benefits will continue to be paid through the period of our statutory obligations.

Liquidity and Capital Resources

        The following table presents cash flow activity of Visant Holding for the first three months of fiscal 2005 and 2004 and should be read in conjunction with our condensed consolidated statements of cash flows.

	Three months ended
In thousands	April 2, 2005	April 3, 2004
Net cash provided by operating activities	$16,084	$11,581
Net cash used in investing activities	(16,207)	(10,350)
Net cash (used in) provided by financing activities	(56,988)	7,180
Effect of exchange rate change on cash	40	13

Net change in cash and cash equivalents	$(57,071)	$8,424

        Operating activities generated cash of $16.1 million during the three months ended April 2, 2005 compared with $11.6 million for the same prior year period. Of the $4.5 million increase in operating cash flow, approximately $1.7 million was attributable to increased cash generated from the reduction of working capital. The cash provided by operating activities was used to fund $15.3 million in capital expenditures. Also during the quarter ended April 2, 2005, Visant voluntarily prepaid $63.6 million of scheduled payments under the term loan facilities including all principal payments due in 2005 through 2007.

        As of April 2, 2005, we had cash and cash equivalents of $27.9 million. Our principal sources of liquidity are cash flows from operating activities and borrowings under Visant's senior secured credit facilities, which included $225.1 million available under Visant's revolving credit facility as of April 2, 2005. We use cash primarily for debt service obligations, capital expenditures and to fund working capital requirements. We intend to fund ongoing operations through cash generated by operations and borrowings under the revolving credit facility.

        Our ability to make scheduled payments of principal, or to pay the interest on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations, we believe that cash flow from operations, available cash and short-term investments, together with borrowings available under Visant's senior secured credit facilities, are adequate to meet our future liquidity needs for the next twelve months. Our assumptions with respect to future costs may not be correct, and funds available to us may not be sufficient to enable us to service our indebtedness, including the notes, or cover any shortfall in funding for any unanticipated expenses. In addition, to the extent we make future acquisitions, we may require new sources of funding including additional debt or equity financing or some combination thereof. We may not be able to secure additional sources of funding on favorable terms or at all.

Contractual Obligations

        The following table shows due dates and amounts of our contractual obligations:

	Payments due by calendar year
In thousands
	Total	2005	2006	2007	2008	2009	Thereafter
7 5/8% senior subordinated notes	$500,000	$—	$—	$—	$—	$—	$500,000
10 1/4% senior discount notes	247,200	—	—	—	—	—	247,200
Term loans(1)	1,020,000	19,950	19,950	23,700	23,700	23,700	909,000
Operating leases	24,182	7,743	6,181	3,968	2,849	2,025	1,416
Precious metals forward contracts	10,096	10,096	—	—	—	—	—
Minimum royalties	7,200	1,200	1,200	1,200	1,200	1,200	1,200
Interest expense(2)	734,435	86,941	85,985	84,984	85,956	108,042	282,527

Total contractual cash obligations(3)	$2,543,113	$125,930	$113,316	$113,852	$113,705	$134,967	$1,941,343

(1)
In February 2005, we prepaid $63.6 million of principal due under the Visant term loans including all principal payments due in 2005 through 2007.

(2)
Projected interest expense related to the variable rate term loans is based on market rates as of the end of 2004.

(3)
Also outstanding is $13.2 million in the form of letters of credit.

        We intend to fund ongoing operations through cash generated by operations and borrowings under the new revolving credit facility. We have substantial debt service requirements.

        Visant's new senior secured credit facilities are comprised of a $150 million senior secured Term A loan facility with a six-year maturity, an $870 million senior secured Term C loan facility with a seven-year maturity and a $250 million senior secured revolving credit facility with a five-year maturity. As of year-end 2004, we had $13.2 million standby letters of credit outstanding. Except for approximately $8.3 million of outstanding indebtedness under the Canadian portion of our new revolving credit facility, we repaid the entire outstanding indebtedness under our new revolving credit facility during the fourth quarter of 2004. On February 22, 2005, we voluntarily prepaid $63.6 million of scheduled payments under the term loan facilities with free cash flow generated from operations.

        Borrowings under the new senior secured credit facilities bear interest at our option at either adjusted LIBOR plus an applicable margin or the alternate base rate plus an applicable margin and are subject to adjustment based on a pricing grid.

        The new senior secured credit facilities require us to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the new senior secured credit facilities contain certain restrictive covenants which, among other things, limit our ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change our business, amend the terms of our subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

        On October 4, 2004, Visant issued $500 million in principal amount of 7 5/8% senior subordinated notes (the "Visant notes") due October 1, 2012 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. On March 30, 2005, we completed an offer to exchange the entire principal amount of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act. The Visant notes are not collateralized and are subordinate in right of payment to the senior secured credit facilities. The senior secured credit facilities and the Visant notes are guaranteed by all of Visant's direct and indirect domestic subsidiaries.

        On December 2, 2003, our parent issued $247.2 million in principal amount at maturity of 10 1/4% senior discount notes (the "Holdings notes") due December 1, 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States for gross proceeds of $150 million. On March 8, 2004, we completed an offer to exchange the entire principal amount at maturity of these notes for an equal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act. The Holdings notes are not collateralized, are subordinate in right of payment to all debt and other liabilities of our subsidiaries and are not guaranteed.

        The indentures governing the Visant notes and the Holdings notes also contain numerous covenants including, among other things, restrictions on our ability to: incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; engage in transactions with affiliates; and create liens.

        Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under Visant's new revolving credit facility and future refinancing of our debt.

        We also have capital expenditure requirements for our operations. For 2004, we had capital expenditures of $49.3 million, primarily for additional press capacity, automation, information technology and ongoing maintenance. For the Twelve Month 2003 period and for 2002, we had capital expenditures of $26.8 million and $22.8 million, respectively. We expect capital expenditures to increase in 2005 due to anticipated capacity needs.

Off Balance Sheet Arrangements

Precious Metals Consignment Arrangement

        We have a precious metals consignment arrangement with a major financial institution whereby we have the ability to obtain up to $30 million in consigned inventory. Under the terms of the consignment arrangement, we do not own the consigned inventory until it is shipped in the form of a product to the customer. Accordingly, we do not include the value of consigned inventory or the corresponding liability in our financial statements. The value of consigned inventory as of the end of 2004 and 2003 was $22.6 million and $24.0 million, respectively.

        Other than our precious metals consignment arrangement and general operating leases, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recent Accounting Pronouncements

SFAS 123R—Statement of Accounting Standards No. 123 (revised 2004) Share-Based Payment

        In December 2004, the Financial Accounting Standards Board (FASB) issued a revision of SFAS 123. This statement eliminates the alternative to use the intrinsic value method of accounting that was permitted in SFAS 123 as originally issued and will require recognition of compensation expense related to all equity awards granted after the required effective date and to awards modified, repurchased or cancelled after that date based on the grant date fair values of the awards. This statement is effective for us as of the first interim or annual reporting period that commences after December 15, 2005. We have not yet determined the impact of adopting this statement on our consolidated financial position, results of operations or cash flows.

FSP 109-2—Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004

        In October 2004, the American Jobs Creation Act of 2004 (the "AJC Act") was signed into law. This legislation creates, among other things, a temporary incentive for U.S. multinational companies to repatriate accumulated income earned outside the United States at a favorable rate of tax. The U.S. Treasury Department has not completed its release of guidelines for applying the repatriation provisions of the AJC Act. In December 2004, the FASB issued Staff Position (FSP) 109 2, which provides accounting and disclosure guidance for the repatriation provision. Although we intend to repatriate earnings from our Canadian subsidiary in an amount that could range from $8 million to $13 million, we have not completed our analysis of the tax effect of such a distribution because we need additional guidance from the U.S. Treasury Department clarifying key elements of the AJC Act. We anticipate that our analysis of the tax benefit of repatriation will be completed by the fourth quarter of 2005 and that the effect on the Company's effective annual rate will be recorded at that time.

FSP 106-2—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003

        In May 2004, the FASB issued FSP 106-2, which was effective for us as of the beginning of the third quarter of 2004. The Medicare Prescription Drug Improvement and Modernization Act of 2003 (the "Medicare Act") includes a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent (as defined in the Medicare Act) to Medicare Part D. The adoption of FSP 106-2 did not have a material effect on our financial condition or results of operations.

Quantitative and Qualitative Disclosure about Market Risk

Market Risk

        We are subject to market risk associated with changes in interest rates, foreign currency exchange rates and commodity prices. To reduce any one of these risks, we may at times use financial instruments. All hedging transactions are authorized and executed under clearly defined company policies and procedures, which prohibit the use of financial instruments for trading purposes.

Interest Rate Risk

        We are subject to market risk associated with changes in LIBOR and other variable interest rates in connection with our senior secured credit facilities. If the short-term interest rates or the LIBOR averaged 10% more or less, interest expense would have changed by $0.8 million for 2004, $2.0 million for the Twelve Month 2003 period and $2.4 million for 2002.

Foreign Currency Exchange Rate Risk

        We are exposed to market risks from changes in foreign exchange rates. Jostens and Arcade have foreign operations primarily in Canada and France, respectively, where substantially all transactions are denominated in Canadian dollars and euros. Jostens periodically enters into forward foreign currency exchange contracts to hedge certain purchases of inventory denominated in foreign currency. Arcade periodically enters into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount and to hedge a portion of the production costs expected to be denominated in foreign currencies. The purpose of these hedging activities is to minimize the impact of foreign currency fluctuations on our results of operations and cash flows. We consider our market risk in such activities to be immaterial.

Commodity Price Risk

        We are subject to market risk associated with changes in the price of precious metals. To mitigate our commodity price risk, we enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. We periodically prepare a sensitivity analysis to estimate our exposure to market risk on open precious metal forward purchase contracts. We consider our market risk associated with these contracts as of the end of 2004 and 2003 to be immaterial. Market risk was estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in fair value and giving effect to the increase in fair value over our aggregate forward contract commitment.

BUSINESS

Our Company

        We are a leading North American specialty printing, marketing and school-related affinity products and services enterprise that was formed through the combination of Jostens, Von Hoffmann and Arcade. We generated approximately 81% of our net sales for fiscal 2004 from printing and marketing products, which include, among others, yearbooks, educational materials, diplomas, announcements, direct marketing materials and commercial printing. We also manufacture and distribute other non-print based school-related affinity products and services such as class rings, caps and gowns and school photography. More than 80% of our net sales for fiscal 2004 were generated from products and services for which we believe we have the #1 or #2 market position in North America.

        Our primary end market is the North American educational sector, which generated approximately 76% of our net sales for fiscal 2004. The North American educational sector includes high schools, colleges, middle and elementary schools and the educational publishers that service them. Over the last 100 years, we have developed long-standing relationships with administrators in over 25,000 schools in North America and major publishers of educational textbooks such as Harcourt Inc., Houghton Mifflin Company, The McGraw-Hill Companies and Pearson Plc.

        We believe Jostens, Von Hoffmann and Arcade all have attractive and growing niche end markets. We believe that the combination of these businesses will diversify our revenue base as well as allow us to realize substantial cost savings over time.

        We manufacture and provide our products and services through three operating companies: Jostens, Von Hoffmann and Arcade. The following chart sets forth a list of key products and services and our belief as to our respective market positions for each of our operating companies:

	Jostens	Von Hoffmann	Arcade
Key products and services:	• Yearbooks • Class and affiliation rings • Graduation products • Photography	• Textbooks • Textbook covers • Standardized tests • Textbook components	• ScentStrip® • Patented products, including BeautiSeal®
Estimated North American market position:	• #1 Yearbooks • #1 Class rings • #1 Graduation products • #1 School photography (Canada)	• #1 Textbook covers • #2 Elementary and high school case-bound textbooks	#1 Scent strip samplers

Business Strengths

        We believe that we are distinguished by the following business strengths:

Leading market positions and competitive advantages

        More than 80% of our net sales for fiscal 2004 were generated from products and services in which we believe we have the #1 or #2 market position in North America. We believe that Jostens has an approximately 40% to 50% market share across its major product lines, Von Hoffmann has approximately a 50% market share of the textbook cover market and approximately a 35% market share of the four-color case-bound textbook market, and Arcade has approximately a 50% market share of the scent strip sampler market.

        The majority of Jostens' sales are "in the schoolhouse", to school administrators and students, with whom long-standing relationships and the trust that an individualized, quality product will be delivered on-time are important. Von Hoffmann's manufacturing operations, particularly its bookbinding capabilities, and dedication to the educational end market provide a competitive advantage over other printers that would have to dedicate significant resources to establish similar production capabilities. We believe that Arcade is the industry leader in the introduction of innovative products with nearly one half of Arcade's revenues generated from products for which Arcade holds patents.

Attractive and growing industry dynamics

        The markets for our products and services exhibit attractive characteristics that we believe will contribute to the growth of our businesses. We believe that continued growth in the number of high school graduates will benefit Jostens. Jostens' core products are generally purchases that are made through various economic cycles. Additionally, we believe that the expected upturn in the textbook adoption cycle over the next several years will be a primary contributor to growth for Von Hoffmann. Similarly, we believe that Arcade is well positioned to benefit from any rebound in the advertising market.

Reputation for superior quality and customer service

        We have successfully leveraged the quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve 25,000 schools, every major textbook publisher and a variety of leading fragrance, cosmetic and consumer products customers. We believe our businesses are well regarded in the markets in which they operate, where reliable service, product quality and the ability to solve complex production and distribution problems are important competitive attributes. Jostens has maintained long-standing customer relationships through its ability to provide highly customized and personalized products. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% of its customers in its major product lines. Von Hoffmann maintains long-standing relationships with the major educational publishers, and each of its top five customers has been a customer of Von Hoffmann for over 30 years. Arcade's technical expertise, manufacturing reliability and customer capabilities have enabled it to develop strong relationships with its customers. Arcade's top five customers have been Arcade customers for over 10 years.

Experienced management team

        Our executive management team has considerable industry experience. Marc Reisch, who joined our company in October 2004 as Chairman and Chief Executive Officer, has over 20 years experience in the printing and publishing industries and formerly served as the Chairman and Chief Executive Officer of Quebecor World North America. He also has a proven track record of successfully acquiring and integrating companies. Our senior management team has substantial industry experience and an average of 22 years of experience in the industries in which our companies operate. Our management will also be highly motivated stakeholders through our new equity and option plan, which includes substantial management investment in our equity.

Business Strategy

        The principal features of our business strategy include the following:

Improve customer service and selling strategy to drive growth

        We expect to enhance our relationships with our customers through a focus on customer service and sales force effectiveness across our businesses. Each of the businesses maintains separate sales forces to sell their products, which help to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our selling strategy. At Jostens, our sales strategy is focused on improving account retention and buy rates through enhanced customer service and new product offerings, increasing the cross-selling of additional Jostens products to existing customers and adding new customers. At Von Hoffmann, our efforts are directed at increasing our sales to existing educational customers through a focus on product quality, customer service and the breadth of our product offering following the acquisition of Lehigh Lithographers. We are also making efforts to expand our commercial printing business during our off-peak seasons through a targeted sales effort to non-educational customers. At Arcade and Lehigh Direct, we intend to grow our market share with our core customers through a continued emphasis on customer service and product innovation. We are also making efforts to expand our customer base by emphasizing the effectiveness of Arcade's advertising solutions in less traditional markets such as consumer-packaged goods.

Enhance core product and service offerings

        We have continually invested in our businesses to position ourselves as a leader in innovation and breadth of products and services in each market we serve. Through new product development and services and the addition of new features, add-ons and customization, we believe we will further stimulate the demand for our products, improve account retention and relationships and generate additional revenue. For instance, Jostens continues to be an industry leader in introducing the electronic manufacturing of yearbooks. Similarly, Von Hoffmann has selectively added service offerings, such as design, art procurement, editorial, color separation and printing plastic transparencies and decorative covers in the instructional materials and commercial printing markets. Arcade has expanded its sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories. Lehigh Direct continues to develop innovative in-line manufacturing solutions for its direct marketing customers. We continue to invest time and resources to maintain our leading positions in our two operating segments. Since the closing of the Transactions, we have invested in new equipment, including new press equipment at Lehigh Direct, Von Hoffmann's Jefferson City facility and Jostens' Clarksville, Tennessee facility.

Implement near-term cost savings initiatives

        By combining our three businesses in connection with the Transactions, we believe that significant, near-term cost saving opportunities exist. These cost savings are being primarily achieved through procurement initiatives aimed at reducing the costs of materials and services, such as logistics and energy, used in our operations and reducing corporate and administrative expenses. We have taken and will continue to take steps to reduce our corporate and administrative expenses through selected rationalization of certain overhead costs across our businesses. A variety of factors could cause us not to achieve the benefits of the savings plan in a timely manner or at all, or could result in harm to our businesses and could adversely affect our results of operations.

Improve operating efficiencies and asset utilization

        The combination of Jostens and the businesses comprising the Print Group provides opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. The seasonality present in our businesses allows us the opportunity to capture selected commercial printing business. We also intend to leverage Von Hoffmann's facilities, our reputation in the commercial market and our management team's experience in the commercial printing industry to increase our presence in the commercial printing market.

Selectively pursue complementary acquisitions

        We intend to pursue opportunistic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings.

Jostens

        Jostens is the nation's leading provider of school-related affinity products and services including yearbooks, class rings and graduation products. Jostens has a 107-year history of providing quality products, which has enabled it to develop long-standing relationships with school administrators throughout the country. Jostens' high degree of customer satisfaction translates into significant annual retention rates in its major product lines. Jostens' products and services are predominantly offered to North American high school and college students, primarily through a network of approximately 1,000 sales representatives and associates. Most of these sales representatives and associates are independent.

Principal products and services

        Yearbooks.    We believe Jostens is the leading manufacturer of yearbooks sold to schools in the United States, serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts, although a small commercial printing business is also included in this product line. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis.

        Class and affiliation rings.    We believe Jostens is the leading provider of class and affiliation rings, serving U.S. high schools, colleges, universities and other specialty markets. In most schools with which it has a relationship, Jostens sells class rings to students as the designated supplier of the school's official class ring. Class rings are also sold through college bookstores, other campus stores, retail jewelry stores and via the Internet. Jostens sells a significant portion of its class rings within schools, where Jostens' independent sales representatives, along with the support of customer service employees, coordinate ring design, promotion and ordering with the students. Jostens' proprietary ring dies and tooling and Jostens' manufacturing expertise enable it to offer highly customized class rings. Jostens also designs, manufactures and sells championship rings for professional sports and affinity rings for a variety of specialty markets.

        Graduation products.    We believe Jostens is the leading provider of graduation products, serving U.S. high schools, colleges and universities. Jostens sells caps, gowns, diplomas and announcements, as well as graduation-related accessories, to students and administrators through the same independent sales representatives who sell class rings. In recent years, Jostens' line of graduation products has been expanded to include diploma plaques and personalization options for its regalia line. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time.

        Photography.    We believe Jostens is the leading provider of school photography products and services in Canada and has a small but growing presence in the United States. Through Jostens' network of sales representatives and independent dealers, Jostens provides photography services for special events and class and individual school pictures of elementary, middle and high school students. Jostens also provides high school senior portraits and photography for proms and other special events. In addition to its products designed for student purchasers, Jostens provides photography products to school administrators, including office records photos, school composites, pictorial directories and identification cards.

Sales and marketing

        Although Jostens markets its products primarily through independent sales representatives, Jostens also markets certain of its products through a direct employee-based sales organization. We believe Jostens has the largest sales force in the school-related affinity products and services industry. Sales representatives gain access to K-12 schools and colleges through administrators or student representatives who are involved in the selection process. Once selected, the sales representative coordinates between the school and Jostens' customer service and plant employees to ensure satisfactory quality and service. Jostens' sales representatives and their associates sell yearbooks directly to schools. Class rings are sold within the school through temporary order-taking booths, bookstores, other campus stores and retail jewelry stores. Jostens' sales representatives make calls on schools and take sales orders for graduation products through temporary order-taking booths, telemarketing programs, college bookstores and via the Internet. Jostens sells its photography services through sales representatives who arrange the sittings at individual schools or in their own studios.

Production and manufacturing

        Jostens has continually invested in its manufacturing facilities to achieve process improvements and has implemented the lean manufacturing concept in many of its processes. We believe that these investments, along with Jostens' significant experience in its industry, have made Jostens one of the most efficient manufacturers of school-related affinity products. Additionally, by investing to establish these capabilities, we have been able to consistently provide high quality products to our customers in a timely fashion.

        The school-related affinity products market is seasonal, with the majority of the yearbooks and graduation products manufacturing occurring in the winter through spring season, while the majority of class ring and photography manufacturing occurs in the fall. We believe Jostens' leading market share and technology position, in connection with its extensive manufacturing capacity, allow it to better manage periods of high and low capacity utilization, as well as the corresponding impact on working capital, by "flexing" up and down activity very efficiently. To facilitate this "flexing", Jostens maintains access to a pool of skilled seasonal employees, many of whom have been employed by Jostens on a seasonal basis for numerous years.

The Print Group

        The Print Group is comprised of the operations of Von Hoffmann, Lehigh Lithographers, Arcade and Lehigh Direct. Lehigh Lithographers and Lehigh Direct were acquired by Von Hoffmann through its acquisition of The Lehigh Press, Inc., or Lehigh Press, in October 2003.

Von Hoffmann

        Von Hoffmann is a leading manufacturer of four-color case-bound and soft-cover educational textbooks, textbook covers, standardized test materials and related components for major educational publishers in the United States. In addition to textbook manufacturing, Von Hoffmann provides its customers with a full range of value-added printing and design services from early design to final distribution. Over its 100-year history, Von Hoffmann has established itself as a trusted provider of quality products with a reputation for on-time delivery and innovation. Von Hoffmann also provides commercial printing services to non-educational customers, including business-to-business catalog publishers, the federal government, trade publishers and the health-care and financial services industries. Lehigh Lithographers is a leader in the printing of decorative covers and book components in the instructional materials market.

Principal products and services

        Four-color educational and commercial materials.    Von Hoffmann's Jefferson City, Missouri facility focuses primarily on the manufacture of four-color products including textbooks for the elementary through high school, or ELHI, and college markets and commercial products. Von Hoffmann employs specially modified machinery to meet the demanding service, quality and delivery requirements of these markets, and we believe that Von Hoffmann is well-positioned to accommodate the relatively short lead-times, a broad variety of complex binding requirements and highly variable run lengths that typify the four-color product industries. These factors distinguish Von Hoffmann from other book manufacturers who focus on multiple products and for whom four-color products represent only a small portion of overall product mix.

        Approximately 50% of ELHI textbooks are shipped to states that require publishers to keep a particular title in print and supply orders for reprints for periods generally ranging from five to eight years. Other ELHI and college textbooks are kept in print for approximately four to six years. The reprint business is also necessitated by partial corrections or copyright edition changes that must be made in order to incorporate new information or to comply with editorial changes demanded by school committees in various states. In 2004, approximately 74% of Von Hoffmann's four-color ELHI net sales were generated from reprints, and Von Hoffmann retained over 98% of its ELHI reprint business while losing less than 2% to competitors.

        One- and two-color educational and commercial materials.    Von Hoffmann's Owensville, Missouri and Eldridge, Iowa facilities currently focus on the one- and two-color book manufacturing market. These facilities also feature binding operations, including adhesive and saddle-stitch styles, and provide fulfillment and distribution services.

        Creative and book design services.    With the acquisitions of H&S Graphics, Preface and Lehigh Digital, Von Hoffmann added the ability to serve the educational publishers in the design, creative editorial development, project management, digital pre-press and composition areas of book production. Offering these services, which represent the early production processes in the manufacturing of a book, positions Von Hoffmann to manage production more efficiently and more fully serve the needs of educational publishers. In June 2004, Von Hoffmann announced plans to integrate the skills and capabilities of these pre-media operations to form one full-service pre-media business known as Anthology, Inc. The integration of these operations into one facility located in Arlington Heights, Illinois is expected to be completed during the first half of 2005. The cost impact to our ongoing operations and financial position is not expected to be material.

Lehigh Lithographers

        Textbook covers and components.    Complementing the Von Hoffmann operations is the Lehigh Lithographers business. Lehigh Lithographers is a market leader in cover component manufacturing, principally highly differentiated book covers, for the ELHI and college market sectors of the book publishing industry. Lehigh Lithographers also prints commercial products, such as posters, folders, catalogs, brochures and synthetic substrates, which consist of overhead transparency products and plastic inserts for educational textbooks. Lehigh Lithographers' customer base includes the same major educational publishing houses with which Von Hoffmann has long-standing relationships, including Reed Elsevier Group, Plc, Houghton Mifflin Company, The McGraw-Hill Companies and Pearson Plc.

Sales and marketing

        Instructional materials market.    Von Hoffmann's educational textbook sales team works to develop, support and enhance its relationships with publishers in both the college and ELHI markets, as well as with smaller independent publishers. The cost of printing a textbook typically represents a small percentage of a publisher's total cost for a textbook, but the failure to meet a production deadline could result in a significant loss to the publisher. As a result, competition in the textbook manufacturing industry is equally service- and quality-driven. Accordingly, a significant element of Von Hoffmann's marketing efforts consists of maintaining close relationships with its customers to ensure proper production, scheduling and timely delivery. Von Hoffmann's senior management team and sales support staff maintain close contact with key customers in order to identify relevant issues affecting these customers as well as to identify competitive advantages. In addition, the sales force and planners are in regular contact with the manufacturing personnel of Von Hoffmann's customers with pending indications or firm orders in order to deal with changes or production issues that arise throughout the process.

        Von Hoffmann has concentrated on maintaining long-standing relationships with the major educational publishers. These publishers have consolidated significantly over the past several years, reducing the major educational publishers to four. These publishers accounted for approximately 40% of Von Hoffmann's net sales during 2004.

        Commercial printing market.    Von Hoffmann's sales and marketing organization is pursuing a focused sales strategy across the identified commercial market segments. With dedicated sales people located throughout the United States, Von Hoffmann addresses this market on a national level. Customer needs are matched to one of Von Hoffmann's manufacturing facilities and its array of production capabilities.

Production and manufacturing

        As a contract print manufacturer, Von Hoffmann principally manufactures products pursuant to firm customer orders. Von Hoffmann provides its customers with a full range of value-added printing and design services from early design to final distribution. Von Hoffmann's typical production run size ranges from less than 2,500 units to over 250,000 units, with the capability to produce profitable runs under 2,500 units. Von Hoffmann can cost-effectively produce these short runs due to its ability to shift work rapidly among printing presses. Customers generally seek to lower costs by maintaining low inventory levels and ordering small quantities for just-in-time delivery. We believe that Von Hoffmann's ability to produce short runs effectively is a significant competitive advantage.

        Pre-press.    Von Hoffmann has invested in state-of-the-art, integrated and standardized digital pre-press equipment that streamlines and enhances the traditional pre-press process. Rather than outsourcing this service, all of its printing facilities have the ability to perform the complete digital pre-press workflow directly from digital media provided by its customers. This system gives Von Hoffmann an electronic capability to make plates using the single-burn process, saving time and expense, while reducing the chance of error. This is particularly significant in products that entail repeated changes and multiple short-run print jobs. Von Hoffmann has standardized across its entire platform direct-to-plate capabilities, which eliminate the film-output step of the pre-press process. Von Hoffmann now has complete redundancy in the digital pre-press process throughout its plants, which gives Von Hoffmann increased flexibility in the manufacturing process.

        Printing and binding.    Von Hoffmann has a variety of web printing presses configured to maximize its manufacturing flexibility. Although a certain number of Von Hoffmann's presses are dedicated to 9", 10" or 11" products, these presses are highly specialized and have been modified to have the flexibility to print any of these sizes on the next-larger press size. Specifically, Von Hoffmann has developed equipment adaptations and proprietary production methods for its printing and binding operations that significantly reduce the make-ready time per changeover of plates compared to that of Von Hoffmann's competitors. Von Hoffmann currently maintains multiple binding lines in each of its manufacturing plants, providing virtually all of the binding options used in the industry.

        Over the past five years, Von Hoffmann has invested significantly in high-quality, high-throughput machinery and plant expansions, enhancing its competitive position and significantly expanding its production capacity for future growth. Von Hoffmann has made investments in one- through four-color web printing presses, additional sheet-fed presses, new digital pre-press equipment and additional manufacturing space. Von Hoffmann has also invested extensively in customized, highly efficient binding production lines.

Arcade

        Arcade is a leading global marketer and manufacturer of multi-sensory and interactive advertising sampling systems that utilize various technologies to engage the senses of touch, sight and smell. Arcade has over a 100-year history and pioneered its ScentStrip® product in 1980. Arcade offers an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, such as magazine inserts, catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs.

        We believe product sampling is one of the most effective, widely used and growing forms of promotional activity. Product sampling is particularly crucial to the fragrance and cosmetics industries where consumers traditionally "try before they buy" due to the highly personal nature of the products. We believe that Arcade's introduction in 1980 of the ScentStrip®, the first pull-apart, microencapsulated scent sampling system, transformed the fragrance sampling industry. With the creation of a multi-sensory marketing program—combining advertising with a sampling system—marketers are afforded a cost-effective means to reach consumers in their homes on a mass scale with quality renditions of perfume, skincare products, foundation, lipstick and cosmetic powders. Arcade has a diverse portfolio of alternative scent sampling systems, all designed for cost-effective mass distribution and continues to be a leading innovator in sampling system technologies. We believe that Arcade's innovative sampling systems have altered the economics and efficiencies of product sampling in the cosmetic and fragrance markets. In recent years, Arcade has expanded its sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories.

Principal products

        Arcade offers a broad and diversified portfolio of innovative, interactive sampling systems and advertising formats for the fragrance, cosmetics and personal care markets as well as other consumer products markets including household products and food and beverage markets. Each of Arcade's sample systems is generally sold to the same category of manufacturers as the product being advertised. Almost all of these sampling systems have been designed to meet U.S. Postal Service, or USPS, approval for subscription magazine periodical rates, which we believe is a competitive advantage over other products that do not qualify for these rates.

        Olfactory sampling systems.    Arcade's diverse portfolio of fragrance sampling systems, which comprises a variety of proprietary chemistries and processes, historically has represented a significant portion of Arcade's annual sales. While scent strip samplers continue to be a widely used technology for sampling products for the fine fragrance industry, we believe that Arcade's other sampling systems have enabled it to maintain a competitive advantage and affirm Arcade's position as an innovator in the sampling industry. In recent years, Arcade's products have been used in many major new fine fragrance launches that have utilized sampling systems. Key products include ScentStrip® and LiquaTouch®. A proprietary technology introduced by Arcade in 1980, ScentStrip® is microencapsulated essential oil deposited between two layers of paper which "snap" open to release a quality fragrance rendition. ScentStrip® can deliver quality aroma renditions of fine fragrance, personal care, sun care and consumer products. LiquaTouch® is a patented technology that delivers a rendition of finished fragrance product (e.g. eau de parfum, eau de toilette or after shave), any liquid treatment or personal care product and contains an applicator. LiquaTouch® is hermetically sealed with no pre-release and delivers a spill proof trail of any alcohol formulated fragrance product. The product is available in a single or dual chamber pressure-sensitive format.

        Beauty sampling systems.    Arcade's portfolio also includes non-fragrance sampling system products, primarily for the beauty industry, which represent a growing percentage of Arcade's sales. These sampling systems are utilized to sample cosmetics and beauty care products including foundation, creams and lotions, lipstick and powders. Key products include BeautiSeal® and ShadeSeal®. BeautiSeal® is a sampling system for quality renditions of creams, lotion, gel or personal care products which are deposited between the foil layers of a heat-sealed, pressure sensitive well. BeautiSeal® is ideal for magazine and catalogue inserts, bind-in cards, direct mailers, brochures and in-store handout and regimen cards. ShadeSeal® is used to sample renditions of cosmetic powders or lip products. The product rendition is deposited between two substrates which pull apart to offer a trial sample, while a transparent "window" displays the shade. This product can be utilized in many different formats to accommodate either multiple shades or a variety of cosmetic products, including both long-lasting and conventional lipsticks. Both key products involve proprietary, patented technology.

        Consumer products related offerings.    Arcade's portfolio of sampling systems is also well suited for use by consumer product offerings. Its sampling systems have been used to promote laundry detergents, fabric softeners, automobiles, liqueurs, orange juice, breakfast bars and many other consumer products. The key product is DiscCover®, a peel-and-reveal, non-encapsulated patented sampling system label that opens and reseals, delivering a quality aroma rendition up to 25 times. This technology is color-printable, affixable to nearly any surface, including plastic and glass, and can be die-cut in nearly any shape and size. This technology is popular in the delivery of quality aroma in the marketing of a variety of personal care products and food and beverage products as well as fine fragrances.

Lehigh Direct

        Direct marketing.    Complementing the Arcade operations is the Lehigh Direct business. Lehigh Direct, with over 30 years of experience in the processing of direct marketing materials, serves direct marketers, catalogers, publishers, advertising agencies and national advertisers. Lehigh Direct specializes in high-quality long-run commercial printing and in-line finished products and can accommodate large marketing projects with its range of digital pre-press, personalization, dimensional printing, in-line finishing, data processing and mailing services. Lehigh Direct distinguishes itself by offering an array of unique formats including pop-ups, graphic motions, scratch-offs, kiss-cut stickers, magic windows and doors, and creative die-cutting. Its inkjet personalization capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Sales and marketing

        Arcade's sales and marketing efforts are organized geographically. The U.S. sales group is supervised by Arcade's Senior Vice President of Marketing and Business Development, while Arcade's European sales executives are based in Paris, France, and London, England, and are managed by an executive based in Paris, France. Arcade also has representatives in Australia, Brazil, Canada, Japan and Mexico. Each sales executive is dedicated to a certain number of identified customers. In addition, these sales efforts are supported by production managers/customer service representatives, who are based in Chattanooga, Tennessee; Baltimore, Maryland; and Paris, France.

        Lehigh Direct's sales and marketing efforts are based out of its Broadview, Illinois production facility, with a network of sales representatives located in other strategic locations, covering regions throughout the United States.

Production and manufacturing

        Arcade's manufacturing processes are highly technical and largely proprietary. Its sampling systems must meet demanding performance specifications regarding fidelity to the product being sampled, shelf life, resistance to pressure and temperature variations and various other requirements. Arcade's manufacturing processes are composed of one or more of the following:

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  formulating cosmetic and fragrance product renditions in Arcade's in-house laboratories;

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  printing advertising pages and other media;

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  manufacturing the sampling product, which consists of either applying an encapsulated slurry onto paper or producing sampling labels that contain fragrance or other cosmetic product renditions; and

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  affixing Arcade's label products onto a preprinted advertising carrier.

        All of Arcade's manufacturing facilities have been awarded International Organization for Standardization, or ISO, 9001:2000 registration. The ISO standards serve as guidelines for businesses interested in assuring that their processes result in products that reflect the highest level of quality. The ISO 9001:2000 standard applies to organizations that design, develop and produce, while assuming and controlling quality through continuous improvement. In addition, both of Arcade's Chattanooga and Baltimore operations have been awarded The Procter & Gamble Triple Pinnacle Award, which is presented to companies as recognition for having met certain quality requirements and having demonstrated outstanding quality assurance. Both operations are also registered with the Food and Drug Administration for the packaging of regulated cosmetic products, and Arcade maintains environmentally controlled cGMP (current good manufacturing practice) compliant facilities.

        We believe that Arcade's formulation capabilities are among the best in the cosmetics and fragrance sampling industry. The formulation process is highly complex because Arcade strives to replicate the fragrance of a product in a bottle containing an alcohol solution. Formulation approval is an interactive process between Arcade and its customers. Arcade has more than 125 different proprietary formulations that it uses in replicating different characteristics of over 500 fragrances to obtain a customer-approved rendition. A number of these formulations are patented and the majority of the formulation process is based on proprietary methods. Formulation of the fragrance and cosmetic product rendition is performed under very strict tolerances and in complete conformity to the formula that the customer has pre-approved. Formulation is conducted in Arcade's specially designed formulation laboratories by trained specialists.

        The artwork for substantially all printed pieces is typically furnished by the customer or its advertising agency. Arcade's digital prepress department utilizes state-of-the-art technology to transfer customer specifications directly to its printing plates. Arcade has the capability to produce high quality printed materials, including the covers of major fashion magazines, in connection with fragrance sampling systems.

        Lehigh Direct's production operations are housed in one location in Broadview, Illinois, outside of Chicago. Press equipment includes halfwebs, standard and extra-wide webs and an array of sophisticated in-line finishing systems. Lehigh Direct recently announced the addition of a new M-600 web press. This press, which evidences our commitment to continue investing in our businesses through the addition of state-of-the-art technology, has a closed-loop scanner integrated control system that ensures consistent registration accuracy and color fidelity.

Competition

Jostens

        The school-related affinity products and services industry consists primarily of national manufacturers and a number of small regional competitors. Jostens is one of four national competitors in the sale of yearbooks, class rings and/or graduation products along with American Achievement Corporation, Herff Jones, Inc. and Walsworth Publishing Company. We believe that Jostens is the largest of the national competitors in yearbooks, class rings and graduation products based on the number of schools served. American Achievement Corporation and Herff Jones, Inc. are the only other national manufacturers that sell each of these three product lines. We believe that due to the size of the market, the time required to develop relationships with schools, the cost of acquiring the equipment and the expertise required for the customization of products, there have been few new entrants since the 1970s.

        Yearbooks.    In the sale of yearbooks, Jostens competes primarily with American Achievement Corporation (which markets under the Taylor Publishing brand), Herff Jones, Inc. and Walsworth Publishing Company. Each competes on the basis of service, product customization and personalization, on-time delivery, print quality, price and product offerings. Customization and personalization combined with technical assistance and customer service capabilities are important factors in yearbook production.

        Class and affiliation rings.    Jostens' competition in class rings consists primarily of two national firms, Herff Jones, Inc. and American Achievement Corporation (which markets the Balfour and ArtCarved brands). Herff Jones, Inc. distributes its products within schools, while American Achievement Corporation distributes its products through multiple distribution channels including schools, independent and chain jewelers and mass merchandisers. Jostens distributes its products primarily within schools. In the affiliation ring market, Jostens competes primarily with national manufacturers, consumer product and jewelry companies and a number of small regional competitors. Class rings sold through independent and chain jewelers and mass merchandisers are generally lower priced rings than class rings sold through schools. Customer service is particularly important in the sale of class rings because of the high degree of customization and the emphasis on timely delivery.

        Graduation products.    In the sale of graduation products, Jostens competes primarily with American Achievement Corporation and Herff Jones, Inc. as well as numerous local and regional competitors who offer products similar to Jostens. Each competes on the basis of service, on-time delivery, product quality, price and product offerings with particular importance given to establishing a proven track record of timely delivery of quality products.

        Photography.    Jostens' sales of school photography products and services are divided between Canada and the United States. In Canada, Jostens competes with a variety of regional and local photographers. In the United States, Jostens' primary competitors are Herff Jones, Inc. and Lifetouch Inc. as well as regional and local photographers. Each competes on the basis of quality, price, on-time delivery and product offerings.

The Print Group

Von Hoffmann

        Textbook manufacturers compete based on their ability to maintain and adhere to a strict manufacturing schedule, the quality of product and service, competitive pricing and capability to provide "one-stop shopping" to the publisher. Competitive advantages include pricing, quality, service and rapid turnaround as well as other non-print, value-added services including fulfillment and distribution. Von Hoffmann's major competitors in the four-color educational textbook manufacturing market are R.R. Donnelley & Sons Company and Quebecor World Inc. Von Hoffmann's major competitors in the one- and two-color educational and commercial printing manufacturing markets are Banta Corporation and The Hess Companies. Von Hoffmann, through Lehigh Lithographers, also competes with Coral Graphics Services, Inc. and Phoenix Color Corporation.

        Von Hoffmann's competition in the commercial printing market is comprised of a more extensive array of smaller and more diversified printing companies that range in size and scope. The costs of entry relative to people, equipment and facilities are not as significant as the instructional materials market. We do not believe, however, that any competitor currently encompasses a market position that would prevent Von Hoffmann's growth in this market sector.

Arcade

        While most of Arcade's sampling systems are manufactured using proprietary technology, Arcade's competitors are actively engaged in manufacturing products in competition with Arcade's products. Competition in Arcade's market is based on product quality, product technologies, customer relationships, price and customer service. Arcade's principal competitors in the printed fragrance and cosmetic samplers market are Webcraft, the fragrance division of Vertis, Inc., Orlandi, Inc. and a number of smaller competitors, including Appliquesence, Delta Graphics, Inc., Follmann & Co., Klocke, Manka Creations, Marietta Corp., Nord'est, Rotakon GmbH and Sampling Dimensions, LLC. Arcade also competes with numerous manufacturers of miniatures, vials, packets, sachets, blister packs and scratch and sniff products. In addition, some cosmetics companies produce sampling products for their own cosmetic products. Arcade also competes with numerous other marketing and advertising venues for marketing dollars customers allocate to various types of advertising, marketing and promotional efforts such as print, television and in-store promotions.

Lehigh Direct

        Lehigh Direct competes with a number of regional and national commercial printers. Its primary competitors are Banta Corporation, R.R. Donnelley & Sons Company, Quebecor World Inc. and Vertis Inc.

Seasonality

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 38% of our annual net sales for fiscal 2004 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of Von Hoffmann and Lehigh Lithographers are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. The net sales of Arcade and Lehigh Direct have also historically reflected seasonal variations, and we expect these businesses to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

Raw Materials

Jostens

        The principal raw materials that Jostens purchases are precious metals, paper products and precious, semiprecious and synthetic stones. The cost of precious metals and precious, semiprecious and synthetic stones is affected by market volatility. To manage the risk associated with changes in the prices of precious metals, Jostens enters into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany whom we believe is also a supplier to Jostens' major class ring competitors in the United States.

        Matters pertaining to our market risks are also set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk".

The Print Group

        The principal raw materials purchased by the Print Group consist of paper and ink. Paper costs generally flow through to the customer as paper is ordered for specific jobs and the Company does not take significant commodity risk on paper. Von Hoffmann operates a paper management program for several of its customers, which is designed to allow Von Hoffmann to (1) standardize the type of paper it uses on presses, thereby reducing production and start-up costs and (2) avoid the cost of additional storage space and production inefficiencies required by separating each publisher's consigned paper. Customers are not contractually obligated to purchase their paper through this program and customer participation varies from year to year.

        Generally, the raw materials used by Arcade in the manufacturing of its products have been readily available from numerous suppliers and have been purchased by Arcade at prices that we believe are competitive. However, Arcade's encapsulated paper products utilize specific grades of paper, which Arcade purchases primarily from one manufacturer. We continue to research methods of replicating the advantages of these specific grades of paper with other available grades of paper. These paper products are subject to comprehensive evaluation and certification by Arcade for quality, consistency and fit. Certain of Arcade's foil laminates are also purchased from single sources under certain specifications.

Backlog

        Because of the nature of our business, all orders are generally filled within a few months from the time of placement. However, Jostens typically obtains contracts in the second quarter of one year for student yearbooks to be delivered in the second and third quarters of the subsequent year. Often the total revenue pertaining to a yearbook order is not established at the time of the order because the content of the book is not final. Subject to the foregoing qualifications, we estimate the backlog of orders, primarily related to student yearbooks, was $359.2 million and $340.6 million as of the end of 2004 and 2003, respectively.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Our costs include compliance with such laws and regulations, which generally have become more stringent over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

        As part of our environmental management program, we are currently involved in environmental remediation at several properties. Principal among them is a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens continues to manage the remediation project, which began in 2000. As of April 2, 2005, Jostens had made payments totaling $7.6 million for remediation at this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. Based on findings included in remediation reports and discussions with our advisors, we estimate that less than $1 million will be needed to finish addressing environmental conditions there, of which the balance is included in "other accrued liabilities" in our consolidated balance sheet as of April 2, 2005. Jostens will have certain ongoing monitoring obligations following the completion of remediation. We do not expect the cost of such ongoing monitoring to be material. While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable. Jostens has not established a receivable for potential recoveries as of April 2, 2005.

Intellectual Property

        Our businesses rely on a combination of patents, copyrights, trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights. We enter into confidentiality and licensing agreements with customers, vendors, employees, consultants and potential acquisition candidates to protect our and our customers' and vendors' know-how, trade secrets and other proprietary information and intellectual property. We have trademarks registered in the United States, and we have also filed and registered trademarks in jurisdictions around the world, including Australia, Brazil, the European Union and Japan. In particular, Arcade has registered patents covering the proprietary processes used to produce many of its products in both the United States and abroad and has submitted patent applications for certain of its other manufacturing processes. However, many of Arcade's manufacturing processes are not covered by any patent or patent application. As a result, our business may be adversely affected by competitors who independently develop equivalent or superior technologies, know-how, trade secrets or production methods or processes than those employed by us. We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights, and third parties from time to time may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights.

        Our company has ongoing research efforts and expects to seek additional patents in the future covering results of its research. Pending patent applications filed by us may not result in patents being issued. Similarly, patents now or hereafter owned by us may not afford protection against competitors with similar or superior technology. Our patents may be infringed upon, designed around by others, challenged by others or held to be invalid or unenforceable.

Employees

        As of March 1, 2005, we had approximately 8,300 full-time employees. As of March 1, 2005, approximately 900 of Jostens' employees were represented under two collective bargaining agreements that expire in June and August of 2007, and approximately 600 employees of our businesses comprising the Print Group were represented under five collective bargaining agreements that expire at various times between April 2005 and March 2008. The collective bargaining agreement that covers certain employees of Lehigh Direct, which was due to expire in April 2005, is currently extended pending completion of the negotiation of a new agreement or the earlier temination of the extension by either party upon notice.

        Given the seasonality of its business, Jostens utilizes a high percentage of seasonal employees to maximize efficiency and manage its costs. The total number of employees fluctuates throughout the year, with the number typically being highest in March and lowest in July.

        We consider our relations with our employees to be satisfactory.

International Operations

        Jostens' and Arcade's foreign sales are derived primarily from operations in Canada and Europe, respectively. Local taxation, import duties, fluctuation in currency exchange rates and restrictions on exportation of currencies are among risks attendant to foreign operations, but these risks are not considered significant with respect to our businesses.

Properties

        A summary of the physical properties our businesses currently use follows:

Business	Facility Location(1)	Principal Purpose	Square Footage	Status
Jostens	Topeka, Kansas	Yearbook printing	236,000	Owned
	Winston-Salem, North Carolina	Yearbook printing	132,000	Owned
	Bloomington, Minnesota	Corporate office	109,000	Owned
	Clarksville, Tennessee	Yearbook printing	105,000	Owned
	Laurens, South Carolina	Graduation products	98,000	Owned
	Visalia, California	Yearbook printing	96,000	Owned
	Owatonna, Minnesota	Sales and administrative office space	88,000	Owned
	Shelbyville, Tennessee	Graduation products	87,000	Owned
	Winnipeg, Manitoba	Photo processing	69,000	Owned
	State College, Pennsylvania	Yearbook printing	66,000	Owned
	Denton, Texas	Ring manufacturing	56,000	Owned
	Attleboro, Massachusetts	Ring manufacturing	52,000	Owned
	Owatonna, Minnesota	Refinery/warranty service	30,000	Owned
	Indianapolis, Indiana	Photography office	8,600	Owned
	Laurens, South Carolina	Warehouse facility	74,000	Leased
	Shelbyville, Tennessee	Warehouse facility	72,000	Leased
	Topeka, Kansas	Warehouse facility	60,000	Leased
	Burnsville, Minnesota	Design/tooling	47,000	Leased
	Bloomington, Minnesota	Administrative office space	37,000	Leased
	Owatonna, Minnesota	Warehouse facility and office space	29,000	Leased
	Clarksville, Tennessee	Warehouse facility	13,000	Leased
	Visalia, California	Warehouse facility	13,000	Leased
	Winnipeg, Manitoba	Sales and administrative office space	13,000	Leased
	State College, Pennsylvania	Yearbook printing	9,000	Leased
	State College, Pennsylvania	Warehouse facility	6,000	Leased
	Winnipeg, Manitoba	Warehouse facility	6,000	Leased
	Yorba Linda, California	Sales and administrative office space	6,000	Leased
The Print Group
Von Hoffmann	Jefferson City, Missouri	Four-color book manufacturing	636,000	Owned
	Owensville, Missouri	One- and two-color book manufacturing, distribution and fulfillment	450,000	Owned
	Eldridge, Iowa	One- and two-color book manufacturing	325,000	Owned
	Arlington Heights, Illinois	Creative and book design services	46,000	Leased
	St. Louis, Missouri	Executive offices	25,000	Leased
Lehigh Lithographers	Pennsauken, New Jersey	Digital pre-press and book cover production	145,000	Owned	(2)
Arcade	Chattanooga, Tennessee	Executive offices and primary production facility	67,900	Owned
	Chattanooga, Tennessee	Product development and manufacturing	36,700	Owned
	Chattanooga, Tennessee	Production and warehousing	29,500	Owned
	Baltimore, Maryland	Production and warehousing	60,000	Leased
	Baltimore, Maryland	Warehouse facility	13,000	Leased
	New York, New York	Executive and sales offices	8,100	Leased
	Paris, France	Sales office	4,600	Leased
Lehigh Direct	Broadview, Illinois	Digital direct marketing, pre-press and production	212,000	Owned

(1)
Excludes properties held for sale.

(2)
Includes 31,600 square footage of a leased bindery facility.

        In addition, we lease smaller sales and administrative office space and photography space in other locations. In management's opinion, all buildings, machinery and equipment are suitable for their purposes and are maintained on a basis consistent with sound operations. The extent of utilization of individual facilities varies significantly due to the seasonal nature of our business. In addition, certain of our properties are subject to a mortgage held by Visant's lenders under its senior secured credit facilities.

Legal Proceedings

        On February 11, 2004, plaintiff Christian Pocino filed a complaint against Jostens in the Superior Court of California for the County of Los Angeles for alleged breach of express warranty (Cal. Comm. Code Section 2313), and for alleged violation of California's false advertising and unfair competition laws (Cal. Bus. & Prof. Code Sections 17500 and 17200). Plaintiff alleged that Jostens violated these laws by purportedly violating Federal Trade Commission "guides" with regard to the marketing and sale of jewelry. Specifically, plaintiff contended that: (1) Jostens failed to comply with the FTC guide that every use of the word "stone" be immediately preceded by the word "imitation", "synthetic" or a similar term; and (2) Jostens failed to comply with a separate FTC guide relating to use of the word silver in connection with Jostens' SilverElite® with platinum alloy. Plaintiff sought equitable relief and unspecified monetary damages on behalf of himself and a purported class of similarly-situated consumers.

        Jostens brought a demurrer and motion to strike the plaintiff's complaint on June 25, 2004, challenging the legal sufficiency of plaintiff's allegations on the basis, inter alia, that the FTC guides are nonbinding and that plaintiff's allegations generally failed to state a claim on which relief could be granted. On August 13, 2004, the Superior Court sustained Jostens' demurrer with leave to amend.

        On August 25, 2004, the plaintiff filed an amended complaint which contained substantially the same allegations regarding "stones" while dropping the claims regarding SilverElite® with platinum. On September 29, 2004, Jostens filed another demurrer/motion to strike, challenging the legal sufficiency of plaintiff's amended complaint. On November 24, 2004, the Superior Court again sustained Jostens' demurrer with leave to amend. The plaintiff filed a second amended complaint dated December 16, 2004. The court dismissed the action on January 26, 2005. The plaintiff has appealed the court's decision. It is anticipated that the appeal will be fully briefed by the fourth quarter of 2005 and that arguments will occur thereafter.

        In communications with U.S. Customs and Border Protection (Customs), the Company learned of an alleged inaccuracy of the tariff classification for certain of Jostens' imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these alleged tariff classification errors is that back duties and fees (or "loss of revenue") may be owed on imports dating back five years. Additionally, Customs may impose interest on the loss of revenue. No formal notice of, or demand for, any alleged loss of revenue has yet been issued by Customs. A review of Jostens' import practices has revealed that during the relevant five-year period, Jostens' merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement (NAFTA), in which case there should be no loss of revenue or interest payment owed Customs. However, Customs allegations indicate that Jostens committed a technical oversight in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens has addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. Jostens is in the early stages of administrative review of this matter, and it is not clear what Customs' position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed under statute from making post-entry NAFTA claims for those imports made prior to 2004. Jostens intends to vigorously defend its position and has recorded no accrual for any potential liability. However, we cannot assure you that Jostens will be successful in its defense or that the disposition of this matter will not have a material effect on our business, financial condition and results of operations.

        We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will not be material, however, there can be no assurance in this regard.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages, positions and business backgrounds of our executive officers and the directors of our parent as of June 1, 2005.

Name	Age	Position
Marc L. Reisch	49	Chairman, President and Chief Executive Officer, Visant Holding and Visant
Marie D. Hlavaty	41	Vice President, General Counsel and Secretary, Visant Holding and Visant
Paul B. Carousso	36	Vice President, Finance, Visant Holding and Visant
Michael L. Bailey	49	President and Chief Executive Officer, Jostens
John Van Horn	64	Group President, Arcade/Lehigh Direct and President and Chief Executive Officer, Arcade
Joseph Y. Bae	33	Director, Visant Holding and Visant
David F. Burgstahler	36	Director, Visant Holding and Visant
Thompson Dean	47	Director, Visant Holding and Visant
Alexander Navab	39	Director, Visant Holding and Visant
Tagar C. Olson	27	Director, Visant Holding and Visant
Charles P. Pieper	58	Director, Visant Holding and Visant

        Marc L. Reisch joined Visant Holding and Visant as Chairman, President and Chief Executive Officer upon the closing of the Transactions. Mr. Reisch has been one of the directors of Jostens since November 2003. Immediately prior to joining Visant Holding and Visant, Mr. Reisch served as a Senior Advisor to KKR. Mr. Reisch was Chairman and Chief Executive Officer of Quebecor World North America between August 1999 and September 2002. Prior to holding that position, he held the position of President of World Color Press, Inc., since November 1998 and Group President since 1996. Mr. Reisch has been the Chairman of the Board of Yellow Pages Group Co. since December 2002 and also serves on the board of directors of FIND/SVP, Inc.

        Marie D. Hlavaty served as an advisor to our businesses since August 2004 and joined Visant Holding and Visant as Vice President, General Counsel and Secretary upon the consummation of the Transactions. Prior to joining Visant, Ms. Hlavaty was Of Counsel with Latham & Watkins LLP from January 2003 until June 2004. Ms. Hlavaty was Vice President, General Counsel and Secretary of Quebecor World Inc. between February 2001 and November 2002, also serving as General Counsel of Quebecor World North America since November 1999. Prior to that, she held legal positions at World Color Press, Inc. since 1994, last holding the position of Vice President, Deputy General Counsel.

        Paul B. Carousso joined Visant Holding and Visant in October 2004 as Vice President, Finance. From April 2003 until October 2004, Mr. Carousso held the position of Executive Vice President, Chief Financial Officer, of Vestcom International, Inc., a digital printing company. Prior to holding his position at Vestcom, from October 1994 until September 2002, Mr. Carousso held various accounting and financial reporting positions at Quebecor World North America and World Color Press, Inc., last holding the position of Vice President, Controller.

        Michael L. Bailey joined Jostens in 1978. He has held a variety of leadership positions, including director of marketing, planning manager for manpower and sales, national product sales director, division manager for printing and publishing, printing operations manager and Senior Vice President—Jostens School Solutions. He was appointed as President in February 2003 and became Chief Executive Officer in July 2004.

        John Van Horn served as an advisor to our Arcade/Lehigh Direct businesses since September 2004 and joined us as Group President, Arcade/Lehigh Direct and President and Chief Executive Officer of Arcade upon the consummation of the Transactions. Prior to joining us, Mr. Van Horn held various positions at Quebecor World Inc. (or its predecessor, World Color Press, Inc.) since 1993, last serving as President, Catalog Market of Quebecor World North America.

        Joseph Y. Bae is a Director at KKR. Prior to joining KKR in 1996, Mr. Bae was with Goldman Sachs & Co. in its Principal Investment Area where he was involved in a wide range of merchant banking transactions. Mr. Bae is also a director of PanAmSat Corporation and Primedia Inc.

        David F. Burgstahler is a Partner of DLJMBP and a Director of CSFB. Mr. Burgstahler will leave DLJMBP and CSFB to join Avista Capital Partners on July 1, 2005 but will continue to work with DLJMBP as a consultant for a period of time. As a consultant, Mr. Burgstahler will continue to serve on the boards of, and monitor the operations of, various existing portfolio companies of DLJMBP, including Visant. Mr. Burgstahler joined CSFB in 2000 when it merged with Donaldson, Lufkin & Jenrette. Mr. Burgstahler joined Donaldson, Lufkin & Jenrette in 1995 and was previously a Principal of DLJMBP. Mr. Burgstahler has been a director of Visant Holding Corp. since 2003. He also serves as a director of Focus Diagnostics, Inc., Target Media Partners, Warner Chilcott Holdings and WRC Media, Inc.

        Thompson Dean is the Head of Leveraged Corporate Private Equity, Managing Partner and Investment Committee Chairman of DLJMBP. Mr. Dean joined DLJMBP in 1988 and became the Managing Partner in 1995. Following the merger of DLJ and CSFB, he became the Head of Leveraged Corporate Private Equity, responsible for CSFB's worldwide leveraged buyout business. Mr. Dean serves as Managing Partner of DLJ Merchant Banking Partners I, L.P., DLJMBP II, DLJMBP III and DLJ Growth Capital Partners, and as Chairman of their respective Investment Committees. Mr. Dean will leave DLJMBP and CSFB to join Avista Capital Partners on July 1, 2005 but will continue to work with DLJMBP as a consultant for a period of time and as co-chairman of various investment committees. As a consultant, Mr. Dean will continue to serve on the boards of, and monitor the operations of, various existing portfolio companies of DLJMBP, including Visant. Prior to joining DLJ, he was a Vice President in the Special Finance Group (Leveraged Transactions) at Goldman, Sachs & Co. Mr. Dean is the Chairman of the Board of DeCrane Aircraft Holdings, Inc., Mueller Holdings (N.A.) Inc. and Nycomed Holdings, and is a director of American Ref-Fuel Company LLC, Merrill Corporation, Safilo S.p.A and United American Energy Corp. He is also a director of the Lenox Hill Neighborhood Association, and serves on various committees for The Society of Memorial Sloan Kettering, The Museum of the City of New York, The Boys Club of New York and The University of Virginia.

        Alexander Navab is a Member of KKR. He joined KKR in 1993 and oversees KKR's North American efforts in media and telecommunications. Prior to joining KKR, Mr. Navab was with James D. Wolfensohn Incorporated, where he was involved in merger and acquisition transactions as well as corporate finance advisory assignments. From 1987 to 1989, he was with Goldman, Sachs & Co. in the Investment Banking division. Mr. Navab is also a director of PanAmSat Corporation.

        Tagar C. Olson is an Executive at KKR. Prior to joining KKR in 2002, Mr. Olson was with Evercore Partners Inc. since 1999, where he was involved in a number of private equity transactions and mergers and acquisitions.

        Charles P. Pieper is an Operating Partner of DLJMBP and a Managing Director of CSFB. Prior to joining CSFB in 2004, Mr. Pieper held senior operating positions in both private industry and private equity, including being President and Chief Executive Officer of several General Electric Company businesses. He was self-employed from January 2003 to April 2004 as the head of Charles Pieper and Associates, an investment and advisory firm, and from March 1997 to December 2002, Mr. Pieper was Operating Partner of Clayton, Dubilier and Rice, a private equity investment firm. Mr. Pieper also previously served as Chairman and Acting CEO of Alliant Foodservice, Inc., Chairman of North American Van Lines and Vice Chairman of Dynatech. Mr. Pieper served as Chairman of the Board of U.S. Office Products from March 1998 to March 2001; U.S. Office Products filed for bankruptcy in 2001. From April 2000 to April 2002, Mr. Pieper served as Chairman of the Board of Fairchild Dornier Corp. and Chairman of the Supervisory Board of Fairchild Dornier GmbH; Fairchild Dornier filed for bankruptcy in 2002. He also serves as a director of Advanstar Holding Corp., Grohe AG, Mueller Holdings (N.A.) Inc. and Safilo S.p.A.

Our Board of Directors

        Our Board of Directors is comprised of seven members. KKR and DLJMBP III each has the right to designate four of our parent's directors (and each initially designated three directors) and our Chief Executive Officer and President, Marc Reisch, is Chairman. Our Board of Directors currently has three standing committees—an Audit Committee, a Compensation Committee and an Executive Committee. We expect the chairmanship of each of the Audit Committee and Compensation Committee will be rotated annually between a director designated by KKR and a director designated by DLJMBP III.

Audit Committee

        The primary duties of the Audit Committee include assisting the Board of Directors in its oversight of (i) the integrity of the Company's financial statements and financial reporting process; (ii) the integrity of the Company's internal controls regarding finance, accounting and legal compliance; and (iii) the independence and performance of the Company's independent auditors and internal audit function. The Audit Committee also reviews our critical accounting policies, our annual and quarterly reports on Form 10-K and Form 10-Q, and our earnings releases before they are published. The Audit Committee has sole authority to engage, evaluate and replace the independent auditor. The Audit Committee also has the authority to retain special legal, accounting and other consultants it deems necessary in the performance of its duties. The Audit Committee meets regularly with our management, independent auditors and internal auditors to discuss our internal controls and financial reporting process and also meets regularly with the Company's independent auditors and internal auditors in private.

        The current members of the Audit Committee are Messrs. Bae (Chairman), Burgstahler and Olson. The Board of Directors has determined that each of the current members qualifies as an "audit committee financial expert" through their relevant work experience. Mr. Bae is a Director and Mr. Olson is an Executive, both with KKR, and Mr. Burgstahler is a Partner of DLJMBP. None of the members of the Audit Committee is considered "independent" as defined under the federal securities law.

Compensation Committee

        The primary duty of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation practices for the Company's executive officers and other key employees, as the Committee may determine, to ensure that management's interests are aligned with the interest of the Company's equity holders. The Committee also reviews and makes recommendations to the Board of Directors with respect to the Company's employee benefits plans, compensation and equity based plans and compensation of Directors. The current members of the Compensation Committee are Messrs. Bae, Burgstahler (Chairman), Navab and Pieper.

Executive Committee

        The current members of the Executive Committee are Messrs. Reisch, Navab and Dean.

Compensation of Directors

        We expect to pay annual director's fees of $50,000 to each of our directors. On March 18, 2005, we granted to each of our non-executive directors options to purchase 3,122 shares of the Class A Common Stock of our parent.

Code of Ethics

        We have a Code of Business Conduct and Ethics which was adopted to cover the entire Visant organization following the Transactions and which applies to our Chief Executive Officer, Vice President, Finance and Corporate Controller, all other employees, our directors and independent sales representatives. We will review our Code of Business Conduct and Ethics and amend it as necessary to be in compliance with current law. Any changes to, or waiver from, our Code that applies to our Chief Executive Officer, Vice President, Finance or Corporate Controller will be posted on our website. A copy of the Code can be found on our website at http://www.visant.net.

Section 16(a) Beneficial Ownership Reporting Compliance

        Executive officers and directors of our parent are not subject to the reporting requirements of Section 16 of the Exchange Act.

Executive Compensation

        The following table sets forth the cash and non-cash compensation for 2004, 2003 and 2002 awarded to or earned by our Chief Executive Officer as of the end of fiscal 2004, each of the four other most highly compensated executive officers as of the end of fiscal 2004 and two additional executive officers for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of the end of fiscal 2004.

Long-term Compensation Awards
Annual Compensation
Restricted stock awards (#)(4)
Name and principal position	Year	Salary(1)	Bonus(2)		Other annual compensation(3)			Securities underlying options(#)	All other compensation(5)
Marc L. Reisch Chairman, President and Chief Executive Officer, Visant Holding and Visant	2004 2003 2002	$180,226 — —		$1,025,000 — —	$	— — —	10,405 — —	134,066 — —		$148,749 — —
Marie D. Hlavaty Vice President, General Counsel and Secretary, Visant Holding and Visant	2004 2003 2002	$66,888 — —		$39,375 — —	$	— — —	— — —	— — —		$63,000 — —
Michael L. Bailey(6) President and Chief Executive Officer, Jostens	2004 2003 2002	$416,943 327,859 283,346		$767,234 109,800 159,787	$	— 52,574 64,628	— — —	35,200 — —	$	— 1,779,066 —
Robert S. Mathews(7) President and Chief Executive Officer, Von Hoffmann	2004 2003 2002	$300,000 300,000 231,731	$	— 135,000 175,000		$37,308 — 79,284	— — —	— — —		$479,730 — —
John Van Horn Group President, Arcade/Lehigh Direct and President and Chief Executive Officer, Arcade	2004 2003 2002	$78,816 — —		$101,667 — —	$	— — —	— — —	— — —		$28,650 — —
Robert C. Buhrmaster(8) Former Chairman of the Board and Chief Executive Officer, Jostens	2004 2003 2002	$436,320 650,942 611,711		$304,850 270,270 381,542		$75,175 — —	— — —	70,400 — —		$2,210,413 6,671,480 —
David A. Tayeh(9) Chief Financial Officer, Jostens	2004 2003 2002	$290,376 31,848 —		$658,464 443,342 —		$91,100 — —	— — —	26,400 — —	$	— — —

(1)
Each of Messrs. Reisch and Van Horn and Ms. Hlavaty became employees of Visant as of October 4, 2004, and accordingly the amounts reflect salary received after such date.

(2)
Amounts in 2004 include earnings under the management incentive bonus program as follows: Mr. Reisch: $425,000; Ms. Hlavaty: $39,375; Mr. Bailey: $258,875; Mr. Van Horn: $61,667; Mr. Buhrmaster: $304,850 and Mr. Tayeh: $144,187. Amounts in 2004 also include (a) a signing bonus for Mr. Reisch of $600,000, the after-tax proceeds of which were reinvested in our parent's Class A Common Stock and for Mr. Van Horn of $40,000; (b) retention bonuses for Mr. Bailey of $500,000 and Mr. Tayeh of $400,000, the after-tax proceeds of which were reinvested in our parent's Class A Common Stock; and (c) a special bonus to Mr. Tayeh of $100,000 in recognition of his significant contribution in consummating the Transactions. Amounts in 2003 include earnings under the management incentive bonus program as follows: Mr. Bailey: $101,170; Mr. Buhrmaster: $270,270 and Mr. Tayeh: $142,500. Amount in 2003 for Mr. Tayeh also includes a signing bonus of $300,000. Amounts in 2002 for Mr. Bailey and Mr. Buhrmaster include earnings under the management incentive bonus program of $145,223 and $381,542, respectively.

(3)
Excludes perquisites where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported. Amount in 2004 for Mr. Mathews includes miscellaneous perquisites comprised primarily of $14,350 of contributions made under the retirement savings plan, $12,094 for reimbursement of club dues and $9,622 for automobile reimbursement. Amount in 2004 for Mr. Buhrmaster includes miscellaneous perquisites comprised primarily of $30,000 for financial planning and $24,287 for automobile reimbursement. Amount in 2004 for Mr. Tayeh includes miscellaneous perquisites comprised primarily of $61,441 for reimbursement of relocation costs. Amounts in 2003 and 2002 for Mr. Bailey include miscellaneous perquisites comprised primarily of $28,780 and $41,737, respectively, for use of the corporate jet. Amount in 2002 for Mr. Mathews includes miscellaneous perquisites comprised primarily of $59,567 for reimbursement of relocation costs.

(4)
In connection with the consummation of the Transactions and his joining us as Chief Executive Officer, Mr. Reisch was granted 10,405 restricted shares of our parent's Class A Common Stock at $96.10401 per share and 127,466 stock options with an exercise price of $96.10401 per share under the 2004 Stock Option Plan. The restricted stock is 100% vested and nonforfeitable by Mr. Reisch.

(5)
Amounts in 2004 for Mr. Reisch, Ms. Hlavaty and Mr. Van Horn represent advisory fees earned in connection with the Transactions. Amount in 2004 for Mr. Mathews represents cancellation of stock options in connection with the Transactions for consideration of $479,730. Amount in 2004 for Mr. Buhrmaster represents repurchase of 3,125 shares of our parent's Class A Common Stock and 16,875 shares of our parent's Class B Non-Voting Common Stock for aggregate consideration of $1,922,080 and severance compensation of $288,333. Amounts in 2003 for Mr. Bailey and Mr. Buhrmaster represent cancellation of stock options in connection with the 2003 Jostens merger for consideration of $1,779,066 and $6,671,480, respectively.

(6)
Mr. Bailey resigned as an officer of our parent in October 2004 in connection with the Transactions. He remains the President and Chief Executive Officer of Jostens.

(7)
Mr. Mathews was appointed as Chief Operating Officer of Von Hoffmann in January 2002 and as President, Chief Executive Officer and a director of Von Hoffmann in February 2002. He was the President and Chief Executive Officer of Von Hoffmann as of the end of fiscal year 2004. Mr. Mathews left Von Hoffmann effective March 31, 2005.

(8)
Mr. Buhrmaster, who held responsibilities for our parent and Jostens during 2004, retired from his position in July 2004.

(9)
Mr. Tayeh, who held responsibilities for our parent and Jostens during 2004, is currently serving solely as the Chief Financial Officer of Jostens.

Compensation Committee Interlocks and Insider Participation

        Messrs. David Wittels and John Castro, who were members of Visant Holding' Board of Directors during 2003 and part of 2004, and Mr. Burhmaster, who was the Chief Executive Officer of Visant Holding and Jostens until July 2004, comprised the Compensation Committee from September 2003 through March 2004. Mr. Wittels was affiliated with DLJMBP, and Mr. Castro was President and Chief Executive Officer of Merrill Corporation during this time. DLJMBP has an ownership interest in Merrill Corporation. Commencing in March 2004, each of Messrs. Burgstahler, Burhmaster and Castro served as members of the Compensation Committee until the consummation of the Transactions. Thereafter, the Compensation Committee was comprised of Messrs. Burgstahler (Chairman), Bae, Navab and Pieper. Messrs. Burgstahler and Pieper are affiliated with DLJMBP, and Messrs. Bae and Navab are a Director and Member, respectively, of KKR, of which Fusion is an affiliate.

Equity Compensation

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and currently provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. Option grants consist of "time options", which vest and become exercisable in 20% equal annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant.

        Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their grant of options.

        All outstanding options to purchase our parent's common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons various equity-based awards, including stock options and restricted stock. The plan, currently known as the Second Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries, provides for issuance of a total of 510,230 shares of our parent's Class A Common Stock. Under his employment agreement, as described below, our Chief Executive Officer received awards of stock options and restricted stock under the plan. Additional members of management are eligible to receive equity-based awards. Option grants consist of "time options", which vest and become exercisable in 20% equal annual installments over a five-year period from the date of grant, and/or "performance options", which vest and become exercisable over the first five years following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. Options issued pursuant to the plan expire on the tenth anniversary of the grant date.

        All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders' agreement and a sale participation agreement, which together generally provide for the following:

  •
  transfer restrictions until the fifth anniversary of purchase, subject to certain exceptions;

  •
  a right of first refusal of Jostens at any time after the fifth anniversary of purchase but prior to a registered public offering of Jostens stock meeting certain specified criteria;

  •
  in the event of termination of employment, call and put rights with respect to our parent's stock and outstanding and exercisable options;

  •
  "piggyback" registration rights on behalf of the members of management;

  •
  "tag-along" rights in connection with transfers by Fusion on behalf of the members of management and "drag-along" rights for Fusion and DLJMBP III; and

  •
  a confidentiality provision and non-competition and non-solicitation provisions that apply for two years following termination of employment.

Stock Options Granted in 2004

        The following table provides information on stock options granted to the named executive officers in 2004.

	Individual Grants in 2004
Name	Number of securities underlying options granted	Percentage of total options granted to employees in fiscal year	Exercise price ($/share)	Expiration date	Grant date present value ($)
Marc L. Reisch	127,466	33.7%	$96.10	10/14/2014	$4,138,821	(2)
	6,600	1.7%	$87.12	1/20/2014	186,120	(3)
Marie D. Hlavaty(1)	—	—	—	—	—
Michael L. Bailey	35,200	9.3%	$87.12	1/20/2014	992,640	(3)
Robert S. Mathews(1)	—	—	—	—	—
John Van Horn(1)	—	—	—	—	—
Robert C. Buhrmaster(4)	70,400	18.6%	$87.12	1/20/2014	1,985,280	(3)
David A. Tayeh	26,400	7.0%	$87.12	1/20/2014	744,480	(3)

(1)
As a condition to the closing of the Transactions, Mr. Reisch made a cash investment in our parent's Class A Common Stock and was granted certain options and restricted stock. Mr. Van Horn's and Ms. Hlavaty's investments in our parent's Class A Common Stock, and in the case of Ms. Hlavaty, related grant of options, in connection with the Transactions and their employment by Visant, did not occur until the first quarter of 2005. Mr. Mathews has left the employ of Von Hoffmann effective March 31, 2005.

(2)
This estimated hypothetical value is based on a Black-Scholes option pricing model in accordance with SEC rules. We used the following assumptions in estimating this value: potential option term, 10 years; risk-free rate of return, 4.17%; expected volatility, 1.0%; and expected dividend yield, none.

(3)
These estimated hypothetical values are based on a Black-Scholes option pricing model in accordance with SEC rules. We used the following assumptions in estimating this value: potential option term, 10 years; risk-free rate of return, 3.95%; expected volatility, 1.0%; and expected dividend yield, none.

(4)
Pursuant to Mr. Buhrmaster's separation agreement, he was vested in a total of 32,851 options upon his separation and 37,549 options were cancelled. Mr. Buhrmaster has until the end of a thirty (30) day period commencing on July 29, 2008 to exercise his vested options, provided there has not been an initial public offering of the Company or a sale of the majority control of the Company prior to such date.

Aggregated Stock Options Exercised in 2004 and Fiscal Year End Option Value

        The following tables provide information on stock option holdings at the end of 2004. There were no stock options exercised in 2004 by the named executive officers.

			Value of unexercised in-the-money options at fiscal year end($)(1)
	Number of securities underlying unexercised options at fiscal year end(#)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Marc L. Reisch	10,424	123,642	$11,859	$47,436
Marie D. Hlavaty(2)	—	—	—	—
Michael L. Bailey	7,040	28,160	63,247	252,990
Robert S. Mathews(2)	—	—	—	—
John Van Horn(2)	—	—	—	—
Robert C. Buhrmaster	32,851	—	295,137	—
David A. Tayeh	5,280	21,120	47,436	189,742

(1)
There is no established public trading market for our parent's Class A Common Stock. For purposes of this table, in-the-money options are calculated based on the estimated fair value of our parent's Class A Common Stock of $96.10401 as determined by the Compensation Committee of the Board of Directors.

(2)
As a condition to the closing of the Transactions, Mr. Reisch made a cash investment in our parent's Class A Common Stock and was granted certain options and restricted stock. Mr. Van Horn's and Ms. Hlavaty's investments in our parent's Class A Common Stock, and in the case of Ms. Hlavaty, related grant of options, in connection with the Transactions and their employment by Visant, did not occur until the first quarter of 2005. Mr. Mathews has left the employ of Von Hoffmann effective March 31, 2005.

Employment Agreements and Arrangements

Employment agreement with Marc L. Reisch

        In connection with the Transactions, our parent entered into a new employment agreement with Marc L. Reisch on the following terms, under which he serves as the Chairman of our Board of Directors (the "Board") and our Chief Executive Officer and President.

        Mr. Reisch's employment agreement has an initial term of five years and automatically extends for additional one-year periods at the end of the initial term and each renewal term, subject to earlier termination of his employment by either Mr. Reisch or by us pursuant to the terms of the agreement. Mr. Reisch's agreement provides for the payment of an annual base salary of $850,000, subject to annual review and increase by our Board, plus an annual cash bonus opportunity between zero and 150% of annual base salary, with a target bonus of 100% of annual base salary.

        Pursuant to the agreement, Mr. Reisch was paid a cash signing bonus of $600,000, the after-tax proceeds of which were reinvested as part of his initial equity participation. Pursuant to the agreement, Mr. Reisch invested $3,500,000 in cash to purchase our parent's Class A Common Stock, and we granted him an option to purchase 3.5 shares of our parent's Class A Common Stock for every one share of the $3,500,000 in value of our parent's Class A Common Stock initially purchased by him. Under his stock option agreement, we granted Mr. Reisch a total of 127,466 shares of our parent's stock, of which 56,449 shares are subject to time-based vesting (the "time option") and 71,017 shares are subject to performance-based vesting (the "performance option"). The time option became vested and exercisable with respect to 9,104 of the shares on December 31, 2004. The remaining 47,345 shares subject to the time option will vest and become exercisable in five annual installments commencing on

December 31, 2005 as to the following percentages: 25%, 25%, 25%, 15% and 10%. The performance option will vest on a cliff basis on December 31, 2012, subject to acceleration based on the achievement of certain EBITDA or other performance targets. Additionally, under a restricted stock award agreement, we made a one-time grant of 10,405 shares of our parent's Class A Common Stock, which stock is 100% vested and nonforfeitable by Mr. Reisch, subject to the same rights and restrictions set forth in the management stockholders' agreement and the sale participation agreement described above, other than our parent's call rights in the event of termination of employment.

        The agreement also provides that if Mr. Reisch is terminated by us without "cause" (which includes our nonrenewal of the agreement for an additional one-year period, as described above) or if he resigns for "good reason" (as such terms are defined in the agreement), he will be entitled to receive: (1) a cash payment equal to the sum of (A) a prorated bonus for the year of termination, payable in a lump sum, plus (B) two times the sum of (i) Mr. Reisch's then annual base salary and (ii) his target bonus for the year of termination, payable in equal monthly installments, and (2) continued participation in welfare benefit plans until the earlier of two years after the date of termination or the date that Mr. Reisch becomes covered by a similar plan maintained by any subsequent employer, or cash in an amount that allows him to purchase equivalent coverage for the same period. The agreement additionally provides that, in the event of a "change in control" (as defined in the agreement), the vesting of Mr. Reisch's time option will accelerate in full and the vesting of his performance option may accelerate if specified performance targets have been achieved. The agreement provides for a retirement benefit supplemental to those benefits payable under our qualified and nonqualified retirement plans, the vesting of which benefit would accelerate upon a change in control or termination of Mr. Reisch's employment by us without cause or by his resignation for good reason after the third anniversary of the closing date of the Transactions. Mr. Reisch's agreement also provides for a tax gross-up payment in the event that any amounts or benefits due to him would be subject to excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code.

Employment arrangements with Michael L. Bailey

        Michael L. Bailey, an employee at will with Jostens, joined Jostens in 1978 and has held a variety of leadership positions, most recently having been elected by the Board of Directors of Jostens to serve as the Chief Executive Officer of Jostens effective as of July 20, 2004. In exchange for his services, Mr. Bailey is currently compensated with a base salary of $500,000, a bonus based on targets as determined by the Compensation Committee of our Board of Directors and perquisites commensurate with his position. In the event that Mr. Bailey is terminated for cause, there is no provision for salary continuation past the date of termination. In the event that Mr. Bailey is terminated without cause, he is entitled to receive severance payments and other perquisites commensurate with his position pursuant to the Jostens Executive Severance Pay Plan.

Employment agreement with Robert S. Mathews

        Von Hoffmann entered into an amended employment agreement with Robert S. Mathews effective as of January 1, 2005. Pursuant to that agreement, Mr. Mathews served in an executive position for Von Hoffmann. On March 3, 2005, we announced the departure of Mr. Mathews effective March 31, 2005. In connection with his departure, Mr. Mathews is entitled to receive salary continuation in an aggregate amount equal to $375,000 and continuation of health benefits for up to 15 months. The employment agreement also includes a noncompetition provision prohibiting Mr. Mathews from competing with Von Hoffmann for one year from the termination of his employment agreement.

Employment arrangements with David A. Tayeh

        David A. Tayeh joined Jostens as an employee at will in November of 2003. He currently serves as the Chief Financial Officer of Jostens. In exchange for his services, Mr. Tayeh is currently compensated with a base salary of $290,700, a bonus (the majority of which is tied to the achievement of specified Jostens financial targets) as such bonus is determined by the Chief Executive Officer and approved by the Compensation Committee of our Board of Directors and perquisites commensurate with his position. In the event that Mr. Tayeh is terminated for cause, there is no provision for salary continuation beyond the date of termination. In the event that Mr. Tayeh is terminated without cause, he is entitled to receive severance payments and other perquisites commensurate with his position pursuant to the Jostens Executive Severance Pay Plan.

Separation agreement with Robert C. Buhrmaster

        Our parent and Jostens entered into a separation agreement with Robert C. Burhmaster in connection with his resignation effective as of July 20, 2004. The agreement provides for cash severance in the amount of 36 months of salary continuation at his base salary in effect as of his resignation, two-thirds of his annual incentive award in the amount of $304,850, reimbursement of COBRA premiums and continuation of certain other perquisites, including use of the Company's aircraft, and certain retirement benefits. Under the terms of the agreement, Mr. Burhmaster remains vested in 32,851 options, which he will have the opportunity to exercise, provided there has not been an initial public offering of the Company or sale of majority control of the Company, during a thirty (30) day period commencing on July 29, 2008. In consideration, Mr. Buhrmaster executed a release of claims against the Company. Mr. Burhmaster is also bound by certain agreements with the Company as to confidentiality and non-competition.

Other Cash Incentive Compensation

        The Company has annual incentive compensation plans, which permit us to grant various performance-based compensation awards to key employees. Such compensation awards are based on a combination of individual performance, financial results and/or cost savings measures. The qualitative and quantitative criteria are determined from time to time by our Board of Directors or the Compensation Committee thereof.

Retirement Plans

        Jostens maintains a non-contributory pension plan, Pension Plan D (Plan D), which provides benefits for certain salaried employees. Retirement income benefits are based upon a participant's highest average annual cash compensation (base salary plus annual bonus, if any) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security-covered compensation table in effect at termination.

        Jostens also maintains an unfunded supplemental retirement plan that gives additional credit under Plan D for years of service as a Jostens' sales representative to those salespersons who were hired as employees of Jostens prior to October 1, 1991. In addition, benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Code. The benefits up to IRS limits are paid from Plan D and benefits in excess, to the extent they could have been earned in Plan D, are paid from the unfunded supplemental plan.

        Certain of the executive officers participate in Plan D. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans. The table does not take into account transition rule provisions of the plan for employees who were participants on June 30, 1988.

	Years of service at retirement(1)
Remuneration
	15	20	25	30	35
$ 200,000	$36,800	$49,100	$61,400	$73,700	$85,900
250,000	48,100	64,100	80,100	96,200	112,200
300,000	59,300	79,100	98,900	118,700	138,400
400,000	81,800	109,100	136,400	163,700	190,900
500,000	104,300	139,100	173,900	208,700	243,400
600,000	126,800	169,100	211,400	253,700	295,900
700,000	149,300	199,100	248,900	298,700	348,400
800,000	171,800	229,100	286,400	343,700	400,900
900,000	194,300	259,100	323,900	388,700	453,400
1,000,000	216,800	289,100	361,400	433,700	505,900
1,100,000	239,300	319,100	398,900	478,700	558,400
1,200,000	261,800	349,100	436,400	523,700	610,900
1,250,000	273,100	364,100	455,100	546,200	637,200

(1)
The following individuals named in the Summary Compensation Table have the respective number of years of service under Plan D: Mr. Reisch, 0.25 years; Ms. Hlavaty, 0.25 years; Mr. Van Horn, 0.25 years; Mr. Bailey, 25.5 years including sales service of 6.5 years; Mr. Buhrmaster, 11.7 years; and Mr. Tayeh: 1.2 years.

        We also maintain a non-contributory unfunded supplemental pension plan for certain named executive officer participants. Participants who retire after age 55 with at least seven full calendar years of service as an executive officer are eligible for a benefit equal to 1% of final base salary for each full calendar year of service, up to a maximum of 30%. Only service after age 30 is recognized in the plan. The calculation of benefits is frozen at the levels reached at age 60. In the event of a change in control (as defined under the plan), a participant is deemed to have completed at least seven (7) years of service as an executive officer. If participants continue in their current positions at their current levels of compensation and retire at age 60, the estimated total annual pension amounts from this plan for Messrs. Reisch, Bailey and Tayeh and Ms. Hlavaty would be $92,732, $150,233, $67,514 and $59,565, respectively. In connection with his retirement, Mr. Buhrmaster elected to commence annual benefit payments of $95,880 under this plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        The following table sets forth information regarding beneficial ownership of our parent's Class A Common Stock and our parent's Class C Common Stock as of June 1, 2005 by (i) each person we believe owns beneficially more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group.

	Class A Voting Common Stock		Class C Voting Common Stock
Holder	Shares(1)	Percent of class	Shares(1)		Percent of class
KKR and related funds(2)	2,664,356	44.0%	1	(3)	100.0%
DLJMBP III and related funds(4)	2,664,357	44.0%	—		—
Joseph Y. Bae(2)	2,664,356	44.0%	1	(3)	100.0%
David F. Burgstahler(4)	—	—	—		—
Thomson Dean(4)	—	—	—		—
Alexander Navab(2)	2,664,356	44.0%	1	(3)	100.0%
Tagar C. Olson(2)	2,664,356	44.0%	1	(3)	100.0%
Charles P. Pieper(4)	—	—	—		—
Marc L. Reisch(5)(6)	57,688	1.0%	—		—
Marie D. Hlavaty(5)	6,243	*	—		—
Michael L. Bailey(5)(6)	19,793	*	—		—
Robert Mathews	—	—	—		—
John Van Horn(5)	5,203	*	—		—
Robert C. Buhrmaster(5)(6)(7)	32,851	*	—		—
David A. Tayeh(5)(6)	11,202	*	—		—
Directors and officers as a group(2)(4)(8)	2,756,405	45.5%	1	(3)	100.0%

*
Indicates less than one percent.

(1)
The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Our shares shown as beneficially owned by KKR Millennium GP LLC reflect shares of our common stock owned by KKR Millennium Fund L.P. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Scott Stuart, Edward A. Gilhuly, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc Lipschultz and Jacques Garaialde, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Messrs. Joseph Y. Bae and Tagar C. Olson are directors of our parent and executives of KKR. They disclaim beneficial ownership of any shares beneficially owned by KKR. The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
The contribution agreement entered into in connection with the Transactions provided that KKR receive one share of our parent's Class C Common Stock, which, together with its shares of our parent's Class A Common Stock, provides KKR with approximately 49.1% of our voting interest.

(4)
Includes shares held by DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., all of which form a part of CSFB's Alternative Capital Division. The address for each of the foregoing is 11 Madison Avenue, New York, New York 10010, except that the address of the three "Offshore Partners" entities is c/o John B. Gosiraweg 14, Willemstad, Curacao, Netherlands Antilles. David F. Burgstahler, Thompson Dean and Charles P. Pieper are employees of CSFB's Alternative Capital Division, of which DLJMBP III is a part, and they do not have sole or shared voting or dispositive power over shares shown as held by DLJMBP III and related funds, and therefore, do not have beneficial ownership of such shares to which each of them disclaims beneficial ownership.

(5)
The address for Mr. Reisch and Ms. Hlavaty is c/o Visant Holding Corp., One Byram Brook Place, Suite 202, Armonk, New York 10504. The address for Messrs. Bailey, Tayeh and Buhrmaster is c/o Jostens, Inc., 5501 American Boulevard West, Minneapolis, Minnesota 55437. The address for Mr. Van Horn is c/o Lehigh Direct, 1900 South 25th Avenue, Broadview, Illinois 60155.

(6)
Includes shares underlying stock options that are currently exercisable or will become exercisable within 60 days.

(7)
Mr. Buhrmaster retired from his position in July 2004.

(8)
Does not include Messrs. Buhrmaster and Tayeh, who are no longer executive officers of our parent.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Sponsors

The Transactions

        In connection with the Transactions, DLJMBP II received total consideration of approximately $320 million in respect of the (i) acquisition by Fusion of all of DLJMBP II's Von Hoffmann capital stock, (ii) repayment of Arcade's Amended and Restated Notes held by DLJMBP II and (iii) acquisition by Fusion of Arcade's Mandatorily Redeemable Preferred Stock held by DLJMBP II.

Stockholders Agreement

        In connection with the Transactions, we entered into a stockholders agreement with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an "Investor Entity" and together the "Investor Entities") that provides for, among other things,

  •
  a right of each of the Investor Entities to designate a certain number of directors to our board of directors for so long as they hold a certain amount of our common stock. Of the eight members of our board, KKR and DLJMBP III each has the right to designate four of our directors (and each initially designated three directors) and our Chief Executive Officer, Marc Reisch, is chairman;

  •
  certain limitations on transfer of our common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if we have not completed an initial public offering, any Investor Entity wishing to sell any of our common stock held by it must first offer to sell such stock to us and the other Investor Entities, provided that, if we complete an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

  •
  a consent right for the Investor Entities with respect to certain corporate actions;

  •
  the ability of the Investor Entities to "tag-along" their shares of our common stock to sales by any other Investor Entity, and the ability of the Investor Entities to "drag-along" our common stock held by the other Investor Entities under certain circumstances;

  •
  the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by us; and

  •
  a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with us, subject to certain exceptions.

        Pursuant to the Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the sponsors upon the closing of the Transactions.

Management Services Agreement

        In connection with the Transactions, we entered into a management services agreement with the sponsors pursuant to which the sponsors will provide certain structuring, consulting and management advisory services to us. The sponsors will receive an annual advisory fee of $3.0 million that is payable quarterly and which increases by 3% per year. We will indemnify the sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the sponsors pursuant to, and the performance by the sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

        In connection with the Transactions, our parent entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our common stock held by them.

Other

        During 2004, we retained Capstone Consulting to provide certain of our businesses with consulting services, primarily to identify and advise on potential opportunities to improve operating efficiencies. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone Consulting. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in our parent's Class A Common Stock and has been granted 13,527 options to purchase our parent's Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

        In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the "DLJMB Funds") and certain of the DLJMB Funds' co-investors entered into a stock purchase and stockholders' agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) our Class A Voting Common Stock, (2) our Class B Non-Voting Common Stock and (3) Visant's 8% Senior Redeemable Preferred Stock, which has since been repurchased.

        The Syndicate Stockholders Agreement contains provisions which, among other things:

  •
  restrict the ability of the syndicate stockholders to make certain transfers;

  •
  grant the co-investors certain board observation and information rights;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Management Stockholders Agreement

        In July 2003, Visant Holding, the DLJMB Funds and certain members of management entered into a stockholders' agreement that contains certain provisions which, among other things:

  •
  restrict the ability of the management stockholders to transfer their shares;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the management stockholders to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering;

  •
  grant the DLJMB Funds six demand registration rights; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Other

        For a description of the management stockholders agreement and sale participation agreement entered into with certain members of management in connection with the Transactions, see matters pertaining to "Equity Compensation" set forth in ITEM 11., Executive Compensation.

Historical

Jostens

        Lease Agreements.    Jostens entered into an aircraft lease agreement with us, pursuant to which Jostens paid us an aggregate of $449,400 per year for use of a Citation CJ2 aircraft owned by us. Jostens also entered into a time-sharing agreement with each of DLJMBP III, Inc. and Robert C. Buhrmaster, Jostens' former Chairman and Chief Executive Officer, entitling each to sublease the Citation CJ2 from Jostens at a rate equal to twice Jostens' cost of fuel plus incidentals. The time-sharing agreement with DLJMBP III, Inc. was terminated in connection with the Transactions. We consummated the sale of the Citation CJ2 in late December 2004. In connection with this sale, the lease agreement with Jostens was terminated. Under the terms of Mr. Buhrmaster's separation agreement, he will be entitled to use other Jostens aircraft on the terms provided in the time-sharing agreement and his separation agreement. KA Rentals, an entity wholly owned by Mr. Buhrmaster, agreed to make the aircraft that it owns available to Jostens for lease when Jostens' principal aircraft was not available. Jostens paid KA Rentals an aggregate of $18,558 during 2004 for use of the aircraft under this lease arrangement. We believe that the lease arrangement with KA Rentals was on terms at least as favorable to Jostens as could have been obtained from an unaffiliated third party. The aircraft lease agreement with KA Rentals has been terminated.

        Financial Monitoring Agreements.    Pursuant to a financial advisory agreement with CSFB that Visant Holding entered into on July 29, 2003 and terminated on March 24, 2004, CSFB was retained to act as financial advisor for a five-year period, unless terminated earlier. CSFB was entitled to receive an annual financial advisory retainer of $0.5 million, payable in installments at the beginning of each calendar quarter.

        Pursuant to an agreement with DLJMBP III, Inc. that Visant Holding entered into on July 29, 2003 and amended on March 24, 2004, DLJMBP III, Inc. was retained to act as financial advisor for a five-year period, unless terminated earlier. For its services, DLJMBP III, Inc. was entitled to receive an annual financial advisory retainer of $1.0 million, payable in installments at the beginning of each calendar quarter. DLJMBP III, Inc. further received annual credit used solely to offset amounts payable by DLJMBP III, Inc. to Jostens pursuant to the time-sharing agreement in an amount of up to $0.5 million. This financial monitoring agreement was terminated in connection with the Transactions.

Von Hoffmann

        Financial Services Agreements.    On April 27, 2004, DLJ Merchant Banking II, Inc., or DLJMB II, Inc., Von Hoffmann Corporation and CSFB entered into an agreement pursuant to which, among other things, CSFB assigned its rights and obligations under the financial advisory agreement to DLJMB II, Inc., and, after giving effect to such assignment, the terms of the financial advisory agreement were amended to one year and to provide that DLJMB II, Inc. would be paid an annual financial advisory fee of $0.5 million. This financial advisory agreement was terminated in connection with the Transactions.

        Nelson Loan.    On May 22, 1997, pursuant to a non-recourse secured promissory note, an affiliate of DLJMBP II loaned Craig Nelson, Von Hoffmann Corporation's former Vice President of Human Resources, $100,000 at an interest rate of 9.4% per annum for the purchase of 100,000 shares of Von Hoffmann's common stock. Such affiliate of DLJMBP II subsequently sold this promissory note to

Von Hoffmann Corporation. The promissory note was secured by a total of 200,000 shares of common stock of Von Hoffmann. This arrangement was negotiated on an arm's length basis. This arrangement was terminated in connection with the Transactions.

        Other.    On November 21, 2003, Von Hoffmann Corporation entered into an agreement to engage CSFB to act as its exclusive financial advisor with respect to a potential sale of Lehigh Direct. Under the agreement, CSFB would assist Von Hoffmann Corporation in analyzing and evaluating Lehigh Direct, in preparing materials to distribute to potential purchasers, to evaluate potential purchasers and to assist in structuring and negotiating a potential sale. For its services, CSFB received a transaction fee equal to $1.0 million. This agreement was terminated in connection with the Transactions.

        Von Hoffmann paid consulting fees to CSFB (or its predecessor) of approximately $0.5 million in 2004.

        In connection with the execution of the Von Hoffmann merger agreement as part of the Transactions, Von Hoffmann entered into a financial advisory agreement with DLJMBP II pursuant to which Von Hoffmann agreed to pay DLJMBP II a financial advisory fee of $2.0 million, which fee was paid upon the closing of the Transactions.

Arcade

        Transactions with DLJMBP II and their Affiliates.    Pursuant to an agreement that was terminated in connection with the Transactions, DLJMBP II, Inc. (upon assignment of such agreement from CSFB) was entitled to receive an annual financial advisory fee of $0.5 million, payable in installments, at the beginning of each calendar quarter.

        In connection with the execution of the Arcade merger agreement as part of the Transactions, Arcade entered into a financial advisory agreement with DLJMBP II pursuant to which Arcade agreed to pay DLJMBP II a financial advisory fee of $2.0 million which fee was paid upon the closing of the Transactions.

        Stockholder Note.    AKI, Inc. has a promissory note payable to Arcade which allows AKI, Inc. to borrow up to $10.0 million at such interest rates and maturity dates as agreed upon by AKI, Inc. and Arcade. Interest paid to Arcade in connection with the promissory note totaled approximately $21,000 for fiscal 2004.

        Other.    In connection with the Transactions, $0.2 million was paid to Renaissance Brands LLC, whose president was a member of the Board of Directors of Arcade.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Senior Secured Credit Facilities

        On October 4, 2004, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens Ltd., as Canadian borrower, Visant Secondary Holdings Corp., as Guarantor, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270 million. On December 21, 2004, Visant entered into the Amendment No. 1 and Agreement to the Credit Agreement, providing for certain amendments to the credit facilities.

        Visant's senior secured credit facilities consist of:

  •
  a $150 million senior secured Term Loan A Facility with a six year maturity, all of which is currently outstanding;

  •
  a $870 million senior secured Term Loan C Facility with a seven year maturity, all of which is currently outstanding; and

  •
  a $250 million senior secured revolving credit facility with a five year maturity (up to the Canadian dollar equivalent of $20.0 million of which will be available to Jostens Canada Ltd. in the form of Canadian dollar denominated loans).

        Visant's senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C Facilities.

Security and guarantees

        Visant's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp. and by Visant's material current and future domestic subsidiaries. The obligations of Visant's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant's material current and future domestic subsidiaries and by Visant's other current and future Canadian subsidiaries.

        Visant's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant's assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant's material current and future domestic subsidiaries, including but not limited to:

  •
  all of Visant's capital stock and the capital stock of each of Visant's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of Visant's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant's other current and future Canadian subsidiaries.

Interest rates and fees

        Borrowings under the senior secured credit facilities bear interest as follows:

  •
  Revolving Credit Facility:  at our option, at either adjusted LIBOR plus 2.50% per annum or the alternate base rate plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum), such applicable margins to be subject to reduction if we attain certain leverage ratios;

  •
  Term Loan A Facility:  at our option, at either adjusted LIBOR plus 2.50% per annum or the alternate base rate plus 1.50% per annum, such applicable margins to be subject to reduction if we attain certain leverage ratios; and

  •
  Term Loan C Facility:  at our option, at either adjusted LIBOR plus 2.25% per annum or the alternate base rate plus 1.25% per annum, such applicable margins to be subject to reduction if we attain certain leverage ratios.

        The senior secured credit facilities also provide for the payment to the lenders of a commitment fee on average daily undrawn commitments under the revolving credit facility at a rate equal to 0.50% per annum. After delivery of financial statements to the lenders for the period ending at least one full fiscal quarter following the closing date, such commitment fee will be subject to reduction if we attain certain leverage ratios.

Scheduled amortization payments and mandatory prepayments

        The Term Loan A Facility provides for substantial semi-annual amortization payments. The Term Loan C Facility provides for semi-annual amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof during the first 6 3/4 years, with the balance of the facility to be repaid at final maturity.

        In addition, the senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

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  100% of the net proceeds of certain asset sales, casualty events or other dispositions (including certain sale/leaseback transactions);

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  50% of our annual "excess cash flow", subject to reductions to a lower percentage if we achieve certain leverage ratios; and

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  100% of the net proceeds of certain debt issuances.

Voluntary prepayments

        The senior secured credit facilities permit voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments thereunder, without premium or penalty (except as noted below), subject to certain conditions pertaining to minimum notice and minimum payment/reduction amounts and to customary brokerage costs with respect to LIBOR rate loans. Any voluntary prepayment of all of the loans under the Term Loan C Facility on or prior to December 21, 2005 will be subject (with certain exceptions) to a 1% prepayment premium if such prepayment is funded with the proceeds of new bank loans with a lower interest rate than, but otherwise with substantially the same terms as, the loans under the Term Loan C Facility.

Covenants

        Visant's senior secured credit facilities contain the following financial, affirmative and negative covenants. The negative covenants in the new senior secured credit facilities include limitations (each of which is subject to customary exceptions) on Visant's ability and the ability of Visant Secondary Holdings Corp. and each of Visant's current and future restricted subsidiaries to:

  •
  incur liens;

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  incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

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  prepay, or make redemptions and repurchases of, subordinated debt;

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  make loans and investments;

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  make capital expenditures;

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  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

  •
  change the business conducted by Visant Secondary Holdings Corp., us or our subsidiaries; and

  •
  amend the terms of subordinated debt.

        In addition, the senior secured credit facilities contain customary financial covenants including maximum total leverage and minimum interest coverage ratios.

Events of default

        Visant's senior secured credit facilities contain certain customary events of default, including:

  •
  nonpayment of principal or interest;

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  breach of covenants (with notice and cure periods in certain cases);

  •
  material breach of representations or warranties;

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  cross-default and cross-acceleration to other material indebtedness;

  •
  bankruptcy or insolvency;

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  material judgments;

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  certain ERISA events;

  •
  actual or asserted invalidity of any material collateral or guarantee; and

  •
  a change of control (as defined in the credit agreement with respect to the new senior secured credit facilities).

Existing Indebtedness of Our Parent

10 1/4% Senior Discount Notes Due 2013

        Our parent, Visant Holding Corp., had $171.4 million in principal amount of 10 1/4% Senior Discount Notes Due 2013 outstanding as of April 2, 2005. These notes were issued pursuant to an indenture, dated December 2, 2003, between our parent and BNY Midwest Trust Company, as trustee. The indenture governing these notes contains limitations on our parent's and our ability to, among other things, incur additional indebtedness, pay certain restricted payments and dividends and engage in certain affiliate transactions. These notes are unsecured senior obligations of our parent and are not guaranteed by us or any of our subsidiaries. Accordingly, these notes are effectively subordinated to all of our and our existing and future subsidiaries' indebtedness and other liabilities and preferred stock, including our new senior secured credit facilities and our notes.

DESCRIPTION OF THE NOTES

General

        The outstanding notes were issued under an indenture (the "Indenture"), dated as of October 4, 2004, among Visant Corporation, as Issuer, certain of the Issuer's direct and indirect Domestic Subsidiaries existing on the Issue Date, as Guarantors (the "Guarantors"), and The Bank of New York, as Trustee. Copies of the form of the Indenture may be obtained from the Issuer upon request. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. For purposes of this "Description of the Notes",

  •
  the terms "Issuer," "we" and "our" refer only to Visant Corporation, and not to any of its Subsidiaries or parent companies;

  •
  the term "Guarantor" refers to each Restricted Subsidiary that Guarantees the notes; and

  •
  the term "notes" refers to the outstanding notes.

        The notes:

  •
  are unsecured senior subordinated obligations of the Issuer;

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  are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer;

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  are senior in right of payment to any future Subordinated Indebtedness of the Issuer;

  •
  are guaranteed by each Guarantor; and

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  are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

        The Guarantors, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee, on a senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of or interest on or Special Interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. As of the date of the Indenture, all Restricted Subsidiaries that are Domestic Subsidiaries and guarantee the Senior Credit Facilities will be Guarantors. Each of the Guarantees will be a general unsecured obligation of the relevant Guarantor and will be subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor, other than any Subordinated Indebtedness. The notes are structurally subordinated to Indebtedness of Subsidiaries of the Issuer that do not Guarantee the notes. As of the Issue Date, each of the Issuer's Subsidiaries is a Restricted Subsidiary and each such Subsidiary, other than the following Subsidiaries, is a Guarantor:

Subsidiary	Jurisdiction of Organization or Incorporation
Jostens Canada, Ltd.	Canada
Jostens International Holding B.V.	The Netherlands
Jostens Can Investments B.V.	The Netherlands
C.V. Jostens Global Trading Limited Partnership	The Netherlands
JC Trading, Inc.	Puerto Rico
Conceptos Jostens, S.A. de C.V.	Mexico
JostFer S.A. de C.V.	Mexico
Reconocimientos E Incentivos, S.A. de C.V.	Mexico
Arcade Europe, S.a.r.l.	France
RetCom Holdings Europe Ltd.	Republic of Ireland
Scent Seal Inc.	California
Retail Concepts Corp.	New York
Retail Communications Corp.	New York
Encapsulation Services, Inc.	New Jersey

        The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors".

        Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

        If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero. See "Risk Factors—Risks Relating to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors".

        Any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (i)    (a)  any sale, exchange or transfer (by merger or otherwise) of all of the Issuer's Capital Stock in such Guarantor (including any sale, exchange or transfer following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture,

            (b)   the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee,

            (c)   if the Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary, or

            (d)   exercise of the legal defeasance option or covenant defeasance option as described under "Legal Defeasance and Covenant Defeasance" or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

          (ii)   such Guarantor has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

Ranking

Senior Indebtedness versus Notes

        The payment of the principal of, premium, if any, and interest on the notes and the payment of any Guarantee will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

        As of April 2, 2005:

          (1)   the Issuer's Senior Indebtedness was approximately $965.5 million, consisting entirely of secured Indebtedness under the Senior Credit Facilities; and

          (2)   the Senior Indebtedness of the Guarantors was approximately $956.4 million, consisting entirely of their respective guarantees of Senior Indebtedness of the Issuer under the Senior Credit Facilities.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock".

Liabilities of Subsidiaries versus Notes

        All of our operations are conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the notes, and, as described above under "Guarantees", Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the notes. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

        As of April 2, 2005, the total liabilities of our subsidiaries (other than the Guarantors) were approximately $36.4 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant exceptions and qualifications and the Indebtedness incurred in compliance with the covenants could be substantial. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock".

Other Senior Subordinated Indebtedness versus Notes

        Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness will rank senior to the notes and the relevant Guarantee in accordance with the provisions of the Indenture. The notes and each Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuer and the relevant Guarantor, respectively.

        We and the Guarantors have agreed in the Indenture that we and they will not incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of Notes

        We are not permitted to pay principal of, premium, if any, or interest on the notes or make any deposit pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge" below and may not purchase, redeem or otherwise retire any notes (collectively, "pay the notes") (except in the form of Permitted Junior Securities) if either of the following occurs (a "Payment Default"):

          (1)   any Obligation on any Designated Senior Indebtedness of the Issuer is not paid in full in cash when due (after giving effect to any applicable grace period); or

          (2)   any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes (except in the form of Permitted Junior Securities) for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

          (1)   by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

          (2)   because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

          (3)   because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 365-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Payment Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice.

        Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property:

          (1)   the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the notes are entitled to receive any payment;

          (2)   until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of notes may receive Permitted Junior Securities; and

          (3)   if a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

        The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuer to pay interest or principal with respect to the notes when due by their terms. If payment of the notes is accelerated because of an Event of Default, the Issuer or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration.

        A Guarantor's obligations under its Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuer's obligations under the notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a Guarantor who are holders of Senior Indebtedness of the Issuer or such Guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge", if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Principal, Maturity and Interest

        The Issuer issued $500.0 million of notes in the offering. The notes mature on October 1, 2012. The Issuer may issue additional notes from time to time after this offering under the Indenture ("Additional Notes"). Any offering of Additional Notes is subject to the covenant described below under the caption "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock." The outstanding notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to "notes" for all purposes of the Indenture and this "Description of the Notes" include any Additional Notes that are actually issued.

        Interest on the notes accrues at the rate of 7 5/8% per annum and is payable semi-annually in arrears on April 1 and October 1 commencing on April 1, 2005, to Holders of record on the immediately preceding March 15 and September 15. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the notes is payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the trustee maintained for such purpose. The notes will be issued in denominations of $1,000 and integral multiples thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the caption "Repurchase at the Option of Holders". We may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

        At any time prior to October 1, 2008 the Issuer may redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the "Redemption Date"), subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        On and after October 1, 2008, the Issuer may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2008	103.813%
2009	101.906%
2010 and thereafter	100.000%

        In addition, until October 1, 2007, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 107.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Issuer or any direct or indirect parent of the Issuer to the extent such net cash proceeds are contributed to the Issuer; provided that at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        The Trustee shall select the notes to be purchased in the manner described under "Repurchase at the Option of Holders—Asset Sales—Selection and Notice".

Book-Entry, Delivery and Form

        The notes are represented by one or more global notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes were initially deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "Exchange of Global Notes for Certificated Notes". In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

        The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of

DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (A) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

          (2)   the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

        The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

          (1)   a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

          (2)   the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3)   any note not properly tendered will remain outstanding and continue to accrue interest;

          (4)   unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5)   Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

          (6)   Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased; and

          (7)   that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 or an integral multiple thereof.

        While the notes are in global form and the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

          (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

          (2)   deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered and

          (3)   deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers' Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

        The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders under certain circumstances.

        The Senior Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable. Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

        The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Liens". Such restrictions can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

  Asset Sales

        The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless

          (1)   the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the board of directors of the Issuer) of the assets sold or otherwise disposed of and

          (2)   except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

            (a)   any liabilities (as shown on the Issuer's, or such Restricted Subsidiary's, most recent balance sheet or in the footnotes thereto) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing,

            (b)   any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

            (c)   any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value,

  shall be deemed to be cash for purposes of this provision and for no other purpose.

        Within 365 days after the Issuer's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale

          (1)   to permanently reduce

            (x)   Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto,

            (y)   Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) or Senior Subordinated Indebtedness, provided that if the Issuer shall so reduce Obligations under Senior Subordinated Indebtedness, it will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid, or

            (z)   Indebtedness of a Restricted Subsidiary which is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (but only to the extent such Net Proceeds from such Asset Sale are from an Asset Sale of or affecting such Restricted Subsidiary which is not a Guarantor),

          (2)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

          (3)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale;

provided, that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment (an "Acceptable Commitment") and, in the event any Acceptable Commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment within nine months of such cancelation or termination.

        Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the notes, and, if required by the terms of any Indebtedness that is pari passu with the notes ("Pari Passu Indebtedness"), to the holders of such Pari Passu Indebtedness (an "Asset Sale Offer"), to purchase the maximum principal amount of notes and such Pari Passu Indebtedness, that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Pending the final application of any Net Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the notes under certain circumstances.

  Selection and Notice

        If less than all of the notes or such Pari Passu Indebtedness are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no notes of $1,000 or less shall be purchased or redeemed in part.

        Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder's registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that: (1) the notes have Investment Grade Ratings from both Rating Agencies and (2) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a "Covenant Suspension Event"), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

          (1)   "—Limitation on Restricted Payments";

          (2)   "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (3)   "—Transactions with Affiliates";

          (4)   "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries";

          (5)   "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

          (6)   "—Limitations on Other Senior Subordinated Indebtedness";

          (7)   "Repurchase at the Option of Holders—Asset Sales"; and

          (8)   clause (4) of the first paragraph of "Merger, Consolidation or Sale of All or Substantially All Assets"

(collectively, the "Suspended Covenants"). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be set at zero. In addition, the Guarantees of the Guarantors will also be suspended as of such date (the "Suspension Date"). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period". Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

        On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to the first paragraph of

"—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below or one of the clauses set forth in the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below (in each case, to the extent such Indebtedness or Disqualified Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", such Indebtedness or Disqualified Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock". Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on Restricted Payments".

  Limitation on Restricted Payments

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on account of the Issuer's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

            (A)  dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests or

            (B)  dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

          (2)   purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

          (3)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than

            (A)  Indebtedness permitted under clauses (g) and (h) of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (B)  the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

          (4)   make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (a)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b)   immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

          (c)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (5), (6)(A) and (C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than:

            (1)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

            (2)   100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") from the issue or sale of

              (x)   Equity Interests of the Issuer, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received from the sale of

                (A)  Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer's Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and

                (B)  Designated Preferred Stock

        and to the extent actually contributed to the Issuer, Equity Interests of the Issuer's direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph) or

              (y)   debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

    provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted debt securities of the

    Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions, plus

            (3)   100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

            (4)   to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received by means of

              (A)  the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer and its Restricted Subsidiaries or

              (B)  the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary plus

            (5)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the board of directors of the Issuer in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

        The foregoing provisions will not prohibit:

          (1)   subject to clauses (16) and (17) below, the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

          (2)   (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Issuer, or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

          (3)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is incurred in compliance with "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" so long as

            (A)  the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

            (B)  such Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

            (C)  such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

            (D)  such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed

            (A)  the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer's direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

            (B)  the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date less

            (C)  the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

  and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

          (5)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any other Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such dividends are included in the definition of Fixed Charges;

          (6)   (A)  the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

            (B)  the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

            (C)  the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

  provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

          (7)   Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $30.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (8)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

          (9)   the declaration and payment of dividends on the Issuer's common stock, following the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer's common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

          (10) Investments that are made with Excluded Contributions;

          (11) other Restricted Payments in an aggregate amount not to exceed $50.0 million;

          (12) distributions or payments of Receivables Fees;

          (13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under "Transactions with Affiliates";

          (14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "Repurchase at the Option of Holders—Change of Control" and "Repurchase at the Option of Holders—Asset Sales"; provided that all notes tendered by holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

          (15) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay

            (A)  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

            (B)  federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

            (C)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, and

            (D)  general corporate overhead expenses of any direct or indirect parent company of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

          (16) on or after December 1, 2008, the declaration and payment of a dividend or the making of a distribution to Holdco to pay cash interest as and when due on the Senior Discount Notes pursuant to the Senior Discount Indenture as in effect on the Issue Date in an amount equal to such cash interest payments; provided, however, that such dividends or distributions made pursuant to this clause (16) shall not be made more than three business days prior to the date on which such interest is due pursuant to the Senior Discount Indenture; and

          (17) the declaration and payment of a dividend or the making of a distribution to Holdco to redeem, defease, repurchase or otherwise acquire or retire (including by way of satisfaction and discharge of the terms of the Senior Discount Indenture) the Senior Discount Notes (other than any Senior Discount Notes beneficially owned by any Affiliate of the Issuer) in accordance with the terms of the Senior Discount Indenture as in effect on the Issue Date, in an amount equal to such redemption, defeasance, repurchase or other acquisition payment; provided, however, that such dividends or distributions pursuant to this clause (17) may only be made if on the date such dividend or distribution is declared or made the Issuer's Debt to EBITDA Ratio would be equal to or less than 4.25 to 1.00, determined on a pro forma basis (including after giving pro forma effect to any such dividend or distribution and any Indebtedness incurred in connection with the payment of any such dividend or distribution); provided, further, however, that such dividends or distributions made pursuant to this clause (17) shall not be made more than three business days prior to the date on which such redemption, defeasance, repurchase or other acquisition payment is to be made pursuant to the Senior Discount Indenture as in effect on the Issue Date;

  provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (11), (16) and (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the time of issuance of the notes, all of the Issuer's Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary". For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of "Permitted Investments," and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Issuer's and the Restricted Subsidiaries' most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the notes shall not exceed $100.0 million at any one time outstanding.

        The foregoing limitations will not apply to:

          (a)   the incurrence of Indebtedness under Credit Facilities by the Issuer or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,420.0 million outstanding at any one time; provided, however, that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (a) may not exceed $200.0 million outstanding at any one time;

          (b)   the incurrence by the Issuer and any Guarantor of Indebtedness represented by the notes (including any Guarantee) (other than any Additional Notes);

          (c)   Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

          (d)   Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $120.0 million and (y) 5.00% of Total Assets;

          (e)   Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (f)    Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

            (1)   such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f)(1)) and

            (2)   the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

          (g)   Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (h)   Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that

            (1)   any such Indebtedness is made pursuant to an intercompany note and

            (2)   if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor;

  provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (i)    shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

          (j)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk with respect to any Indebtedness permitted to be incurred pursuant to "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or commodity pricing risk;

          (k)   obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

          (l)    Indebtedness, Disqualified Stock and preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the sum of (x) $125.0 million and (y) 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of "—Limitation on Restricted Payments" to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of "—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l) shall cease to be deemed incurred or outstanding for purposes of this clause (l) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (l));

          (m)  the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness

            (1)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

            (2)   to the extent such Refinancing Indebtedness refinances (1) Indebtedness subordinated or pari passu to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated or pari passu to the notes or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (2) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively and

            (3)   shall not include

              (x)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer,

              (y)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor or

              (z)   Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

  and provided further that subclause (1) of this clause (m) will not apply to any refunding or refinancing of any Indebtedness outstanding under the Senior Credit Facilities;

          (n)   Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving effect to such acquisition or merger, either

            (1)   the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or

            (2)   the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

          (o)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

          (p)   Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; and

          (q)   (1)  any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

            (2)   any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries".

  For purposes of determining compliance with this covenant:

          (a)   in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (q) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities after the application of the net proceeds from the sale of the notes will be treated as incurred on the Issue Date under clause (a) of the preceding paragraph; and

          (b)   at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

  Liens

        The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property of the Issuer or such Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Merger, Consolidation or Sale of All or Substantially All Assets

        The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

          (1)   the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction, no Default or Event of Default exists;

          (4)   immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

            (A)  the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (B)  the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

          (5)   each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the notes; and

          (6)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

        The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

          (a)   any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and

          (b)   the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

        Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

          (A)  (1)  such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

            (2)   the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

            (3)   immediately after such transaction, no Default or Event of Default exists; and

            (4)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

          (B)  the transaction is made in compliance with the covenant described under "Repurchase at the Option of Holders—Asset Sales".

        Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

  Transactions with Affiliates

        The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless

          (a)   such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and

          (b)   the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

          (1)   Transactions between or among the Issuer or any of the Restricted Subsidiaries;

          (2)   Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and the definition of "Permitted Investments;"

          (3)   the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors;

          (4)   the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary;

          (5)   transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (6)   any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect as compared to the applicable agreement as in effect on the Issue Date);

          (7)   the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

          (8)   the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

          (9)   transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

          (11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

          (12) payments by the Issuer or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith; and

          (13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Issuer in good faith.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

          (a)   (1)  pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

            (2)   pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

          (b)   make loans or advances to the Issuer or any Restricted Subsidiary; or

          (c)   sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

  except (in each case) for such encumbrances or restrictions existing under or by reason of:

            (1)   contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

            (2)   the Indenture and the notes;

            (3)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

            (4)   applicable law or any applicable rule, regulation or order;

            (5)   any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

            (6)   contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

            (7)   secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

            (8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (9)   other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

            (10) customary provisions in joint venture agreements and other similar agreements;

            (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

            (12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer's board of directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

            (13) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        The Issuer will not permit any Restricted Subsidiary that is a Domestic Subsidiary, other than a Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

          (a)   such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor

            (1)   if the notes or such Guarantor's Guarantee of the notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the notes are subordinated to such Indebtedness under the Indenture and

            (2)   if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor's Guarantee of the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

          (b)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

          (c)   such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that

            (1)   such Guarantee has been duly executed and authorized and

            (2)   such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

  Limitation on Other Senior Subordinated Indebtedness

        The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Guarantor, as the case may be, unless such Indebtedness is either

          (a)   equal in right of payment with the notes or such Guarantor's Guarantee, as the case may be, or

          (b)   expressly subordinated in right of payment to the notes or such Guarantor's Guarantee, as the case may be.

Reports and Other Information

        Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the SEC),

          (a)   within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

          (b)   within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

          (c)   promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

          (d)   any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act.

        In the event that any direct or indirect parent company of the Issuer becomes a Guarantor of the notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement within the time periods specified in the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

        The following events constitute Events of Default under the Indenture:

          (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture, whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

          (2)   default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture, whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

          (3)   failure by the Issuer to comply with its obligations under the first paragraph of "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets;"

          (4)   failure by the Issuer to comply for 30 days after notice by the Trustee or the holders of not less than 30% in principal amount of the Notes then outstanding with any of its obligations in the covenants described above under "Repurchase at the Option of Holders—Change of Control" (other than a failure to purchase Notes) or "Repurchase at the Option of Holders—Asset Sales" (other than a failure to purchase Notes) or under "Certain Covenants" under "—Limitation on Restricted Payments", "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", "—Liens", "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries", "—Transactions with Affiliates", "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries", "—Limitation on Other Senior Subordinated Indebtedness" or "—Reports and Other Information";

          (5)   failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the notes then outstanding and issued under the Indenture to comply with any of its other agreements contained in the Indenture or the notes;

          (6)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

            (A)  such default either results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

            (B)  the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million or more at any one time outstanding;

          (7)   failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $40.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

          (8)   certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

          (9)   the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture.

        If any Event of Default (other than of a type specified in clause (8) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately; provided, however, that, so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of

          (1)   acceleration of any such Indebtedness under the Senior Credit Facilities, or

          (2)   five Business Days after the giving of written notice of such acceleration to the Issuer and the administrative agent under the Senior Credit Facilities.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (8) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose

            (x)   the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

            (y)   the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

            (z)   if the default that is the basis for such Event of Default has been cured.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

          (1)   such Holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)   Holders of at least 30% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

          (3)   such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

        The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuer or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for

          (1)   the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

          (2)   the Issuer's obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

          (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;

          (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

            (A)  the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

            (B)  since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

          (6)   the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title II of the United States Code;

          (7)   the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

          (8)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

          (a)   all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

          (b)   (1)  all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

            (2)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

            (3)   the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

            (4)   the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any related guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

        The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver,

          (2)   reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"),

          (3)   reduce the rate of or change the time for payment of interest on any note,

          (4)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders,

          (5)   make any note payable in money other than that stated in the notes,

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes,

          (7)   make any change in these amendment and waiver provisions,

          (8)   impair the right of any Holder to receive payment of principal of, or interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes, or

          (9)   make any change in the subordination provisions of the Indenture that would adversely affect the Holders.

        Notwithstanding the foregoing, without the consent of any Holder, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee or the notes:

          (1)   to cure any ambiguity, omission, mistake, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

          (4)   to provide the assumption of the Issuer's or any Guarantor's obligations to Holders;

          (5)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

          (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

          (7)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

          (9)   to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

          (10) to add a Guarantor under the Indenture;

          (11) to conform the text of the Indenture, Guarantees or the notes to any provision of this "Description of the Notes" to the extent that such provision in this "Description of the Notes" was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the notes; or

          (12) making any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (1) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (2) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acquired Indebtedness" means, with respect to any specified Person,

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

          (1)   1.0% of the principal amount of the note; and

          (2)   the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the note at October 1, 2008 (such redemption price being set forth in the table appearing above under the caption "Optional Redemption"), plus (ii) all required interest payments due on the note through October 1, 2008 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the note.

        "Asset Sale" means

          (1)   the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

          (2)   the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

            (a)   any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

            (b)   the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

            (c)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "Certain Covenants—Limitation on Restricted Payments";

            (d)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $20.0 million;

            (e)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

            (f)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

            (g)   the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

            (h)   any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (h) of the definition of Permitted Investments);

            (i)    foreclosures on assets;

            (j)    sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

            (k)   any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

        "Board Resolution" means with respect to the Issuer, a duly adopted resolution of the Board of Directors of the Issuer or any committee thereof.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" means

          (1)   in the case of a corporation, corporate stock,

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Equivalents" means

          (1)   United States dollars,

          (2)   Canadian dollars,

          (3)   (a)  euro, or any national currency of any participating member state in the European Union or,

            (b)   in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

          (4)   securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

          (5)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

          (6)   repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

          (7)   commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

          (8)   marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof,

          (9)   investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above,

          (10) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition and

          (11) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 12 months or less from the date of acquisition.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

          (2)   the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

        "Color Prelude Acquisition" means the acquisition of Color Prelude, Inc. by IST Corp. on December 18, 2001.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

          (a)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities"), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of bridge, commitment and other financing fees), and

          (b)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

          (c)   interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

          (1)   any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation costs, new product introductions, one-time compensation charges, the Jostens Acquisition, the Color Prelude Acquisition, the Lehigh Press Acquisition and the Transactions) shall be excluded,

          (2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

          (3)   any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

          (4)   any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

          (5)   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

          (6)   solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "Certain Covenants—Limitation on Restricted Payments", the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

          (7)   effects of adjustments in any line item in such Person's consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Transactions, the Jostens Acquisition, the Color Prelude Acquisition and the Lehigh Press Acquisition or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

          (8)   any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

          (9)   any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

          (10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants—Limitation on Restricted Payments" only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred stock of the Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP.

        For purposes hereof, the "Maximum Fixed Repurchase Price" of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds

            (A)  for the purchase or payment of any such primary obligation or

            (B)  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock").

        "Debt to EBITDA Ratio" means, with respect to the Issuer for any period, the Issuer's ratio of (1) Consolidated Total Indebtedness as of the date of calculation (the "Debt to EBITDA Ratio Calculation Date") to (2) the EBITDA for the four full consecutive fiscal quarters immediately preceding the Debt to EBITDA Ratio Calculation Date for which financial information is available (the "Measurement Period").

        In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock or consummates any Investments, acquisitions, dispositions, or mergers or consolidations subsequent to the commencement of the Measurement Period for which the Debt to EBITDA Ratio is being calculated but prior to or simultaneously with the Debt to EBITDA Ratio Calculation Date, then the Debt to EBITDA Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness or issuance or redemption of Disqualified Stock or preferred stock or Investment, acquisition, disposition, merger or consolidation, as if the same had occurred at the beginning of the Measurement Period. Any computations or pro forma calculations made pursuant to this "Debt to EBITDA Ratio" definition or clause (17) of the second paragraph of the covenant described under "—Limitation on Restricted Payments" shall be made in accordance with the provisions set forth in the second and third paragraphs of the definition of "Fixed Charge Coverage Ratio".

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by a senior vice president and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Designated Preferred Stock" means preferred stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by a senior vice president and the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "Certain Covenants—Limitation on Restricted Payments" covenant.

        "Designated Senior Indebtedness" means

          (1)   any Indebtedness outstanding under the Senior Credit Facilities; and

          (2)   any other Senior Indebtedness permitted under the Indenture, the principal amount of which is $25.0 million or more and that has been designated by the Issuer as "Designated Senior Indebtedness."

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

          (1)   increased (without duplication) by:

            (a)   provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

            (b)   Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

            (c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

            (d)   any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (1) such fees, expenses or charges related to the offering of the notes and the Credit Facilities and (2) any amendment or other modification of the Notes, and, in each case, deducted in computing Consolidated Net Income, plus

            (e)   the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities, plus

            (f)    any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

            (g)   the amount of any minority interest expense deducted in such period in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

            (h)   the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors or any of their respective Affiliates, plus

            (i)    expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP, plus

            (j)    costs of surety bonds incurred in such period in connection with financing activities;

          (2)   decreased by (without duplication) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; and

          (3)   increased or decreased by (without duplication):

            (a)   any net gain or loss resulting in such period from Hedging Obligations, plus or minus, as applicable

            (b)   without duplication, the Historical Adjustments incurred in such period.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or preferred stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

          (1)   public offerings with respect to the Issuer's or any direct or indirect parent company's common stock registered on Form S-8;

          (2)   issuances to any Subsidiary of the Issuer; and

          (3)   any such public or private sale that constitutes an Excluded Contribution.

        "euro" means the single currency of participating member states of the EMU.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

          (a)   contributions to its common equity capital, and

          (b)   the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officers' certificate executed by a senior vice president and the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under "Certain Covenants—Limitation on Restricted Payments".

        "Existing Indebtedness" means Indebtedness of the Issuer or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Fixed Charge Coverage Ratio Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of

          (a)   Consolidated Interest Expense of such Person for such period,

          (b)   all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

          (c)   all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date.

        "Government Securities" means securities that are

          (a)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

          (b)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of the Issuer's Obligations under the Indenture.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

        "Historical Adjustments" means with respect to any Person, without duplication, the following items to the extent incurred prior to the Issue Date and, in each case, during the applicable period:

          (1)   fees for management advisory services paid by the Issuer or any of its Restricted Subsidiaries to DLJ Merchant Banking Partners III, L.P. and DLJ Merchant Banking Partners II, L.P. or any of their respective financial services Affiliates;

          (2)   adjustments in any line item in such Person's consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Jostens Acquisition, the Color Prelude Acquisition and the Lehigh Press Acquisition;

          (3)   gains (losses) from the early extinguishment of Indebtedness;

          (4)   transaction expenses incurred in connection with the Jostens Acquisition, the merger and recapitalization of Jostens in 2000 and the Lehigh Press Acquisition;

          (5)   the cumulative effect of a change in accounting principles;

          (6)   gains (losses), net of tax, from disposed or discontinued operations, including the discontinuance of Jostens' Recognition business;

          (7)   non-cash adjustments to LIFO reserves;

          (8)   gains (losses) attributable to the disposition of fixed assets; and

          (9)   other costs consisting of (i) one-time restructuring charges, (ii) one-time severance costs in connection with former employees, (iii) debt financing costs, (iv) unusual litigation expenses, (v) fees and expenses related to acquisitions and (vi) consulting services in connection with acquisitions.

        "Holdco" means Visant Holding Corp.

        "Holder" means a holder of the notes.

        "Indebtedness" means, with respect to any Person,

          (1)   any indebtedness (including principal and premium) of such Person, whether or not contingent

            (a)   in respect of borrowed money,

            (b)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof),

            (c)   representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

            (d)   representing any Hedging Obligations,

    if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

          (2)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

          (3)   to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business or (B) obligations under or in respect of Receivables Facilities or (C) leases of precious metals used in the ordinary course of business of the Issuer and its Restricted Subsidiaries, whether or not accounted for as operating leases under GAAP.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Initial Purchasers" means Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC, Calyon Securities (USA) Inc., CIT Capital Securities LLC, Greenwich Capital Markets, Inc., ING Financial Markets LLC and NatCity Investments, Inc.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means

          (1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

          (2)   debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

          (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants—Limitation on Restricted Payments,"

          (1)   "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

            (x)   the Issuer's "Investment" in such Subsidiary at the time of such redesignation less

            (y)   the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

        "Investors" means Kohlberg Kravis Roberts & Co. L.P., and DLJ Merchant Banking Partners III, L.P. and their respective Affiliates.

        "Issue Date" means October 4, 2004.

        "Issuer" means Visant Corporation, a Delaware corporation, and its successors.

        "Jostens Acquisition" means the acquisition of Jostens by affiliates of DLJ Merchant Banking Partners III L.P. on July 29, 2003.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lehigh Press Acquisition" means the acquisition of Lehigh Press, Inc. by a subsidiary of Von Hoffmann Holdings Inc. on October 22, 2003.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Senior Subordinated Indebtedness required (other than required by clause (1) of the second paragraph of "Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        "Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the "Asset Sales" covenant.

        "Permitted Holders" means each of the Investors and their respective Affiliates and members of management of the Issuer who are shareholders of the Issuer on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

        "Permitted Investments" means

          (a)   any Investment in the Issuer or any Restricted Subsidiary;

          (b)   any Investment in cash and Cash Equivalents or Investment Grade Securities;

          (c)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Similar Business if as a result of such Investment

            (1)   such Person becomes a Restricted Subsidiary or

            (2)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

          (d)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (e)   any Investment existing on the Issue Date;

          (f)    any Investment acquired by the Issuer or any Restricted Subsidiary

            (1)   in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or

            (2)   as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (g)   Hedging Obligations permitted under clause (j) of the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

          (h)   any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150 million and (y) 6.50% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (i)    Investments the payment for which consists of Equity Interests of the Issuer, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in "Certain Covenants—Limitations on Restricted Payments";

          (j)    guarantees of Indebtedness permitted under the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (k)   any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (5) and (9) of such paragraph);

          (l)    Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

          (m)  additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $50.0 million and (y) 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (n)   Investments relating to any special purpose Wholly-Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility;

          (o)   advances to employees not in excess of $15.0 million outstanding at any one time, in the aggregate; and

          (p)   loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business.

        "Permitted Junior Securities" means:

          (1)   Equity Interests in the Issuer, any Guarantor or any direct or indirect parent of the Issuer; or

          (2)   unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Indebtedness under the Indenture;

  provided that the term "Permitted Junior Securities" shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the notes for purposes of such plan of reorganization.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (3)   Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens securing Indebtedness permitted to be incurred pursuant to clause (d) or (l) of the second paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (7)   Liens existing on the Issue Date;

          (8)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

          (9)   Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

          (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

          (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

          (15) Liens in favor of the Issuer or any Guarantor;

          (16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer's client at which such equipment is located;

          (17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

          (18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (19) deposits made in the ordinary course of business to secure liability to insurance carriers; and

          (20) other Liens securing obligations incurred in the ordinary course of business which obligations do to exceed $25.0 million at any one time outstanding.

For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "preferred stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith.

        "Rating Agencies" mean Moody's and S&P or if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a Board Resolution) which shall be substituted for Moody's or S&P or both, as the case may be.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted

Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary".

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

        "SEC" means the Securities and Exchange Commission.

        "Secondary Holdings" means Visant Secondary Holdings Corp.

        "Secured Indebtedness" means any indebtedness of the Issuer secured by a Lien.

        "Securities Act" means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

        "Senior Credit Facilities" means the Credit Agreement entered into as of the Issue Date by and among the Issuer, Secondary Holdings, the lenders party thereto in their capacities as lenders thereunder, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" above).

        "Senior Discount Indenture" means the indenture dated as of December 2, 2003, among Holdco as Issuer and BNY Midwest Trust Company, as Trustee.

        "Senior Discount Notes" means the $247,200,000 principal amount at maturity of 10 1/4% senior discount notes due 2013 issued by Holdco pursuant to the Senior Discount Indenture and outstanding as of the Issue Date.

        "Senior Indebtedness" means

          (a)   all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

          (b)   all Hedging Obligations (and guarantees thereof) with respect to the Senior Credit Facilities, provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

          (c)   any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any subsidiary guarantee; and

          (d)   all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c);

  provided, however, that Senior Indebtedness shall not include:

          (1)   any obligation of such Person to the Issuer or any Subsidiary;

          (2)   any liability for federal, state, local or other taxes owed or owing by such Person;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business;

          (4)   any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

          (5)   that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

        "Senior Subordinated Indebtedness" means

          (a)   with respect to the Issuer, Indebtedness which ranks equal in right of payment to the notes, and

          (b)   with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such Guarantor.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

        "Similar Business" means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

        "Special Interest" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Subordinated Indebtedness" means

          (a)   with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and

          (b)   with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the guarantee of such Guarantor under the Indenture.

        "Subsidiary" means, with respect to any Person,

          (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

          (2)   any partnership, joint venture, limited liability company or similar entity of which

            (x)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

            (y)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Total Assets" means the total assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

        "Transaction Agreements" means the (1) the agreement and plan of merger dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc.; (2) the agreement and plan of merger dated as of July 21, 2004, among Fusion Acquisition Corp., AHI Merger, Inc. and AHC I Acquisition Corp and (3) the Contribution Agreement dated as of July 21, 2004, among Visant Holding Corp. and Fusion Acquisition LLC, in each case as the same may be amended prior to the Issue Date.

        "Transactions" means the transactions contemplated by the Transaction Agreements, the notes and the Senior Credit Facilities as in effect on the Issue Date.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2008; provided, however, that if the period from the redemption date to October 1, 2008, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trustee" means The Bank of New York until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means

          (1)   any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The board of directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated), provided that

          (a)   any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

          (b)   such designation complies with the covenants described under "Certain Covenants—Limitation on Restricted Payments" and

          (c)   each of

            (1)   the Subsidiary to be so designated and

            (2)   its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

        The board of directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

          (1)   the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

          (2)   the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

        Any such designation by the board of directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

          (1)   the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

          (2)   the sum of all such payments.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain United States federal income tax consequences of the ownership of notes as of the date hereof.

        Except where noted, this summary deals only with notes that are held as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  an insurance company;

  •
  a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who is an investor in a pass-through entity;

  •
  a person whose "functional currency" is not the U.S. dollar;

  •
  a "controlled foreign corporation";

  •
  a "passive foreign investment company"; or

  •
  a United States expatriate

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances.

        If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

        The following is a summary of certain United States federal income tax consequences that will apply to you if you are a United States Holder of notes.

        Certain consequences to "Non-United States Holders" of notes, which are beneficial owners of notes (other than partnerships) who are not United States Holders, are described under "—Consequences to Non-United States Holders" below.

        "United States Holder" means a beneficial owner of a note that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

  Payments of Interest

        Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

  Market Discount

        If you purchase a note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition.

        In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a bond-by-bond basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

  Amortizable Bond Premium

        If you purchase a note for an amount in excess of its principal amount, you will be considered to have purchased the note at a "premium". You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

  Sale, Exchange and Retirement of Notes

        Your tax basis in a note will, in general, be your cost for that note, increased by market discount that you previously included in income, and reduced by any amortized premium and any cash payments on the note other than stated interest. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest that you did not previously include in income, which will be taxable as interest income) and the tax basis of the note. Except as described above with respect to market discount, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Consequences to Non-United States Holders

        The following is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a Non-United States Holder of notes.

  United States Federal Withholding Tax

        The 30% United States federal withholding tax will not apply to any payment of principal and, under the "portfolio interest rule," interest on the notes, provided that:

  •
  interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

  •
  either (a) you provide your name and address on an Internal Revenue Service ("IRS") Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to Non-United States Holders that are pass-through entities rather than corporations or individuals.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

  •
  IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

  •
  IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "United States Federal Income Tax").

        The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

  United States Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided you furnish us with a properly executed IRS Form W-8ECI as discussed above under "United States Federal Withholding Tax") in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

        Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

  United States Federal Estate Tax

        Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the "portfolio interest rule" described above under "United States Federal Withholding Tax," without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

  United States Holders

        In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on notes and to the proceeds of sale of a note made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

  Non-United States Holders

        Generally, we must report to the IRS and to you the amount of interest on the notes paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the fifth bullet point under "United States Federal Withholding Tax."

        In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Credit Suisse First Boston LLC in connection with the offers and sales of the registered securities in market-making transactions effected from time to time. Credit Suisse First Boston LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

        Affiliates of DLJ Merchant Banking Partners III, L.P. hold approximately 41.0% of the voting interests of our parent and approximately 45% of our parent's economic interest. David F. Burgstahler, Thompson Dean and Charles P. Pieper, each of whom is a partner of DLJ Merchant Banking, are members of the board of directors of Visant Holding and Visant. Mr. Burgstahler and Mr. Dean will leave DLJMB and Credit Suisse First Boston LLC to join Avista Capital Partners on July 1, 2005 but will continue to work with DLJMB as consultants for a period of time. As a consultant, each of Mr. Burgstahler and Mr. Dean will continue to serve on the boards of, and monitor the operations of, various existing portfolio companies of DLJMB, including Visant. In addition, Mr. Dean will continue to work with DLJMB as co-chairman of various investment committees. Further, an affiliate of Credit Suisse First Boston LLC is a lender and agent in connection with our senior secured credit facility, for which it receives customary fees and expenses. Credit Suisse First Boston LLC is party to a financial advisory contract with Visant and has, from time to time, provided investment banking and other financial advisory services to Visant in the past for which it has received customary compensation, and will provide such services and financial advisory services to our company in the future. Credit Suisse First Boston LLC acted as purchaser in connection with the initial sale of the notes and received an underwriting discount in connection therewith. See "Certain Relationships and Related Party Transactions."

        Credit Suisse First Boston LLC has informed us that it does not intend to confirm sales of the securities to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        We have been advised by Credit Suisse First Boston LLC that, subject to applicable laws and regulations, Credit Suisse First Boston LLC intends to make a market in the securities. However, Credit Suisse First Boston LLC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market will be sustained. See "Risk Factors—Risks Relating to Our Indebtedness and the Notes—Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid."

LEGAL MATTERS

        The validity of the notes and the guarantees have been passed upon by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP relied upon the opinion of William M. Sheahan, counsel to Jostens, Inc., as to all matters governed by the laws of the State of Minnesota and the opinion of Cozen O'Connor as to all matters governed by the laws of the Commonwealth of Pennsylvania. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitment of funds controlled by KKR.

EXPERTS

        The consolidated financial statements of Visant Corporation (formerly Jostens IH Corp.) and subsidiaries at January 1, 2005, and January 3, 2004, and for the year ended January 1, 2005, and for the period from July 30, 2003 to January 3, 2004, and the period from December 29, 2002 to July 29, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Visant (formerly Jostens, Inc.) and its subsidiaries for the year ended December 28, 2002, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        At the time of the engagement of E&Y as the outside auditors for our parent in October 2003, E&Y considered independence issues in accordance with its standard practice at the time, including consideration of whether the tax operations services it provided to Jostens during fiscal 2003 would impair its independence. As a result of this process, in connection with E&Y becoming our parent's outside auditor in late 2003, E&Y revised its tax services arrangement with Jostens. Based on what was known at the time, E&Y's audit and tax engagement personnel concluded that the services detailed in the tax services engagement letter complied with the applicable independence rules of the SEC, the AICPA independence rules and E&Y policy, and the Audit Committee in place at that time was advised accordingly.

        In connection with our filing of the Visant S-4 registration statement in the fall of 2004, E&Y's policies and procedures required it to review once again its independence with respect to our parent. As part of this process, E&Y reviewed the tax operations services it had provided to Jostens and interviewed members of E&Y's tax operations services team. As a result of this review, E&Y identified three primary activities related to the provision of tax operations services that raised questions about E&Y's independence:

  •
  Calculation of sales tax.    Jostens uses software programs that calculate the amount of sales tax for each sale. E&Y's tax operations services team assisted in maintaining the accuracy of these programs by inputting changes into an ancillary software application to account for changes in laws and regulations in various states. E&Y also made limited edits to customer profiles in Jostens' database in order to update the "taxable/tax exempt" field whenever a customer submitted proof to Jostens that it was exempt from sales tax. In addition, in connection with assisting another accounting firm which provides Jostens with sales tax compliance services, E&Y reviewed spreadsheets generated by such firm that showed the amounts to be paid in sales tax to each jurisdiction in which Jostens sold products to confirm that the aggregate sales tax liability shown on the spreadsheet agreed with the general ledger balance and then initialed the spreadsheet to signify that their review had been completed and that all sales tax returns appeared to be processed timely and completely.

  •
  Check handling.    E&Y's tax operations services team opened mail routed to the Jostens' tax department, which at times included tax refund checks payable to Jostens. Occasionally, a member of E&Y's tax operations services team would mail tax-related checks for Jostens.

  •
  Authorization of Jostens disbursements.    A member of E&Y's tax operations services team authorized certain tax-related disbursements totaling $294,779 in 2003 (out of a total of approximately $10.8 million for all such disbursements in 2003), including $4,986 of disbursements subsequent to E&Y's appointment as auditor in October 2003.

        E&Y's 2004 review discovered a further activity that required consideration with respect to E&Y's independence. On April 8, 2003, Jostens Canada, Ltd. ("JCL"), a subsidiary of Jostens, engaged a law firm in Ottawa, Ontario, Canada, to represent JCL in proceedings for the recovery of Ontario sales tax, which firm is an affiliate of E&Y Canada. Additionally, the engagement letter provided for a contingent fee based upon the amount of tax and interest refunded to JCL.

        E&Y brought the independence matters described above to the attention of the Audit Committee in mid-December 2004. In response, the Audit Committee took prompt action, including retaining outside counsel which interviewed management and E&Y personnel and overseeing a review by our internal audit group of past procedures and documentation related to the matters raised. Together with management and E&Y, the Audit Committee has been involved in the identification of the matters and the analysis of the scope and nature of such matters. The Audit Committee also retained a forensic accounting firm, which was charged with reviewing and confirming the accuracy of the analysis undertaken by our internal audit group and confirming its analysis regarding the lack of discrepancies. On January 17, 2005, E&Y and Jostens agreed to immediately terminate the tax operations services arrangement.

        The Audit Committee and E&Y each concluded that there were violations of the Commission's independence rules. Consequently, the Audit Committee conducted an inquiry into, and an evaluation of, the facts and circumstances surrounding the matters presented, after which inquiry and evaluation the Audit Committee and E&Y each concluded pursuant to Rule 2-01(b) of Regulation S-X under the Exchange Act that there has been no impairment of E&Y's independence for the 2003 or 2004 audit. E&Y concluded, and the Audit Committee concurred, that E&Y's capacity for objective judgment was not and is not diminished and that the investing public would not perceive that an impairment of independence affecting the integrity of the financial statements has occurred. Based upon all the facts and circumstances, E&Y and the Audit Committee share the view that, throughout the audit and professional engagement period, E&Y was capable of exercising objective and impartial judgment on all issues encompassed within the audit engagement. In particular, the Audit Committee concluded that: the individuals involved did not, at any time, appreciate the consequences of the actions taken; and the amounts involved, individually and in the aggregate, were de minimis. In addition, the Audit Committee understands that the E&Y audit team believed they were independent, that matters affecting independence had been addressed prior to E&Y being engaged in October 2003 and that the audit team conducted themselves accordingly and were not influenced, directly or indirectly, by any of the matters noted. The Audit Committee has been separately advised by both management and E&Y that these violations did not result in any change to any aspect of the Company's financial statements.

        In addition to the steps already implemented at the direction of the Audit Committee in connection with the inquiry, including the retention of the forensic accounting firm, the termination of the E&Y tax operations services arrangement, and the termination of the arrangement between JCL and an affiliate of E&Y Canada in January 2005 without payment of any fees or expenses by JCL, Jostens or Visant Holding to such firm, the Audit Committee has directed that certain long-term remedial efforts and initiatives be taken which are designed to prevent independence issues from occurring in the future, including:

  •
  the adoption of additional policies and procedures regarding independence;

  •
  the institution of additional training for the management group and finance staff to heighten awareness regarding auditor independence requirements;

  •
  the designation or retention of a person, who will be a member of our internal audit staff, to act as Director of Audit Independence and who will report directly to the Audit Committee on independence issues and will act as a liaison among the Audit Committee, management and the outside auditor;

  •
  the hiring of a corporate Director of Tax who will report to our Vice President of Finance and will be responsible for all tax compliance matters of Visant Holding and each of its operating subsidiaries;

  •
  considering the separation of tax compliance from the attest functions to avoid the potential for an independence issue arising in the future with respect to tax compliance services; and

  •
  considering whether to engage a new auditor for the audit of fiscal year 2005.

        Based on these remediation measures, the Audit Committee believes that the Company has taken and is taking appropriate steps designed to eliminate the possibility of an independence violation arising in the future.

        On February 11, 2005, E&Y issued its independence letter to our Audit Committee pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis the Independence Standards Board's Standard No. 1. That letter reported that E&Y satisfies the auditor independence standards of Regulation S-X in connection with its audit opinion for the financial statements contained in this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page Number
CONSOLIDATED FINANCIAL STATEMENTS

There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp., other than Visant Holding Corp.'s 10 1/4 senior discount notes, which had an accreted value of $171.4 million and $167.2 million as of April 2, 2005 and January 1, 2005, respectively, including there interest, thereon.
Annual Financial Statements
Reports of Independent Registered Public Accounting Firms	F-3
Visant Holding Corp. and Subsidiaries

Consolidated Statements of Operations for the fiscal year in the successor period ended January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months), the period from December 29, 2002 to July 29, 2003 (predecessor,
seven months) and the fiscal year in the predecessor period ended December 28, 2002	F-5
Consolidated Balance Sheets as of January 1, 2005 and January 3, 2004	F-6

Consolidated Statements of Cash Flows for the fiscal year in the successor period ended January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months), the period from December 29, 2002 to July 29, 2003 (predecessor, seven months) and the fiscal year in the predecessor period ended December 28, 2002	F-7

Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the fiscal year in the successor period ended January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months), the period from December 29, 2002 to July 29, 2003 (predecessor, seven months) and the fiscal year in the predecessor period ended December 28, 2002	F-8
Visant Corporation and Subsidiaries

Consolidated Statements of Operations for the fiscal year in the successor period ended January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months), the period from December 29, 2002 to July 29, 2003 (predecessor, seven months) and the fiscal year in the predecessor period ended December 28, 2002	F-10
Consolidated Balance Sheets as of January 1, 2005 and January 3, 2004	F-11

Consolidated Statements of Cash Flows for the fiscal year in the successor period ended January 1, 2005, the period from July 20, 2003 to January 3, 2004 (successor, five months), the period from December 29, 2002 to July 29, 2003 (predecessor, seven months) and the fiscal year in the predecessor period ended December 28, 2002	F-12

Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the fiscal year in the successor period ended January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months), the period from December 29, 2002 to July 29, 2003 (predecessor, seven months) and the fiscal year in the predecessor period ended December 28, 2002	F-13
Notes to Consolidated Financial Statements	F-14

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Visant Holding Corp.

        We have audited the accompanying consolidated balance sheets of Visant Holding Corp. and subsidiaries (formerly Jostens Holding Corp.) and Visant Corporation and subsidiaries (formerly Jostens IH Corp.) at January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended January 1, 2005 and for the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months). The financial statements are the responsibility of Visant Holding Corp. and Visant Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Visant Holding Corp. and Visant Corporation's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Visant Holding Corp. and Visant Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Visant Holding Corp. and subsidiaries and Visant Corporation and subsidiaries at January 1, 2005 and January 3, 2004, and the related consolidated results of operations and their cash flows for the year ended January 1, 2005 and for the period from July 30, 2003 to January 3, 2004 and the period from December 29, 2002 to July 29, 2003, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, Visant Holding Corp. and Visant Corporation adopted Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," effective June 29, 2003 and changed their method of accounting for redeemable preferred stock.

ERNST & YOUNG LLP

Minneapolis, Minnesota
February 18, 2005

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Jostens, Inc.:

        In our opinion, the accompanying consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the consolidated results of operations and cash flows of Jostens, Inc. and its subsidiaries for the year ended December 28, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Jostens, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
February 12, 2003

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Successor)		Jostens, Inc. (Predecessor)
In thousands	2004	Five Months 2003	Seven Months 2003	2002
Net sales	$1,462,161	$502,664	$504,058	$755,984
Cost of products sold	914,964	335,826	218,594	315,961

Gross profit	547,197	166,838	285,464	440,023
Selling and administrative expenses	434,068	168,470	196,430	306,449
Transaction costs	15,899	226	30,960	—
Special charges	15,663	—	—	—

Operating income (loss)	81,567	(1,858)	58,074	133,574
Interest income	(706)	(433)	(82)	(1,109)
Interest expense	160,985	68,423	32,528	68,435
Loss on redemption of debt	75,849	503	13,878	1,765
Other income	(1,092)	—	—	—

(Loss) income from continuing operations before income taxes	(153,469)	(70,351)	11,750	64,483
(Benefit from) provision for income taxes	(52,771)	(19,236)	8,695	36,214

(Loss) income from continuing operations	(100,698)	(51,115)	3,055	28,269
Discontinued operations—gain on disposal (net of income tax expense of $1,071)	—	—	—	1,637
Cumulative effect of accounting change	—	—	4,585	—

Net (loss) income	(100,698)	(51,115)	7,640	29,906
Dividends and accretion on redeemable preferred shares	—	—	(6,525)	(11,747)

Net (loss) income available to common stockholders	$(100,698)	$(51,115)	$1,115	$18,159

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Successor)
In thousands, except share amounts
	2004	2003
ASSETS
Cash and cash equivalents	$84,964	$49,112
Accounts receivable, net	158,243	141,725
Inventories, net	129,450	111,962
Salespersons overdrafts, net of allowance of $12,722 and $10,953, respectively	35,415	30,062
Prepaid expenses and other current assets	13,639	18,762
Deferred income taxes	58,892	4,591

Total current assets	480,603	356,214

Property, plant and equipment, net	241,123	272,060
Goodwill	1,108,445	1,138,664
Intangibles, net	606,195	700,185
Deferred financing costs, net	64,127	44,510
Other assets	10,904	10,997

	$2,511,397	$2,522,630

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$8,300	$42,251
Accounts payable	53,505	45,440
Accrued employee compensation and related taxes	46,860	40,731
Commissions payable	16,694	18,706
Customer deposits	156,511	149,809
Income taxes payable	8,291	9,629
Interest payable	9,815	23,389
Current portion of long-term debt	19,950	2,000
Deferred income taxes	—	4,283
Other accrued liabilities	24,636	21,695
Current liabilities of discontinued operations	1,744	3,100

Total current liabilities	346,306	361,033

Long-term debt—less current maturities	1,667,231	1,432,161
Redeemable preferred stock	—	258,787
Deferred income taxes	252,414	261,243
Pension liabilities, net	27,489	29,724
Other noncurrent liabilities	5,643	5,814

Total liabilities	2,299,083	2,348,762

Commitments and contingencies
Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,909,844 shares at January 1, 2005; 504,584 shares at January 3, 2004
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at January 1, 2005; 2,724,759 shares at January 3, 2004
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 share at January 1, 2005; none at January 3, 2004	59	32
Additional paid-in-capital	518,413	380,377
Accumulated deficit	(307,617)	(206,919)
Accumulated other comprehensive income	1,459	906
Officer notes receivable	—	(528)

Total stockholders' equity	212,314	173,868

	$2,511,397	$2,522,630

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Successor)		Jostens, Inc. (Predecessor)
In thousands	2004	Five Months 2003	Seven Months 2003	2002
Net (loss) income	$(100,698)	$(51,115)	$7,640	$29,906
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	69,196	26,200	12,649	24,645
Amortization of intangible assets	94,140	21,254	616	55
Amortization of debt discount, premium and deferred financing costs	23,417	4,168	3,112	7,422
Other amortization	847	356	1,323	2,197
Accrued interest on redeemable preferred stock	38,816	22,480	842	—
Deferred income taxes	(66,042)	(21,453)	(1,500)	11,805
Loss on redemption of debt	75,849	503	13,878	1,765
Other	888	1,034	(1,820)	(959)
Changes in assets and liabilities:
Accounts receivable	(16,371)	12,019	4,576	(2,789)
Inventories	(17,186)	29,208	14,293	1,166
Prepaid expenses and other current assets	5,612	(5,158)	3,405	(891)
Accounts payable and accrued expenses	11,822	(10,407)	9,665	(3,811)
Customer deposits	6,352	90,845	(76,069)	7,440
Income taxes payable	9,782	(8,857)	8,288	(9,624)
Interest payable	(13,570)	5,364	(6,750)	222
Other	(8,722)	(13,399)	(941)	(13,077)

Net cash provided by (used in) operating activities	114,132	103,042	(6,793)	55,472

Acquisition of businesses, net of cash acquired	—	(531,752)	(5,008)	—
Purchases of property, plant and equipment	(49,274)	(20,700)	(6,129)	(22,843)
Proceeds from sale of property, plant and equipment	11,512	198	90	1,256
Other investing activities, net	(183)	(72)	(828)	(1,225)

Net cash used in investing activities	(37,945)	(552,326)	(11,875)	(22,812)

Net short-term (repayments) borrowings	(35,244)	11,658	1,500	8,960
Repurchase of common stock and warrants	(2,948)	—	(471,044)	(2,851)
Redemption of preferred stock	(188,849)	(102,820)	—	—
Principal payments on long-term debt	(464,955)	(25,875)	(379,270)	(60,855)
Redemption of senior subordinated notes	(336,437)	(9,325)	—	(8,456)
Redemption of senior notes	(411,436)	—	—	—
Redemption of PIK notes to stockholders	(81,037)	—	—	—
Redemption of subordinated exchange debentures	(49,001)	—	—	—
Proceeds from issuance of long-term debt	1,524,000	153,711	475,000	—
Proceeds from issuance of common stock	4,500	342,934	417,934	—
Net proceeds from issuance of common stock to KKR	237,468	—	—	—
Distribution to stockholders	(175,648)	(41,586)	—	—
Proceeds from issuance of redeemable preferred stock	—	100,000	—	—
Proceeds from issuance of senior notes	—	62,850
Debt financing costs	(61,430)	(9,213)	(20,212)	(1,620)
Merger costs	—	—	(12,608)	—
Other financing activities, net	566	—	1,625	—

Net cash (used in) provided by financing activities	(40,451)	482,334	12,925	(64,822)

Effect of exchange rate changes on cash and cash equivalents	116	144	236	—

Increase (decrease) in cash and cash equivalents	35,852	33,194	(5,507)	(32,162)
Cash and cash equivalents, beginning of period	49,112	15,918	10,938	43,100

Cash and cash equivalents, end of period	$84,964	$49,112	$5,431	$10,938

Supplemental information:
Income taxes paid	$2,162	$15,039	$1,895	$31,492
Interest paid	$144,427	$40,437	$32,162	$61,542

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

	Common shares			Additional paid-in capital warrants			Accumulated other comprehensive income (loss)
In thousands			Additional paid-in capital		Officer notes receivable	Accumulated deficit
	Number	Amount						Total
Jostens, Inc. (Predecessor)
Balance—December 29, 2001	8,965	$1,006	$—	$24,733	$(1,407)	$(610,959)	$(12,503)	$(599,130)
Net income						29,906		29,906
Change in cumulative translation adjustment							579	579
Change in fair value of interest rate swap agreement, net of $1,351 tax							2,065	2,065
Adjustment in minimum pension liability, net of $627 tax							(958)	(958)

Comprehensive income								31,592
Preferred stock dividends						(11,097)		(11,097)
Preferred stock accretion						(650)		(650)
Repurchase of common stock	(9)	(3)			126	(268)		(145)
Reacquisition of warrants to purchase common shares				(3,769)		1,063		(2,706)
Interest accrued on officer notes receivable					(344)			(344)

Balance—December 28, 2002	8,956	$1,003	$—	$20,964	$(1,625)	$(592,005)	$(10,817)	$(582,480)
Net income						7,640		7,640
Change in cumulative translation adjustment							(278)	(278)
Change in fair value of interest rate swap agreement, net of $846 tax							1,293	1,293

Comprehensive income								8,655
Preferred stock dividends						(6,148)		(6,148)
Preferred stock accretion						(377)		(377)
Payment on officer notes receivable					1,625			1,625
Repurchase of common stock and warrants	(8,956)	(1,003)		(20,964)		(449,077)		(471,044)
Issuance of common stock	1	—	417,934					417,934
Effect of purchase accounting						1,039,967	9,802	1,049,769

Balance—July 29, 2003	1	$—	$417,934	$—	$—	$—	$—	$417,934

(Successor)
Visant Holding Corp.	3,229	$32	$322,902	$—	$—	$—	$—	$322,934
Von Hoffman			78,680		(509)	(52,013)		26,158
Arcade			381			(103,791)	350	(103,060)

Balance—July 29, 2003	3,229	$32	$401,963	$—	$(509)	$(155,804)	$350	$246,032
Net loss						(51,115)	—	(51,115)

Change in cumulative translation adjustment							556	556

Comprehensive loss								(50,559)
Accrued interest on officer notes receivable					(19)			(19)
Return of capital			(41,586)					(41,586)
Contribution from stockholder			20,000					20,000

Balance—January 3, 2004	3,229	$32	$380,377	$—	$(528)	$(206,919)	$906	$173,868
Net loss						(100,698)	—	(100,698)
Change in cumulative translation adjustment							553	553

Comprehensive loss								(100,145)
Accrued interest on officer notes receivable					(38)			(38)
Payment on officer notes receivable					566			566
Issuance of common stock to KKR, net of equity raising costs of $18,587	2,664	27	237,441					237,468
Issuance of common stock	47		4,500					4,500
Repurchase of common stock	(31)	—	(2,948)					(2,948)
Return of capital			(175,648)					(175,648)
Gain on redemption of preferred stock			74,691		—			74,691

Balance—January 1, 2005	5,909	$59	$518,413	$—	$—	$(307,617)	$1,459	$212,314

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Successor)		Jostens, Inc. (Predecessor)
	2004	Five Months 2003	Seven Months 2003	2002
	In thousands
Net sales	$1,462,161	$502,664	$504,058	$755,984
Cost of products sold	914,964	335,826	218,594	315,961

Gross profit	547,197	166,838	285,464	440,023
Selling and administrative expenses	434,197	168,470	196,430	306,449
Transaction costs	15,899	226	30,960	—
Special charges	15,663	—	—	—

Operating income (loss)	81,438	(1,858)	58,074	133,574
Interest income	(678)	(417)	(82)	(1,109)
Interest expense	144,495	67,108	32,528	68,435
Loss on redemption of debt	75,849	503	13,878	1,765
Other income	(1,092)	—	—	—

(Loss) income from continuing operations before income taxes	(137,136)	(69,052)	11,750	64,483
(Benefit from) provision for income taxes	(46,728)	(18,755)	8,695	36,214

(Loss) income from continuing operations	(90,408)	(50,297)	3,055	28,269
Discontinued operations—gain on disposal (net of income tax expense of $1,071)	—	—	—	1,637
Cumulative effect of accounting change	—	—	4,585	—

Net (loss) income	(90,408)	(50,297)	7,640	29,906
Dividends and accretion on redeemable preferred shares	—	—	(6,525)	(11,747)

Net (loss) income available to common stockholders	$(90,408)	$(50,297)	$1,115	$18,159

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Successor)
	2004	2003
	In thousands, except share amounts
ASSETS
Cash and cash equivalents	$82,269	$43,731
Accounts receivable, net	158,243	141,725
Inventories, net	129,450	111,962
Salespersons overdrafts, net of allowance of $12,722 and $10,953, respectively	35,415	30,062
Prepaid expenses and other current assets	13,639	18,762
Deferred income taxes	58,892	4,591

Total current assets	477,908	350,833

Property, plant and equipment, net	241,123	272,060
Goodwill	1,108,445	1,138,664
Intangibles, net	606,195	700,185
Deferred financing costs, net	58,679	38,836
Other assets	10,904	10,997

	$2,503,254	$2,511,575

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$8,300	$42,251
Accounts payable	53,505	44,966
Accrued employee compensation and related taxes	46,860	40,731
Commissions payable	16,694	18,706
Customer deposits	156,511	149,809
Income taxes payable	8,460	9,636
Interest payable	9,815	23,389
Current portion of long-term debt	19,950	2,000
Deferred income taxes	—	4,283
Other accrued liabilities	25,688	21,695
Current liabilities of discontinued operations	1,744	3,100

Total current liabilities	347,527	360,566

Long-term debt—less current maturities	1,500,050	1,280,875
Redeemable preferred stock	—	258,787
Deferred income taxes	258,769	261,717
Pension liabilities, net	27,489	29,724
Other noncurrent liabilities	5,643	5,814

Total liabilities	2,139,478	2,197,483

Commitments and contingencies
Common stock $.01 par value; authorized: 2,000,000 shares; issued and outstanding: 1,000 shares at January 1, 2005 and January 3, 2004	—	—
Additional paid-in-capital	658,826	519,815
Accumulated deficit	(296,509)	(206,101)
Accumulated other comprehensive income	1,459	906
Officer notes receivable	—	(528)

Total stockholder's equity	363,776	314,092

	$2,503,254	$2,511,575

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Successor)		Jostens, Inc. (Predecessor)
	2004	Five Months 2003	Seven Months 2003	2002
	In thousands
Net (loss) income	$(90,408)	$(50,297)	$7,640	$29,906
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	68,990	26,200	12,649	24,645
Amortization of intangible assets	94,140	21,254	616	55
Amortization of debt discount, premium and deferred financing costs	7,120	2,853	3,112	7,422
Other amortization	847	356	1,323	2,197
Accrued interest on redeemable preferred stock	38,816	22,480	842	—
Deferred income taxes	(60,161)	(20,979)	(1,500)	11,805
Loss on redemption of debt	75,849	503	13,878	1,765
Other	1,177	1,034	(1,820)	(959)
Changes in assets and liabilities:
Accounts receivable	(16,371)	12,019	4,576	(2,789)
Inventories	(17,186)	29,208	14,293	1,166
Prepaid expenses and other current assets	5,612	(5,158)	3,405	(891)
Accounts payable and accrued expenses	13,350	(10,881)	9,665	(3,811)
Customer deposits	6,352	90,845	(76,069)	7,440
Income taxes payable	9,944	(8,850)	8,288	(9,624)
Interest payable	(13,570)	5,364	(6,750)	222
Other	(8,722)	(13,399)	(941)	(13,077)

Net cash provided by (used in) operating activities	115,779	102,552	(6,793)	55,472

Acquisition of businesses, net of cash acquired	—	(531,752)	(5,008)	—
Purchases of property, plant and equipment	(44,358)	(20,700)	(6,129)	(22,843)
Proceeds from sale of property, plant and equipment	6,512	198	90	1,256
Other investing activities, net	(183)	(72)	(828)	(1,225)

Net cash used in investing activities	(38,029)	(552,326)	(11,875)	(22,812)

Net short-term (repayments) borrowings	(35,244)	11,658	1,500	8,960
Repurchase of common stock and warrants	—	—	(471,044)	(2,851)
Redemption of preferred stock	(188,849)	(102,820)	—	—
Principal payments on long-term debt	(460,955)	(25,875)	(379,270)	(60,855)
Redemption of senior subordinated notes	(336,437)	(9,325)	—	(8,456)
Redemption of senior notes	(411,436)	—	—	—
Redemption of PIK notes to stockholders	(81,037)	—	—	—
Redemption of subordinated exchange debentures	(49,001)	—	—	—
Proceeds from issuance of long-term debt	1,520,000	3,705	475,000	—
Proceeds from issuance of common stock	—	337,934	417,934	—
Net contribution from Visant Holding Corp.	239,968	102,820	—	—
Distribution to stockholders	(175,648)	—	—	—
Proceeds from issuance of redeemable preferred stock	—	100,000	—	—
Proceeds from issuance of senior notes	—	62,850	—	—
Debt financing costs	(61,255)	(3,504)	(20,212)	(1,620)
Merger costs	—	—	(12,608)	—
Other financing activities, net	566	—	1,625	—

Net cash (used in) provided by financing activities	(39,328)	477,443	12,925	(64,822)

Effect of exchange rate changes on cash and cash equivalents	116	144	236	—

Increase (decrease) in cash and cash equivalents	38,538	27,813	(5,507)	(32,162)
Cash and cash equivalents, beginning of period	43,731	15,918	10,938	43,100

Cash and cash equivalents, end of period	$82,269	$43,731	$5,431	$10,938

Supplemental information:
Income taxes paid	$2,162	$15,039	$1,895	$31,492
Interest paid	$144,234	$40,437	$32,162	$61,542

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

	Common shares			Additional paid-in capital warrants			Accumulated other comprehensive income (loss)
			Additional paid-in capital		Officer notes receivable	Accumulated deficit
	Number	Amount						Total
	In thousands
Jostens, Inc. (Predecessor)
Balance—December 29, 2001	8,965	$1,006	$—	$24,733	$(1,407)	$(610,959)	$(12,503)	$(599,130)
Net income						29,906		29,906
Change in cumulative translation adjustment							579	579
Change in fair value of interest rate swap agreement, net of $1,351 tax							2,065	2,065
Adjustment in minimum pension liability, net of $627 tax							(958)	(958)

Comprehensive income								31,592
Preferred stock dividends						(11,097)		(11,097)
Preferred stock accretion						(650)		(650)
Repurchase of common stock	(9)	(3)			126	(268)		(145)
Reacquisition of warrants to purchase common shares				(3,769)		1,063		(2,706)
Interest accrued on officer notes receivable					(344)			(344)

Balance—December 28, 2002	8,956	$1,003	$—	$20,964	$(1,625)	$(592,005)	$(10,817)	$(582,480)
Net income						7,640		7,640
Change in cumulative translation adjustment							(278)	(278)
Change in fair value of interest rate swap agreement, net of $846 tax							1,293	1,293

Comprehensive income								8,655
Preferred stock dividends						(6,148)		(6,148)
Preferred stock accretion						(377)		(377)
Payment on officer notes receivable					1,625			1,625
Repurchase of common stock and warrants	(8,956)	(1,003)		(20,964)		(449,077)		(471,044)
Issuance of common stock	1	—	417,934					417,934
Effect of purchase accounting						1,039,967	9,802	1,049,769

Balance—July 29, 2003	1	$—	$417,934	$—	$—	$—	$—	$417,934

(Successor)
Visant Corporation	1	$—	$317,934	$—	$—	$—	$—	$317,934
Von Hoffman			78,680		(509)	(52,013)		26,158
Arcade			381			(103,791)	350	(103,060)

Balance—July 29, 2003	1	$—	$396,995	$—	$(509)	$(155,804)	$350	$241,032
Net loss						(50,297)	—	(50,297)
Change in cumulative translation adjustment							556	556

Comprehensive loss								(49,741)
Accrued interest on officer notes receivable					(19)			(19)
Contribution from Visant Holding Corp.			102,820					102,820
Contribution from stockholder			20,000					20,000

Balance—January 3, 2004	1	$—	$519,815	$—	$(528)	$(206,101)	$906	$314,092
Net loss						(90,408)	—	(90,408)
Change in cumulative translation adjustment							553	553

Comprehensive loss								(89,855)
Accrued interest on officer notes receivable					(38)			(38)
Payment on officer notes receivable					566			566
Contribution from Visant Holding Corp., net of equity raising costs of $18,587			239,968					239,968
Distribution to stockholders			(175,648)					(175,648)
Gain on redemption of preferred stock			74,691					74,691

Balance—January 1, 2005	1	$—	$658,826	$—	$—	$(296,509)	$1,459	$363,776

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Description of Business

        We are a leading North American specialty printing, marketing and school-related affinity products and services enterprise. We generate the majority of our net sales from printing and marketing products, which include, among others, yearbooks, educational materials, diplomas, announcements, direct marketing materials and commercial printing. We also manufacture and distribute other non-print based school-related affinity products and services such as class rings, caps and gowns and school photography.

Basis of Presentation

        The consolidated financial statements included herein are:

  •
  Visant Holding Corp. and its wholly-owned subsidiaries (Holdings) which include Visant Corporation (Visant); and

  •
  Visant and its wholly-owned subsidiaries.

        All significant intercompany balances and transactions are eliminated in consolidation.

        As a result of the 2003 Jostens merger as discussed in Note 3, we applied purchase accounting and a new basis of accounting began after July 29, 2003. Fiscal 2003 includes a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 3, 2004 (five months). The consolidated financial statements for the predecessor period are those of Jostens, Inc. and its wholly owned subsidiaries and have been prepared using the historical basis of accounting for Jostens, Inc. As a result of the Transactions as discussed in Note 2, the consolidated financial statements for the successor period include the consolidation of Jostens, Inc. ("Jostens"), Von Hoffmann Holdings, Inc. ("Von Hoffmann") and AHC I Acquisition Corp. ("Arcade"), entities under common control.

Reclassifications

        Certain reclassifications of previously reported amounts have been made to conform to the current year presentation and to conform to recent accounting pronouncements and guidance. As disclosed in Note 4, the assets and liabilities pertaining to the Lehigh Direct division of The Lehigh Press, Inc. have been reclassified within their respective individual financial statement line items rather than as an asset held for sale as previously reported. Furthermore, the statement of operations for the successor period in 2003 includes the reclassification of the Lehigh Direct division's results of operations previously reported as a discontinued operation. The reclassifications had no impact on net earnings as previously reported.

Fiscal Year

        We utilize a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31. Fiscal year 2004, the successor period in 2003 and fiscal year 2002 ended on January 1, 2005, January 3, 2004 and December 28, 2002, respectively. Fiscal years 2004 and 2002 each consisted of fifty-two weeks while the combined predecessor and successor periods in 2003 consisted of fifty-three weeks.

Use of Estimates

        The preparation of our consolidated financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        All investments with an original maturity of three months or less on their acquisition date are considered to be cash equivalents.

Allowance for Doubtful Accounts

        We make estimates of potentially uncollectible customer accounts receivable and evaluate the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, the length of time receivables are past due, adverse situations that may affect a customer's ability to repay, and prevailing economic conditions. We make adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Sales Returns

        We make estimates of potential future product returns related to current period product revenue. We evaluate the adequacy of the allowance on a periodic basis. This evaluation includes historical returns experience, changes in customer demand and acceptance of our products, and prevailing economic conditions. We make adjustments to the allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Salespersons Overdrafts

        We make estimates of potentially uncollectible receivables arising from sales representative draws paid in excess of earned commissions. For veteran sales representatives, these estimates are based on historical commissions earned and length of service. For newer sales representatives, receivables arising from draws paid in excess of earned commissions are fully reserved. We evaluate the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, length of time receivables are past due, adverse situations that may affect a sales representative's ability to repay and prevailing economic conditions. We make adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Inventories

        Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing, which approximates the first-in, first-out (FIFO) method for all inventories except gold, certain other precious metals, and paper, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor and applicable overhead. Obsolescence reserves are provided as necessary in order to approximate inventories at market value.

Property, Plant and Equipment

        Property, plant and equipment are stated at historical cost except that Jostens adjusted its property, plant and equipment to fair value in accordance with applying purchase accounting in conjunction with the merger on July 29, 2003. Maintenance and repairs are charged to operations as incurred. Major renewals and betterments are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	7 to 40
Machinery and equipment	3 to 12
Capitalized software	2 to 5
Transportation equipment	4 to 10
Furniture and fixtures	3 to 7

Capitalization of Internal-Use Software

        Costs of software developed or obtained for internal use are capitalized once the preliminary project stage has concluded, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Goodwill and Other Intangible Assets

        Goodwill and other intangible assets are originally recorded at their fair values at the date of acquisition. Goodwill and indefinite-lived intangibles are no longer amortized, but are tested annually for impairment, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. The impairment testing was completed as of the beginning of our fourth quarter and we believe that there are no indications of impairment. Definite-lived intangibles are amortized over their estimated useful lives and are evaluated for impairment annually, or more frequently if impairment indicators are present, using a process similar to that used to test other long-lived assets for impairment.

Impairment of Long-Lived Assets

        Long-lived assets, including intangible assets with finite lives, are evaluated in compliance with Statement of Financial Accounting Standards (SFAS) 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss is recognized whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. In applying SFAS 144, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. We consider historical performance and future estimated results in our evaluation of impairment. If the carrying amount of the asset exceeds expected undiscounted future cash flows, we measure the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting expected future cash flows at the rate we utilize to evaluate potential investments.

Customer Deposits

        Amounts received from customers in the form of cash down payments to purchase goods are recorded as a liability until the goods are delivered.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense represents the taxes payable for the year and the change in deferred taxes during the year. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition

        Revenue is recognized when the earnings process is complete, evidenced by an agreement between the Company and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed and determinable.

Shipping and Handling

        Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Foreign Currency Translation

        Assets and liabilities denominated in foreign currency are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income (loss).

Supplier Concentration

        Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany. We believe this supplier is also a supplier to our major class ring competitors in the United States.

        Arcade's products utilize specific grades of paper that are produced exclusively for Arcade by one domestic supplier or specific component materials that are sourced from one qualified supplier.

Derivative Financial Instruments

        All derivatives are accounted for in accordance with SFAS 133, Accounting for Derivatives and Hedging Activities, as amended. SFAS 133 requires that we recognize all derivatives on the balance sheet at fair value and establish criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income (loss) are reclassified into earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of a derivative's change in fair value is recognized in earnings in the current period.

Stock-Based Compensation

        We apply the intrinsic value method prescribed by Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options granted to employees and non-employee directors. Accordingly, since all options are granted at or above fair value, no compensation cost is typically reflected in net income (loss) for these plans. The following table illustrates the effect on net income in the predecessor period if Jostens had applied the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation. For the successor period, our pro forma net loss incorporating the amortization of the stock-based compensation expense would not have been materially different from reported net loss.

	Jostens, Inc. (Predecessor)
	Seven Months 2003	2002
	In thousands, except per-share data
Net income available to common stockholders
As reported	$1,115	$18,159
Add stock-based employee compensation expense included in reported net income available to common stockholders, net of tax effects	7,608	—
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(2,184)	(483)

Proforma net income available to common stockholders	$6,539	$17,676

Accounting Change

        SFAS 150—Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity At the beginning of our third quarter in 2003, we adopted SFAS 150, which establishes guidance for how certain financial instruments with characteristics of both liabilities and equity are classified, and requires that a financial instrument that is within its scope be classified as a liability (or an asset in some circumstances). In accordance with SFAS 150, Jostens reclassified its redeemable preferred stock to the liabilities section of the balance sheet and began reporting the preferred dividend as interest expense in its results of operations rather than as a reduction to retained earnings. Jostens also recognized a $4.6 million cumulative effect of a change in accounting principle. Jostens did not provide any tax benefit in connection with the cumulative effect adjustment because payment of the related preferred dividend and the discount amortization were not tax deductible. Had SFAS 150 been effective since the beginning of 2002, net income (loss) available to common shareholders (a) for the seven month predecessor period in 2003 would have decreased $3.6 million due to the pro forma effects of eliminating the $4.6 million cumulative effect change as well as $6.5 million of dividends and accretion deducted from net earnings and including $5.5 million of additional interest expense and (b) for 2002 would have increased $1.4 million due to the pro forma effects of eliminating $11.7 million of dividends and accretion deducted from net earnings and including $10.4 million of additional interest expense.

        The assessment performed by Arcade of its redeemable senior preferred stock did not result in an adjustment and the redeemable senior preferred stock was appropriately reclassified to a liability.

Recent Accounting Pronouncements

SFAS 123R—Statement of Accounting Standards No. 123 (revised 2004) Share-Based Payment

        In December 2004, the Financial Accounting Standards Board (FASB) issued a revision of SFAS 123. This statement eliminates the alternative to use the intrinsic value method of accounting that was permitted in SFAS 123 as originally issued and will require recognition of compensation expense related to all equity awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date based on the grant date fair values of the awards. This statement is effective for us as of the first interim or annual reporting period that commences after December 15, 2005. We have not yet determined the impact of adopting this statement on our consolidated financial position, results of operations or cash flows.

FSP 109-2—Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.

        In October 2004, the American Jobs Creation Act of 2004 (the "AJC Act") was signed into law. This legislation creates, among other things, a temporary incentive for U.S. multinational companies to repatriate accumulated income earned outside the U.S. at a favorable rate of tax. The U.S. Treasury Department has not issued final guidelines for applying the repatriation provisions of the AJC Act. In December 2004, the FASB issued Staff Position (FSP) 109-2, which provides accounting and disclosure guidance for the repatriation provision. We anticipate we will repatriate earnings from our foreign subsidiaries during 2005, but we do not presently know the amount of such distributions because we have not completed our evaluation of the related tax effect under the AJC Act. We anticipate that our evaluation will be completed during the third quarter of 2005 and that the related tax effect will not have a material impact on our consolidated effective tax rate for 2005.

FSP 106-2—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003

        In May 2004, the FASB issued FSP 106-2, which was effective for us as of the beginning of the third quarter in 2004. The Medicare Prescription Drug Improvement and Modernization Act of 2003

(the "Medicare Act") includes a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent (as defined in the Medicare Act) to Medicare Part D. The adoption of FSP 106-2 did not have a material effect on our financial condition or results of operations.

2. Transactions

        On July 21, 2004, we entered into a contribution agreement with Fusion Acquisition LLC, or Fusion, an affiliate of Kohlberg, Kravis, Roberts & Co. L.P. ("KKR"), pursuant to which Fusion contributed (the "Contribution") all of the stock of Von Hoffmann and Arcade that Fusion acquired immediately prior to such Contribution pursuant to two separate mergers in exchange for shares of our common stock. Subsequent to the Contribution, we caused all of the equity interests of Von Hoffmann and Arcade held by us to be contributed to Visant, which resulted in Von Hoffmann and Arcade becoming wholly-owned subsidiaries of Visant.

        The Contribution, mergers and related financing transactions are referred to collectively as the "Transactions".

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P. ("DLJMBP II"), and DLJ Merchant Banking Partners III, L.P. ("DLJMBP III") owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of our voting interest and 45% of our economic interest. Approximately $175.6 million of the proceeds were distributed to certain shareholders, and certain treasury stock held by Von Hoffmann was redeemed. As a result of the Transactions, affiliates of DLJMBP III held equity interests representing approximately 41% of our voting interest and 45% of our economic interest, with the remainder held by other co-investors and certain members of management. In addition, we paid approximately $34.5 million of fees and expenses associated with the Transactions including $5.4 million of compensation expense primarily representing the excess of the fair market value over the exercise price of outstanding Von Hoffmann stock options, $18.6 million of capitalized equity raising costs and $10.5 million of expensed costs consisting primarily of investment banking, legal and accounting fees.

        In connection with the Transactions, Visant entered into new senior secured credit facilities, providing for an aggregate amount of $1,270 million, including a $250 million revolving credit facility and issued $500 million aggregate principal amount of senior subordinated notes. We incurred transaction fees and related costs of $60.9 million associated with the new credit facilities and notes, which have been capitalized and are being amortized as interest expense over the lives of the respective debt instruments.

        In connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness having an aggregate face value of $1,392.6 million including redemption value of the remaining redeemable preferred stock. In addition, we wrote off an aggregate net credit balance of $5.6 million relating to unamortized deferred financing costs, discounts and premiums associated with the old debt instruments and incurred $81.0 million of aggregate redemption premiums.

3. 2003 Jostens Merger

        On June 17, 2003, Holdings entered into a merger agreement with Jostens and Ring Acquisition Corp., an entity organized by Holdings for the sole purpose of effecting its acquisition of Jostens. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens with Jostens surviving as an indirect subsidiary of Holdings (the "2003 Jostens merger").

        Holdings was capitalized in July 2003 through the issuance of common stock to DLJ Merchant Banking Partners III, L.P. and certain of its affiliated funds (collectively, the "DLJMB Funds") and members of our management, and received proceeds of $322.9 million. Holdings established a wholly-owned subsidiary, Jostens IH Corp. (subsequently renamed Visant Corporation), and capitalized it through the purchase of common stock for $317.9 million. Visant used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock to the DLJMB Funds, to make a capital contribution of $417.9 million to Jostens. Jostens used the proceeds from the capital contribution, along with incremental borrowings under its senior secured credit facility, to repurchase all previously outstanding common stock and warrants. Jostens paid $471.0 million to holders of its common stock and warrants representing a cash payment of $48.25 per share. In addition, Jostens paid approximately $41.2 million of fees and expenses associated with the merger including $12.6 million of compensation expense representing the excess of the fair market value over the exercise price of outstanding stock options, $12.6 million of capitalized merger costs and $16.0 million of expensed costs consisting primarily of investment banking, legal and accounting fees. Jostens also recognized $2.6 million of transaction costs as a result of writing off certain prepaid management fees having no future value.

        The 2003 Jostens merger was accounted for as a purchase in accordance with the provisions of SFAS 141 Business Combinations. The price paid to holders of common stock and warrants of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their relative fair values as of the date of the merger.

        The allocation of the purchase price, excluding certain transaction costs, was as follows:

In thousands
Current assets	$165,280
Property, plant and equipment	101,389
Intangible assets	660,399
Goodwill	709,724
Other assets	18,622
Current liabilities	(202,635)
Long-term debt	(594,494)
Redeemable preferred stock	(106,511)
Deferred income taxes	(252,209)
Other liabilities	(28,521)

$471,044

4. Acquisition of The Lehigh Press, Inc.

        On October 22, 2003, Von Hoffmann acquired all of the outstanding shares of The Lehigh Press, Inc. ("Lehigh Press") for approximately $108.3 million (the "Lehigh Press Acquisition"). Lehigh Press is a leading provider of book covers and other components and a provider of digital premedia and direct marketing printing services, operating through its Lehigh Lithographers and Lehigh Direct divisions. The acquisition reinforced Von Hoffmann's market position within the elementary and high school case-bound education market, as well as its strategy to increase product offerings and capabilities to its customer base. The Lehigh Press Acquisition was financed by the borrowing of funds under Von Hoffmann's existing credit agreement and cash on hand.

        The acquisition was accounted for as a purchase in accordance with the provisions of SFAS 141 Business Combinations. The cost of the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their relative fair values as of the date of the acquisition.

        The allocation of the purchase price was as follows:

In thousands
Current assets	$18,658
Property, plant and equipment	38,437
Intangible assets	45,300
Goodwill	49,790
Current liabilities	(13,153)
Deferred income taxes	(19,960)
Deferred compensation and pension	(10,760)

$108,312

        In addition, approximately $3.0 million has been escrowed for certain potential indemnification obligations pursuant to the related stock purchase agreement. The escrow provisions expire at various dates through April 2005.

        The consolidated financial statements include the results of operations of Lehigh Press from October 22, 2003, the date of acquisition.

        In November 2003, Von Hoffmann's Board of Directors authorized the sale of Lehigh Direct. As a result, retroactive to the date Von Hoffmann acquired Lehigh Press, it was originally determined that the Lehigh Direct division met the criteria for classification as an asset held for sale as outlined by SFAS 144 Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, as of the acquisition date, the carrying value of the division's net assets was adjusted to its fair value less expected costs to sell, amounting to $55.0 million, based on an internal analysis of similar current transactions.

        In conjunction with the Transactions, it was determined that the Lehigh Direct division would be an operating business and as a result, it no longer met the criteria for classification as an asset held for sale under SFAS 144. Accordingly, during the third quarter of 2004, the Lehigh Direct division was valued at the lower of its carrying amount adjusted for any depreciation and amortization that would have been recognized had the division been continuously classified as an asset held and used since its acquisition date, or the fair value at the date of the subsequent decision not to sell. The change in classification resulted in its assets and liabilities being included within their respective individual financial statement line items rather than aggregated within the "asset held for sale" line item in the consolidated balance sheet as previously reported. Furthermore, within the statement of operations for the successor period in 2003, the results of the Lehigh Direct division are classified as an operating business rather than a discontinued operation as previously reported.

5. Pro Forma Financial Results

        The following unaudited pro forma information presents results of operations as if the 2003 Jostens merger and the acquisition of Lehigh Press had occurred at the beginning of the respective years. The unaudited pro forma information also consolidates the operations of Von Hoffmann and Arcade for the respective years.

	2003	2002
	In thousands
Visant:
Revenues	$1,409,543	$1,387,364
Net loss	(46,271)	(39,762)
Holdings:
Revenues	$1,409,543	$1,387,364
Net loss	(47,089)	(39,762)

6.    Restructuring Activity and Other Special Charges

        On November 10, 2004, Von Hoffmann announced the closure of its Frederick, Maryland facility. The decision to close the Frederick facility was made in an effort to rationalize its one- and two-color capacity by consolidating the one- and two-color print operations into the Eldridge, Iowa and Owensville, Missouri facilities, which can offer greater scale efficiencies and state-of-the-art equipment. We expect to incur a pre-tax charge of approximately $5.5 million to $6.0 million related to severance payments, equipment relocation costs and the write-down of certain fixed assets that will not be relocated. The cash portion of this charge is estimated to be approximately $3.0 million to $3.5 million. During 2004, we incurred approximately $2.7 million of pre-tax expenses included in "special charges" and $1.9 million of pre-tax expenses included in "cost of products sold" associated with this closure. A liability of $2.6 million related to these charges is classified in "other accrued liabilities" in our consolidated balance sheet as of the end of 2004. We anticipate the closure of the facility to be completed during the first half of fiscal 2005 and we will incur the remaining charges during that time period.

        On June 22, 2004, Jostens announced its decision to close its graduation diploma customer service and production operations at its Red Wing, Minnesota manufacturing facility, and to relocate these operations to facilities in Owatonna, Minnesota, Shelbyville, Tennessee and Topeka, Kansas. During 2004, we recorded a $2.9 million purchase accounting adjustment to recognize a liability for severance and other personnel costs related to the involuntary termination or relocation of approximately 180 full-time and seasonal plant and administrative employees associated with the closure. The decision to close the Red Wing facility was made in order to improve customer service and the overall efficiency of Jostens. In addition to the exit costs, during 2004, Jostens incurred $1.0 million of capital expenditures, as well as approximately $3.7 million of pre-tax expenses included in "cost of goods sold" and "selling and administrative expenses" to transfer equipment, develop information systems and train employees.

        On June 18, 2004, Von Hoffmann announced plans to integrate the skills and capabilities of its three premedia operations: Preface, H & S Graphics and Lehigh Digital, to form one full-service business known as Anthology, Inc., which performs services from creative through premedia. The integration of these operations into one facility located in Arlington Heights, Illinois is expected to be completed during the first half of 2005. The cost impact to our ongoing operations and financial position is not expected to be material.

        During 2004, we incurred additional costs also included in "special charges" totaling $11.8 million consisting primarily of severance and related separation benefits for the departure of senior executives and other employees associated with reorganization activity as a result of the Transactions.

        On December 11, 2003, Von Hoffmann announced the closure of two manufacturing facilities under the Precision Offset Printing Company Inc. subsidiary. The remaining operations of this subsidiary have been combined into the Pennsauken, NJ-based Lehigh Lithographers division of Lehigh Press. The purpose of the closure was to reduce the cost structure as well as to consolidate Von Hoffmann's service offerings to the educational customers who print products on plastics and other synthetic substrates. During 2004, we incurred approximately $1.2 million of pre-tax expenses included in "special charges" and $1.0 million of pre-tax expenses included in "cost of products sold" associated with this closure.

7.    Accumulated Comprehensive Income (Loss)

        The following amounts were included in accumulated other comprehensive income (loss) as of the dates indicated:

	Foreign currency translation	Minimum pension liability	Fair value of interest rate swap agreement	Accumulated other comprehensive income (loss)
	In thousands
Jostens, Inc. (Predecessor)
Balance at December 29, 2001	$(6,745)	$(2,371)	$(3,387)	$(12,503)
Fiscal 2002 period change	579	(958)	2,065	1,686

Balance at December 28, 2002	(6,166)	(3,329)	(1,322)	(10,817)
Fiscal 2003 predecessor period change	(278)	—	1,293	1,015
Effect of purchase accounting	6,444	3,329	29	9,802

Balance at July 29, 2003	$—	$—	$—	$—

(Successor)
Balance at July 29, 2003	$—	$—	$—	$—
Fiscal 2003 successor period change	906	—	—	906

Balance at January 3, 2004	906	—	—	906
Fiscal 2004 period change	553	—	—	553

Balance at January 1, 2005	$1,459	$—	$—	$1,459

8.    Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

	(Successor)
	2004	2003
	In thousands
Trade receivables	$167,663	$151,054
Allowance for doubtful accounts	(3,621)	(3,538)
Allowance for sales returns	(5,799)	(5,791)

Accounts receivable, net	$158,243	$141,725

        Net inventories were comprised of the following:

	(Successor)
	2004	2003
	In thousands
Raw materials and supplies	$47,581	$35,178
Work-in-process	47,695	45,819
Finished goods	38,938	34,713
Reserve for obsolescence	(2,592)	(2,506)

	131,622	113,204
LIFO reserve	(2,172)	(1,242)

Inventories, net	$129,450	$111,962

        LIFO inventories represented 33.0% and 22.8% of gross inventory as of the end of 2004 and 2003, respectively, and approximated replacement cost in both years.

Precious Metals Consignment Arrangement

        We have a precious metals consignment arrangement with a major financial institution whereby we have the ability to obtain up to $30 million in consigned inventory. We expensed consignment fees related to this facility of $0.5 million in 2004, $0.2 million in the successor period of 2003, $0.2 million in the predecessor period of 2003 and $0.3 million in 2002. Under the terms of the consignment arrangement, we do not own the consigned inventory until it is shipped in the form of a product to our customer. Accordingly, we do not include the value of consigned inventory nor the corresponding liability in our financial statements. The value of consigned inventory as of the end of 2004 and 2003 was $22.6 million and $24.0 million, respectively.

9.    Property, Plant and Equipment

        Net property, plant and equipment consisted of:

	(Successor)
	2004	2003
	In thousands
Land	$18,280	$19,694
Buildings	79,579	83,144
Machinery and equipment	379,880	360,567
Capitalized software	16,979	13,410
Transportation equipment	1,686	853
Furniture and fixtures	12,639	11,746
Construction in progress	12,241	3,750

Total property, plant and equipment	521,284	493,164
Less accumulated depreciation and amortization	280,161	221,104

Property, plant and equipment, net	$241,123	$272,060

        Property, plant and equipment are stated at historical cost except for adjustments to fair value that were made in applying purchase accounting. Depreciation expense was $69.2 million for 2004, $26.2 million for the successor period in 2003, $12.6 million for the predecessor period in 2003 and $24.6 million for 2002. Amortization related to capitalized software is included in depreciation expense and totaled $5.7 million for 2004, $2.6 million for the successor period in 2003, $3.8 million for the predecessor period in 2003 and $6.9 million for 2002.

10.    Goodwill and Other Intangible Assets

Goodwill

        The changes in the net carrying amount of goodwill were as follows:

	(Successor)		Jostens, Inc. (Predecessor)
	2004	Five Months 2003	Seven Months 2003	2002
	In thousands
Balance at beginning of period	$1,138,664	$679,231	$14,450	$13,759
Consolidation of Print Group	—	342,849	—	—
Goodwill acquired during the period	32	55,484	664,668	678
Purchase price adjustments	(30,341)	61,028	—	—
Currency translation	90	72	113	13

Balance at end of period	$1,108,445	$1,138,664	$679,231	$14,450

        During fiscal 2004, purchase price adjustments primarily relate to Jostens and consist of a reduction to the fair value of Jostens' redeemable preferred stock and property, plant and equipment in the amounts of $20.0 million and $0.6 million, respectively, establishment of a $2.9 million purchase accounting liability (as well as its deferred tax impact) related to the closure of the Red Wing, Minnesota facility and a reduction of our income tax payable reserve by $11.0 million in response to a favorable Internal Revenue Service settlement of a tax issue related to prior years.

        The increase in goodwill acquired during the predecessor and successor periods of 2003 is primarily attributable to the effect of purchase accounting in connection with the 2003 Jostens merger as discussed in Note 3 and the Lehigh Press Acquisition as discussed in Note 4, respectively. During the successor period of 2003, we refined our purchase price allocations related to these two transactions as we obtained pertinent information. In addition, Jostens acquired the net assets of a photography business in January 2003 for $5.0 million and the net assets of a printing business in September 2003 for $10.9 million. The aggregate purchase price allocation for these two acquisitions was $1.1 million to net tangible assets, $7.7 million to amortizable intangible assets and $7.1 million to goodwill.

Other Intangible Assets

        Information regarding our other intangible assets as of the end of 2004 and 2003 is as follows:

		(Successor)
		2004			2003
	Estimated useful life	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
		In thousands
School relationships	10 years	$330,000	$(47,414)	$282,586	$330,000	$(14,540)	$315,460
Order backlog	1.5 years	49,394	(49,394)	—	49,394	(2,803)	46,591
Internally developed software	2 to 5 years	12,200	(4,919)	7,281	12,200	(1,447)	10,753
Patented/unpatented technology	3 years	19,659	(7,755)	11,904	19,508	(3,303)	16,205
Customer relationships	4 to 40 years	35,455	(7,836)	27,619	35,455	(5,225)	30,230
Other	3 years	17,619	(5,394)	12,225	17,619	(1,253)	16,366

		464,327	(122,712)	341,615	464,176	(28,571)	435,605
Trademarks	Indefinite	264,580	—	264,580	264,580	—	264,580

		$728,907	$(122,712)	$606,195	$728,756	$(28,571)	$700,185

        Amortization expense was $94.1 million for 2004, $21.3 million for the successor period in 2003, $0.6 million for the predecessor period in 2003 and $0.1 million for 2002. Estimated amortization expense for each of the five succeeding fiscal years based on intangible assets as of the end of 2004 is as follows:

In thousands
2005	$46,573
2006	44,196
2007	40,400
2008	38,554
2009	34,736

$204,459

11.    Long-term Debt

        As of the end of 2004 and 2003, long-term debt consists of the following:

	(Successor)
	2004	2003
	In thousands
Visant:
Borrowings under our senior secured credit facility:
Term Loan A, variable rate, 4.90 percent at January 1, 2005, with semi-annual principal and interest payments through October 2010	$150,000	$—
Term Loan C, variable rate, 4.65 percent at January 1, 2005, with semi-annual principal and interest payments through October 2011	870,000	—
Senior subordinated notes, 7.625 percent fixed rate, with semi-annual interest payments of $19.1 million, principal due and payable at maturity—October 2012	500,000	—
Term loan—Jostens, variable rate, 3.72 percent at January 3, 2004, paid in full October 2004	—	453,705
Senior subordinated notes—Jostens, 12.75 percent fixed rate, including premium of $22,717 at January 3, 2004, paid in full October 2004	—	231,702
Senior notes—Von Hoffmann, 10.25 percent fixed rate, including premium of $2,749 at January 3, 2004, paid in full October 2004	—	277,749
Senior subordinated notes—Von Hoffmann, 10.375 percent fixed rate, paid in full October 2004	—	100,000
Subordinated exchange debentures—Von Hoffmann, 13.5 percent fixed rate, paid in full October 2004	—	41,169
Term loan—Arcade, variable rate, 4.72 percent at January 3, 2004, paid in full October 2004	—	7,250
Senior notes—Arcade, 10.5 percent fixed rate, paid in full October 2004	—	103,510
Amended and restated notes—Arcade, 16.0 percent fixed rate, net of discount of $547 at January 3, 2004, paid in full October 2004	—	67,790

	1,520,000	1,282,875
Less current portion	19,950	2,000

	1,500,050	1,280,875

Holdings:
Senior discount notes, 10.25 percent fixed rate, net of discount of $80,019 at January 1, 2005 and $95,914 at January 3, 2004, with semi-annual interest accretion through December 1, 2008, thereafter semi-annual interest payments of $12.7 million, accreted principal due and payable at maturity—December 2013	167,181	151,286

	$1,667,231	$1,432,161

        Maturities of long-term debt, at face value, as of the end of 2004 are as follows:

In thousands
Visant:
2005(1)	$19,950
2006(1)	19,950
2007(1)	23,700
2008	23,700
2009	23,700
Thereafter	1,409,000

1,520,000

Holdings:
2010 and thereafter	247,200

$1,767,200

(1)
In February 2005, we prepaid $63.6 million of principal due under the term loans including all principal payments due in 2005 through 2007.

Senior Secured Credit Facility

        On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens, Ltd., as Canadian borrower, Visant Secondary Holdings Corp., as Guarantor, the lenders from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270 million consisting of $150 million of a Term A loan facility, an $870 million Term B loan facility and a $250 million revolving credit facility.

        On December 21, 2004, Visant entered into the First Amendment (the "First Amendment") to the Credit Agreement, dated as of October 4, 2004 (as amended by the First Amendment, the "Credit Agreement"). The First Amendment provides for an $870 million Term C loan facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term B loan facility. We effectively reduced the interest rate on our borrowings by 25 basis points by refinancing the Term B facility with a new Term C facility and did not incur any additional borrowings under the First Amendment.

        Visant's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., a direct wholly-owned subsidiary of Holdings and the parent of Visant, and by Visant's material current and future domestic subsidiaries. The obligations of Visant's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant's material current and future domestic subsidiaries and by Visant's other current and future Canadian subsidiaries. Visant's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant's assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant's material current and future domestic subsidiaries, including but not limited to:

  •
  all of Visant's capital stock and the capital stock of each of Visant's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of Visant's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilitites, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant's other current and future Canadian subsidiaries.

        The borrowings under the Credit Agreement bear a variable interest rate based upon either the London Interbank Offered Rate ("LIBOR") or an alternative base rate ("ABR") based upon the greater of the federal funds effective rate plus 0.5%, or the prime rate, plus a fixed margin. The interest rate per year on the Term A and Term C loan facilities is ABR or LIBOR plus a basis point spread. Both are subject to a step-down determined by reference to a performance test. The Term A loan facility provides for semi-annual amortization payments and matures on October 4, 2010. The Term C loan facility will amortize on a semi-annual basis commencing on July 1, 2005 and mature on October 4, 2011 with amortization prior to the maturity date to be at nominal percentages. The Term C loan facility is also subject (with certain exceptions) to a 1% prepayment premium if such loans are voluntarily prepaid in full on or prior to December 21, 2005 with the proceeds of new bank loans bearing interest at a lower rate than, but otherwise having substantially the same terms as, the Term C facility. In addition, transaction fees and related costs of $38.1 million associated with the senior secured credit facilities were capitalized and are being amortized as interest expense over the lives of the facilities.

        The interest rate per year on the revolving credit facility is LIBOR plus 2.50% or ABR plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50%). The revolving credit facility contains a sub-facility that allows our Canadian subsidiary to borrow funds not to exceed $20 million of the total $250 million facility. The revolving credit facility expires on October 4, 2009. At the end of 2004, there was $8.3 million outstanding in the form of short-term borrowings at our Canadian subsidiary at a weighted average interest rate of 5.42% and an additional $13.2 million outstanding in the form of letters of credit, leaving $228.5 million available under this facility. We are obligated to pay commitment fees of 0.50% on the unused portion of this facility.

        In conjunction with the Transactions as described in Note 2, we repaid the existing indebtedness of Jostens, Von Hoffmann and Arcade in full.

Visant Senior Subordinated Notes

        On October 4, 2004, in connection with the Transactions, Visant issued $500 million in principal amount of 7 5/8% senior subordinated notes (the "Visant notes") due October 2012 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. On March 30, 2005, we completed an offer to exchange the entire principal amount at maturity of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act.

        The Visant notes are not collateralized, are subordinate in right of payment to all existing and future senior indebtedness of Visant and its subsidiaries and are guaranteed by all restricted subsidiaries that are domestic subsidiaries and guarantee the senior secured credit facilities. Cash interest on the Visant notes will accrue and be payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2005, at a rate of 7 5/8%. The Visant notes may be redeemed at the option of Visant on or after October 1, 2008 at prices ranging from 103.813% of principal to 100% in 2010 and thereafter. In addition, transaction fees and related costs of $22.8 million associated with the Visant notes were capitalized and are being amortized as interest expense through October 1, 2012.

Holdings Senior Discount Notes

        On December 2, 2003, we issued $247.2 million in principal amount of 10 1/4% senior discount notes (the "Holdings notes") due December 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States for gross proceeds of $150.0 million. On March 8, 2004, we completed an offer to exchange the entire principal amount at maturity of these notes for an equal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act.

        The Holdings notes are not collateralized, are subordinate in right of payment to all debt and other liabilities of our subsidiaries, including our senior secured credit facilities and the Visant notes, and are not guaranteed. No cash interest will accrue on the Holdings notes prior to December 1, 2008. Thereafter, cash interest on the Holdings notes will accrue and be payable semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 2009, at a rate of 10 1/4%. The Holdings notes were issued with an initial accreted value of $150.0 million, resulting in an original issuance discount of $97.2 million. The accreted value of the Holdings notes will increase from the date of issuance until December 1, 2008 at a rate of 10 1/4% per annum such that on December 1, 2008, the accreted value will equal the stated principal amount at maturity. The Holdings notes will mature on December 1, 2013. The Holdings notes may be redeemed at the option of Holdings on or after December 1, 2008 at prices ranging from 105.125% of principal to 100% in 2011 and thereafter.

        The discount accretion is being amortized to interest expense through 2008 and, during 2004 and the successor period of 2003, the amount of interest expense related to the discount accretion was $15.9 million and $1.3 million, respectively. In addition, transaction fees and related costs of $5.7 million associated with the Holdings notes were capitalized and are being amortized as interest expense through December 1, 2013.

        The new senior secured credit facilities require us to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the new senior secured credit facilities contain certain restrictive covenants which will, among other things, limit our ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change our business, amend the terms of our subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

        The indentures governing the Visant notes and the Holdings notes also contain numerous covenants including, among other things, restrictions on our ability to: incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; engage in transactions with affiliates; and create liens.

        As of the end of 2004, the fair value of our debt, excluding the Visant notes and the Holdings notes, approximated its carrying value and is estimated based on quoted market prices for comparable instruments. The fair value of the Visant notes and the Holdings notes as of the end of 2004 was $520.0 million and $175.5 million, respectively, and was estimated based on quoted market prices.

12.    Redeemable Preferred Stock

        In connection with the 2003 Jostens merger, Visant issued 8% senior redeemable preferred stock (the "Visant preferred stock") to the DLJMBP Funds and received proceeds of $100.0 million. A portion of the net proceeds from the Holdings notes offering was used to purchase all of the outstanding Visant preferred stock for $102.8 million, which Holdings contributed to the capital of Visant.

        In conjunction with the Transactions as described in Note 2, all outstanding shares of redeemable preferred stock of Jostens and Arcade, together with accrued dividends, were redeemed in full.

13.    Derivative Financial Instruments and Hedging Activities

        Our involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros. There were no open forward foreign currency exchange contracts at the end of 2004.

        During 2003 and 2002, we used an interest rate swap agreement to modify risk from interest rate risk fluctuations associated with a specific portion of our underlying debt. The interest rate swap was designated as a cash flow hedge and was reflected at fair value in our consolidated balance sheets. Differences paid or received under the swap contract were recognized over the life of the contract as adjustments to interest expense. As the critical terms of the interest rate swap and the hedged debt matched, there was an assumption of no ineffectiveness for this hedge. The contract matured in August of 2003 and was not renewed.

14.    Commitments and Contingencies

Leases

        Equipment and office, warehouse and production space under operating leases expire at various dates. Rent expense was $9.0 million for 2004, $3.0 million for the successor period in 2003,

$2.4 million for the predecessor period in 2003 and $4.0 million for 2002. Future minimum lease payments under the leases are as follows:

In thousands
2005	$7,743
2006	6,181
2007	3,968
2008	2,849
2009	2,025
Thereafter	1,416

$24,182

Forward Purchase Contracts

        We are subject to market risk associated with changes in the price of precious metals. To mitigate our commodity price risk, we enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. Our purchase commitment at the end of 2004 was $10.1 million with delivery dates occurring throughout 2005. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS 133. The fair market value of our open precious metal forward contracts at the end of 2004 was $10.1 million and was calculated by valuing each contract at quoted futures prices.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Our costs include compliance with such laws and regulations, which generally have become more stringent over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

        As part of our environmental management program, we are currently involved in environmental remediation at several properties. Principal among them is a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens continues to manage the remediation project, which began in 2000. As of the end of 2004, Jostens had made payments totaling $7.6 million for remediation at this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. Based on findings included in remediation reports and discussions with our advisors, we estimate that less than $1 million will be needed to finish addressing environmental conditions there, of which the balance is included in "other accrued liabilities" in our consolidated balance sheet as of the end of 2004. Jostens will have certain ongoing monitoring obligations following the completion of remediation. We do not expect the cost of such ongoing monitoring to be material. While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable. Jostens has not established a receivable for potential recoveries as of the end of 2004.

Legal Proceedings

        On February 11, 2004, plaintiff Christian Pocino filed a complaint against Jostens in the Superior Court of California for the County of Los Angeles for alleged breach of express warranty (Cal. Comm. Code Section 2313), and for alleged violation of California's false advertising and unfair competition laws (Cal. Bus. & Prof. Code Sections 17500 and 17200). Plaintiff alleged that Jostens violated these laws by purportedly violating Federal Trade Commission "guides" with regard to the marketing and sale of jewelry. Specifically, plaintiff contended that: (1) Jostens failed to comply with the FTC guide that every use of the word "stone" be immediately preceded by the word "imitation", "synthetic" or a similar term; and (2) Jostens failed to comply with a separate FTC guide relating to use of the word silver in connection with Jostens' SilverElite® with platinum alloy. Plaintiff sought equitable relief and unspecified monetary damages on behalf of himself and a purported class of similarly-situated consumers.

        Jostens brought a demurrer and motion to strike the plaintiff's complaint on June 25, 2004, challenging the legal sufficiency of plaintiff's allegations on the basis, inter alia, that the FTC guides are nonbinding and that plaintiff's allegations generally failed to state a claim on which relief could be granted. On August 13, 2004, the Superior Court sustained Jostens' demurrer with leave to amend.

        On August 25, 2004, the plaintiff filed an amended complaint which contains substantially the same allegations regarding "stones" while dropping the claims regarding SilverElite® with platinum. On September 29, 2004, Jostens filed another demurrer/motion to strike, challenging the legal sufficiency of plaintiff's amended complaint. On November 24, 2004, the Superior Court again sustained Jostens' demurrer with leave to amend. The plaintiff filed a second amended complaint dated December 16, 2004. The court dismissed the action on January 26, 2005. The plaintiff has appealed the court's decision. It is anticipated that the appeal will be fully briefed by the fourth quarter of 2005 and that arguments will occur thereafter.

        In communications with U.S. Customs and Border Protection (Customs), the Company has learned of an alleged inaccuracy of the tariff classification for certain of Jostens' imports from Mexico. In late January 2005, Jostens promptly filed with Customs a voluntary disclosure to limit its monetary and penalty exposure. The effect of these alleged tariff classification errors is that back duties and fees (or "loss of revenue") may be owed on imports dating back five years. Additionally, Customs may impose interest on the loss of revenue. No formal notice of, or demand for, the loss of revenue has yet been issued by Customs. A review of Jostens' import practices has revealed that during the relevant five-year period, Jostens' merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement (NAFTA), in which case there should be no loss of revenue or interest payment owed Customs. However, Customs allegations indicate that Jostens committed a technical oversight in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens is in the process of addressing this technical oversight but may be foreclosed under statute from making post-entry NAFTA claims for those imports made prior to 2004. Jostens is in the early stages of administrative review of this matter, and it is not clear what Customs' position will be with respect to the alleged tariff classification errors. Jostens intends to vigorously defend its position and has recorded no accrual for any potential liability. However, there can be no assurance that Jostens will be successful in its defense or that the disposition of this matter will not have a material effect on the Company's results of operations.

        We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will not be material, however, there can be no assurance in this regard.

15.    Income Taxes

        Holdings will file its first consolidated federal tax return for 2004, which will include the taxable income (loss) for its newly acquired companies for the post Transaction three-month period ended January 1, 2005. Holdings and its subsidiaries will file state tax returns on a consolidated or separate basis as required in the applicable jurisdictions.

Holdings

        The U.S. and foreign components of (loss) income from continuing operations before income taxes and the (benefit from) provision for income taxes from continuing operations of Holdings consists of:

	(Successor)		Jostens, Inc. (Predecessor)
	2004	Five Months 2003	Seven Months 2003	2002
	In thousands
Domestic	$(160,494)	$(76,212)	$10,648	$57,436
Foreign	7,025	5,861	1,102	7,047

(Loss) income from continuing operations before income taxes	$(153,469)	$(70,351)	$11,750	$64,483

Federal	$9,155	$(277)	$7,977	$20,029
State	1,060	(46)	1,609	2,289
Foreign	3,056	2,344	609	3,162

Total current income taxes	13,271	2,021	10,195	25,480
Deferred	(66,042)	(21,257)	(1,500)	10,734

(Benefit from) provision for income taxes from continuing operations	$(52,771)	$(19,236)	$8,695	$36,214

        A reconciliation between the (benefit from) provision for income taxes computed at the U.S. Federal statutory rate and income taxes from continuing operations for financial reporting purposes is as follows:

	(Successor)		Jostens, Inc. (Predecessor)
	2004	Five Months 2003	Seven Months 2003	2002
	In thousands
Federal statutory income tax rate	35%	35%	35%	35%
Federal (benefit) tax at statutory rate	$(53,714)	$(24,623)	$4,113	$22,569
State (benefit) tax, net of federal tax benefit	(3,454)	(2,495)	873	2,394
Foreign tax credits used (generated), net	(233)	2,033	—	(16,240)
Foreign earnings repatriation, net	—	933	—	9,278
Nondeductible interest expense	14,092	5,763	295	—
Nondeductible transaction costs	2,316	—	3,095	—
Capital loss resulting from IRS audit	—	—	—	(10,573)
(Decrease) increase in deferred tax valuation allowance	(12,278)	(890)	—	26,813
Other differences, net	500	43	319	1,973

(Benefit from) provision for income taxes from continuing operations	$(52,771)	$(19,236)	$8,695	$36,214

        The tax effect of temporary differences which give rise to deferred tax assets and liabilities are:

	(Successor)
	2004	2003
	In thousands
Tax depreciation in excess of book	$(28,251)	$(31,360)
Basis difference on property, plant and equipment	(11,720)	(15,506)
Capitalized software development costs	(1,895)	(2,324)
Tax on unremitted non-U.S. earnings	(1,060)	(904)
Pension benefits	(22,439)	(21,976)
Basis difference on intangible assets	(234,231)	(269,576)
Other	(5,518)	(4,776)

Deferred tax liabilities	(305,114)	(346,422)

Reserves for accounts receivable and salespersons overdrafts	7,511	7,058
Reserves for employee benefits	20,346	20,984
Other reserves not recognized for tax purposes	7,841	8,473
Foreign tax credit carryforwards	14,625	14,392
Capital loss carryforwards	2,228	12,884
Net operating loss carryovers	41,585	—
Basis difference on pension liabilities	20,759	21,262
Basis difference on long-term debt	—	31,194
Amortization of original issue discount	6,355	474
Other	7,195	6,248

Deferred tax assets	128,445	122,969
Valuation allowance	(16,853)	(37,482)

Deferred tax assets, net	111,592	85,487

Net deferred tax liability	$(193,522)	$(260,935)

Visant

        The U.S. and foreign components of (loss) income from continuing operations before income taxes and the (benefit from) provision for income taxes from continuing operations of Visant consists of:

	(Successor)		Jostens, Inc. (Predecessor)
	2004	Five Months 2003	Seven Months 2003	2002
	In thousands
Domestic	$(144,161)	$(74,913)	$10,648	$57,436
Foreign	7,025	5,861	1,102	7,047

(Loss) income from continuing operations before income taxes	$(137,136)	$(69,052)	$11,750	$64,483

Federal	$9,304	$(271)	$7,977	$20,029
State	1,073	(45)	1,609	2,289
Foreign	3,056	2,344	609	3,162

Total current income taxes	13,433	2,028	10,195	25,480
Deferred	(60,161)	(20,783)	(1,500)	10,734

(Benefit from) provision for income taxes from continuing operations	$(46,728)	$(18,755)	$8,695	$36,214

        A reconciliation between the (benefit from) provision for income taxes computed at the U.S. Federal statutory rate and income taxes from continuing operations for financial reporting purposes is as follows:

	(Successor)		Jostens, Inc. (Predecessor)
	2004	Five Months 2003	Seven Months 2003	2002
	In thousands
Federal statutory income tax rate	35%	35%	35%	35%
Federal (benefit) tax at statutory rate	$(47,997)	$(24,168)	$4,113	$22,569
State (benefit) tax, net of federal tax benefit	(3,128)	(2,469)	873	2,394
Foreign tax credits used (generated), net	(233)	2,033	—	(16,240)
Foreign earnings repatriation, net	—	933	—	9,278
Nondeductible interest expense	14,092	5,763	295	—
Nondeductible transaction costs	2,316	—	3,095	—
Capital loss resulting from IRS audit	—	—	—	(10,573)
(Decrease) increase in deferred tax valuation allowance	(12,278)	(890)	—	26,813
Other differences, net	500	43	319	1,973

(Benefit from) provision for income taxes from continuing operations	$(46,728)	$(18,755)	$8,695	$36,214

        The tax effect of temporary differences which give rise to deferred tax assets and liabilities are:

	(Successor)
	2004	2003
	In thousands
Tax depreciation in excess of book	$(28,251)	$(31,360)
Basis difference on property, plant and equipment	(11,720)	(15,506)
Capitalized software development costs	(1,895)	(2,324)
Tax on unremitted non-U.S. earnings	(1,060)	(904)
Pension benefits	(22,439)	(21,976)
Basis difference on intangible assets	(234,231)	(269,576)
Other	(5,518)	(4,776)

Deferred tax liabilities	(305,114)	(346,422)

Reserves for accounts receivable and salespersons overdrafts	7,511	7,058
Reserves for employee benefits	20,346	20,984
Other reserves not recognized for tax purposes	7,841	8,473
Foreign tax credit carryforwards	14,625	14,392
Capital loss carryforwards	2,228	12,884
Net operating loss carryovers	41,585	—
Basis difference on pension liabilities	20,759	21,262
Basis difference on long-term debt	—	31,194
Other	7,195	6,248

Deferred tax assets	122,090	122,495
Valuation allowance	(16,853)	(37,482)

Deferred tax assets, net	105,237	85,013

Net deferred tax liability	$(199,877)	$(261,409)

        During 2004, in connection with the Transaction, as further described in Note 2, we acquired the stock of Von Hoffmann and Arcade and refinanced our credit facilities. As part of the refinancing, two applicable high yield debt obligations were refinanced resulting in approximately $56.0 million of interest deductions. The effect of these deductions, along with certain other refinancing costs, contributed to a consolidated net operating loss for income tax purposes for 2004 of approximately $113.0 million for each of Holdings and Visant. For taxable periods prior to the Transaction date, Von Hoffmann and Arcade filed separate federal and state tax returns reflecting the taxable results of their consolidated separate operations. The effect of Von Hoffmann's and Arcade's taxable results of operations for periods prior to the Transaction date are included in the amounts reported above for the U.S. and foreign components of (loss) income from continuing operations, the income tax rate reconciliation with the U.S. Federal statutory rate and the tax effect of temporary differences which give rise to deferred tax assets and liabilities.

        In connection with the repayment of one of the high yield debt obligations, we reduced a deferred tax asset valuation allowance by $12.5 million. Prior to the transaction, the allowance had been established because it was more likely than not that the related tax benefit would not be realized. We have not established a valuation allowance for the deferred tax asset of $41.6 million attributable to net operating loss carryovers, because it is more likely than not the deferred tax asset will be realized.

        During 2003, we recognized $258.2 million of net deferred tax liabilities in connection with the 2003 Jostens merger, as further described in Note 3. This amount represents the tax effect for temporary differences between the carrying amount of assets and liabilities resulting from the purchase price allocation and the related tax bases. During 2004, we recognized $1.4 million of additional deferred tax assets in connection with a purchase accounting liability related to a plant closure. At the end of 2004 and 2003, the net deferred tax liability related to temporary differences arising from our 2003 Jostens merger accounting was $211.9 million and $235.3 million, respectively.

        During 2002, we agreed to certain adjustments proposed by the Internal Revenue Service (IRS) in connection with its audit of the Jostens federal income tax returns filed for years 1996 through 1998. As a result of the audit, we agreed to pay additional federal taxes of $11.3 million. Combined with additional state taxes and interest charges, the liability related to these adjustments, which had previously been accrued, was approximately $17.0 million. During 2003, we filed an appeal with the IRS concerning a further proposed adjustment of approximately $8.0 million. On February 1, 2005, the IRS notified us that agreement had been reached wherein no further deficiency or overassessment remained for the years 1996 through 1998. Based on the IRS notification, we recorded an adjustment in 2004 reducing our tax reserves and goodwill by $11.0 million for the tax and related interest attributable to the contested liability.

        In connection with the aforementioned audit, the IRS recharacterized as a capital loss approximately $27.0 million of notes that were written off in 1998. The notes were received in connection with the 1995 sale of a subsidiary. During 2004, the carryforward period attributable to these notes expired. At the end of 2004, we have capital loss carryforwards totaling $5.6 million of which $4.0 million expire in 2006 and $1.6 million expire in 2007. Since capital losses may only be used to offset future capital gains, we have provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to our capital losses may not be realized.

        During 2003 and 2002, Jostens repatriated $3.0 million and $32.1 million, respectively, of earnings from our Canadian subsidiary. We were unable to fully utilize all foreign tax credits generated in connection with the distributions. During 2003, we reduced our deferred tax asset balance and related valuation allowance by $2.4 million to reflect foreign tax credit carryforwards as reported on the Jostens 2002 income tax return. At the end of 2004, we have foreign tax credit carryforwards totaling $14.5 million of which approximately $13.5 million expire in 2007, $0.9 million expire in 2008 and $0.1 million expire in 2009. We have provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to the foreign tax credits may not be realized. During 2004, 2003 and 2002, we provided deferred income taxes of $0.2 million, $0.1 million and $0.8 million on approximately $3.3 million, $0.5 million and $4.0 million, respectively, of unremitted Canadian earnings that are no longer considered permanently invested. In addition, we have not provided deferred income taxes on approximately $5.4 million of unremitted earnings from another foreign subsidiary because the earnings were considered permanently invested for periods prior to the Transactions. We have not completed our evaluation of the tax effect of the dividend repatriation provisions under the American Jobs Creation Act of 2004. We anticipate that our evaluation will be completed during the third quarter of 2005 and that the related tax effect will not have a material impact on our consolidated effective tax rate for 2005.

        As described in Note 11, during December 2003, Holdings issued $150 million of senior discount notes due 2013. The notes have significant original issue discount ("OID") and are considered applicable high yield discount obligations because the yield to maturity of the notes exceeds the sum of the applicable federal rate in effect for the month the notes were issued and five percentage points. As a result, Holdings will not be allowed a deduction for interest (including OID) accrued on the notes until such time as it actually pays such interest (including OID) in cash or other property. Holdings has provided deferred income taxes of approximately $6.4 million on $17.2 million of OID accrued through December 2004.

16.    Benefit Plans

Pension and Other Postretirement Benefits

        Jostens has noncontributory defined-benefit pension plans that cover nearly all employees. The benefits provided under the plans are based on years of service, age eligibility and employee compensation. The benefits for Jostens' qualified pension plans have been funded through pension trusts, the objective being to accumulate sufficient funds to provide for future benefits. In addition to qualified pension plans, Jostens has unfunded, non-qualified pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified plans. Jostens also provides certain medical and life insurance benefits for eligible retirees, including their spouses and dependents. Generally, the postretirement benefits require contributions from retirees.

        With the acquisition of Lehigh Press, Von Hoffmann maintains a trusteed, noncontributory defined benefit pension plan for eligible employees of the Lehigh divisions not otherwise covered by collective bargaining agreements. In addition, Von Hoffmann maintains an unfunded supplemental retirement plan (SRP) for certain key executives of Lehigh Press. The SRP no longer has any active participants accruing benefits under the SRP. The plans provide benefits based on years of service and final average compensation. Von Hoffmann also contributes to a multi-employer pension plan covered by labor union contracts. Contribution amounts are determined by contract and we do not administer or control the funds in any way. On December 31, 2004, the Lehigh Press defined benefit plan was merged into one of Jostens' defined benefit plans.

        The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2004 and 2003 as well as the funded status and amounts both recognized and not recognized in the balance sheets as of January 1, 2005 and January 3, 2004, for all defined benefit plans combined. The information presented for the Jostens plans is based on a measurement date of September 30 while that of the Lehigh Press plan is based on a measurement date of December 31. Furthermore, the Jostens plans represent 86% of the aggregate benefit obligation and 89% of the aggregate plan assets as of the end of 2004.

			Postretirement benefits
	Pension benefits
	(Successor)		Jostens, Inc. (Predecessor)	(Successor)		Jostens, Inc. (Predecessor)
	2004	Five Months 2003	Seven Months 2003	2004	Five Months 2003	Seven Months 2003
	In thousands
Change in benefit obligation
Benefit obligation, beginning of period	$239,990	$201,857	$185,388	$6,553	$6,309	$8,942
Acquisition	—	30,366	—	—	—	—
Service cost	7,680	1,206	4,846	41	6	65
Interest cost	14,159	2,463	10,176	348	60	388
Plan amendments	486	—	—	—	—	—
Actuarial loss (gain)	4,565	5,756	8,935	(579)	313	(2,170)
Administrative expenses	(2,311)	(17)	—	—	—	—
Special termination benefits	598	—	—	—	—	—
Benefits paid	(10,652)	(1,641)	(7,488)	(807)	(135)	(916)

Benefit obligation, end of period	$254,515	$239,990	$201,857	$5,556	$6,553	$6,309

Change in plan assets
Fair value of plan assets, beginning of period	$214,692	$189,923	$165,929	$—	$—	$—
Acquisition	—	20,573	—	—	—	—
Actual return on plan assets	27,376	5,560	29,975	—	—	—
Company contributions	4,414	294	1,507	807	135	916
Administrative expenses	(2,311)	(17)	—	—	—	—
Benefits paid	(10,652)	(1,641)	(7,488)	(807)	(135)	(916)

Fair value of plan assets, end of period	$233,519	$214,692	$189,923	$—	$—	$—

Funded status
Funded status, end of period	$13,835	$8,733		$—	$—
Unfunded status, end of period	(34,832)	(34,031)		(5,556)	(6,553)

Net unfunded status, end of period	(20,997)	(25,298)		(5,556)	(6,553)
Unrecognized cost:
Net actuarial loss	294	3,450		(267)	312
Prior service cost	438	—		—	—

Net amount recognized	$(20,265)	$(21,848)		$(5,823)	$(6,241)

Amounts recognized in the balance sheets
Prepaid benefit cost	$13,741	$12,579		$—	$—
Accrued benefit cost	(34,006)	(34,427)		(5,823)	(6,241)

Net amount recognized	$(20,265)	$(21,848)		$(5,823)	$(6,241)

        During 2003, Jostens changed the discount rate assumption from 6.75% to 6.00% for the pension and postretirement plans. This increased the year-end benefit obligations and accounts for the majority of the amounts shown as 2003 actuarial loss.

        In accordance with purchase accounting requirements, Jostens recognized the funding status of its pension and postretirement benefit plans as of July 29, 2003. At the end of 2004, the unrecognized net actuarial loss for pension benefits was $0.3 million.

        The accumulated benefit obligation (ABO) for all defined benefit pension plans was $237.5 million and $225.1 million at the end of 2004 and 2003, respectively. The ABO differs from the projected benefit obligation shown in the table in that it includes no assumption about future compensation levels.

        Non-qualified pension plans, included in the tables above, with obligations in excess of plan assets were as follows:

	(Successor)
	2004	2003
	In thousands
Projected benefit obligation	$24,506	$24,829
Accumulated benefit obligation	23,397	23,578
Fair value of plan assets	—	—

        The projected benefit obligation, ABO and fair value of plan assets for one qualified plan with obligations in excess of fair value at the end of 2004 was $35.3 million, $32.1 million and $24.9 million, respectively.

        Net periodic benefit expense (income) of the pension and other postretirement benefit plans included the following components:

	Pension benefits
	(Successor)		Jostens, Inc. (Predecessor)
	2004	Five Months 2003	Seven Months 2003	2002
	In thousands
Service cost	$7,680	$1,206	$4,846	$4,944
Interest cost	14,159	2,463	10,176	11,705
Expected return on plan assets	(19,654)	(3,254)	(16,973)	(21,569)
Amortization of prior year service cost	48	—	1,548	1,837
Amortization of transition amount	—	—	(461)	(714)
Amortization of net actuarial loss (gain)	—	—	439	(1,626)

Net periodic benefit expense (income)	$2,233	$415	$(425)	$(5,423)

	Postretirement benefits
	(Successor)		Jostens, Inc. (Predecessor)
	2004	Five Months 2003	Seven Months 2003	2002
	In thousands
Service cost	$41	$6	$65	$89
Interest cost	348	60	388	438
Amortization of prior year service cost	—	—	(16)	(7)
Amortization of net actuarial loss	—	—	232	186

Net periodic benefit expense	$389	$66	$669	$706

  Assumptions

        Weighted-average assumptions used to determine end of year benefit obligations are as follows:

	Pension benefits		Postretirement benefits
	2004	2003	2004	2003
Discount rate:
Jostens	6.00%	6.00%	6.00%	6.00%
Von Hoffmann	5.75%	6.25%	—	—
Rate of compensation increase:
Jostens	6.00%	6.30%	—	—
Von Hoffmann	3.00%	3.00%	—	—

        Weighted-average assumptions used to determine net periodic benefit cost for the year are as follows:

	Pension benefits		Postretirement benefits
	2004	2003	2004	2003
Discount rate:
Jostens	6.00%	6.75%	6.00%	6.75%
Von Hoffmann	6.25%	8.00%	—	—
Expected long-term rate of return on plan assets:
Jostens	9.50%	9.50%	—	—
Von Hoffmann	7.50%	8.00%	—	—
Rate of compensation increase:
Jostens	6.30%	6.30%	—	—
Von Hoffmann	3.00%	3.00%	—	—

        We employ a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established with a proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

        Assumed health care cost trend rates are as follows:

	Postretirement benefits
	2004	2003
Health care cost trend rate assumed for next year	8.00%	9.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2007	2007

        Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. For 2004, a one percentage point change in the assumed health care cost trend rates would have the following effects:

	Impact of 1% Increase	Impact of 1% Decrease
	In thousands
Effect on total of service and interest cost components	$22	$(20)
Effect on postretirement benefit obligation	$926	$272

  Plan Assets

        Our weighted-average asset allocations for the pension plans as of the measurement dates of 2004 and 2003, by asset category, are as follows:

Asset Category	2004	2003	Target
Equity securities	77.1%	76.0%	80.0%
Debt securities	22.5%	23.2%	20.0%
Real estate	—	—	—
Other	0.4%	0.8%	—

	100.0%	100.0%	100.0%

        We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner, however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

Contributions

        Projected contributions for 2005 include $2.7 million to the pension plans and $0.7 million to the postretirement benefit plans. The actual amount of contributions is dependent upon the actual return on plan assets.

Benefit Payments

        Estimated benefit payments under the pension and postretirement benefit plans are as follows:

	Pension benefits	Postretirement benefits
	In thousands
2005	$10,895	$745
2006	11,421	737
2007	11,942	730
2008	12,597	713
2009	13,292	690
2010 through 2014	79,646	2,910

	$139,793	$6,525

401(k) Plans

        We have 401(k) savings plans, which cover substantially all salaried and hourly employees who have met the plans' eligibility requirements. We provide a matching contribution on amounts contributed by employees, limited to a specific amount of compensation that varies among the plans. In some instances we provide profit sharing contributions. The aggregate matching and other contributions were $10.0 million for 2004, $3.7 million for the successor period in 2003, $2.7 million for the predecessor period in 2003 and $4.4 million for 2002.

17.    Stock Plans

Stock Options

        In connection with the 2003 Jostens merger, all options to purchase Jostens common stock that were outstanding immediately prior to the merger were cancelled and extinguished. Consideration paid in respect of the Jostens options was an amount equal to the difference between the per share 2003 Jostens merger consideration and the exercise price, resulting in an aggregate payment of $12.6 million included in "transaction costs" for the predecessor period of 2003.

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. Option grants consist of "time options", which vest and become exercisable in 20% equal annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003 by and among the Company and certain holders of the capital stock of the Company.

        In connection with the Transactions, all options to purchase Von Hoffmann and Arcade common stock that were outstanding immediately prior to the Transactions were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share Transaction consideration and the exercise price, resulting in an aggregate payment of approximately $5.4 million included in "transaction costs" for 2004. No consideration was paid in respect of the Arcade options. All outstanding options to purchase Holdings common stock continued following the closing of the Transactions.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons various equity-based awards, including stock options and restricted stock. The plan, currently known as the Second Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries, provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. Under his employment agreement, the Company's Chief Executive Officer received awards of stock options and restricted stock under the plan. Additional members of management are eligible to receive equity-based awards. Option grants consist of "time options", which vest and become exercisable in 20% equal annual installments over a five-year period from the date of grant, and/or "performance options", which vest and become exercisable over the first five years following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. Options issued pursuant to the plan expire on the tenth anniversary of the grant date. All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders' agreement and sale participation agreement.

        The weighted average fair value of Holdings options granted in 2004 was $29.64 per option. We did not grant any stock options in 2003. We estimated the average fair value using the Black-Scholes option-pricing model, modified for dividends and using the following assumptions:

2004
Risk-free rate	4.0%
Dividend yield	—
Volatility factor of the expected market price of Holdings common stock	1.0%
Expected life of the award	10 years

        The following table summarizes stock option activity for Holdings:

	Shares	Weighted- average exercise price
	Shares in thousands
Outstanding at January 3, 2004	—	$—
Granted	379	$90.14
Cancelled	(53)	$87.12

Outstanding at January 1, 2005	326	$90.64

Exercisable at January 1, 2005	75

        The weighted average remaining contractual life of outstanding options at the end of 2004 was approximately 9.3 years.

18.    Business Segments

        In connection with the Transactions, during the fourth quarter of 2004, we changed the Company's reportable segments to reflect the impact of the Transactions, including the addition of the results of operations of Von Hoffmann, Lehigh Lithographers, Arcade and Lehigh Direct to our consolidated reported results. The segments were identified based on factors including the nature of products and services, the availability of discrete financial information, and the manner in which the chief operating decision maker regularly assesses the information for decision-making purposes. Our reportable segments consist of Jostens and our Print Group.

        The Print Group includes the operations of Von Hoffmann, Lehigh Lithographers, Arcade and Lehigh Direct. Effective immediately upon the close of the Transactions, we initiated actions to operate and manage these operations as an integrated business specializing in the production of printed materials. Von Hoffmann is a leading manufacturer of four-color case bound and soft-cover educational textbooks, standardized test materials and related components for major educational publishers in the United States. Lehigh Lithographers is a leading provider of textbook covers. Von Hoffmann also provides commercial printing services to non-educational customers, including business-to-business catalogers. Arcade is a leading global marketer and manufacturer of multi-sensory and interactive advertising sampling systems for the fragrance, cosmetics and personal care markets as well as other consumer product markets, including household products and the food and beverage industries. Lehigh Direct provides a range of innovative printing products and services to the direct marketing sector.

        Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Jostens' products include class rings and graduation products (together "scholastic products"), yearbooks and school photography. Graduation products include diplomas, graduation regalia such as caps and gowns, accessories and fine paper announcements.

        For the predecessor period, Jostens managed its business on the basis of one reportable segment: the development, manufacturing and distribution of school-related affinity products.

        The following table presents information of Holdings by business segment:

	(Successor)		Jostens, Inc. (Predecessor)
	2004	Five Months 2003	Seven Months 2003	2002
	In thousands
Net sales to external customers
Jostens	$807,239	$284,171	$504,058	$755,984
Print Group	654,922	218,493	—	—

	$1,462,161	$502,664	$504,058	$755,984

Operating income (loss)
Jostens	$36,848	$(22,556)	$58,074	$133,574
Print Group	44,969	20,698	—	—
Other	(250)	—	—	—

	$81,567	$(1,858)	$58,074	$133,574

Depreciation and amortization
Jostens	$119,089	$34,521	$14,588	$26,897
Print Group	44,888	13,289	—	—
Other	206	—	—	—

	$164,183	$47,810	$14,588	$26,897

Interest, net
Jostens	$62,546	$28,298	$32,446	$67,326
Print Group	81,618	35,573	—	—
Other	16,115	4,119	—	—

	$160,279	$67,990	$32,446	$67,326

Income tax (benefit)
Jostens	$(14,297)	$(17,955)	$8,695	$36,214
Print Group	(32,419)	(800)	—	—
Other	(6,055)	(481)	—	—

	$(52,771)	$(19,236)	$8,695	$36,214

Assets
Jostens	$1,693,404	$1,720,358
Print Group	826,682	791,217
Other	(8,689)	11,055

	$2,511,397	$2,522,630

        Net sales are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates. No single customer accounted for more than 10% of revenue in 2004, the successor and predecessor periods in 2003 or in 2002.

        The following table presents net sales by class of similar products and certain geographic information:

	(Successor)		Jostens, Inc. (Predecessor)
	2004	Five Months 2003	Seven Months 2003	2002
	In thousands
Net sales by class of similar products
Scholastic products	$403,928	$144,538	$254,320	$383,861
Yearbooks	335,183	94,429	229,041	318,451
Print Group	654,922	218,493	—	—
Other, primarily Photography	68,128	45,204	20,697	53,672

	$1,462,161	$502,664	$504,058	$755,984

Net sales by geographic area
United States	$1,357,175	$465,433	$484,460	$716,110
France	19,177	9,818	—	—
Other, primarily Canada	85,809	27,413	19,598	39,874

	$1,462,161	$502,664	$504,058	$755,984

Net property, plant and equipment and intangible assets by geographic area
United States	$1,889,714	$2,044,768
Other, primarily Canada	66,049	66,141

	$1,955,763	$2,110,909

19.    Discontinued Operations

        In December 2001, the Board of Directors of Jostens approved a plan to exit its former Recognition business in order to focus its resources on its core school-related affinity products business. During 2002, Jostens reversed $2.3 million of the original $16.3 million of charges based on revised estimates for employee separation costs and phase-out costs. Of the total adjustment, $0.5 million resulted from modifying the anticipated workforce reduction from 150 to 130 full-time positions and $1.8 million resulted from lower information systems, customer service and internal support costs and lower receivable write-offs than originally anticipated. In addition, Jostens reversed $0.4 million in other liabilities for a total pre-tax gain on discontinued operations of $2.7 million ($1.6 million net of tax).

        As of the end of 2004, accrued disposal costs, consisting of $1.8 million of transition benefits, are included in "current liabilities of discontinued operations" in the consolidated balance sheet. Transition benefits will continue to be paid through the period of our statutory obligations.

20.    Condensed Consolidating Guarantor Information

        Visant's obligations under the senior secured credit facilities and the 7?% senior subordinated notes are guaranteed by certain of its wholly-owned subsidiaries on a full unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor subsidiaries.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
2004

	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,399,083	$75,110	$(12,032)	$1,462,161
Cost of products sold	—	895,822	31,164	(12,022)	914,964

Gross profit	—	503,261	43,946	(10)	547,197
Selling and administrative expenses	(299)	398,998	35,498	—	434,197
Transaction costs	678	15,221	—	—	15,899
Special charges	—	15,663	—	—	15,663

Operating (loss) income	(379)	73,379	8,448	(10)	81,438
Loss on redemption of debt	—	75,040	809	—	75,849
Other income	—	(1,092)	—	—	(1,092)
Net interest expense	24,587	143,065	1,099	(24,934)	143,817
Equity loss (earnings) in subsidiary, net of tax	93,435	(3,965)	—	(89,470)	—

(Loss) income before income taxes	(118,401)	(139,669)	6,540	114,394	(137,136)
(Benefit from) provision for income taxes	(8,506)	(46,234)	2,575	5,437	(46,728)

Net (loss) income	$(109,895)	$(93,435)	$3,965	$108,957	$(90,408)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Five Months 2003

	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$469,337	$45,858	$(12,531)	$502,664
Cost of products sold	—	326,756	21,709	(12,639)	335,826

Gross profit	—	142,581	24,149	108	166,838
Selling and administrative expenses	—	150,514	17,956	—	168,470
Transaction costs	—	226	—	—	226

Operating (loss) income	—	(8,159)	6,193	108	(1,858)
Loss on redemption of debt	—	503	—	—	503
Net interest expense	2,820	63,385	486	—	66,691
Equity loss (earnings) in subsidiary, net of tax	51,087	(3,047)	—	(48,040)	—

(Loss) income before income taxes	(53,907)	(69,000)	5,707	48,148	(69,052)
(Benefit from) provision for income taxes	(766)	(17,913)	2,660	(2,736)	(18,755)

Net (loss) income	$(53,141)	$(51,087)	$3,047	$50,884	$(50,297)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Seven Months 2003

	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$485,482	$24,205	$(5,629)	$504,058
Cost of products sold	213,742	10,481	(5,629)	218,594

Gross profit	271,740	13,724	—	285,464
Selling and administrative expenses	184,283	12,147	—	196,430
Transaction costs	30,960	—	—	30,960

Operating income	56,497	1,577	—	58,074
Loss on redemption of debt	13,878	—	—	13,878
Net interest expense	31,977	469	—	32,446
Equity earnings in subsidiary, net of tax	913	—	(913)	—

Income from continuing operations before income taxes	11,555	1,108	(913)	11,750
Provision for income taxes	8,500	195	—	8,695

Income from continuing operations	3,055	913	(913)	3,055
Cumulative effect of accounting change	4,585	—	—	4,585

Net income	$7,640	$913	$(913)	$7,640

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
2002

	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$716,825	$53,593	$(14,434)	$755,984
Cost of products sold	307,936	22,459	(14,434)	315,961

Gross profit	408,889	31,134	—	440,023
Selling and administrative expenses	282,243	24,206	—	306,449

Operating income	126,646	6,928	—	133,574
Loss on redemption of debt	1,765	—	—	1,765
Net interest expense (income)	67,348	(22)	—	67,326
Equity earnings in subsidiary, net of tax	3,752	—	(3,752)	—

Income from continuing operations before income taxes	61,285	6,950	(3,752)	64,483
Provision for income taxes	32,957	3,257	—	36,214

Income from continuing operations	28,328	3,693	(3,752)	28,269
Gain on discontinued operations	1,578	59	—	1,637

Net income	$29,906	$3,752	$(3,752)	$29,906

CONDENSED CONSOLIDATING BALANCE SHEET
2004

	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$80,933	$(2,241)	$3,577	$—	$82,269
Accounts receivable, net	—	147,262	10,981	—	158,243
Inventories, net	—	127,036	2,443	(29)	129,450
Salespersons overdrafts, net	—	27,541	7,874	—	35,415
Prepaid expenses and other current assets	530	12,648	461	—	13,639
Intercompany (payable) receivable	(85,221)	85,221	—	—	—
Deferred income taxes	—	58,817	75	—	58,892

Total current assets	(3,758)	456,284	25,411	(29)	477,908
Property, plant, and equipment, net	62	236,714	4,347	—	241,123
Goodwill	—	1,066,320	42,125	—	1,108,445
Intangibles, net	—	585,285	20,910	—	606,195
Deferred financing costs, net	58,679	—	—	—	58,679
Intercompany (payable) receivable	(58,679)	58,114	565	—	—
Other assets	—	10,425	2,191	(1,712)	10,904
Investment in subsidiaries	375,015	63,747	—	(438,762)	—

	$371,319	$2,476,889	$95,549	$(440,503)	$2,503,254

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$—	$8,300	$—	$8,300
Accounts payable	2,508	49,278	1,719	—	53,505
Accrued employee compensation	308	44,487	2,065	—	46,860
Commissions payable	—	14,173	2,521	—	16,694
Customer deposits	—	151,103	5,408	—	156,511
Income taxes payable	(11)	7,558	924	(11)	8,460
Interest payable	9,606	209	—	—	9,815
Current portion of long-term debt	19,950	—	—	—	19,950
Intercompany (receivable) payable	(9,707)	26,073	475	(16,841)	—
Other accrued liabilities	—	24,001	1,687	—	25,688
Current liabilities of discontinued operations	—	1,744	—	—	1,744

Total current liabilities	22,654	318,626	23,099	(16,852)	347,527
Long-term debt, less current maturities	1,500,050	—	—	—	1,500,050
Intercompany (receivable) payable	(1,500,050)	1,500,050	—	—	—
Deferred income taxes	—	250,066	8,703	—	258,769
Pension liabilities, net	—	27,489	—	—	27,489
Other noncurrent liabilities	—	5,643	—	—	5,643

Total liabilities	22,654	2,101,874	31,802	(16,852)	2,139,478
Stockholders' equity	348,665	375,015	63,747	(423,651)	363,776

	$371,319	$2,476,889	$95,549	$(440,503)	$2,503,254

CONDENSED CONSOLIDATING BALANCE SHEET
2003

	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$—	$37,100	$6,631	$—	$43,731
Accounts receivable, net	—	130,261	11,464	—	141,725
Inventories, net	—	109,280	2,701	(19)	111,962
Salespersons overdrafts, net	—	22,388	7,674	—	30,062
Prepaid expenses and other current assets	—	17,800	955	7	18,762
Deferred income taxes	—	4,516	75	—	4,591

Total current assets	—	321,345	29,500	(12)	350,833
Property, plant, and equipment, net	—	267,490	4,570	—	272,060
Goodwill	—	1,099,177	39,487	—	1,138,664
Intangibles, net	—	676,401	23,784	—	700,185
Deferred financing costs, net	—	37,905	931	—	38,836
Other assets	—	11,514	1,194	(1,711)	10,997
Investment in subsidiaries	312,271	59,782	—	(372,053)	—

	$312,271	$2,473,614	$99,466	$(373,776)	$2,511,575

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$29,238	$13,013	$—	$42,251
Accounts payable	—	41,957	3,009	—	44,966
Accrued employee compensation	—	39,100	1,631	—	40,731
Commissions payable	—	15,733	2,973	—	18,706
Customer deposits	—	145,109	4,700	—	149,809
Income taxes payable	—	7,695	1,941	—	9,636
Interest payable	—	23,389	—	—	23,389
Current portion of long-term debt	—	2,000	—	—	2,000
Deferred income taxes	—	4,283	—	—	4,283
Intercompany (receivable) payable	(6,197)	3,544	—	2,653	—
Other accrued liabilities	—	18,294	3,401	—	21,695
Current liabilities of discontinued operations	—	3,100	—	—	3,100

Total current liabilities	(6,197)	333,442	30,668	2,653	360,566
Long-term debt, less current maturities	—	1,280,875	—	—	1,280,875
Redeemable preferred stock	—	258,787	—	—	258,787
Deferred income taxes	—	252,822	8,895	—	261,717
Pension liabilities, net	—	29,724	—	—	29,724
Other noncurrent liabilities	—	5,693	121	—	5,814

Total liabilities	(6,197)	2,161,343	39,684	2,653	2,197,483
Stockholders' equity	318,468	312,271	59,782	(376,429)	314,092

	$312,271	$2,473,614	$99,466	$(373,776)	$2,511,575

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
2004

	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(109,895)	$(93,435)	$3,965	$108,957	$(90,408)
Other cash provided by (used in) operating activities	97,975	216,505	664	(108,957)	206,187

Net cash (used in) provided by operating activities	(11,920)	123,070	4,629	—	115,779
Purchases of property, plant, and equipment	(62)	(43,129)	(1,167)	—	(44,358)
Proceeds from sale of property and equipment	—	6,512	—		6,512
Other investing activities, net	—	(152)	(31)	—	(183)

Net cash used in investing activities	(62)	(36,769)	(1,198)	—	(38,029)
Net short-term (repayments) borrowings	—	(29,238)	(6,006)	—	(35,244)
Redemption of preferred stock	—	(188,849)	—	—	(188,849)
Principal payments on long-term debt	—	(460,955)	—	—	(460,955)
Redemption of senior subordinated notes	—	(336,437)	—	—	(336,437)
Redemption of senior notes	—	(411,436)	—	—	(411,436)
Redemption of PIK notes to stockholders	—	(81,037)	—	—	(81,037)
Redemption of subordinated exchange debentures	—	(49,001)	—	—	(49,001)
Proceeds from issuance of long-term debt	1,520,000	—	—	—	1,520,000
Net contribution from parent	239,968	256,055	—	(256,055)	239,968
Distribution to shareholders	(175,648)	(175,648)	—	175,648	(175,648)
Debt financing costs	(61,255)	—	—	—	(61,255)
Intercompany (receivable) payable	(1,430,150)	1,350,338	(595)	80,407	—
Other financing activities, net	—	566	—	—	566

Net cash provided by (used in) financing activities	92,915	(125,642)	(6,601)	—	(39,328)
Effect of exchange rate changes on cash and cash equivalents	—	—	116	—	116

Increase (decrease) in cash and cash equivalents	80,933	(39,341)	(3,054)	—	38,538
Cash and cash equivalents, beginning of period	—	37,100	6,631	—	43,731

Cash and cash equivalents, end of period	$80,933	$(2,241)	$3,577	$—	$82,269

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Five Months 2003

	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(53,141)	$(51,087)	$3,047	$50,884	$(50,297)
Other cash provided by operating activities	53,141	144,595	5,997	(50,884)	152,849

Net cash provided by operating activities	—	93,508	9,044	—	102,552
Acquisition of businesses, net of cash acquired	(412,503)	(116,840)	(2,409)	—	(531,752)
Purchases of property, plant, and equipment	—	(19,922)	(778)	—	(20,700)
Other investing activities, net	—	146	(20)	—	126

Net cash used in investing activities	(412,503)	(136,616)	(3,207)	—	(552,326)
Net short-term borrowings	—	11,038	620	—	11,658
Redemption of preferred stock	(102,820)	—	—	—	(102,820)
Principal payments on long-term debt	—	(25,875)	—	—	(25,875)
Redemption of senior subordinated notes	—	(9,325)	—	—	(9,325)
Proceeds from issuance of long-term debt	—	3,705	—	—	3,705
Proceeds from issuance of senior notes	—	62,850	—	—	62,850
Proceeds from issuance of common stock	317,934	20,000	—	—	337,934
Proceeds from issuance of preferred stock	100,000	—	—	—	100,000
Contribution from parent	102,820	—	—	—	102,820
Intercompany (receivable) payable	(5,431)	5,431	—	—	—
Debt financing costs	—	(3,504)	—	—	(3,504)
Other financing activities, net	—	3,096	(3,096)	—	—

Net cash provided by (used in) financing activities	412,503	67,416	(2,476)	—	477,443
Effect of exchange rate changes on cash and cash equivalents	—	—	144	—	144

Increase in cash and cash equivalents	—	24,308	3,505	—	27,813
Cash and cash equivalents, beginning of period	—	12,792	3,126	—	15,918

Cash and cash equivalents, end of period	$—	$37,100	$6,631	$—	$43,731

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Seven Months 2003

	Guarantors	Non- Guarantors	Eliminations	Total
Net income	$7,640	$913	$(913)	$7,640
Other cash used in operating activities	(12,461)	(2,885)	913	(14,433)

Net cash used in operating activities	(4,821)	(1,972)	—	(6,793)
Acquisition of business, net of cash acquired	(4,942)	(66)	—	(5,008)
Purchases of property, plant, and equipment	(5,721)	(408)	—	(6,129)
Other investing activities, net	(738)	—	—	(738)

Net cash used in investing activities	(11,401)	(474)	—	(11,875)
Net short-term borrowings	—	1,500	—	1,500
Repurchase of common stock and warrants	(471,044)	—	—	(471,044)
Principal payments on long-term debt	(379,270)	—	—	(379,270)
Proceeds from issuance of long-term debt	475,000	—	—	475,000
Proceeds from issuance of common stock	417,934	—	—	417,934
Debt financing costs	(20,212)	—	—	(20,212)
Merger costs	(12,608)	—	—	(12,608)
Other financing activities, net	1,909	(284)	—	1,625

Net cash provided by financing activities	11,709	1,216	—	12,925
Effect of exchange rate changes on cash and cash equivalents	—	236	—	236

Decrease in cash and cash equivalents	(4,513)	(994)	—	(5,507)
Cash and cash equivalents, beginning of period	7,552	3,386	—	10,938

Cash and cash equivalents, end of period	$3,039	$2,392	$—	$5,431

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
2002

	Guarantors	Non- Guarantors	Eliminations	Total
Net income	$29,906	$3,752	$(3,752)	$29,906
Other cash used in operating activities	17,970	3,844	3,752	25,566

Net cash provided by operating activities	47,876	7,596	—	55,472
Purchases of property, plant, and equipment	(22,387)	(456)	—	(22,843)
Other investing activities, net	31	—	—	31

Net cash used in investing activities	(22,356)	(456)	—	(22,812)
Net short-term borrowings	—	8,960	—	8,960
Repurchase of common stock and warrants	(2,851)	—	—	(2,851)
Principal payments on long-term debt	(60,855)	—	—	(60,855)
Redemption of senior subordinated notes	(8,456)	—	—	(8,456)
Debt financing costs	(1,384)	(236)	—	(1,620)
Canada dividend	32,150	(32,150)	—	—
Other financing activities, net	642	(642)	—	—

Net cash used in financing activities	(40,754)	(24,068)	—	(64,822)

Decrease in cash and cash equivalents	(15,234)	(16,928)	—	(32,162)
Cash and cash equivalents, beginning of period	22,786	20,314	—	43,100

Cash and cash equivalents, end of period	$7,552	$3,386	$—	$10,938

VISANT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
In thousands	April 2, 2005	April 3, 2004
Net sales	$309,120	$310,084
Cost of products sold	189,514	192,322

Gross profit	119,606	117,762
Selling and administrative expenses	103,177	107,273
Transaction costs	884	—
Special charges	2,952	690

Operating income	12,593	9,799
Loss on redemption of debt	—	420
Interest expense, net	30,568	42,537

Loss before income taxes	(17,975)	(33,158)
Benefit from income taxes	(7,446)	(5,612)

Net loss	$(10,529)	$(27,546)

See accompanying Notes to the Condensed Consolidated Financial Statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In thousands, except share amounts	April 2, 2005	April 3, 2004	January 1, 2005
ASSETS
Cash and cash equivalents	$27,893	$57,536	$84,964
Accounts receivable, net	167,219	155,391	158,243
Inventories, net	169,862	154,522	129,450
Salespersons overdrafts, net of allowance of $13,258, $11,144 and $12,722, respectively	39,494	32,916	35,415
Prepaid expenses and other current assets	16,479	17,835	13,639
Deferred income taxes	60,600	3,679	58,892

Total current assets	481,547	421,879	480,603

Property, plant and equipment	536,039	502,805	521,284
Less accumulated depreciation	(295,024)	(236,800)	(280,161)

Property, plant and equipment, net	241,015	266,005	241,123
Goodwill	1,108,462	1,118,678	1,108,445
Intangibles, net	595,445	688,035	606,195
Deferred financing costs, net	60,200	42,582	64,127
Other assets	11,039	10,999	10,904

Total assets	$2,497,708	$2,548,178	$2,511,397

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$9,130	$51,963	$8,300
Accounts payable	54,405	52,632	53,505
Accrued employee compensation and related taxes	43,355	37,052	46,860
Commissions payable	24,570	26,105	16,694
Customer deposits	213,231	193,036	156,511
Current portion of long-term debt	—	2,063	19,950
Deferred income taxes	—	3,852	—
Other accrued liabilities	37,862	60,447	44,486

Total current liabilities	382,553	427,150	346,306

Long-term debt—less current maturities	1,627,827	1,436,885	1,667,231
Redeemable preferred stock	—	247,059	—
Deferred income taxes	245,928	255,337	252,414
Pension liabilities, net	27,094	29,279	27,489
Other noncurrent liabilities	6,799	5,947	5,643

Total liabilities	2,290,201	2,401,657	2,299,083

Commitments and contingencies
Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,971,577 shares at April 2, 2005; 504,584 shares at April 3, 2004 and 5,909,844 shares at January 1, 2005
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at April 2, 2005 and January 1, 2005; 2,724,759 shares at April 3, 2004
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 share at April 2, 2005 and January 1, 2005; none at April 3, 2004	60	32	59
Additional paid-in-capital	524,359	380,377	518,413
Accumulated deficit	(318,146)	(234,465)	(307,617)
Accumulated other comprehensive income	1,234	1,117	1,459
Officer notes receivable	—	(540)	—

Total stockholders' equity	207,507	146,521	212,314

Total liabilities and stockholders' equity	$2,497,708	$2,548,178	$2,511,397

See accompanying Notes to the Condensed Consolidated Financial Statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
In thousands	April 2, 2005	April 3, 2004
Net loss	$(10,529)	$(27,546)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	15,192	16,233
Amortization of intangible assets	11,760	12,191
Amortization of debt discount, premium and deferred financing costs	8,305	5,187
Other amortization	193	212
Accrued interest on redeemable preferred stock	—	11,922
Deferred income taxes	(8,194)	(5,093)
Loss on redemption of debt	—	420
Other	(162)	271
Changes in assets and liabilities:
Accounts receivable	(9,329)	(13,683)
Inventories	(40,378)	(42,540)
Accounts payable and accrued expenses	5,598	11,778
Customer deposits	56,668	43,189
Other	(13,040)	(960)

Net cash provided by operating activities	16,084	11,581

Purchases of property, plant and equipment	(15,345)	(10,300)
Other investing activities, net	(862)	(50)

Net cash used in investing activities	(16,207)	(10,350)

Net short-term borrowings	800	9,722
Principal payments on long-term debt	(63,600)	(500)
Redemption of senior subordinated notes	—	(5,800)
Proceeds from issuance of long-term debt	—	4,000
Net proceeds from issuance of common stock	5,946	—
Other	(134)	(242)

Net cash (used in) provided by financing activities	(56,988)	7,180

Effect of exchange rate changes on cash and cash equivalents	40	13

(Decrease) increase in cash and cash equivalents	(57,071)	8,424
Cash and cash equivalents, beginning of period	84,964	49,112

Cash and cash equivalents, end of period	$27,893	$57,536

See accompanying Notes to the Condensed Consolidated Financial Statements.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
In thousands	April 2, 2005	April 3, 2004
Net sales	$309,120	$310,084
Cost of products sold	189,514	192,322

Gross profit	119,606	117,762
Selling and administrative expenses	103,133	107,195
Transaction costs	884	—
Special charges	2,952	690

Operating income	12,637	9,877
Loss on redemption of debt	—	420
Interest expense, net	26,233	38,603

Loss before income taxes	(13,596)	(29,146)
Benefit from income taxes	(5,507)	(1,546)

Net loss	$(8,089)	$(27,600)

See accompanying Notes to the Condensed Consolidated Financial Statements.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In thousands, except share amounts	April 2, 2005	April 3, 2004	January 1, 2005
ASSETS
Cash and cash equivalents	$18,235	$53,576	$82,269
Accounts receivable, net	167,219	155,391	158,243
Inventories, net	169,862	154,522	129,450
Salespersons overdrafts, net of allowance of $13,258, $11,144 and $12,722, respectively	39,494	32,916	35,415
Prepaid expenses and other current assets	16,479	17,835	13,639
Deferred income taxes	60,600	3,679	58,892

Total current assets	471,889	417,919	477,908

Property, plant and equipment	536,039	497,905	521,284
Less accumulated depreciation	(295,024)	(236,780)	(280,161)

Property, plant and equipment, net	241,015	261,125	241,123
Goodwill	1,108,462	1,118,678	1,108,445
Intangibles, net	595,445	688,035	606,195
Deferred financing costs, net	54,859	36,841	58,679
Other assets	11,039	11,091	10,904

Total assets	$2,482,709	$2,533,689	$2,503,254

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$9,130	$51,963	$8,300
Accounts payable	54,401	52,555	53,505
Accrued employee compensation and related taxes	43,355	37,052	46,860
Commissions payable	24,570	26,105	16,694
Customer deposits	213,231	193,036	156,511
Current portion of long-term debt	—	2,063	19,950
Deferred income taxes	—	3,852	—
Other accrued liabilities	38,400	63,098	45,707

Total current liabilities	383,087	429,724	347,527

Long-term debt—less current maturities	1,456,400	1,277,757	1,500,050
Redeemable preferred stock	—	247,059	—
Deferred income taxes	253,854	257,232	258,769
Pension liabilities, net	27,094	29,279	27,489
Other noncurrent liabilities	6,799	5,947	5,643

Total liabilities	2,127,234	2,246,998	2,139,478

Commitments and contingencies
Common stock $.01 par value; authorized: 2,000,000 shares; issued and outstanding: 1,000 shares	—	—	—
Additional paid-in-capital	658,839	516,995	658,826
Accumulated deficit	(304,598)	(230,881)	(296,509)
Accumulated other comprehensive income	1,234	1,117	1,459
Officer notes receivable	—	(540)	—

Total stockholder's equity	355,475	286,691	363,776

Total liabilities and stockholder's equity	$2,482,709	$2,533,689	$2,503,254

See accompanying Notes to the Condensed Consolidated Financial Statements.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
In thousands	April 2, 2005	April 3, 2004
Net loss	$(8,089)	$(27,600)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	15,192	16,213
Amortization of intangible assets	11,760	12,191
Amortization of debt discount, premium and deferred financing costs	3,951	1,412
Other amortization	193	212
Accrued interest on redeemable preferred stock	—	11,922
Deferred income taxes	(6,623)	(3,672)
Loss on redemption of debt	—	420
Other	(162)	271
Changes in assets and liabilities:
Accounts receivable	(9,329)	(13,683)
Inventories	(40,378)	(42,540)
Accounts payable and accrued expenses	4,538	12,083
Customer deposits	56,668	43,189
Other	(12,667)	1,684

Net cash provided by operating activities	15,054	12,102

Purchases of property, plant and equipment	(15,345)	(5,400)
Other investing activities, net	(862)	(50)

Net cash used in investing activities	(16,207)	(5,450)

Net short-term borrowings	800	9,722
Principal payments on long-term debt	(63,600)	(500)
Redemption of senior subordinated notes	—	(5,800)
Other	(121)	(242)

Net cash (used in) provided by financing activities	(62,921)	3,180

Effect of exchange rate changes on cash and cash equivalents	40	13

(Decrease) increase in cash and cash equivalents	(64,034)	9,845
Cash and cash equivalents, beginning of period	82,269	43,731

Cash and cash equivalents, end of period	$18,235	$53,576

See accompanying Notes to the Condensed Consolidated Financial Statements.

VISANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Basis of Presentation

        The unaudited condensed consolidated financial statements included herein are those of:

  •
  Visant Holding Corp. and its wholly-owned subsidiaries ("Holdings") which include Visant Corporation ("Visant"); and

  •
  Visant and its wholly-owned subsidiaries.

        All significant intercompany balances and transactions have been eliminated in consolidation.

        As a result of the 2004 Transactions as discussed in Note 2, the condensed consolidated financial statements include the consolidation of Jostens, Inc. ("Jostens"), Von Hoffmann Holdings, Inc. ("Von Hoffmann") and AHC I Acquisition Corp. ("Arcade"), entities under common control since July 30, 2003.

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements and footnotes included in our Form 10-K for the fiscal year ended January 1, 2005 ("2004 Form 10-K").

        The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Certain amounts in our prior period financial statements and notes have been reclassified to conform to the current period presentation.

Stock-Based Compensation

        We apply the intrinsic method prescribed by Accounting Principles Board Opinion ("APB") 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options granted to employees and non-employee directors. Accordingly, since all options are granted at or above fair value, no compensation cost is typically reflected in net income (loss) for these plans. Our pro forma net loss incorporating the amortization of the stock-based compensation expense determined under the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") 123, Accounting for Stock-Based Compensation, would not have been materially different from the reported net loss.

Recent Accounting Pronouncements

SFAS 123R—Statement of Accounting Standards No. 123 (revised 2004) Share-Based Payment

        In December 2004, the Financial Accounting Standards Board ("FASB") issued a revision of SFAS 123. This statement eliminates the alternative to use the intrinsic value method of accounting that was permitted in SFAS 123 as originally issued and will require recognition of compensation expense related to all equity awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date based on the grant date fair values of the awards. This statement is effective for us as of the first interim or annual reporting period that commences after December 15, 2005. We have not yet determined the impact of adopting this statement on our consolidated financial position, results of operations or cash flows.

FSP 109-2—Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004

        In October 2004, the American Jobs Creation Act of 2004 (the "AJC Act") was signed into law. This legislation creates, among other things, a temporary incentive for U.S. multinational companies to repatriate accumulated income earned outside the U.S. at a favorable rate of tax. The U.S. Treasury Department has not completed its release of guidelines for applying the repatriation provisions of the AJC Act. In December 2004, the FASB issued Staff Position (FSP) 109-2, which provides accounting and disclosure guidance for the repatriation provision. Although we intend to repatriate earnings from our Canadian subsidiary in an amount that could range from $8 million to $13 million, we have not completed our analysis of the tax effect of such a distribution because we need additional guidance from the U.S. Treasury Department clarifying key elements of the AJC Act. We anticipate that our analysis of the tax benefit of repatriation will be completed by the fourth quarter of 2005 and that the effect on the Company's effective annual rate will be recorded at that time.

2. 2004 Transactions

        On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR") and affiliates of DLJ Merchant Banking Partners completed transactions (collectively, the "2004 Transactions") which created a specialty printing, marketing and school-related affinity products and services organization comprised of the operations of Jostens, Von Hoffmann, including Von Hoffmann's subsidiary, The Lehigh Press, Inc., and Arcade.

        Prior to the 2004 Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P. ("DLJMBP II"), and DLJ Merchant Banking Partners III, L.P. ("DLJMBP III") owned approximately 82.5% of Holdings' outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the 2004 Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of Holdings' voting interest and 45% of Holdings' economic interest. Approximately $175.6 million of the proceeds were distributed to certain shareholders, and certain treasury stock held by Von Hoffmann was redeemed. As a result of the 2004 Transactions, affiliates of DLJMBP III held equity interests representing approximately 41% of our voting interest and 45% of our economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of May 13, 2005 affiliates of KKR and DLJMBP III hold approximately 49.1% and 41%, respectively, of the voting interests of Holdings, while each continues to hold approximately 45% of Holdings' economic interest.

        In connection with the 2004 Transactions, Visant entered into new senior secured credit facilities, providing for an aggregate amount of $1,270 million, including a $250 million revolving credit facility, and issued $500 million aggregate principal amount of 7 5/8% senior subordinated notes. Also in connection with the 2004 Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness having an aggregate face value of $1,392.6 million including redemption value of certain remaining redeemable preferred stock.

3. Comprehensive Loss

        The following amounts were included in determining comprehensive loss for Holdings:

	Three months ended
In thousands	April 2, 2005	April 3, 2004
Net loss	$(10,529)	$(27,546)
Change in cumulative translation adjustment	(225)	212

Comprehensive loss	$(10,754)	$(27,334)

        The following amounts were included in determining comprehensive loss for Visant:

	Three months ended
In thousands	April 2, 2005	April 3, 2004
Net loss	$(8,089)	$(27,600)
Change in cumulative translation adjustment	(225)	212

Comprehensive loss	$(8,314)	$(27,388)

4. Accounts Receivable and Inventories

        Accounts receivable, net were comprised of the following:

In thousands	April 2, 2005	April 3, 2004	January 1, 2005
Trade receivables	$179,685	$168,176	$167,663
Allowance for doubtful accounts	(3,852)	(3,945)	(3,621)
Allowance for sales returns	(8,614)	(8,840)	(5,799)

Accounts receivable, net	$167,219	$155,391	$158,243

        Net inventories were comprised of the following

In thousands	April 2, 2005	April 3, 2004	January 1, 2005
Raw materials and supplies	$47,223	$37,460	$44,989
Work-in-process	82,104	76,337	47,695
Finished goods	42,707	41,959	38,938

	172,034	155,756	131,622
LIFO reserve	(2,172)	(1,234)	(2,172)

Inventories, net	$169,862	$154,522	$129,450

5. Goodwill and Other Intangible Assets, net

        The changes in the carrying amount of goodwill were as follows:

	Three months ended
In thousands	April 2, 2005	April 3, 2004
Balance at beginning of year	$1,108,445	$1,138,664
Goodwill acquired during the period	17	14
Purchase price adjustments	—	(20,000)

Balance at end of period	$1,108,462	$1,118,678

        As of April 2, 2005, $717.3 million and $391.2 million of goodwill has been allocated to Jostens and the Print Group, respectively.

        During the first quarter of 2004, purchase price adjustments primarily relate to Jostens and consist of a reduction to the fair value of Jostens' redeemable preferred stock in the amount of $20.0 million.

        Information regarding our other intangible assets, net as of the dates indicated is as follows:

		April 2, 2005			April 3, 2004
In thousands	Estimated useful life	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
School relationships	10 years	$330,000	$(55,632)	$274,368	$330,000	$(22,759)	$307,241
Order backlog	1.5 years	48,700	(48,700)	—	49,394	(3,928)	45,466
Internally developed software	2 to 5 years	12,200	(5,786)	6,414	12,200	(2,315)	9,885
Patented/unpatented technology	3 years	19,668	(8,868)	10,800	19,548	(4,416)	15,132
Customer relationships	4 to 40 years	36,455	(8,521)	27,934	35,455	(5,877)	29,578
Other	3 years	16,619	(5,270)	11,349	17,619	(1,466)	16,153

		463,642	(132,777)	330,865	464,216	(40,761)	423,455
Trademarks	Indefinite	264,580	—	264,580	264,580	—	264,580

		$728,222	$(132,777)	$595,445	$728,796	$(40,761)	$688,035

        Amortization expense related to other intangible assets was $11.8 million and $12.2 million for the three months ended April 2, 2005 and April 3, 2004, respectively. Based on intangible assets in service as of April 2, 2005, estimated amortization expense for the remainder of 2005 and each of the five succeeding fiscal years is $34.8 million, $44.4 million, $40.6 million, $38.8 million, $34.9 million and $33.5 million, respectively.

6. Special Charges

        During the first quarter of 2005, we recorded $3.0 million of special charges, including $2.2 million related to severance payments and related benefits associated with the reduction in headcount of 25 Jostens employees. We also recorded severance of $0.4 million related to Print Group personnel as well as $0.3 million of costs related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations.

        Restructuring accruals of $6.1 million as of April 2, 2005 and $8.1 million as of January 1, 2005 are included in other accrued liabilities in the condensed consolidated balance sheets. The accruals as of January 1, 2005 include amounts provided for severance related to reductions in corporate and administrative employees as well as the consolidation of our Print Group's one- and two-color print operations.

        On a cumulative basis through April 2, 2005, we incurred $13.4 million of employee severance costs related to initiatives begun in 2004 ("2004 initiatives"), which affected 310 employees. To date, we have paid $9.9 million in cash related to these initiatives.

        Changes in the restructuring accruals during the first quarter of 2005 were as follows:

	2004 Initiatives		2005 Initiatives		Total
In thousands	Amount	No. of Employees Affected	Amount	No. of employees affected	Amount	No. of employees affected
Balance at January 1, 2005	$8,121	162	$—	—	$8,121	162
Restructuring charges	—	—	2,632	25	2,632	25
Severance paid	(4,665)	(162)	(31)	(20)	(4,696)	(182)

Balance at April 2, 2005	$3,456	—	$2,601	5	$6,057	5

        We expect the majority of the remaining severance payments to be paid during 2005.

7. Long-Term Debt

        Long-term debt consists of the following:

In thousands	April 2, 2005	April 3, 2004	January 1, 2005
Visant:
Borrowings under our senior secured credit facility:
Term Loan A, variable rate, 5.62 percent at April 2, 2005 and 4.90 percent at January 1, 2005 with semi-annual principal and interest payments through October 2010	$112,500	$—	$150,000
Term Loan C, variable rate, 5.37 percent at April 2, 2005 and 4.65 percent at January 1, 2005 with semi-annual principal and interest payments through October 2011	843,900	—	870,000
Senior subordinated notes, 7.625 percent fixed rate, with semi-annual interest payments of $19.1 million, principal due and payable at maturity—October 2012	500,000	—	500,000
Term loan—Jostens, variable rate, 3.67 percent at April 3, 2004, paid in full October 2004	—	453,705	—
Senior subordinated notes—Jostens, 12.75 percent fixed rate, including premium of $21,554 at April 3, 2004, paid in full October 2004	—	225,539	—
Senior notes—Von Hoffmann, 10.25 percent fixed rate, including premium of $2,617 at April 3, 2004, paid in full October 2004	—	277,617	—
Senior subordinated notes—Von Hoffmann, 10.375 percent fixed rate, paid in full October 2004	—	100,000	—
Subordinated exchange debentures—Von Hoffmann, 13.5 percent fixed rate, paid in full October 2004	—	42,651	—
Term loan—Arcade, variable rate, 4.75 percent at April 3, 2004, paid in full October 2004	—	6,750	—
Senior notes—Arcade, 10.5 percent fixed rate, paid in full October 2004	—	103,510	—
Amended and restated notes—Arcade, 16.0 percent fixed rate, net of discount of $495 at April 3, 2004, paid in full October 2004	—	70,048	—

	1,456,400	1,279,820	1,520,000
Less current portion	—	2,063	19,950

	1,456,400	1,277,757	1,500,050

Holdings:
Senior discount notes, 10.25 percent fixed rate, net of discount of $75,773 at April 2, 2005, $92,072 at April 3, 2004 and $80,019 at January 1, 2005, with semi-annual interest accretion through December 1, 2008, thereafter semi-annual interest payments of $12.7 million, accreted principal due and payable at maturity—December 2013	171,427	155,128	167,181
Promissory note, variable rate, 3.52 percent at April 3, 2004, paid in full December 2004	—	4,000	—

	$1,627,827	$1,436,885	$1,667,231

        During the three months ended April 2, 2005, Visant voluntarily prepaid $63.6 million of principal due under the term loans including all principal payments due in 2005 through 2007. As of April 2, 2005, there was $9.1 million outstanding in the form of short-term borrowings at our Canadian subsidiary at a weighted average interest rate of 5.24% and an additional $15.8 million outstanding in the form of letters of credit, leaving $225.1 million available under Visant's revolving credit facility.

        In conjunction with the 2004 Transactions as described in Note 2, we repaid the existing indebtedness of Jostens, Von Hoffmann and Arcade in full.

        Visant's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., a direct wholly-owned subsidiary of Holdings and the direct parent of Visant, and by Visant's material current and future domestic subsidiaries. The obligations of Visant's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant's material current and future domestic subsidiaries and by Visant's other current and future Canadian subsidiaries. Visant's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant's assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant's material current and future domestic subsidiaries, including but not limited to:

  •
  all of Visant's capital stock and the capital stock of each of Visant's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of Visant's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant's other current and future Canadian subsidiaries.

        The senior secured credit facilities require us to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which will, among other things, limit our ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change our business, amend the terms of our subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

        The indentures governing the Visant senior subordinated notes and the Holdings senior discount notes also contain numerous covenants including, among other things, restrictions on our ability to: incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; engage in transactions with affiliates; and create liens.

        As of April 2, 2005, we were in compliance with all covenants.

8. Redeemable Preferred Stock

        In conjunction with the 2004 Transactions as described in Note 2, all outstanding shares of redeemable preferred stock of Jostens and Arcade, together with accrued dividends, were redeemed in full.

9. Derivative Financial Instruments and Hedging Activities

        Our involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros. The amount of contracts outstanding at April 2, 2005 was $1.5 million. These contracts will mature over the remainder of the current fiscal year.

10. Commitments

        We are subject to market risk associated with changes in the price of precious metals. To mitigate our commodity price risk, we enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. Our purchase commitment at April 2, 2005 was $14.8 million with delivery dates occurring throughout 2005. These forward purchase contracts are considered normal purchases and therefore subject to a scope exclusion of the requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The fair market value of our open precious metal forward contracts as of April 2, 2005 was $15.1 million and was calculated by valuing each contract at quoted futures prices.

11. Income Taxes

        Consistent with the provisions of APB 28, Interim Financial Reporting, we have provided an income tax benefit based on our best estimate of the consolidated effective tax rate applicable for the entire year. Based on those estimates, for the three months ended April 2, 2005, we provided an income tax benefit at a consolidated effective rate of 41.4% and 40.5% for Holdings and Visant, respectively. The annual effective tax rate does not include any anticipated benefit attributable to the dividend repatriation provisions under the American Jobs Creation Act of 2004 as discussed in Note 1. Our preliminary evaluation indicates that the benefit of the repatriation would result in an effective tax rate for the year between 39% and 40%.

        For the comparable three-month period ended April 3, 2004, the effective rate of income tax benefit for Holdings and Visant was 16.9% and 5.3%, respectively. These tax rates reflect the combined effect of separately reported effective tax rates for Holdings and our acquired companies prior to the 2004 Transactions. Accordingly, these tax rates are not intended to reflect a combined effective tax rate that would have been reported if the 2004 Transactions had occurred at the beginning of the 2004 fiscal period. The combined effective annual tax rates are less than the Federal statutory tax rate primarily due to the unfavorable effect of non-deductible interest expense.

12. Pension and Other Postretirement Benefit Plans

        Net periodic benefit cost for our pension and other postretirement benefit plans is presented below:

	Pension benefits		Postretirement benefits
	Three months ended		Three months ended
In thousands	April 2, 2005	April 3, 2004	April 2, 2005	April 3, 2004
Service cost	$1,753	$1,920	$10	$10
Interest cost	3,357	3,540	78	87
Expected return on plan assets	(5,314)	(4,914)	—	—
Administrative expenses	179	—	—	—
Amortization of prior year service cost	13	12	—	—

Net periodic benefit expense (income)	$(12)	$558	$88	$97

        During the quarter ended April 2, 2005, we made a $0.5 million contribution to one of the qualified pension plans. This is consistent with our projected contributions for 2005 of $2.7 million to the pension plans and $0.7 million to the postretirement benefit plans as disclosed in our 2004 Form 10-K.

13. Business Segments

        Our reportable segments consist of Jostens and our Print Group. The Print Group includes the operations of Von Hoffmann, Lehigh Lithographers, Arcade and Lehigh Direct.

        The following tables present information of Holdings by business segment.

	Three months ended April 2, 2005
In thousands	Jostens	Print Group	Intersegment Eliminations	Consolidated Totals
Net sales to external customers	$139,738	$169,382	$—	$309,120
Intergroup net sales	—	396	(396)	—
Operating (loss) income	(9,930)	22,523	—	12,593
Depreciation and amortization	18,800	8,345	—	27,145
	Three months ended April 3, 2004
In thousands	Jostens	Print Group	Intersegment Eliminations	Consolidated Totals
Net sales to external customers	$143,085	$166,999	$—	$310,084
Operating (loss) income	(5,956)	15,755	—	9,799
Depreciation and amortization	18,639	9,997	—	28,636

14. Condensed Consolidating Guarantor Information

        As discussed in Note 7, Visant's obligations under the senior secured credit facilities and the 7 5/8% senior subordinated notes are guaranteed by certain of its wholly-owned subsidiaries on a full unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor subsidiaries.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)
Three months ended April 2, 2005

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$299,051	$13,871	$(3,802)	$309,120
Cost of products sold	—	186,577	6,741	(3,804)	189,514

Gross profit	—	112,474	7,130	2	119,606
Selling and administrative expenses	(452)	97,102	6,483	—	103,133
Transaction costs	99	785	—	—	884
Restructuring charges	—	2,694	258	—	2,952

Operating income	353	11,893	389	2	12,637
Net interest expense	25,625	26,479	191	(26,062)	26,233
Equity loss (earnings) in subsidiary, net of tax	8,650	(149)	—	(8,501)	—

(Loss) income before income taxes	(33,922)	(14,437)	198	34,565	(13,596)
(Benefit from) provision for income taxes	(10,235)	(5,787)	49	10,466	(5,507)

Net (loss) income	$(23,687)	$(8,650)	$149	$24,099	$(8,089)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)
Three months ended April 3, 2004

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$300,089	$12,645	$(2,650)	$310,084
Cost of products sold	—	188,758	6,150	(2,586)	192,322

Gross profit	—	111,331	6,495	(64)	117,762
Selling and administrative expenses	—	100,759	6,436	—	107,195
Restructuring charges	—	690	—	—	690

Operating income (loss)	—	9,882	59	(64)	9,877
Loss on redemption of debt	—	420	—	—	420
Net interest expense	—	38,336	267	—	38,603
Equity loss (earnings) in subsidiary, net of tax	27,457	126	—	(27,583)	—

(Loss) income before income taxes	(27,457)	(29,000)	(208)	27,519	(29,146)
(Benefit from) provision for income taxes	—	(1,543)	(82)	79	(1,546)

Net (loss) income	$(27,457)	$(27,457)	$(126)	$27,440	$(27,600)

CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)
April 2, 2005

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$16,180	$(4,178)	$6,233	$—	$18,235
Accounts receivable, net	175	156,798	10,246	—	167,219
Inventories, net	—	165,186	4,703	(27)	169,862
Salespersons overdrafts, net	—	30,652	8,842	—	39,494
Prepaid expenses and other current assets	1,103	14,557	819	—	16,479
Deferred income taxes	—	60,525	75	—	60,600

Total current assets	17,458	423,540	30,918	(27)	471,889
Property, plant, and equipment, net	184	237,013	3,818	—	241,015
Goodwill	—	1,066,407	42,055	—	1,108,462
Intangibles, net	—	574,535	20,910	—	595,445
Deferred financing costs, net	54,859	—	—	—	54,859
Intercompany (payable) receivable	(42,209)	41,674	535	—	—
Other assets	—	10,657	2,094	(1,712)	11,039
Investment in subsidiaries	366,140	63,896	—	(430,036)	—

Total assets	$396,432	$2,417,722	$100,330	$(431,775)	$2,482,709

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$—	$9,130	$—	$9,130
Accounts payable	1,080	51,186	2,135	—	54,401
Accrued employee compensation	6,357	34,539	2,459	—	43,355
Commissions payable	—	21,977	2,593	—	24,570
Customer deposits	—	205,122	8,109	—	213,231
Intercompany (receivable) payable	58,986	(26,907)	359	(32,438)	—
Other accrued liabilities	5,243	30,292	2,875	(10)	38,400

Total current liabilities	71,666	316,209	27,660	(32,448)	383,087
Long-term debt, less current maturities	1,456,400	—	—	—	1,456,400
Intercompany (receivable) payable	(1,456,400)	1,456,400	—	—	—
Deferred income taxes	—	245,205	8,649	—	253,854
Pension liabilities, net	—	27,094	—	—	27,094
Other noncurrent liabilities	—	6,674	125	—	6,799

Total liabilities	71,666	2,051,582	36,434	(32,448)	2,127,234
Stockholder's equity	324,766	366,140	63,896	(399,327)	355,475

Total liabilities and stockholder's equity	$396,432	$2,417,722	$100,330	$(431,775)	$2,482,709

CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)
April 3, 2004

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$—	$47,004	$6,572	$—	$53,576
Accounts receivable, net	—	145,899	9,492	—	155,391
Inventories, net	—	149,846	4,759	(83)	154,522
Salespersons overdrafts, net	—	24,515	8,401	—	32,916
Prepaid expenses and other current assets	—	16,861	974	—	17,835
Deferred income taxes	—	3,604	75	—	3,679

Total current assets	—	387,729	30,273	(83)	417,919
Property, plant, and equipment, net	—	256,882	4,243	—	261,125
Goodwill	—	1,097,768	20,910	—	1,118,678
Intangibles, net	—	645,754	42,281	—	688,035
Deferred financing costs, net	—	35,961	880	—	36,841
Other assets	—	13,166	(364)	(1,711)	11,091
Investment in subsidiaries	285,026	59,656	—	(344,682)	—

Total assets	$285,026	$2,496,916	$98,223	$(346,476)	$2,533,689

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$42,800	$9,163	$—	$51,963
Accounts payable	—	49,146	3,409	—	52,555
Accrued employee compensation	—	34,956	2,096	—	37,052
Commissions payable	—	23,424	2,681	—	26,105
Customer deposits	—	185,224	7,812	—	193,036
Current portion of long-term debt	—	2,063	—	—	2,063
Deferred income taxes	—	3,852	—	—	3,852
Intercompany (receivable) payable	(6,197)	3,403	24	2,770	—
Other accrued liabilities	—	58,732	4,398	(32)	63,098

Total current liabilities	(6,197)	403,600	29,583	2,738	429,724
Long-term debt, less current maturities	—	1,277,757	—	—	1,277,757
Redeemable preferred stock	—	247,059	—	—	247,059
Deferred income taxes	—	248,369	8,863	—	257,232
Pension liabilities, net	—	29,279	—	—	29,279
Other noncurrent liabilities	—	5,826	121	—	5,947

Total liabilities	(6,197)	2,211,890	38,567	2,738	2,246,998
Stockholder's equity	291,223	285,026	59,656	(349,214)	286,691

Total liabilities and stockholder's equity	$285,026	$2,496,916	$98,223	$(346,476)	$2,533,689

CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)
January 1, 2005

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$80,933	$(2,241)	$3,577	$—	$82,269
Accounts receivable, net	—	147,262	10,981	—	158,243
Inventories, net	—	127,036	2,443	(29)	129,450
Salespersons overdrafts, net	—	27,541	7,874	—	35,415
Prepaid expenses and other current assets	530	12,648	461	—	13,639
Intercompany (payable) receivable	(85,221)	85,221	—	—	—
Deferred income taxes	—	58,817	75	—	58,892

Total current assets	(3,758)	456,284	25,411	(29)	477,908
Property, plant, and equipment, net	62	236,714	4,347	—	241,123
Goodwill	—	1,066,320	42,125	—	1,108,445
Intangibles, net	—	585,285	20,910	—	606,195
Deferred financing costs, net	58,679	—	—	—	58,679
Intercompany (payable) receivable	(58,679)	58,114	565	—	—
Other assets	—	10,425	2,191	(1,712)	10,904
Investment in subsidiaries	375,015	63,747	—	(438,762)	—

Total assets	$371,319	$2,476,889	$95,549	$(440,503)	$2,503,254

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$—	$8,300	$—	$8,300
Accounts payable	2,508	49,278	1,719	—	53,505
Accrued employee compensation	308	44,487	2,065	—	46,860
Commissions payable	—	14,173	2,521	—	16,694
Customer deposits	—	151,103	5,408	—	156,511
Current portion of long-term debt	19,950	—	—	—	19,950
Intercompany (receivable) payable	(9,707)	26,073	475	(16,841)	—
Other accrued liabilities	9,595	33,512	2,611	(11)	45,707

Total current liabilities	22,654	318,626	23,099	(16,852)	347,527
Long-term debt, less current maturities	1,500,050	—	—	—	1,500,050
Intercompany (receivable) payable	(1,500,050)	1,500,050	—	—	—
Deferred income taxes	—	250,066	8,703	—	258,769
Pension liabilities, net	—	27,489	—	—	27,489
Other noncurrent liabilities	—	5,643	—	—	5,643

Total liabilities	22,654	2,101,874	31,802	(16,852)	2,139,478
Stockholder's equity	348,665	375,015	63,747	(423,651)	363,776

Total liabilities and stockholder's equity	$371,319	$2,476,889	$95,549	$(440,503)	$2,503,254

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
Three months ended April 2, 2005

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(23,687)	$(8,650)	$149	$24,099	$(8,089)
Other cash provided by operating activities	34,071	11,488	1,683	(24,099)	23,143

Net cash provided by operating activities	10,384	2,838	1,832	—	15,054
Purchases of property, plant, and equipment	(122)	(15,223)	—	—	(15,345)
Other investing activities, net	—	(846)	(16)	—	(862)

Net cash used in investing activities	(122)	(16,069)	(16)	—	(16,207)
Net short-term borrowings	—	—	800	—	800
Principal payments on long-term debt	(63,600)	—	—	—	(63,600)
Intercompany (receivable) payable	(11,294)	11,294	—	—	—
Other financing activities, net	(121)	—	—	—	(121)

Net cash (used in) provided by financing activities	(75,015)	11,294	800	—	(62,921)
Effect of exchange rate changes on cash and cash equivalents	—	—	40	—	40

(Decrease) increase in cash and cash equivalents	(64,753)	(1,937)	2,656	—	(64,034)
Cash and cash equivalents, beginning of period	80,933	(2,241)	3,577	—	82,269

Cash and cash equivalents, end of period	$16,180	$(4,178)	$6,233	$—	$18,235

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
Three months ended April 3, 2004

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(27,457)	$(27,457)	$(126)	$27,440	$(27,600)
Other cash provided by (used in) operating activities	27,457	35,753	3,932	(27,440)	39,702

Net cash provided by operating activities	—	8,296	3,806	—	12,102
Purchases of property, plant, and equipment	—	(5,376)	(24)	—	(5,400)
Other investing activities, net	—	(36)	(14)	—	(50)

Net cash used in investing activities	—	(5,412)	(38)	—	(5,450)
Net short-term borrowings (repayments)	—	13,562	(3,840)	—	9,722
Principal payments on long-term debt	—	(500)	—	—	(500)
Redemption of senior subordinated notes	—	(5,800)	—	—	(5,800)
Other financing activities, net	—	(242)	—	—	(242)

Net cash provided by (used in) financing activities	—	7,020	(3,840)	—	3,180
Effect of exchange rate changes on cash and cash equivalents	—	—	13	—	13

Increase (decrease) in cash and cash equivalents	—	9,904	(59)	—	9,845
Cash and cash equivalents, beginning of period	—	37,100	6,631	—	43,731

Cash and cash equivalents, end of period	$—	$47,004	$6,572	$—	$53,576

VISANT CORPORATION

7 5/8% Senior Subordinated Notes
due 2012

PROSPECTUS

        UNTIL                , 2005, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

   , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The estimated expenses incurred or expected to be incurred in connection with this registration statement and the transactions contemplated hereby, all of which will be borne by us, are as follows:

Printing expenses	$45,000
Legal fees	50,000
Accounting fees	15,000

Total	$110,000

Item 14.    Indemnification of Directors and Officers.

        The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants' directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by Visant Holding Corp. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

        Visant Corporation, Von Hoffmann Holdings Inc., Von Hoffmann Corporation, Precision Offset Printing Company, Inc., Anthology, Inc., AHC I Acquisition Corp., AKI Holding Corp., AKI, Inc. and IST, Corp. are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

        The amended and restated certificate of incorporation of Visant Corporation provides that indemnification may be provided to any person who was or is a party to any action, suit or proceeding to the fullest extent provided by the Delaware Statute. In addition, Visant Corporation shall indemnify its directors for all liabilities arising from a breach of fiduciary duty except (i) for any breach of the director's duty of loyalty to Visant Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.

        Jostens, Inc. is incorporated under the laws of the State of Minnesota. Unless stated otherwise in the articles of incorporation or by-laws, Section 302A.521 of the Minnesota Business Corporation Act (the "MBCA") requires a Minnesota corporation to indemnify a person made a party to a proceeding by reason of his or her former or present official capacity with the corporation, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

  •
  has not been indemnified by another organization or employee benefit plan for the same liabilities in connection with the same proceedings;

  •
  acted in good faith;

  •
  received no improper benefit;

  •
  in the case of a criminal proceeding, had no reason to believe the conduct was unlawful; and

  •
  in the case of acts or omissions occurring in such person's official capacity as a director, officer or employee, the person reasonably believed that the conduct was in the best interests of the corporation, or at least not opposed to the best interests of the corporation depending on the capacity in which that person is serving.

        Jostens, Inc.'s articles of incorporation and bylaws provide that Jostens, Inc. shall indemnify all directors and officers for such expenses and liabilities, in such manner, under such circumstances, and to the extent permitted by law.

        The MBCA states that a person made or threatened to be made a party to a proceeding (as described above), is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorney's fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (1) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in MBCA 302A.521 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that such criteria for indemnification have not been satisfied and (2) if, after a determination of the facts then known to those making the determination, such facts would not preclude indemnification under the statute. The applicability of this provision may be limited by a corporation's articles of incorporation or bylaws, however, Jostens, Inc.'s Articles and bylaws are silent with regard to the advancement of expenses.

        Jostens, Inc.'s articles of incorporation state that no director shall be personally liable to Jostens, Inc. or its shareholders for monetary damages for breach of fiduciary duty as a director, except as otherwise required by law. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

        Furthermore, the MBCA provides that the articles of incorporation of a corporation cannot eliminate or limit director's liability for:

  •
  any breach of the director's duty of loyalty to the corporation or shareholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  any transaction from which the director derived an improper personal benefit; or

  •
  any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability became effective.

        The Lehigh Press, Inc. is incorporated in the Commonwealth of Pennsylvania. Pursuant to Sections 1741–1743 of the Pennsylvania Business Corporation Law (the "PBCL"), The Lehigh Press, Inc. has the power to indemnify its directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification will have been adjudged to be liable to the corporation unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

        Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        The Lehigh Press, Inc.'s by-laws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification. The Lehigh Press, Inc.'s by-laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

Item 15.    Recent Sales of Unregistered Securities.

        The equity securities of our parent are not registered pursuant to Section 12 of the Exchange Act. For the quarter ended April 2, 2005, neither we nor our parent issued or sold securities pursuant to offerings that were not registered under the Securities Act of 1933, as amended (the "Securities Act"), except that on March 17, 2005 (a) our parent sold 61,733 shares of its Class A Voting Stock (the "Class A Common Stock") to certain members of senior management and an entity affiliated with Capstone Consulting (which provides Visant and its subsidiaries with professional consulting services) for an aggregate purchase price of approximately $5.9 million (or $96.10401 per share) and (b) our parent issued to our non-management directors, certain members of management and an entity affiliated with Capstone Consulting an aggregate of 185,481 options to purchase Class A Common Stock with an exercise price of $96.10401 per share in each case in an offering and sale made under Regulation D of the Securities Act.

        For the quarter ended January 1, 2005, neither we nor our parent issued or sold securities pursuant to offerings that were not registered under the Securities Act except that on October 4, 2004, (a) our parent sold (i) in connection with the Transactions and the contribution by Fusion of the stock of Von Hoffmann and Arcade to our parent, 2,664,356 shares of its Class A Common Stock and one share of its Class C Voting Stock (the "Class C Common Stock") to Fusion Acquisition LLC, an affiliate of KKR, for an aggregate purchase price of $256.1 million and; (ii) 36,419 shares of its Class A Common Stock to Mr. Marc L. Reisch, our Chief Executive Officer, for an aggregate purchase price of $3.5 million; (b) our parent issued 10,405 restricted shares of Class A Common Stock, and 127,466 options to purchase Class A Common Stock with an exercise price of $96.10401 per share to Mr. Marc L. Reisch in consideration of his employment by us, in each case in reliance on Section 4(2) of the Securities Act; and (c) Visant Corporation sold $500 million in aggregate principal amount of 7 5/8%

senior subordinated notes (the "Visant notes") due 2012 in a private placement under Rule 144A and Regulation S under the Securites Act to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. On March 30, 2005, we completed an offer to exchange the entire principal amount of the Visant notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act.

        On January 20, 2004, our parent issued an aggregate of 251,258 options to purchase Class B Common Stock with an exercise price of $87.12 per share to certain directors and members of management under the 2003 Stock Incentive Plan pursuant to Rule 701 under the Securities Act. In connection with the Transactions, these stock options were converted into options to purchase shares of Class A Common Stock of our parent. A total of 53,270 options under this plan were cancelled during 2004.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

        A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

(b)
Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts
Visant Holding Corp. and subsidiaries and Visant Corporation and subsidiaries

	Balance beginning of period	Charged to costs and expenses	Deductions		Addition(1)	Balance end of period
	In thousands
Reserves and allowances deducted from asset accounts
Allowances for uncollectible accounts
(Successor)
Year ended January 1, 2005	$3,538	$973	$890	(2)	$—	$3,621
July 30, 2003 through January 3, 2004	2,569	14	399	(2)	1,354	3,538
Jostens, Inc. (Predecessor)				(2)
December 29, 2002 through July 29, 2003	2,557	491	479	(2)	—	2,569
Year ended December 28, 2002	3,657	869	1,969	(2)	—	2,557
Allowances for sales returns
(Successor)
Year ended January 1, 2005	5,791	21,165	21,157	(3)	—	5,799
July 30, 2003 through January 3, 2004	9,585	7,950	11,744	(3)	—	5,791
Jostens, Inc. (Predecessor)
December 29, 2002 through July 29, 2003	5,597	13,276	9,288	(3)	—	9,585
Year ended December 28, 2002	5,727	18,337	18,467	(3)	—	5,597
Salesperson overdraft reserves
(Successor)
Year ended January 1, 2005	10,953	4,250	2,481	(2)	—	12,722
July 30, 2003 through January 3, 2004	8,629	2,204	(120)	(2)	—	10,953
Jostens, Inc. (Predecessor)
December 29, 2002 through July 29, 2003	8,034	1,285	690	(2)	—	8,629
Year ended December 28, 2002	6,897	3,603	2,466	(2)	—	8,034

(1)
As a result of the consolidation of entities under common control

(2)
Uncollectible accounts written off, net of recoveries

(3)
Returns processed against reserve

Item 17.    Undertakings.

        The undersigned registrants hereby undertake:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (A)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

  (B)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (C)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Visant Corporation has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 21st day of June, 2005.

VISANT CORPORATION
By:	/s/ MARC L. REISCH Marc L. Reisch Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of Visant Corporation, do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 21st day of June, 2005.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 21, 2005
/s/ PAUL B. CAROUSSO Paul B. Carousso	Vice President—Finance (Principal Financial and Accounting Officer)	June 21, 2005
/s/ JOSEPH Y. BAE Joseph Y. Bae	Director	June 21, 2005
/s/ DAVID F. BURGSTAHLER David F. Burgstahler	Director	June 21, 2005
/s/ THOMPSON DEAN Thompson Dean	Director	June 21, 2005
/s/ ALEXANDER NAVAB Alexander Navab	Director	June 21, 2005
/s/ TAGAR C. OLSON Tagar C. Olson	Director	June 21, 2005
/s/ CHARLES P. PIEPER Charles P. Pieper	Director	June 21, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Jostens, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 21st day of June, 2005.

JOSTENS, INC.
By:	/s/ MICHAEL L. BAILEY Michael L. Bailey President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of Jostens, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 21st day of June, 2005.

Signature	Capacity	Date

/s/ MICHAEL L. BAILEY Michael L. Bailey	President and Chief Executive Officer (Principal Executive Officer)	June 21, 2005
/s/ DAVID A. TAYEH David A. Tayeh	Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2005
/s/ MARC L. REISCH Marc L. Reisch	Director	June 21, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 21, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Von Hoffmann Holdings Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St, Louis, State of Missouri, on the 21st day of June, 2005.

VON HOFFMANN HOLDINGS INC.
By:	/s/ MARC L. REISCH Marc L. Reisch President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of Von Hoffmann Holdings Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 21st day of June, 2005.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	President, Chief Executive Officer (Principal Executive Officer) and Director	June 21, 2005
/s/ PHILIP D. REINKEMEYER Philip D. Reinkemeyer	Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 21, 2005
/s/ PAUL B. CAROUSSO Paul B. Carousso	Director	June 21, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Von Hoffmann Corporation has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 21st day of June, 2005.

VON HOFFMANN CORPORATION
By:	/s/ MARC L. REISCH Marc L. Reisch President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of Von Hoffmann Corporation, do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 21st day of June, 2005.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	President, Chief Executive Officer (Principal Executive Officer) and Director	June 21, 2005
/s/ PHILIP D. REINKEMEYER Philip D. Reinkemeyer	Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 21, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, The Lehigh Press, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 21st day of June, 2005.

THE LEHIGH PRESS, INC.
By:	/s/ MARC L. REISCH Marc L. Reisch President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of The Lehigh Press, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 21st day of June, 2005.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	President and Chief Executive Officer (Principal Executive Officer) and Director	June 21, 2005
/s/ PHILIP D. REINKEMEYER Philip D. Reinkemeyer	Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 21, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Precision Offset Printing Company, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 21st day of June, 2005.

PRECISION OFFSET PRINTING COMPANY, INC.
By:	/s/ MARC L. REISCH Marc L. Reisch President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of Precision Offset Printing Company, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 21st day of June, 2005.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	President and Chief Executive Officer (Principal Executive Officer) and Director	June 21, 2005
/s/ PHILIP D. REINKEMEYER Philip D. Reinkemeyer	Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 21, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Anthology, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 21st day of June, 2005.

ANTHOLOGY, INC.
By:	/s/ MARC L. REISCH Marc L. Reisch President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of Anthology, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 21st of June, 2005.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	President and Chief Executive Officer (Principal Executive Officer) and Director	June 21, 2005
/s/ PHILIP D. REINKEMEYER Philip D. Reinkemeyer	Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 21, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, AHC I Acquisition Corp. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broadview, State of Illinois, on the 21st day of June, 2005.

AHC I ACQUISITION CORP.
By:	/s/ JOHN VAN HORN John Van Horn President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of AHC I Acquisition Corp., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 21st day of June, 2005.

Signature	Capacity	Date

/s/ JOHN VAN HORN John Van Horn	President and Chief Executive Officer (Principal Executive Officer)	June 21, 2005
/s/ GARY MINNIG Gary Minnig	Vice President, Operations (Principal Financial and Accounting Officer)	June 21, 2005
/s/ MARC L. REISCH Marc L. Reisch	Director	June 21, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 21, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, AKI Holding Corp. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broadview, State of Illinois, on the 21st day of June, 2005.

AKI HOLDING CORP.
By:	/s/ JOHN VAN HORN John Van Horn President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of AKI Holding Corp., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 21st day of June, 2005.

Signature	Capacity	Date

/s/ JOHN VAN HORN John Van Horn	President and Chief Executive Officer (Principal Executive Officer)	June 21, 2005
/s/ GARY MINNIG Gary Minnig	Vice President, Operations (Principal Financial and Accounting Officer)	June 21, 2005
/s/ MARC L. REISCH Marc L. Reisch	Director	June 21, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 21, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, AKI, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broadview, State of Illinois, on the 21st day of June, 2005.

AKI, INC.
By:	/s/ JOHN VAN HORN John Van Horn President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of AKI, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 21st day of June, 2005.

Signature	Capacity	Date

/s/ JOHN VAN HORN John Van Horn	President and Chief Executive Officer (Principal Executive Officer)	June 21, 2005
/s/ GARY MINNIG Gary Minnig	Vice President, Operations (Principal Financial and Accounting Officer)	June 21, 2005
/s/ MARC L. REISCH Marc L. Reisch	Director	June 21, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 21, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, IST, Corp. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broadview, State of Illinois, on the 21st day of June, 2005.

IST, CORP.
By:	/s/ JOHN VAN HORN John Van Horn President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of IST, Corp., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 21st day of June, 2005.

Signature	Capacity	Date

/s/ JOHN VAN HORN John Van Horn	President and Chief Executive Officer (Principal Executive Officer)	June 21, 2005
/s/ GARY MINNIG Gary Minnig	Vice President, Operations (Principal Financial and Accounting Officer)	June 21, 2005
/s/ MARC L. REISCH Marc L. Reisch	Director	June 21, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 21, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1
Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc. Incorporated by reference to Exhibit 10.21 contained in Von Hoffmann Holdings Inc.'s Form 10-Q/A, filed on August 12, 2004.
2.2
Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, AHC Merger, Inc. and AHC I Acquisition Corp. Incorporated by reference to Exhibit 2.1 contained in AKI, Inc.'s Form 10-K, filed on September 1, 2004.
3.1
Amended and Restated Certificate of Incorporation of Visant Corporation (f/k/a Jostens IH Corp.) Incorporated by reference to Exhibit 3.1 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
3.2
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Visant Corporation. Incorporated by reference to Exhibit 3.8 contained in Visant Holding Corp. and Visant Corporation's Form 10-K, filed on April 1, 2005.
3.3	By-Laws of Visant Corporation. Incorporated by reference to Exhibit 3.2 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
3.4	Form of Amended and Restated Articles of Incorporation of Jostens, Inc. Incorporated by reference to Exhibit 3.1 contained in Jostens, Inc.'s Form 10-Q, filed on November 12, 2003.
3.5	By-Laws of Jostens, Inc. Incorporated by reference to Exhibit 3.2 contained in Jostens' Report on Form 10-Q, filed on August 13, 1999.
3.6	Amended and Restated Certificate of Incorporation of Von Hoffmann Holdings Inc. Incorporated by reference to Exhibit 3.6 contained in Visant Corporation's Form S-4/A, filed on February 14, 2005.
3.7
By-Laws of Von Hoffmann Holdings Inc. Incorporated by reference to Exhibit 3.4 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.8
Certificate of Incorporation of Von Hoffmann Corporation and Certificate of Ownership and Merger of Von Hoffmann Graphics, Inc. with and into Von Hoffmann Press, Inc. Incorporated by reference to Exhibit 3.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.9
By-Laws of Von Hoffmann Corporation. Incorporated by reference to Exhibit 3.2 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.10
Articles of Incorporation of The Lehigh Press, Inc. Incorporated by reference to Exhibit 3.11 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Report on Form 10-Q, filed on November 10, 2003.
3.11
Amended and Restated By-Laws of The Lehigh Press, Inc. Incorporated by reference to Exhibit 3.12 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Report on Form 10-Q, filed on November 10, 2003.

3.12
Certificate of Incorporation of Precision Offset Printing Company, Inc. Incorporated by reference to Exhibit 3.11 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.13
By-Laws of Precision Offset Printing Company, Inc. Incorporated by reference to Exhibit 3.12 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.14
Certificate of Incorporation of Anthology, Inc. (f/k/a H&S Graphics, Inc.). Incorporated by reference to Exhibit 3.7 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.15
Certificate of Amendment to the Certificate of Incorporation of Anthology, Inc. Incorporated by reference to Exhibit 3.15 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
3.16
By-Laws of Anthology, Inc. Incorporated by reference to Exhibit 3.8 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.17
Amended and Restated Certificate of Incorporation of AHC I Acquisition Corp. Incorporated by reference to Exhibit 3.17 contained in Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.
3.18	By-Laws of AHC I Acquisition Corp. Incorporated by reference to Exhibit 3.18 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
3.19
Certificate of Incorporation of AKI Holding Corp. Incorporated by reference to Exhibit 3.1 contained in AKI Holding Corp.'s Registration Statement on Form S-4/A (file no. 333-60991), filed on October 13, 1998.
3.20	By-Laws of AKI Holding Corp. Incorporated by reference to Exhibit 3.2 contained in AKI Holding Corp.'s Registration Statement on Form S-4 (file no. 333-60991), filed on August 7, 1998.
3.21	Certificate of Incorporation of AKI, Inc. Incorporated by reference to Exhibit 3.1 contained in AKI, Inc.'s Registration Statement on Form S-4/A (file no. 333-60989), filed on November 13, 1998.
3.22	By-Laws of AKI, Inc. Incorporated by reference to Exhibit 3.2 contained in AKI, Inc.'s Registration Statement on Form S-4 (file no. 333-60989), filed on August 7, 1998.
3.23	Certificate of Incorporation of IST, Corp. Incorporated by reference to Exhibit 3.23 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
3.24	By-Laws of IST, Corp. Incorporated by reference to Exhibit 3.24 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
4.1
Indenture, dated October 4, 2004 among Visant Corporation, the guarantors parties thereto and The Bank of New York, as trustee. Incorporated by reference to Exhibit 4.1 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.

4.2
Exchange and Registration Rights Agreement, dated October 4, 2004, among Visant Corporation, the guarantors parties thereto, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. Incorporated by reference to Exhibit 4.2 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
5.1
Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the securities offered hereby. Incorporated by reference to Exhibit 5.1 of Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.
5.2
Opinion of William M. Sheahan, counsel to Jostens, Inc., as to all matters governed by the laws of the State of Minnesota. Incorporated by reference to Exhibit 5.2 of Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.
5.3
Opinion of Cozen O'Connor as to all matters governed by the Commonwealth of Pennsylvania. Incorporated by reference to Exhibit 5.3 of Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.
10.1
Credit Agreement, dated as of October 4, 2004, among Visant Corporation, as Borrower, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings Corp., as Guarantor, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Credit Suisse First Boston, as Sole Lead Arranger and Sole Bookrunner, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Co-Arrangers and Co-Syndication Agents, and certain other lending institutions from time to time parties thereto. Incorporated by reference to Exhibit 10.1 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.2
U.S. Guarantee, dated as of October 4, 2004, among Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation, listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.2 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.3
Canadian Guarantee, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.3 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.4
Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, each of the subsidiaries of Visant Corporation listed on Annex A thereto, and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.4 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.5
Canadian Security Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.5 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.

10.6
Pledge Agreement, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.6 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.7
Canadian Pledge Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.7 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.8
Trademark Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.8 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.9
Patent Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.9 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.10
Copyright Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.10 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.11
Stock Purchase and Stockholders' Agreement, dated as of September 3, 2003, among Visant Holding Corp., Visant Corporation and the stockholders party thereto. Incorporated by reference to Exhibit 10.3 contained in Visant Holding Corp.'s Report on Form 10-K, filed on April 28, 2004.
10.12
Stock Purchase Agreement among Von Hoffmann Corporation, The Lehigh Press, Inc. and the shareholders of The Lehigh Press Inc., dated September 5, 2003. Incorporated by reference to Exhibit 2.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Report on Form 10-Q, filed on November 10, 2003.
10.13	Jostens, Inc. Executive Severance Pay Plan—2003 Revision, effective February 26, 2003. Incorporated by reference to Exhibit 10.9 contained in Jostens' Form 10-K filed on April 1, 2004.
10.14	Management Stock Incentive Plan established by Jostens, Inc., dated as of May 10, 2000. Incorporated by reference to Exhibit 10.24 contained in Jostens, Inc.'s Form S-4, filed September 1, 2000.
10.15	Form of Contract entered into with respect to Executive Supplemental Retirement Plan. Incorporated by reference to Jostens, Inc.'s Form 8, dated May 2, 1991.
10.16
Employment Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.17 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.

10.17
Management Stockholder's Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.19 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.18
Restricted Stock Award Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.20 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.19
Sale Participation Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.21 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.20
Stock Option Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.22 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.21
Employment Agreement, dated as of January 31, 2002, between Von Hoffmann Corporation and Robert Mathews. Incorporated by reference to Exhibit 10.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), dated June 21, 2002.
10.22
Separation Agreement, dated as of July 14, 2004, among Visant Holding Corp., Jostens, Inc. and Robert C. Buhrmaster. Incorporated by reference to Exhibit 10.1 contained in Visant Holding Corp.'s Form 10-Q, filed on November 16, 2004.
10.23
Separation Agreement, dated as of September 17, 2004, among Visant Holding Corp., Jostens, Inc. and Steven A. Tighe. Incorporated by reference to Exhibit 10.2 contained in Visant Holding Corp.'s Form 10-Q, filed on November 16, 2004.
10.24
Separation Agreement, dated September 30, 2004, among AHC I Acquisition Corp., AKI Holding Corp., AKI, Inc. and William J. Fox. Incorporated by reference to Exhibit 10.25 contained in Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.
10.25
Amendment No. 1 and Agreement, dated as of December 21, 2004, to the Credit Agreement dated as of October 4, 2004, among Visant Corporation, Jostens Canada Ltd., Visant Secondary Holdings Corp, the lending institutions from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent. Incorporated by reference to Exhibit 10.26 contained in Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.
10.26
Stockholders Agreement, dated as of October 4, 2004, among Visant Holding Corp. and the stockholders named therein. Incorporated by reference to Exhibit 10.25 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on February 14, 2005.
10.27
Amendment No. 1 to Executive Employment Agreement, dated as of December 30, 2004, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Robert S. Mathews. Incorporated by reference to Exhibit 10.28 contained in Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.
10.28
Transaction and Monitoring Agreement, dated as of October 4, 2004, between Visant Holding Corp., Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc. Incorporated by reference to Exhibit 10.24 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.

10.29
Second Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated as of March 14, 2005. Incorporated by reference to Exhibit 10.30 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.
10.30	Form of Management Stockholders Agreement. Incorporated by reference to Exhibit 10.31 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.
10.31	Form of Sale Participation Agreement. Incorporated by reference to Exhibit 10.32 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.
10.32	Form of Jostens, Inc. Stock Option Agreement. Incorporated by reference to Exhibit 10.34 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.
10.33
Form of Von Hoffmann Holdings, Inc. Stock Option Agreement. Incorporated by reference to Exhibit 10.35 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.
12	Computation of Ratio of Earnings to Fixed Charges.*
21	Subsidiaries of Visant Corporation.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of PricewaterhouseCoopers LLP relating to Jostens, Inc.*
23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 hereto).
23.4	Consent of William M. Sheahan, counsel to Jostens, Inc. (included as part of his opinion filed as Exhibit 5.2 hereto).
23.5	Consent of Cozen O'Connor (included as part of its opinion filed as Exhibit 5.3 hereto).
24.1	Power of Attorney (included on signature page).
25.1
Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee. Incorporated by reference to Exhibit 25.1 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.

*
Filed herewith

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TABLE OF ADDITIONAL REGISTRANT GUARANTORS
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
SUMMARY
Our Company
Business Strengths
Business Strategy
The Transactions
Ownership and Corporate Structure
Summary of Terms of the Notes
Summary Historical and Pro Forma Consolidated Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
THE TRANSACTIONS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Visant Corporation Unaudited Pro Forma Condensed Consolidated Statement of Income (In thousands)
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
VISANT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2004
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS Five Months 2003
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS Seven Months 2003
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2002
CONDENSED CONSOLIDATING BALANCE SHEET 2004
CONDENSED CONSOLIDATING BALANCE SHEET 2003
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS 2004
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Five Months 2003
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Seven Months 2003
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS 2002
VISANT HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
VISANT HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
VISANT HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
VISANT CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
VISANT CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
VISANT CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
VISANT CORPORATION AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED) Three months ended April 2, 2005
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED) Three months ended April 3, 2004
CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED) April 2, 2005
CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED) April 3, 2004
CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED) January 1, 2005
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED) Three months ended April 2, 2005
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED) Three months ended April 3, 2004
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX